This filing is made pursuant
to Rule 424(b)(4) under
the Securities Act of
1933 in connection with
Registration No. 333-101170

PROSPECTUS

36,510,000 Shares

Common Stock

         This is the initial public offering of Maguire Properties, Inc. and no public market currently exists for our shares. All of the shares of our common stock offered by this prospectus are being sold by us. Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “MPG.” We have granted the underwriters an option to purchase up to 5,476,500 additional shares of our common stock to cover overallotments. We expect to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

         We will receive from affiliates a contribution of a majority of our initial property investments, as well as our property management, leasing and real estate development operations, principally from Robert F. Maguire III, our Chairman and Co-Chief Executive Officer, and entities controlled by him in exchange for an approximate 21.9% interest in our company on a fully diluted basis (having a value of $203.4 million). In addition, upon completion of this offering certain of our officers and directors and a former employee will receive 659,211 shares of restricted common stock with an aggregate value of $12.5 million, and approximately $15.3 million in cash bonuses, tax gross-ups and accrued compensation, including approximately $8.8 million to Jeffrey E. Friedman, an employee who is resigning in connection with this offering.

         See “Risk Factors” beginning on page 25 for certain risk factors relevant to an investment in our common stock, including, among others:

•	Our properties are primarily office buildings and are all located in Los Angeles County, California, making us more vulnerable to certain adverse events, such as casualty losses, than if we owned a more diverse portfolio of assets.

•	Conflicts of interest exist between us and certain of our officers and directors, particularly Mr. Maguire. Such officers and directors may suffer different and more adverse tax consequences than holders of our common stock upon the sale or refinancing of our properties, which may make the sale or refinancing of some of our properties less likely. Such officers and directors will also receive material benefits from this offering, including the release of guarantees by Mr. Maguire or related entities to repay approximately $953.1 million of indebtedness and the benefit of management, leasing and development services provided by us to excluded and option properties in which Mr. Maguire owns interests. Such officers and directors are also parties to employment and other agreements with us, the enforcement of which we may pursue less vigorously than we otherwise would because of our relationship with them.

•	We have not obtained any recent appraisals for the properties in our portfolio in connection with the formation transactions and the consideration to be given by us in exchange for them may exceed their aggregate fair market value.

•	We have agreed to indemnify Mr. Maguire and certain other contributors against adverse tax consequences to them in the event that we sell in taxable transactions any of five of our properties that together represented 88.1% of our portfolio’s annualized rent as of March 31, 2003 for periods ranging between seven to, in certain circumstances, 12 years, and to use commercially reasonable efforts to make $591.8 million of indebtedness available for guarantee by Mr. Maguire and certain other contributors. While we do not intend to sell any of these properties in transactions that would trigger these tax indemnification obligations, if we were to trigger our tax indemnification obligations under these agreements, we would be liable for damages.

•	In connection with this offering and the formation transactions, affiliates of several of our underwriters will receive an amount equal to approximately 38.7% of the gross proceeds of this offering. Additionally, affiliates of several of our underwriters are expected to be lenders under our $100 million senior secured revolving credit facility. These transactions create a potential conflict of interest because the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts, commissions and financial advisory fees they will receive.

•	Upon completion of this offering and related transactions, we expect our consolidated indebtedness to be approximately $1.1 billion. Our debt service obligations will reduce cash available for distribution and expose us to the risk of default.

	Per Share	Total

Public Offering Price	$19.00	$693,690,000
Underwriting Discount	$1.1875	$43,355,625
Proceeds, before expenses, to us	$17.8125	$650,334,375

         The underwriters expect to deliver the shares on or about June 27, 2003.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston	Citigroup

Deutsche Bank Securities

Banc of America Securities LLC

UBS Investment Bank

Wachovia Securities

Legg Mason Wood Walker
Incorporated

A.G. Edwards & Sons, Inc.

Raymond James

The date of this prospectus is June 24, 2003

INSIDE FRONT COVER
[Picture of Library Tower]
Maguire Properties
Trophy quality portfolio
Nationally recognized tenants
Focused on dynamic LA market
Commanding LA market share

COVER CONTINUED

Preeminent Properties in Downtown Los Angeles
[Picture of Library Tower]
Library Tower
[Picture of Gas Company Tower]
Gas Company Tower

COVER CONTINUED

[Picture of Wells Fargo Tower]
Wells Fargo Tower
KPMG Tower

COVER CONTINUED

Pasadena, Glendale, and Cerritos Properties
[Picture of Plaza Las Fuentes]
Plaza Las Fuentes
[Picture of Glendale Center]
Glendale Center
[Picture of Cerritos Corporate Center]
Cerritos Corporate Center

i

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Requirement

      Until July 19, 2003 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY

      You should read the following summary together with the more detailed information regarding our company and the historical and pro forma financial statements appearing elsewhere in this prospectus, including under the caption “Risk Factors.” References in this prospectus to “we,” “our,” “us” and “our company” refer to Maguire Properties, Inc., a Maryland corporation, together with our consolidated subsidiaries, including Maguire Properties, L.P., a Maryland limited partnership of which we are the sole general partner and which we refer to in this prospectus as our operating partnership, and Maguire Properties Services, Inc., a Maryland corporation and wholly owned subsidiary of our operating partnership, which we refer to in this prospectus as our services company. Unless otherwise indicated, the information contained in this prospectus is as of March 31, 2003 and assumes that the underwriters’ overallotment option is not exercised, the transactions described under the caption “Structure and Formation of Our Company” beginning on page 154 are consummated and the units of limited partnership in our operating partnership, or units, to be issued in the formation transactions are valued at $19.00 per unit. Each unit is redeemable for cash equal to the then-current market value of one share of common stock or, at our option, one share of our common stock, commencing 14 months following the consummation of this offering.

Maguire Properties, Inc.

      We are the largest owner and operator of Class A office properties in the Los Angeles central business district, or LACBD, and are primarily focused on owning and operating high quality office properties in the high-barrier-to-entry Southern California market. We are a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. We expect to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

      We were formed in June 2002 to succeed to certain businesses of the Maguire Organization, which is comprised of Maguire Partners Development, Ltd. and its more than 125 predecessor and related entities, substantially all of which are or were predominantly owned by, or otherwise affiliated with, Robert F. Maguire III, our Chairman and Co-Chief Executive Officer, and which collectively do business as Maguire Partners. The Maguire Organization is a nationally recognized owner, developer and acquirer of institutional-quality properties and has been active in Los Angeles real estate markets since 1965.

      Upon completion of this offering and the formation transactions, we will own or have interests in a portfolio of 12 commercial real estate properties through our operating partnership, in which we expect to hold an approximate 77.2% interest. We will receive a contribution of interests in certain of these properties as well as certain property management, leasing and real estate development operations from over 25 separate entities and individuals, a majority of which are affiliates of the Maguire Organization in exchange for 10,999,398 units (with an aggregate value of $209.0 million). The aggregate historical combined net tangible book value of the interests and assets to be contributed to us was approximately negative $163.2 million as of March 31, 2003. In addition, we will acquire additional interests in certain of these properties from unaffiliated third parties for $305.5 million in cash. In connection with these transactions, we will assume $1.21 billion of debt and other obligations. Upon consummation of this offering and the related refinancing transactions, we will repay a substantial majority of our assumed indebtedness with proceeds from new borrowings and this offering. Thereafter, we will have approximately $1.05 billion of consolidated indebtedness. The value of the units that we will give in exchange for contributed property interests and other assets will increase or decrease if our common stock price increases or decreases. We have not obtained any recent third-party appraisals of the properties and other assets to be contributed to, or purchased for cash by, our operating partnership. As a result, the consideration to be given in exchange by us for our properties and other assets may exceed their fair market value.

      Our portfolio consists of eight office properties with approximately 6.0 million net rentable square feet, one 350-room hotel with 266,000 square feet, and three off-site parking garages totaling 2,749 spaces and approximately 1.0 million square feet. In addition, our office portfolio contains approximately 2.1 million square feet of on-site parking totaling 6,423 spaces. We also own an undeveloped two-acre land parcel adjacent to an existing office property that we believe can support 300,000 net rentable square feet of office development.

      We have options to acquire a recently completed office property with 91,398 net rentable square feet and an office property under development that we expect to contain 256,987 net rentable square feet upon completion. Additionally, we have an option to acquire a 12.5% interest in a property that is comprised of two existing office buildings aggregating 239,164 net rentable square feet and land that we believe can support an additional 192,000 net rentable square feet of development. We do not anticipate exercising these options in the near future based on current market and property conditions.

      Our existing portfolio is located in three Southern California markets — the LACBD, the Tri-Cities area of Pasadena, Glendale and Burbank and the Cerritos submarket of Los Angeles. Our portfolio includes four office properties in the prime Bunker Hill area of the LACBD — US Bank Tower (formerly Library Tower), Gas Company Tower, KPMG Tower and Wells Fargo Tower — and our three off-site parking garages. In the Tri-Cities, our portfolio includes our Plaza Las Fuentes office and hotel properties in Pasadena, California, the Glendale Center office property in Glendale, California and our two-acre land parcel adjacent to the Glendale Center. In the Cerritos submarket, we own the Cerritos Corporate Center Phase I and Phase II properties, collectively known as the AT&T Wireless Western Regional Headquarters. As of March 31, 2003, our office portfolio was 89.5% leased to more than 160 tenants. As of March 31, 2003, tenants generating 48% of the annualized rent of our office portfolio were rated investment grade as reported by Standard & Poor’s, and tenants generating an additional 35% of the annualized rent of our office portfolio were nationally recognized professional services firms.

      Our management team possesses substantial expertise in all aspects of real estate management, marketing, leasing, acquisition, development and finance. We directly manage the properties in our portfolio, except for Cerritos Corporate Center Phase I and II, through our operating partnership and/or our services company subsidiary, and we provide development, leasing and/or management services to certain of our option properties and certain other properties owned by Mr. Maguire. We operate from our headquarters in Los Angeles, California and believe that our current infrastructure provides the capability to substantially increase the number of properties we own and manage without proportionate increases in overhead costs. As of March 31, 2003, we had more than 70 employees.

      Our principal executive offices are located at 555 West Fifth Street, Suite 5000, Los Angeles, California 90013-1010. Our telephone number at that location is (213) 626-3300.

Our Competitive Strengths

      We believe we distinguish ourselves from other owners, operators, acquirers and developers of office properties in a number of ways, and enjoy significant competitive strengths, including:

•	Trophy Quality Portfolio. Our office portfolio consists of architecturally distinctive, Class A properties, including West Coast landmarks such as US Bank Tower and Gas Company Tower, which, based on current market rents and estimated construction costs, management believes could not be replicated on a cost- competitive basis today.

•	Nationally Recognized Tenants. The high quality of our office portfolio attracts nationally recognized firms as tenants. As of March 31, 2003, 83% of our annualized rent was generated by tenants that were either rated investment grade by Standard & Poor’s or were nationally recognized professional services firms.

•	Southern California Focus. All of our properties are located in the high-barrier-to-entry Southern California office market.

•	Commanding Market Share. As of December 31, 2002, the office properties in our portfolio comprised approximately 49% of the Class A office space in the prime Bunker Hill section of the LACBD and approximately 24% of the Class A office space in the LACBD generally.

•	Strategic Joint Ventures. We have had considerable experience in creating strategic joint ventures in order to mitigate acquisition and development risks, secure marquee anchor tenants and facilitate financing.

•	Experienced and Committed Management Team. Our senior management team has an average of 21 years of experience in the commercial real estate industry and is expected to collectively own a 24.8% aggregate equity interest in our company on a fully diluted basis.

Business and Growth Strategies

      Our primary business objectives are to maximize distributable cash flow and to achieve sustainable long-term growth in cash flow per share in order to maximize long-term stockholder value. Our business strategies to achieve these objectives consist of several elements:

•	Focus on Premier-Quality Properties. Our core strategy is to own, manage, acquire and develop buildings of exceptional quality that can achieve premium rents within our markets.

•	Opportunistic Acquisition and Redevelopment. We intend to selectively acquire and redevelop existing office buildings that can be acquired at significant discounts to replacement cost, and reposition them into high-quality properties through architectural improvements and additional amenities. We have options to purchase full or partial interests in properties and own developable land, all in our existing markets, that when fully developed we expect will support more than 1.1 million square feet of office and other commercial development.

•	Fostering Strong Tenant Relationships. We foster strong tenant relationships with nationally recognized tenants through a commitment to serving tenant needs. Our substantial in-house marketing, lease-negotiation and design capabilities give us a competitive advantage in retaining existing tenants, attracting new tenants and replacing departing tenants quickly and efficiently.

•	Capital Recycling. We will seek to raise low-cost equity capital by joint venturing our stabilized properties and reinvesting the proceeds into properties with higher growth potential.

Summary Risk Factors

      You should carefully consider the following important risks:

•	Our properties are primarily office buildings, are all located in Los Angeles County, California and are geographically concentrated in the LACBD, making us more vulnerable to certain adverse events than if we owned a more diverse portfolio of assets.

•	Conflicts of interest exist or may develop with certain of our officers and directors, particularly with Mr. Maguire, our Chairman and Co-Chief Executive Officer. Such officers and directors may suffer different and more adverse tax consequences than holders of our common stock upon the sale or refinancing of our properties, which may make the sale or refinancing of some of our properties less likely. Mr. Maguire and Richard I. Gilchrist, a director and our Co-Chief Executive Officer and President, and/or entities related to them are parties to formation transaction agreements, employment agreements, non-competition agreements and, only with respect to certain entities controlled by Mr. Maguire, option agreements under which they will receive material benefits and have material obligations, the enforcement of which we may pursue less vigorously than we otherwise might because of our desire to maintain our ongoing relationship with them. Our officers and directors will also receive material benefits in connection with the formation transactions and this offering, including 10,705,287 units (with a value of $203.4 million) in exchange for the contribution of their interests in the property entities and certain other assets, the release of guarantees by Mr. Maguire to repay approximately $953.1 million of indebtedness and the benefit of management, leasing and/or development services provided by us to excluded and option properties in which Mr. Maguire owns interests.

•	We have not obtained any recent third-party appraisals of the properties and other assets to be contributed to our operating partnership or purchased by our operating partnership for cash in the formation transactions. The negotiation of the contribution of the contributed properties and assets was not conducted at arm’s- length, and the consideration to be given by us in exchange for them may exceed their aggregate fair market value. In addition, there was no arm’s-length negotiation with Mr. Maguire and his affiliates of the other terms of the formation transactions, which may result in terms and conditions that are unfavorable to stockholders.

•	Under the contribution agreements by which Mr. Maguire and certain other contributors, including Master Investments, LLC, an entity in which Mr. Maguire and Mr. Gilchrist each own an interest, will contribute their direct and indirect interests in the properties to us, we agreed to indemnify Mr. Maguire and these other contributors against adverse tax consequences to them in the event that we directly or indirectly sell, exchange or otherwise dispose of three of our properties in a taxable transaction until the ninth anniversary of the consummation of this offering (or up to the twelfth anniversary if Mr. Maguire and related entities retain ownership of 50% or more of the units received by them in the formation transactions and pursuant to option agreements) and two other properties until the seventh anniversary of the consummation of this offering (or up to the tenth anniversary if Mr. Maguire and related entities retain ownership of 50% or more of the units received by them in the formation transactions and pursuant to option agreements). These properties represented 88.1% of our portfolio’s annualized rent as of March 31, 2003. In addition, under such contribution agreements, we agreed to use commercially reasonable efforts to make approximately $591.8 million of indebtedness available for guarantee by Mr. Maguire and certain other contributors which will, among other things, allow them to defer the recognition of gain in connection with the formation transactions. The tax indemnities granted to the contributors, including Mr. Maguire, will not affect the way in which we conduct our business, including when and under what circumstances we sell restricted properties or interests therein during the restriction period. While we may seek to enter into tax-efficient joint ventures with third party investors, we have no intention to sell or otherwise dispose of the properties or interest therein in taxable transactions during the restriction period. While we do not intend to sell any of these properties in transactions that would trigger these tax indemnification obligations, if we were to trigger our tax indemnification obligations under these agreements, we would be liable for damages.

•	Potential losses from terrorism, fires, floods, earthquakes or liability, including liability for environmental matters, may not be fully covered by our insurance policies or may be subject to significant deductibles; other losses like losses from riots or acts of God are not covered by insurance at all. The option and excluded properties are covered by the same policies as the properties in our portfolio; any claim with respect to these option and excluded properties could reduce amounts available for our properties. The four largest properties in our office portfolio, which together represented approximately 85.4% of our office portfolio’s annualized rent as of March 31, 2003, are located within the Bunker Hill section of the LACBD. Because these properties are located so closely together, the amount of our insurance coverage may not be sufficient to fully cover potential losses from earthquakes, terrorist attacks or other adverse events affecting the LACBD.

•	In connection with this offering and the formation transactions, affiliates of several of our underwriters will receive an amount equal to approximately 38.7% of the gross proceeds of this offering, which is comprised of the repayment of loans made by affiliates of Citigroup Global Markets Inc. prior to this offering aggregating approximately $88.6 million, including prepayment penalties and exit fees, repayment of a portion of a loan made by an affiliate of Deutsche Bank Securities Inc., in the amount of $34.3 million, including prepayment penalties, repayment of a $6.0 million bridge loan to an affiliate of Deutsche Bank Securities Inc., the payment of $53.5 million to an affiliate of Banc of America Securities LLC as purchase price for an additional 70% interest in Glendale Center and the redemption of a preferred equity investment of approximately $86.0 million held by an affiliate of Credit Suisse First Boston LLC. In addition, in connection with the formation transactions, Mr. Maguire will repay to an affiliate of Citigroup Global Markets Inc. $15 million on a loan made prior to this offering that is secured by an excluded property. Further, Mr. Maguire will pledge units with a value of $30 million (1,578,947 units) as additional credit support for loans made by affiliates of Citigroup Global Markets Inc. and Credit Suisse First Boston LLC on such excluded property. Dividends on such units will also be applied to repay principal and interest on such loan. Additionally, several of our underwriters are expected to be lenders under our $100 million senior secured revolving credit facility. These transactions create a potential conflict of interest because the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts, commissions and financial advisory fees they will receive. In light of these circumstances, although not required under the Conduct Rules of the National Association of Securities Dealers, Inc., this offering is being made using a “qualified independent underwriter” as contemplated by Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. Raymond James & Associates, Inc. has assumed the responsibilities of acting as a qualified independent underwriter. In such role, Raymond James & Associates, Inc. has performed a due diligence investigation of us and participated in the preparation of this prospectus and the registration statement. The initial public offering price of the shares of common stock will be no higher than the price recommended by Raymond James & Associates, Inc.

•	Upon completion of this offering and related transactions, we expect our consolidated indebtedness to be approximately $1.05 billion, and we may incur significant additional debt to finance future acquisition and development activities including our expected acquisition of an additional 70% interest in Glendale Center, which we may close after the consummation of this offering in order to concurrently refinance the secured indebtedness encumbering that property. Our debt service obligations with respect to such indebtedness will reduce cash available for distribution and expose us to the risk of default. It is our policy to limit our indebtedness to approximately 60% of our total market capitalization, which is the sum of the market values of all of our outstanding common stock and units and the book value of our indebtedness; however, this policy is not a part of our governing documents and our Board of Directors can change it at any time.

•	We are dependent on significant tenants that may be difficult or costly to replace, including Sempra Energy (together with its Southern California Gas Company subsidiary), which accounts for more than 20.7% of our office portfolio annualized rent as of March 31, 2003. The loss of this tenant could cause a material decrease in cash available for distribution to our stockholders.

•	Our estimated initial distributions represent 88.4% of our estimated initial cash available for distribution for the twelve months ending March 31, 2004. We are party to debt agreements that contain lockbox and cash management provisions, and if our properties do not generate sufficient cash flow to be distributed to us, we may be required to fund distributions from working capital or borrowings or reduce such distributions. We expect 70% of our initial distributions will represent a return of capital for the tax period ending December 31, 2003. However, this high return of capital is due, in part, to deductible expenditures that we anticipate in our first year of operations due to the refinancing of our properties, which we do not expect will recur on a regular basis in future years. Accordingly, we expect that the percentage of our distributions representing a return of capital will decrease substantially thereafter.

•	Differences between the book value of properties contributed to our operating partnership and the aggregate price paid for our common stock in this offering will result in an immediate and substantial dilution in the pro forma net tangible book value of our common stock equal to $12.97 per share.

•	We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that these arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes may adversely affect results of operations.

•	We may be unable to identify or complete acquisitions, including our expected acquisition of an additional 70% interest in Glendale Center, or successfully integrate new acquisitions into our operations.

•	Our charter, the Maryland General Corporation Law and the partnership agreement of our operating partnership contain provisions that may delay or prevent a change of control transaction or limit the opportunity for stockholders to receive a premium for their common stock in such a transaction, including a 9.8% limit on ownership of our common stock.

•	If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase, which could result in a material decrease in cash available for distribution.

•	We have had historical accounting losses and, on a consolidated basis, had a cumulative deficit in owners’ equity of $149.8 million as of March 31, 2003. We may experience future losses.

The Properties

Existing Portfolio

      Our existing portfolio is located in three Southern California markets — the LACBD, the Tri-Cities area and the Cerritos submarket.

      The following table presents an overview of our existing portfolio as of March 31, 2003. We hold a leasehold interest in Plaza Las Fuentes and the Plaza Las Fuentes Westin under a long-term airspace lease with the Pasadena Community Development Commission and a leasehold interest in each of Cerritos Corporate Center Phase I and Phase II under a long-term ground lease with the Cerritos Redevelopment Agency. See “Business and Properties — Description of Existing Portfolio — Tri-Cities Office Properties — Plaza Las Fuentes” and “— Cerritos Submarket — Cerritos Corporate Center.” Our ownership of Glendale Center reflects legal ownership only and disregards a distribution participation right held by Disney Enterprises. See “Business and Properties — Description of Existing Portfolio — Tri-Cities Office Properties — Glendale Center.”

      For the meanings of certain terms used in the chart and other important information, see “Business and Properties — Existing Portfolio” on pages 94-95.

								Annualized
								Net
							Annualized	Effective
				Net			Rent Per	Rent Per
				Rentable			Leased	Leased
		Percent	Year Built/	Square	Percent	Annualized	Square	Square
Office Properties	Location	Ownership	Renovated	Feet	Leased	Rent	Foot	Foot

US Bank Tower	Los Angeles	100%	1989	1,370,475	81.5%	$33,132,113	$29.68	$23.26
Gas Company Tower	Los Angeles	100	1991	1,322,084	92.6	33,127,198	27.05	25.46
Wells Fargo Tower	Los Angeles	100	1982	1,364,826	84.4	18,712,518	16.24	11.66
KPMG Tower	Los Angeles	100	1983	1,093,051	95.8	18,711,028	17.86	14.54
Plaza Las Fuentes	Pasadena	100	1989	183,276	94.1	3,272,947	18.97	14.45
Glendale Center	Glendale	100	1973/1996	382,888	96.8	7,179,442	19.37	14.18
Cerritos Corporate Center Phase I	Cerritos	100	1999	221,968	100.0	5,084,054	22.90	21.60
Cerritos Corporate Center Phase II	Cerritos	100	2001	104,567	100.0	2,141,371	20.48	17.75

Portfolio Total/Weighted Average:				6,043,135	89.5%	$121,360,671	$22.43	$18.52

			Percentage
			of Vehicle
		Vehicles	Capacity
		Under	Under
	Vehicle	Monthly	Monthly	Square
Garage Properties	Capacity	Contract	Contract	Footage

On-Site Parking	6,423	7,907	123.1%	2,131,047
Off-Site Garages	2,749	3,145	114.4	958,087

Total/Weighted Average:	9,172	11,052	120.5%	3,089,134

						Twelve Months Ended
						March 31, 2003

								Revenue Per
		Percent		Square	Available	Average	Average	Available
Hotel Property	Location	Ownership	Year Built	Footage	Rooms	Occupancy	Daily Rate	Room

Plaza Las Fuentes Westin	Pasadena	100%	1989	266,000	350	75.7%	$126.27	$95.53

Total Existing Portfolio Square Footage:				9,398,269

Option Portfolio

      Our option portfolio consists of 1733 Ocean Avenue, a recently completed 91,398 net rentable square foot office property in Santa Monica, California, Plaza Las Fuentes Phase II, a 64% pre-leased 256,987 net rentable square foot office property that is currently under development in the Tri-Cities area, and a 12.5% interest in the entity that owns the Water’s Edge property at Playa Vista in West Los Angeles, Phase I of which features two existing office buildings aggregating 239,164 net rentable square feet and Phase II of which features land that we believe can support an additional 192,000 net rentable square feet of development. 1733 Ocean Avenue and Water’s Edge Phase I have not been pre-leased.

      We have entered into option agreements with entities controlled by Mr. Maguire granting our operating partnership the right to acquire each of the option properties or interests therein for units with a value equal to the cost basis of Mr. Maguire or his affiliates in any such option property plus an 8% per annum return on their net equity investment in such property, or in the case of 1733 Ocean Avenue, the lower of such price and fair market value. The term of each of these option agreements is five years. These option agreements also give our operating partnership a right of first refusal with respect to each option property or interests therein for the longer of the option term and the term of Mr. Maguire’s non-competition agreement at the lesser of the above price and the proposed sale price to a third party of any of the option properties. Each of these options expires if the operating partnership declines to exercise its right of first refusal and the relevant property is sold to a third party within the time period specified in the applicable option agreement. Each of these option agreements also provides that while the property is under option, either our operating partnership or our services company will be the property’s manager, developer and leasing agent (except for the option agreement with respect to the Water’s Edge property) under management, leasing and/or development agreements that we believe contain fair market terms and conditions. See “Certain Relationships and Related Transactions — Management, Leasing, Development and Services Agreements.” We do not currently anticipate exercising these options in the near future based on current market and property conditions.

Los Angeles Market Information

      ALL INFORMATION IN THIS SUBSECTION IS AS OF DECEMBER 31, 2002 AND DERIVED FROM THE MARKET STUDIES PREPARED BY THE ROSEN CONSULTING GROUP AND CUSHMAN & WAKEFIELD OF CALIFORNIA, INC.

      Rosen Consulting Group, a nationally recognized real estate advisory firm, believes that Southern California, including the Los Angeles metropolitan area, is among the brightest spots in the national economy and office market. According to Cushman & Wakefield of California, Inc., the Los Angeles area is one of the most dynamic economic regions in the world. Los Angeles and the surrounding counties comprising the greater metropolitan area have fared better than most major cities in the U.S. throughout the recent downturn in the economy, and are poised for considerable economic expansion over the next several years. Despite recent softness, Rosen Consulting Group projects improvements in vacancy rates, net absorption and rents in our LACBD and Tri-Cities submarkets in 2003, 2004 and 2005. According to Cushman & Wakefield of California, Inc., our Cerritos submarket has experienced total positive absorption of approximately 101,000 square feet since 2000, or an average of 33,713 square feet annually during the past three years. The vacancy level in our Cerritos submarket remained fairly stable from 2000 to 2001 until a large new building entered the market in 2002, significantly impacting vacancy levels.

Structure and Formation of Our Company

Formation Transactions

      Each property or interest therein that will be owned by us at the completion of this offering is currently owned by a partnership or limited liability company, referred to in this discussion as a property entity. The direct or indirect investors in the property entities include the Maguire Organization, its current employees, or persons formerly affiliated with the Maguire Organization, as well as lenders or their affiliates, and private investors and tenants who are not affiliated with the Maguire Organization. An affiliate of Credit Suisse First Boston LLC currently owns an indirect preferred interest in the property entity that owns US Bank Tower. The property entity that holds a 100% indirect leasehold interest in Cerritos Corporate Center Phase I and Phase II properties is currently owned by Cousins Properties, Inc., the property entity that holds an indirect 42% interest in Wells Fargo Tower is currently owned by an affiliate of Wells Fargo Bank, N.A. and the property entity that holds an indirect 70% interest in Glendale Center is currently owned by BankAmerica Realty Services, Inc., an affiliate of one of our underwriters.

      Prior to or simultaneously with the completion of this offering, we will engage in formation transactions and related refinancing transactions, which are designed to consolidate the ownership of a portfolio of office and other properties or interests therein and a substantial majority of the commercial real estate management, leasing and development businesses of the Maguire Organization into our operating partnership and our services company, facilitate this offering, enable us to raise necessary capital to repay existing indebtedness related to certain of the properties in our portfolio and other obligations, enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2003 and to defer the recognition of gain by certain continuing investors. Pursuant to the formation transactions and related refinancing transactions:

•	We will sell 36,510,000 shares of our common stock in this offering and an additional 5,476,500 shares if the underwriters exercise their overallotment option in full, and we will contribute the net proceeds from this offering to our operating partnership in exchange for units in the operating partnership.

•	The property entities that are the fee simple owners of US Bank Tower, Gas Company Tower and 808 South Olive garage will enter into mortgage and mezzanine loans with Greenwich Capital Financial Products, Inc. and Bank of America, N.A., an affiliate of one of our underwriters, respectively, to refinance the secured indebtedness that currently encumbers US Bank Tower, Gas Company Tower and 808 South Olive garage. The US Bank Tower property entity will incur a $260.0 million mortgage loan and our Gas Company Tower and 808 South Olive garage property entities will incur a $250.0 million mortgage loan and a $30.0 million mezzanine loan. In addition, the property entity that is the fee simple owner of Wells Fargo Tower will enter into a $250.0 million mortgage loan that will be comprised of multiple notes with Greenwich Capital Financial Products, Inc. to refinance the secured indebtedness that currently encumbers Wells Fargo Tower and to make a distribution to Mr. Maguire, as described below. These transactions are referred to in this prospectus as the refinancing transactions. We expect that the refinancing transactions will be entered into prior to or concurrently with the consummation of this offering.

•	We intend to enter into a $100 million secured revolving credit facility with an affiliate of Citigroup Global Markets Inc., one of our joint book-running managers, and an affiliate of Wachovia Securities, LLC, one of our underwriters, as joint lead arrangers. Several of the other underwriters will also be lenders under this facility. We expect to draw up to $24.8 million under this facility concurrently with or soon after the consummation of this offering in order to purchase an additional 70% interest in Glendale Center. However, we may delay the consummation of the purchase of Glendale Center until after this offering to finance some or all of the purchase price through a concurrent refinancing of the secured indebtedness that currently encumbers Glendale Center. We currently anticipate that such a refinancing would be effected through a new approximate $75.0 million mortgage on the Glendale Center property, and that any remaining funds required to repay the existing Glendale Center mortgage and purchase the additional Glendale Center interests would be financed under our secured revolving credit facility. We expect that the secured revolving credit facility will be entered into prior to or concurrently with the consummation of this offering.

•	Prior to the contribution of the property entity that owns Wells Fargo Tower to our operating partnership, such entity will distribute $64.4 million of proceeds from the property refinancing to Mr. Maguire or a related entity. Mr. Maguire or such entity will use these proceeds to repay $49.4 million of indebtedness on an excluded property, that is currently collateralized by certain of our other properties, and $15.0 million to repay to an affiliate of Citigroup Global Markets Inc. indebtedness on an excluded property.

•	Pursuant to separate contribution agreements, our operating partnership will receive a contribution of direct and indirect interests in certain of the properties as well as certain assets of the management, leasing and real estate development operations of the Maguire Organization in exchange for 10,999,398 units (with an aggregate value of $209.0 million). The aggregate historical combined net tangible book value of the interests and assets to be contributed to us was approximately negative $163.2 million as of March 31, 2003. The value of the units that we will give in exchange for contributed property interests and other assets will increase or decrease if our common stock price increases or decreases. The initial public offering price of our common stock was determined in consultation with the underwriters. Among the factors considered were our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. We have not obtained any recent third-party appraisals of the properties and other assets to be contributed to our operating partnership or purchased by our operating partnership for cash in the formation transactions, or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration to be given by us for these properties and other assets in the formation transactions may exceed their fair market value.

•	Pursuant to purchase and sale agreements with unaffiliated third parties, we will acquire additional interests in certain of the properties for $305.5 million to be paid in cash, including:

▶	$53.5 million to be paid to BankAmerica Realty Services, Inc., an affiliate of Banc of America Securities LLC, one of our underwriters, to acquire an additional 70% interest in Glendale Center;

▶	$79.5 million to be paid to a public REIT to acquire a 100% indirect leasehold interest in Cerritos Corporate Center Phase I and Phase II (includes $3.8 million which has been paid as a deposit);

▶	$79.2 million to be paid to an affiliate of Wells Fargo Bank, N.A., to acquire an additional 42% interest in Wells Fargo Tower;

▶	$86.0 million to redeem a preferred equity interest in a property entity held by an affiliate of Credit Suisse First Boston LLC, one of our joint book-running managers; and

▶	$7.3 million to be paid to third party holders of ownership interests in various property entities.

We may delay until after this offering the consummation of the purchase of the additional 70% interest in Glendale Center from BankAmerica Realty Services, Inc. in order to finance some or all of the purchase price through a refinancing of the secured indebtedness that currently encumbers Glendale Center, as noted above. In addition, Disney Enterprises may have a “piggyback” right to require us to purchase its distribution participation right in Glendale Center in connection with our expected purchase of additional interests in this property. We currently anticipate that this would cost approximately $10 million, which we would finance by drawing from our secured revolving credit facility.

•	In connection with the foregoing contributions and purchases, we will assume approximately $1.21 billion of debt and other obligations.

•	We expect that our operating partnership will use a portion of the net proceeds of this offering and the refinancing transactions, amounts drawn from our secured revolving credit facility and cash that is currently held by our lenders in restricted cash accounts, such as leasing and tenant improvement reserves, and that will be released to us upon repayment of our existing indebtedness, in order to repay approximately $958.8 million of existing indebtedness, and to pay approximately $72.1 million in prepayment penalties, exit fees and defeasance costs, including amounts to be paid to affiliates of Citigroup Global Markets Inc., one of our joint book-running managers and Deutsche Bank Securities Inc., one of our underwriters. In the event that we refinance the secured indebtedness encumbering Glendale Center in connection with our purchase of additional interests in that property, we would defease an additional $37.0 million of debt with the proceeds of such refinancing. See “Use of Proceeds.”

•	The current Southern California-based employees of the Maguire Organization will become employees of our company, our operating partnership and/or our services company.

•	Our operating partnership has executed option agreements with entities controlled by Mr. Maguire giving our operating partnership the right to acquire the option properties or interests in the option properties. Concurrent with the consummation of this offering, our operating partnership or services company will enter into development, management and/or leasing agreements with respect to each of the option properties, other than Water’s Edge. See “Business and Properties — Description of Option Properties” and “Certain Relationships and Related Transactions — Management, Leasing and Development Agreements.” The exercise of our options is not currently anticipated in the near future.

•	Concurrently with the consummation of this offering, our operating partnership or our services company will enter into management agreements or other arrangements with the property entities that own two excluded properties in the LACBD, the 17th and Grand parking garage and the 740 South Olive senior housing facility, and Solana, a 1.4 million square foot office, hotel and retail property located in the Dallas/ Ft. Worth area. Additionally, we will enter into a contract granting us a right of first offer with respect to any sale of Solana or any part thereof by the entity that owns Solana. See “Certain Relationships and Related Transactions — Option Agreements — Right of First Offer” and “— Management, Leasing, Development and Services Agreements.”

Consequences of this Offering and the Formation Transactions

      Upon completion of this offering and the formation transactions:

•	Our operating partnership will directly or indirectly own a fee simple interest in all properties, other than Plaza Las Fuentes, the Plaza Las Fuentes Westin and Cerritos Corporate Center Phase I and Phase II, in each of which it will directly or indirectly hold a 100% leasehold interest. See “Business and Properties — Description of Existing Portfolio — Tri-Cities Office Properties — Plaza Las Fuentes,” and “— Cerritos Submarket — Cerritos Corporate Center.” As part of the formation transactions, we expect to purchase the additional 70% interest in Glendale Center, which may be delayed until approximately one month following the consummation of this offering. However, there can be no assurance that this purchase will be consummated. Our fee simple ownership of Glendale Center is subject to a distribution participation right held by Disney Enterprises. See “Business and Properties — Description of Existing Portfolio — Tri-Cities Office Properties — Glendale Center.”

•	Purchasers of our common stock in this offering will own 98.2% of our outstanding common stock, or 74.6% on a fully diluted basis, and we will be the sole general partner of our operating partnership and will own 77.2% of the units therein, excluding units issuable with respect to stock options that have been granted but are not yet exercisable and shares of restricted stock with a value of $5.0 million that we have committed to grant to certain officers no later than one year following the consummation of this offering.

•	We expect to have total consolidated indebtedness of approximately $1.05 billion.

Benefits to Related Parties

      Upon completion of this offering or in connection with the formation transactions, Mr. Maguire or related entities will receive material benefits, including:

•	A 20.9% beneficial interest in our company on a fully diluted basis, comprised of 10,226,340 units (with a value of $194.3 million), including 28,947 units beneficially owned through Master Investments, LLC, an entity in which Mr. Maguire owns a 55% interest, in exchange for the contribution of his/its interests in the property entities and other assets. Mr. Maguire’s or related entities’ cost, net of distributions, for these contributed interests was approximately $39 million, resulting in an unrealized gain to them of approximately $155 million.

•	A distribution from the property entity that owns Wells Fargo Tower of $64.4 million of proceeds from the refinancing of Wells Fargo Tower that Mr. Maguire will use to repay $49.4 million of indebtedness on an excluded property that is currently collateralized by certain of our other properties, and $15.0 million of indebtedness on such excluded property to an affiliate of Citigroup Global Markets Inc.

•	The release of guarantees to repay, personally or on behalf of various Maguire Organization entities, approximately $953.1 million of indebtedness that will be repaid with the proceeds of this offering and the refinancing transactions and $232.0 million of indebtedness that will remain outstanding after this offering.

•	Indemnification by us against adverse tax consequences to him or related entities in the event that we sell in a taxable transaction three of our properties until the ninth anniversary of the closing of the formation transactions (or up to the twelfth anniversary if Mr. Maguire and related entities retain ownership of 50% or more of the units received by them in the formation transactions and pursuant to option agreements) and two other properties until the seventh anniversary of the closing of the formation transactions (or up to the tenth anniversary if Mr. Maguire and related entities retain ownership of 50% or more of the units received by them in the formation transactions and pursuant to option agreements).

•	Our commitment to use commercially reasonable efforts to make $508.8 million of indebtedness available for guarantee by him and related entities (including $65.0 million for guarantee by Master Investments, LLC) which will, among other things, allow them to defer the recognition of gain in connection with the formation transactions.

•	The benefit of management, leasing and development services provided by us or our services company to each of the entities that own the option properties under management and development agreements that we believe contain fair market terms and conditions.

•	The benefit of management, leasing and/or development services provided by us or our services company to the entities that own Solana, an excluded property, under management and development agreements that we believe contain fair market terms and conditions, including, in the case of the management agreements, incentive compensation.

•	The benefit of certain administrative and operational services provided by us to three excluded properties owned by Mr. Maguire or related entities, the senior housing project located at 740 South Olive Street, the 17th & Grand garage and Solana, under services agreements that we believe contain fair market terms and conditions.

•	An agreement by Wells Fargo Bank, N.A., to lease space at Solana in exchange for an additional $3.0 million in acquisition costs paid by us to an affiliate of Wells Fargo Bank, N.A., to acquire an additional 42% interest in Wells Fargo Tower.

•	A release by us with respect to all claims, liabilities, damages and obligations related to his ownership of the property entities and employment with the Maguire Organization which exist at the closing of the formation transactions, other than breaches by him or entities related to him, as applicable, of the employment agreement, non-competition agreement, contribution agreements and option agreements entered into by him and these entities in connection with the formation transactions.

•	An employment agreement providing him with salary, bonus and other benefits, including, potentially, severance upon a termination of his employment under certain circumstances.

•	Indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director.

•	Inclusion of the option and excluded properties under the blanket insurance policy that covers all of the properties in our portfolio in exchange for prenegotiated premium payments by the entities that own these option and excluded properties.

      Our senior officers and directors, other than Mr. Maguire, will receive material benefits, including:

•	In the case of Richard I. Gilchrist, our Co-Chief Executive Officer and President, (i) shares of restricted stock with a value of $8,750,000 (460,526 shares) pursuant to the terms of his employment agreement upon the consummation of this offering, (ii) a $1,250,000 cash bonus payable as soon as practicable after the consummation of this offering, (iii) a tax gross-up of approximately $2.5 million to cover his tax obligations with respect to the vesting of the first $2.5 million of his restricted stock grant and (iv) 5,263 units (with a value of $100,000) owned through Master Investments, LLC, an entity in which Mr. Gilchrist owns a 10% interest, issued in exchange for the contribution of its interests in the property entities.

•	In the case of Dallas E. Lucas, our Executive Vice President and Chief Financial Officer, (i) shares of restricted stock with a value of $1.0 million (52,632 shares) upon consummation of this offering pursuant to the terms of his employment agreement, (ii) a $200,000 cash bonus payable in two $100,000 installments on July 1, 2003 and 2004, (iii) a full tax gross-up of approximately $1.0 million paid over the period during which his restricted stock vests to cover his tax obligations with respect to the vesting of his restricted stock grant and (iv) an option to purchase 500,000 shares granted under our incentive award plan to Mr. Lucas with an exercise price per share equal to the initial public offering price, which will vest in full on the third anniversary of this offering.

•	In the case of John A. Morales, our Senior Vice President, Leasing, (i) fully vested shares of restricted stock with a value of $500,000 (26,316 shares) upon consummation of this offering pursuant to the terms of his employment agreement, (ii) a $500,000 cash bonus payable as soon as practicable after the consummation of this offering that is intended to mitigate his tax obligations associated with vested restricted stock grants and (iii) shares of restricted stock with a value of $2.0 million which we have committed to grant to him under his employment agreement no later than one year from the consummation of this offering.

•	In the case of Mark T. Lammas, our Senior Vice President, (i) fully vested shares of restricted stock with a value of $250,000 (13,158 shares) upon consummation of this offering pursuant to the terms of his employment agreement, (ii) a $250,000 cash bonus payable as soon as practicable after the consummation of this offering that is intended to mitigate his tax obligations associated with vested restricted stock grants and (iii) shares of restricted stock with a value of $1.5 million which we have committed to grant to him under his employment agreement no later than one year from the consummation of this offering.

•	In the case of certain other senior officers, (i) 473,684 units (with a value of $9.0 million) in exchange for the contribution of their interests in certain of the property entities, (ii) fully vested shares of restricted stock with a value of approximately $2.0 million (106,579 shares) upon consummation of this offering pursuant to the terms of their employment agreements, (iii) approximately $2.0 million in cash bonuses payable as soon as practicable after the consummation of this offering that are intended to mitigate their respective tax obligations associated with vested restricted stock grants and (iv) shares of restricted stock with a value of $1.5 million which we have committed to grant to them under employment agreements no later than one year from the consummation of this offering.

•	In the case of our outside directors, options for an aggregate of 30,000 shares of our common stock under our incentive award plan with an exercise price per share equal to the initial public offering price and that will vest on the first anniversary of this offering.

•	In the case of Master Investments, LLC:

▶	52,632 units (with a value of $1.0 million), including 28,947 units beneficially owned by Mr. Maguire and 5,263 units beneficially owned by Mr. Gilchrist, issued in exchange for the contribution of its interests in the property entities.

▶	Indemnification by us against adverse tax consequences to it or its members in the event that we sell in a taxable transaction three of our properties until the ninth anniversary of the closing of the formation transactions (or up to the twelfth anniversary if Mr. Maguire and related entities and Master Investments, LLC each retain ownership of 50% or more of the units received by them in the formation transactions and pursuant to option agreements) and two other properties until the seventh anniversary of the closing of the formation transactions (or up to the tenth anniversary if Mr. Maguire and related entities and Master Investments, LLC each retain ownership of 50% or more of the units received by them in the formation transactions and pursuant to option agreements), except that the benefit of this tax indemnity may be waived by Master Investments, LLC or on behalf of Master Investments, LLC by Mr. Maguire in his sole discretion.

▶	Our commitment to use commercially reasonable efforts to make $65.0 million of indebtedness of our operating partnership available for guarantee by Master Investments, LLC on the same basis as Mr. Maguire, which will, among other things, allow Master Investments, LLC to defer the recognition of gain in connection with the formation transactions.

•	In the case of officers and directors, generally:

▶	A release by us of certain officers and directors who are party to contribution agreements with respect to all claims, liabilities, damages and obligations related to their ownership of the property entities and/or their employment with the Maguire Organization which exist at the closing of the formation transactions, other than breaches by them or entities related to them, as applicable, of the employment agreements, non- competition agreements and contribution agreements entered into by them and these entities in connection with the formation transactions.

▶	Employment agreements providing for salary, bonus and other benefits, including, potentially, severance upon a termination of employment under certain circumstances, as described under “Management — Employment Agreements.”

▶	Indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against them as officers or directors.

•	In addition, Jeffrey E. Friedman, a principal of the Maguire Organization who will resign upon the consummation of this offering, will receive $8.8 million from the proceeds of the offering due to him under his employment agreement, primarily for past services.

•	Persons holding units as a result of the formation transactions, including Mr. Maguire, will have rights:

▶	Beginning 14 months after the completion of this offering, to cause our operating partnership to redeem each of their units for cash equal to the then-current market value of one share of common stock, or, at our election, to exchange their units for shares of our common stock on a one-for-one basis.

▶	Beginning 14 months after the completion of this offering, to cause us to register shares of our common stock that may be issued in exchange for their units.

      We have not obtained any recent third-party appraisals of the properties and other assets to be contributed to our operating partnership or purchased by our operating partnership for cash in the formation transactions, or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration to be given in exchange by us for our properties and other assets in the formation transactions may exceed the fair market value of these properties and assets. See “Risk Factors — Risks Related to Our Properties and Our Business — We have not obtained recent appraisals of the properties in connection with this offering and the consideration given by us in exchange for them may exceed their fair market value.”

      The following diagram depicts our ownership structure upon completion of this offering and the formation transactions. Our operating partnership will own the various properties depicted below directly or indirectly, and in some cases through special purpose entities that were created in connection with various financings.

(1)	Excludes units issuable with respect to 530,000 stock options that have been granted but are not yet exercisable and shares of restricted stock with an aggregate value of $5.0 million that we have committed to grant to certain officers no later than one year following the consummation of this offering.

(2)	A 21.2% limited partnership interest will be held by Mr. Maguire and related entities, a 1.0% limited partnership interest by our officers and directors (excluding Mr. Maguire and related entities) and a 0.6% limited partnership interest by unrelated third parties.

(3)	We currently anticipate that we will acquire an additional 70% interest in Glendale Center as part of the formation transactions, which acquisition may be delayed for approximately one month following consummation of this offering. However, there can be no assurance that this purchase will be consummated. Our interest in Glendale Center reflects legal ownership only and disregards a distribution participation right held by Disney Enterprises. See “Business and Properties — Description of Existing Portfolio — Tri-Cities Office Properties — Glendale Center.”

Restrictions on Transfer

      Under the partnership agreement, unitholders do not have redemption or exchange rights and may not otherwise transfer their units, except under certain limited circumstances, for a period of 14 months from consummation of this offering. In addition, our senior officers and directors, including Mr. Maguire, have agreed not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible or exchangeable into our common stock (including units) owned by them at the completion of this offering or thereafter acquired by them for a period of one year after the completion of this offering without the consent of both Credit Suisse First Boston LLC and Citigroup Global Markets Inc., except in the case of Mr. Maguire and certain entities controlled by him, units with a value of $50 million (2,631,579 units), $30 million (1,578,947 units) of which he will pledge as additional credit support for loans made by affiliates of Citigroup Global Markets Inc. and Credit Suisse First Boston LLC on an excluded property, and $20 million (1,052,632 units) of which Mr. Maguire and such entities will pledge to our operating partnership in order to secure Mr. Maguire’s and such entities’ indemnification obligations to our operating partnership under their contribution agreements.

Conflicts of Interest

      Following the completion of this offering, there will be conflicts of interest with respect to certain transactions between the unitholders, including Mr. Maguire and certain executive officers, on the one hand, and us and our stockholders, on the other. In particular, the consummation of certain business combinations, the sale of any properties or a reduction or refinancing of indebtedness could have adverse tax consequences to certain unitholders, which would make the transactions less desirable to them.

      Under the tax indemnity provisions of Mr. Maguire’s, Master Investments, LLC’s and certain other contributors’ contribution agreements, we have agreed to indemnify these contributors against adverse tax consequences to them in the event that we directly or indirectly sell, exchange or otherwise dispose of three of our properties in a taxable transaction until the ninth anniversary of the consummation of this offering (or up to the twelfth anniversary if Mr. Maguire and related entities retain ownership of 50% or more of the units received by them in the formation transactions and pursuant to option agreements) and two other properties until the seventh anniversary of the consummation of this offering (or up to the tenth anniversary if Mr. Maguire and related entities retain ownership of 50% or more of the units received by them in the formation transactions and pursuant to option agreements). In addition, under the debt maintenance provisions of the contribution agreements of Mr. Maguire and related entities and Master Investment, LLC, we have agreed to use commercially reasonable efforts to make certain levels of indebtedness available for each of them to guarantee which will, among other things, allow them to defer the recognition of gain in connection with the formation transactions. The tax indemnities granted to the contributors, including Mr. Maguire, will not affect the way in which we conduct our business, including when and under what circumstances we sell restricted properties or interests therein during the restriction period. While we may seek to enter into tax-efficient joint ventures with third party investors, we have no intention to sell or otherwise dispose of the properties or interest therein in taxable transactions during the restriction period. While we do not intend to sell any of these properties in transactions that would trigger these tax indemnification obligations, if we were to trigger our tax indemnification obligations under these agreements, we would be liable for damages.

      Mr. Maguire and Mr. Gilchrist will also have a conflict of interest because they and/or entities affiliated with them are parties to contribution agreements entered into in connection with the formation transactions, employment agreements and non-competition agreements that we may not seek to enforce as vigorously as we otherwise might because of our desire to maintain our relationship with them. Also, Mr. Maguire owns, outside of our company, Solana, a 1.4 million square foot office, hotel and retail property, including a 322-acre parcel of developable land, in the Dallas/Ft. Worth area, 17th & Grand, a parking garage in the LACBD, and 740 South Olive, a federally subsidized senior housing project in the LACBD as well as passive equity interests in other real estate limited partnerships, and Mr. Gilchrist owns a passive equity interest in CommonWealth Partners and other real estate limited partnerships, which may potentially become competitors. Additionally, Mr. Maguire will also have a conflict of interest because our operating partnership executed option and right of first offer agreements with entities directly or indirectly 100% beneficially owned by Mr. Maguire giving our operating partnership the right to acquire the option properties or interests in the option properties, or to exercise its right of first offer on Solana, and it could be economically beneficial to Mr. Maguire if the operating partnership exercised these options or such right of first offer.

      Under his employment agreement, Mr. Maguire may devote time to the option and excluded properties consistent with his past practice, which may reduce the time he spends working on matters for us.

      We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest and the limited partners of our operating partnership have agreed that in the event of a conflict in the fiduciary duties owed by us to our stockholders and, in our capacity as general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders. Additionally, we have adopted a policy requiring that any decision to acquire the option properties under the option agreements or Solana under the right of first offer agreement requires the consent of a majority of our independent directors. See “Policies with Respect to Certain Activities — Conflict of Interest Policies” and “Description of the Partnership Agreement of Maguire Properties, L.P.”

Restrictions on Ownership of our Capital Stock

      Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, our charter documents generally prohibit any person from actually or constructively owning more than 9.8% of the outstanding shares of our common stock. Our charter documents, however, do permit exceptions to be made for stockholders provided our board of directors determines such exceptions will not jeopardize our tax status as a REIT.

Revolving Credit Facility

      We intend to enter into a three-year, $100 million secured revolving credit facility with an affiliate of Citigroup Global Markets Inc., one of our joint book-running managers, and with an affiliate of Wachovia Securities, LLC, one of our underwriters, as joint lead arrangers, that we expect to be available upon consummation of this offering. Several of the other underwriters will also be lenders under this facility. We expect to draw up to $24.8 million under this facility concurrently with or soon after the consummation of this offering in order to purchase an additional 70% interest in Glendale Center. We may delay this purchase until after this offering in order to finance a portion of the purchase price through a concurrent approximate $75 million mortgage refinancing of the secured indebtedness that currently encumbers Glendale Center, in which case any remaining funds required to defease the existing Glendale Center mortgage and purchase the additional Glendale Center interests would be financed under our revolving credit facility. In addition, Disney Enterprises may have a “piggyback” right to require us to purchase its distribution participation right in Glendale Center in connection with our expected purchase of additional interests in this property. We currently anticipate that this would cost approximately $10 million, which we would draw from our revolving credit facility. The revolving credit facility will be secured by our interests in Cerritos Corporate Center Phase I and Phase II and Plaza Las Fuentes and Plaza Las Fuentes Westin and may be guaranteed by certain of our subsidiaries whose governance agreements and loan documents do not otherwise prohibit such guarantees. The credit facility is expected to have a one-year extension option. We expect to use the credit facility, among other things, to finance the formation transactions and the acquisition of properties (potentially including the option properties, although the acquisition of option properties is not currently anticipated in the near term), provide funds for tenant improvements and capital expenditures, and provide for working capital and other corporate purposes. We intend to enter into the credit facility prior to or contemporaneously with this offering. At the closing of this offering, we expect that $84.0 million of the $100 million under this facility will be available to us pursuant to the terms of this facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

This Offering

Common stock offered by us	36,510,000 shares

Common stock to be outstanding after this offering	37,169,211(1) shares

Common stock and units to be outstanding after this offering	48,168,609 shares/ units(1)(2)

Use of proceeds	We intend to use the net proceeds of this offering and the refinancing transactions, drawings under our revolving credit facility and cash currently held by us to:

• acquire interests in certain properties in the formation transactions;

• repay certain existing indebtedness, including prepayment penalties, exit fees and defeasance costs, and redeem outstanding preferred equity, including indebtedness and preferred equity held by one or more affiliates of our joint book-running managers and underwriters;

• pay employment agreement obligations to a former employee of the Maguire Organization and other miscellaneous liabilities that we will assume or incur in the formation transactions or in connection with this offering;

• pay certain of our employees cash bonuses intended to mitigate tax obligations in connection with restricted stock awards; and

• establish a tenant improvement and leasing commission reserve and for other general corporate purposes. See “Use of Proceeds.”

New York Stock Exchange symbol	MPG

(1)	Includes shares of restricted stock to be granted by us concurrently with this offering with an aggregate value of $12.5 million (659,211 shares) to employees of our company. Excludes 5,476,500 shares issuable upon exercise of the underwriters’ overallotment option, 3,627,650 shares available for future issuance under our incentive award plan (of which we have committed to grant to certain officers shares of restricted stock with an aggregate value of $5.0 million no later than one year following the consummation of this offering) and 530,000 shares underlying options granted under our incentive award plan.

(2)	Includes 10,999,398 units expected to be issued in connection with the formation transactions that may, subject to limits in the partnership agreement for our operating partnership, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis generally commencing 14 months after the date of this prospectus.

Dividend Policy

      We intend to make regular quarterly distributions to holders of our common stock. We intend to pay a pro rata distribution with respect to the period commencing on the completion of this offering and ending September 30, 2003, based on $0.40 per share for a full quarter. On an annualized basis, this would be $1.60 per share, or an annual distribution rate of approximately 8.4% based on the initial public offering price. We expect approximately 70% of these distributions will represent a return of capital for the tax period ending December 31, 2003. However, this high return of capital is due, in part, to deductible expenditures that we anticipate in our first year of operations due to the refinancing of our properties, which we do not expect will recur on a regular basis in future years. Accordingly, we expect that the portion of our distribution representing a return of capital will decrease substantially in the future. We estimate that this initial distribution will represent approximately 88.4% of estimated cash available for distribution for the twelve months ending March 31, 2004. We established this distribution rate based upon an estimate of cash available for distribution after this offering, which we have calculated based on adjustments to our pro forma net income before minority interests for the year ended December 31, 2002. See “Dividend Policy” for information as to how this estimate was derived. We have estimated cash available for distribution for the sole purpose of determining our initial distribution amount. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (determined in accordance with accounting principles generally accepted in the United States of America, or GAAP) as an indicator of our liquidity or our ability to pay dividends or make distributions. We intend to maintain our initial distribution rate for the twelve-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Distributions made by us will be authorized and determined by our board of directors in their sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and the capital requirements of our company. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution; however, no assurance can be given that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. See “Dividend Policy” and “Forward Looking Statements.” If we have underestimated our cash available for distribution, we may need to increase our borrowings in order to fund our intended distributions. We expect our distributions to be greater than net income under GAAP because of non-cash charges. We do not intend to reduce the expected distribution per share if the underwriters’ overallotment option is exercised.

Our Tax Status

      We intend to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2003. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income to our stockholders. As a REIT, we generally will not be subject to federal income tax on REIT taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property and the income of our services company will be subject to taxation at normal corporate rates. See “Federal Income Tax Considerations.”

Summary Selected Combined Financial Data

      The following table sets forth summary selected combined financial and operating data on an unaudited pro forma basis for our company and on a combined historical financial information for the “Maguire Properties Predecessor.” The Maguire Properties Predecessor comprises a subset of the current and historical entities referred to collectively in this prospectus as the Maguire Organization. We have not presented historical information for Maguire Properties, Inc. because we have not had any corporate activity since our formation other than the issuance of 100 shares of common stock to Mr. Maguire in connection with the initial capitalization of our company and because we believe that a discussion of the results of Maguire Properties, Inc. would not be meaningful. The Maguire Properties Predecessor combined historical financial information includes:

•	the property management, leasing and real estate development operations of Maguire Partners Development, Ltd.;

•	the real estate operations for certain entities that own Plaza Las Fuentes and the Plaza Las Fuentes Westin, Gas Company Tower (beginning December 21, 2000), 808 South Olive garage (beginning December 21, 2000) and KPMG Tower (beginning September 13, 2002); and

•	investments in and equity in net income or loss from the operations for certain real estate entities that own Gas Company Tower, 808 South Olive garage and KPMG Tower prior to the dates listed above and US Bank Tower, Wells Fargo Tower and Glendale Center for all periods.

Although we were the managing or administrative member with responsibility for day-to-day operations with respect to all of these entities, applicable accounting rules do not allow us to combine some of them because we did not, during the relevant time period, unilaterally control major decisions of such entities, such as sales and refinancings. The owners of the Maguire Properties Predecessor are Mr. Maguire and certain others who have minor ownership interests.

      You should read the following summary selected financial data in conjunction with our combined historical and pro forma consolidated financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

      The historical combined balance sheet information as of December 31, 2002 and 2001 of the Maguire Properties Predecessor and combined statements of operations information for the years ended December 31, 2002, 2001 and 2000 of the Maguire Properties Predecessor have been derived from the historical combined financial statements audited by KPMG LLP, independent auditors, whose report with respect thereto is included elsewhere in this prospectus. The historical combined balance sheet information as of March 31, 2003 and combined statements of operations information for the three months ended March 31, 2003 and 2002 have been derived from the unaudited combined financial statements of the Maguire Properties Predecessor. The historical combined balance sheet information as of December 31, 2000 has been derived from the historical combined financial statements of the Maguire Properties Predecessor audited by KPMG LLP. In the opinion of the management of our company, the historical combined statements of operations for the three months ended March 31, 2003 and 2002 include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Our results of operations for the interim period ended March 31, 2003 are not necessarily indicative of the result to be obtained for the full fiscal year.

      Our unaudited summary selected pro forma consolidated financial statements and operating information as of and for the three months ended March 31, 2003 and for the year ended December 31, 2002 assumes completion of this offering, the formation transactions, the refinancing transactions, certain borrowings under our credit facility and the repayment of certain indebtedness and the redemption of outstanding preferred equity as of the beginning of the periods presented for the operating data and as of the stated date for the balance sheet data. Our pro forma consolidated financial statements also include the effects of the acquisition by us, or the assignment to us, of all of the ownership interests owned by third parties in US Bank Tower, Gas Company Tower, Wells Fargo Tower, Glendale Center, Cerritos Corporate

Center Phase I and Phase II and Plaza Las Fuentes and the Plaza Las Fuentes Westin, and the related financing transactions that have occurred or will occur prior to or in conjunction with the consummation of this offering, as if those acquisitions and assumptions had occurred as of the beginning of the period presented for the operating data and as of the stated date for the balance sheet data. Additionally, the pro forma consolidated statements of operations is presented as if the additional interests in KPMG Tower and Wells Fargo Tower that were acquired on September 13, 2002 and February 5, 2003, respectively, along with the related financing transactions, had occurred on the first day of the period presented. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The Company (Pro Forma) and the Maguire Properties Predecessor (Historical)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,			Year Ended December 31,

	Pro Forma			Pro Forma
	Consolidated	Historical Combined		Consolidated	Historical Combined

	2003	2003	2002	2002	2002	2001	2000

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations Data:
Rental revenues	$33,350	$14,398	$9,558	$138,461	$44,401	$39,028	$4,750
Tenant reimbursements	14,443	7,279	3,718	56,317	19,782	14,595	2,056
Hotel operations	4,488	4,488	5,449	20,005	20,005	19,346	23,879
Other revenues	13,516	4,973	3,548	34,839	16,864	14,636	8,011

Total revenues	65,797	31,138	22,273	249,622	101,052	87,605	38,696

Rental property operating and maintenance expenses	14,378	6,612	3,283	57,062	17,986	12,757	1,941
Hotel operating and maintenance expenses	3,505	3,505	3,554	15,310	15,310	13,361	15,166
Real estate taxes	3,659	1,575	1,030	14,336	4,692	4,134	995
Interest expense	11,651	12,097	8,878	47,005	42,942	45,772	34,511
Depreciation and amortization expense	12,174	5,511	3,594	48,333	16,774	14,410	3,546
General and administrative expenses	19,872	4,022	4,177	38,606	16,222	13,577	12,701
Other expenses	2,870	144	220	2,652	2,125	843	851

Total expenses	68,109	33,466	24,736	223,304	116,051	104,854	69,711
Equity in net income (loss) of uncombined real estate entities	—	894	(276)	—	(162)	(2,679)	3,065
Income (loss) before gain on forgiveness of debt and minority interest	(2,312)	(1,434)	(2,739)	26,318	(15,161)	(19,928)	(27,950)
Gain on forgiveness of debt	—	—	—	—	—	—	161,159
Minority interest (deficit)	(528)	144	(156)	6,011	(465)	(2,359)	(180)

Net income (loss)	$(1,784)	$(1,578)	$(2,583)	$20,307	$(14,696)	$(17,569)	$133,389

Pro forma basic earnings (loss) per share (1)	$(0.05)	—	—	$0.55	—	—	—
Pro forma diluted earnings (loss) per share(2)	$(0.05)	—	—	$0.55	—	—	—
Pro forma weighted average common shares outstanding — basic	36,853,421	—	—	36,853,421	—	—	—
Pro forma weighted average common shares outstanding — diluted	36,853,421	—	—	36,917,446	—	—	—
Balance Sheet Data (at period end):
Investments in real estate, after accumulated depreciation and amortization	$1,286,166	$544,850	$—	$—	$549,384	$400,653	$406,471
Total assets	1,459,444	675,949	—	—	622,039	435,746	440,531
Mortgages and other secured loans	1,051,240	713,605	—	—	658,038	451,534	445,296
Total liabilities	1,129,741	838,468	—	—	781,207	556,669	538,046
Minority interest (deficit)	75,304	(12,745)	—	—	(12,889)	(12,424)	(10,065)
Stockholders’/owners’ equity (deficit)	254,399	(149,774)	—	—	(146,279)	(108,499)	(87,450)
Total liabilities and stockholders’/owners’ equity	1,459,444	675,949	—	—	622,039	435,746	440,531
Other Data:
Funds from operations(3)(4)	9,518	—	—	73,452	—	—	—
Cash flows from:
Operating activities	—	9,664	4,610	—	3,283	6,993	(3,851)
Investing activities	—	(60,518)	(2,628)	—	(28,024)	(2,889)	(20,538)
Financing activities	—	51,162	11,361	—	25,598	(4,066)	25,582

(1)	Pro forma basic earnings per share is computed assuming this offering was consummated as of the first day of the period presented and equals pro forma net income divided by the number of shares of our common stock to be outstanding after this offering, excluding the weighted average of the number of unvested shares of restricted stock.
(2)	Pro forma diluted earnings per share is computed assuming this offering was consummated as of the first day of the period presented. Pro forma diluted earnings per share equals pro forma net income divided by the sum of the number of shares of our common stock to be outstanding after this offering, excluding the weighted average of the number of unvested shares of restricted stock, plus an amount computed using the treasury stock method with respect to the unvested shares of our restricted stock. Unvested shares of restricted stock are excluded from the computation of pro forma diluted earnings per share in the event their inclusion is antidilutive.
(3)	As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations represents income (loss) before minority interest (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a helpful additional measure of performance for an equity REIT because it is predicated on operating funds flow analysis and is widely used by industry analysts as a measure of operating performance for equity REITs. We compute funds from operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, funds from operations does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. For a reconciliation of pro forma funds from operations to pro forma income (loss) before minority interest, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds From Operations.”
(4)	Pro forma funds from operations as set forth above includes $15.4 million of non-recurring compensation expense for the three months ended March 31, 2003, and $20.2 million for the year ended December 31, 2002.

RISK FACTORS

      Investment in our common stock involves risks. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring shares of our common stock offered by this prospectus. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward looking statements. Please refer to the section entitled “Forward Looking Statements.”

Risks Related to Our Properties and Our Business

      Our properties depend upon the Southern California economy and the demand for office space.

      All of our properties are located in Los Angeles County, California and most of them are concentrated in the LACBD, which exposes us to greater economic risks than if we owned properties in several geographic regions. Moreover, because our portfolio of properties consists primarily of office buildings, a decrease in the demand for office space, and Class A office space in particular, may have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio. We are susceptible to adverse developments in the Southern California region (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, increased telecommuting, terrorist targeting of high-rise structures, infrastructure quality, California state budgetary constraints and priorities, increases in real estate and other taxes, costs of complying with government regulations or increased regulation and other factors) and the national and Southern California region office space market (such as oversupply of or reduced demand for office space). In addition, the State of California continues to address issues related to shortages of electricity and interruptions in power service that increase energy costs, cause utilities’ expenditures to greatly exceed their revenues and pressure infrastructure and may create the perception that the State is not able to effectively manage itself, in turn reducing demand for office space in California. The State of California is also regarded as more litigious and more highly regulated and taxed than many states, which may reduce demand for office space in California. Any adverse economic or real estate developments in the Southern California region, or any decrease in demand for office space resulting from California’s regulatory environment, business climate or energy or fiscal problems, could adversely impact our financial condition, results of operations, cash flow, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to you. We cannot assure you of the continued growth of the Southern California economy or the national economy or our future growth rate.

      We have not obtained recent appraisals of the properties in connection with this offering and the consideration given by us in exchange for them may exceed their fair market value.

      We have not obtained any recent third-party appraisals of the properties and other assets to be contributed to our operating partnership or purchased by our operating partnership for cash in the formation transactions, nor any independent third-party valuations or fairness opinions in connection with the formation transactions. The value of the units that we will give in exchange for contributed property interests and other assets will increase or decrease if our common stock price increases or decreases. The initial public offering price of our common stock was determined in consultation with the underwriters. Among the factors that were considered are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. As a result, the consideration to be given in exchange by us for the contribution of properties and other assets in the formation transactions may exceed the fair market value of these properties and assets. The aggregate historical combined net tangible book value of the interests and assets to be contributed to us was approximately negative $162.3 million as of March 31, 2003.

      There were no arm’s-length negotiations with Mr. Maguire or his affiliates with respect to other terms of the formation transactions, in particular with respect to the representations and warranties made by the contributors of properties to us in the formation transactions, or the indemnification provided for breach of representations and warranties. In addition, Messrs. Maguire and Gilchrist, who had significant influence in structuring the formation transactions, had pre-existing ownership interests in the properties and will receive substantial economic benefits as a result of the formation transactions. Further, in the course of structuring the formation transactions, Messrs. Maguire and Gilchrist had the ability to influence the type and level of benefits that they and our other executive officers will receive from us.

      The terms of the option agreements relating to the option properties and the terms of the right of first offer agreement related to the excluded Solana property also were not determined by arm’s-length negotiations, and such terms may be less favorable to us than those that may have been obtained through negotiations with third parties. It may never become economically attractive to exercise the operating partnership’s options with respect to the option properties or the right of first offer with respect to Solana based upon the price formulas set forth in such agreements. The operating partnership’s rights of first refusal with respect to the option properties and right of first offer on Solana expire on the later of the term of the option or right of first offer and the expiration of Mr. Maguire’s non-competition agreement. Thereafter, Mr. Maguire could develop, manage, own and operate such properties in competition with us or sell them to a competitor without restriction. In addition, the rights of first refusal with respect to the option properties and right of first offer on Solana expire if the operating partnership declines to exercise its respective right and the property is sold to a third party.

      Tax indemnification obligations in the event that we sell certain properties could limit our operating flexibility.

      In connection with the formation transactions, we have agreed to indemnify Mr. Maguire, Master Investments, LLC, an entity in which Mr. Maguire and Mr. Gilchrist each own an interest, and certain other contributors against adverse tax consequences to them in the event that our operating partnership directly or indirectly sells, exchanges or otherwise disposes (including by way of merger, sale of assets or otherwise) of any portion of its interests, in a taxable transaction, in five of the office properties in our portfolio which represented 88.1% of our portfolio’s annualized rent as of March 31, 2003. These tax indemnity obligations apply for initial periods ranging between seven and nine years, with up to three one-year extension periods if Mr. Maguire and related entities maintain ownership of units equal to 50% of the units received by them in the formation transactions and pursuant to option agreements with respect to option properties. We have also agreed to use commercially reasonable efforts to make approximately $591.8 million of debt available for certain contributors, including Mr. Maguire and related entities and Master Investments, LLC to guarantee. See “Certain Relationships and Related Transactions — Description of Contribution Agreements, Tax Indemnity and Debt Guarantees.” We agreed to these provisions in order to assist Mr. Maguire and certain other contributors in preserving their tax position after their contributions. The tax indemnities granted to the contributors, including Mr. Maguire, will not affect the way in which we conduct our business, including when and under what circumstances we sell restricted properties or interests therein during the restriction period. While we may seek to enter into tax-efficient joint ventures with third party investors, we have no intention to sell or otherwise dispose of the properties or interest therein in taxable transactions during the restriction period. In addition, we could involuntarily trigger our tax indemnification obligations under these provisions in the event of a condemnation of one of these properties. While we do not intend to sell any of these properties in transactions that would trigger these tax indemnification obligations, if we were to trigger our tax indemnification obligations under these agreements, we would be required to pay damages for the resulting tax consequences to Mr. Maguire and other contributors, and we have acknowledged that a calculation of damages will not be based on the time value of money or the time remaining within the restricted period. See “— Risks Related to Our Organization and Structure — Conflicts of interest exist with holders of units in our operating partnership.”

      Potential losses may not be covered by insurance.

      We carry comprehensive liability, fire, extended coverage, earthquake, terrorism, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket policy that also covers each of the option and excluded properties. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for generally uninsured losses such as loss from riots, war or acts of God. Some of our policies, like those covering losses due to terrorism and floods, are insured subject to limitations involving large deductibles or co-payments and policy limits which may not be sufficient to cover losses. All of our properties are located in Southern California, an area especially subject to earthquakes. The four largest properties in our office portfolio — US Bank Tower, Gas Company Tower, Wells Fargo Tower and KPMG Tower — are all located within the Bunker Hill section of downtown Los Angeles. Together, these properties represented roughly 85.4% of our office portfolio’s annualized rent as of March 31, 2003. Because these properties are located so closely together, an earthquake in downtown Los Angeles could materially damage, destroy or impair the use by tenants of all of these properties. While we presently carry earthquake insurance on our properties, the amount of our earthquake insurance coverage may not be sufficient to fully cover losses from earthquakes, particularly losses from an earthquake in downtown Los Angeles. In addition, we may discontinue earthquake, terrorism or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss.

      If we experience a loss which is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged. In the event of a significant loss at one or more of the option or excluded properties covered by the blanket policy that covers the properties in our portfolio, the remaining insurance under our policy, if any, could be insufficient to adequately insure our existing properties. In such event, securing additional insurance, if possible, could be significantly more expensive than our current policy.

      Future terrorist attacks in the United States could harm the demand for and the value of our properties.

      Future terrorist attacks in the U.S., such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war could harm the demand for and the value of our properties. Certain of our properties are well-known landmarks, in particular US Bank Tower in downtown Los Angeles, and may be perceived as more likely terrorist targets than similar, less recognizable properties, which could potentially reduce the demand for and value of these properties. A decrease in demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates.

      Terrorist attacks also could directly impact the value of our properties through damage, destruction, loss, or increased security costs, and the availability of insurance for such acts may be limited or may cost more. The four largest properties in our office portfolio — US Bank Tower, Gas Company Tower, Wells Fargo Tower and KPMG Tower — are all located within the Bunker Hill section of downtown Los Angeles. Together, these properties represented roughly 85.4% of our office portfolio’s annualized rent as of March 31, 2003. Because these properties are located so closely together, a terrorist attack on any one of these properties, or in the downtown Los Angeles or Bunker Hill areas generally, could materially damage, destroy or impair the use by tenants of all of these properties. To the extent that our tenants are impacted by future attacks, their ability to continue to honor obligations under their existing leases with us could be adversely affected. Additionally, certain tenants have termination rights or purchase options in respect of certain casualties. If we receive casualty proceeds, we may not be able to reinvest such proceeds profitably or at all, and we may be forced to recognize taxable gain on the affected property. Failure to reinvest casualty proceeds in the affected property or properties could also trigger our tax indemnification obligations under our agreements with certain limited partners of our operating partnership with respect to sales of specified properties. See “— Tax indemnification obligations in the event that we sell certain properties could limit our operating flexibility” and “Certain Relationships and Related Transactions — Description of Contribution Agreements, Tax Indemnity and Debt Guarantees.”

      Our debt level reduces cash available for distribution and may expose us to the risk of default under our debt obligations.

      Upon completion of this offering, we anticipate that our total consolidated indebtedness will be approximately $1.05 billion, and we may incur significant additional debt to finance future acquisition and development activities including our expected acquisition of an additional 70% interest in Glendale Center, which we may delay until after this offering in order to concurrently refinance the secured indebtedness encumbering that property. Concurrently with this offering, we intend to enter into a $100 million secured revolving credit facility with an affiliate of Citigroup Global Markets Inc., one of our joint book-running managers, and with an affiliate of Wachovia Securities, LLC, one of our underwriters, as joint lead arrangers, which we expect to be available to us upon consummation of this offering. Several of the other underwriters are also expected to be lenders under this facility.

      Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the distributions currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	because a significant portion of our debt bears interest at variable rates, increases in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations;

•	our default under any one of our mortgage loans with cross default provisions could result in a default on other indebtedness; and

•	because we have agreed with Mr. Maguire and other contributors to use commercially reasonable efforts to maintain certain debt levels, we may not be able to refinance our debt when it would be otherwise advantageous to do so or to reduce our indebtedness when our board of directors thinks it is prudent.

If any one of these events were to occur, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to you could be adversely affected. In addition, in connection with our debt agreements we will enter into lockbox and cash management agreements pursuant to which substantially all of the income generated by our properties will be deposited directly into lockbox accounts and then swept into cash management accounts for the benefit of our various lenders and from which cash will be distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. As a result, we may be forced to draw funds from our revolving line of credit in order to make distributions to you and maintain our qualification as a REIT. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder our ability to meet the REIT distribution requirements imposed by the Code. Foreclosures could also trigger our tax indemnification obligations under the terms of our agreements with Mr. Maguire and other contributors with respect to sales of certain properties, and obligating us to use commercially reasonable efforts to make certain levels of indebtedness available for them to guarantee which, among other things, allows them to defer the recognition of gain in connection with the formation transactions. In addition, the mortgage encumbering Glendale Center contains a “hyper-amortization” feature, in which the principal payment schedule is rapidly accelerated, and the principal payments owed by the owner of this property is substantially increased, after a period of time but prior to the maturity date of the loan. If we cannot repay or refinance this mortgage before its obligation to pay hyper-amortization payments commences, substantially all revenues from Glendale Center in excess of tax, insurance, debt service, operating expense and/or reserves will be applied to debt repayment until the mortgage has been fully repaid. Because, in this instance, we would receive no cash flow from Glendale Center until the mortgage was repaid, our ability to pay distributions to you, and to qualify as a REIT, could be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Consolidated Indebtedness to be Outstanding After this Offering.”

      We depend on significant tenants.

      As of March 31, 2003, the twenty largest tenants in the buildings in our office portfolio represented approximately 81.6% of the total annualized rent generated by those buildings. Our largest tenants are Sempra Energy and its subsidiaries and Wells Fargo Bank. Sempra Energy, together with its Southern California Gas Company subsidiary, currently leases 784,074 net rentable square feet of office space, representing approximately 20.7% of the total annualized rent generated by the properties in our office portfolio. Wells Fargo Bank currently leases 431,716 net rentable square feet of office space, representing approximately 8.4% of the total annualized rent generated by the properties in our office portfolio. Our tenants may experience a downturn in their businesses, which may weaken their financial condition, result in their failure to make timely rental payments or their default under their leases. In the event of any tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment.

      The bankruptcy or insolvency of a major tenant also may adversely affect the income produced by our properties. If any tenant becomes a debtor in a case under the Bankruptcy Code, we cannot evict the tenant solely because of the bankruptcy. In addition, the bankruptcy court might authorize the tenant to reject and terminate its lease with us. Our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease. Even so, our claim for unpaid rent would likely not be paid in full.

      Our revenue and cash available for distribution to you could be materially adversely affected if any of our significant tenants were to become bankrupt or insolvent, or suffer a downturn in their business, or fail to renew their leases at all or renew on terms less favorable to us than their current terms.

      Failure to hedge effectively against interest rate changes may adversely affect results of operations.

      We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that these arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes may adversely affect results of operations.

      We may be unable to complete acquisitions and successfully operate acquired properties.

      We continue to evaluate the market of available properties and may acquire office and other properties when strategic opportunities exist. Our ability to acquire properties on favorable terms and successfully operate them may be exposed to the following significant risks:

•	potential inability to acquire a desired property because of competition from other real estate investors with significant capital, including both publicly traded REITs and institutional investment funds;

•	even if we are able to acquire a desired property, competition from other potential acquirors may significantly increase the purchase price;

•	even if we enter into agreements for the acquisition of office properties, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

•	we may be unable to finance the acquisition at all or on favorable terms;

•	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

      If we cannot finance property acquisitions on favorable terms, or operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay distributions to you could be adversely affected.

      We may be unable to successfully complete and operate developed properties.

      We intend to develop and substantially renovate office and other properties. Our future development and construction activities, including development and construction of the option properties if we exercise our options to acquire them, involve the following significant risks:

•	we may be unable to obtain construction financing at all or on favorable terms;

•	we may be unable to obtain permanent financing at all or on advantageous terms if we finance development projects through construction loans;

•	we may not complete development projects on schedule or within budgeted amounts;

•	we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations; and

•	occupancy rates and rents at newly developed or renovated properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in our investment not being profitable.

      While we intend to develop office properties primarily in the Southern California market, we may in the future develop properties for commercial, retail or other use and expand our business to other geographic regions where we expect the development of property to result in favorable risk-adjusted returns on our investment. Presently, we do not possess the same level of familiarity with development of other property types or other markets, which could adversely affect our ability to develop such properties successfully or at all or to achieve expected performance.

      Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

      Our ability to make expected distributions to our stockholders depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include:

•	local oversupply, increased competition or reduction in demand for office space;

•	inability to collect rent from tenants;

•	vacancies or our inability to rent space on favorable terms;

•	inability to finance property development and acquisitions on favorable terms;

•	increased operating costs, including insurance premiums, utilities, and real estate taxes;

•	costs of complying with changes in governmental regulations;

•	the relative illiquidity of real estate investments; and

•	changing submarket demographics.

      In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay distributions to you.

      We face significant competition, which may decrease or prevent increases of the occupancy and rental rates of our properties.

      We compete with numerous developers, owners and operators of office and commercial real estate, many of which own properties similar to ours in the same submarkets in which our properties are located, but which have lower occupancy rates than our properties. On average, our higher relative occupancy rates mean that our competitors have more space currently available for lease than we do and may be willing to make space available at lower prices than the space in the properties in our office portfolio. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, some of which are significantly above current market rates, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay distributions to you may be adversely affected.

      We could default on leases for land on which some of our properties are located.

      We possess a leasehold interest on the land and air space at Plaza Las Fuentes and the Plaza Las Fuentes Westin that, including renewal options, expires in 2047. As of March 31, 2003 we had approximately 183,276 net rentable square feet of office and retail space and a 350-room hotel located on this parcel. If we default under the terms of this long-term lease, we may be liable for damages and lose our interest in Plaza Las Fuentes and Plaza Las Fuentes Westin, including our options to purchase the land and airspace subject to the lease. We also possess a leasehold interest on the land underlying Cerritos Corporate Center Phase I and Phase II that, including renewal options, expires in 2087. As of March 31, 2003, we had 326,535 net rentable square feet of office space and 357,660 square feet of parking at a five-story garage and 58,630 square feet of surface lot parking shared by these properties on this parcel. If we default under the terms of this long-term lease, we may be liable for damages and lose our interest in Cerritos Corporate Center Phase I and Phase II and the parking garage.

      We may be unable to renew leases, lease vacant space or re-lease space as leases expire.

      As of March 31, 2003, leases representing 4.8% and 1.8% of the square footage of the properties in our office portfolio will expire in the remainder of 2003 and 2004, respectively, and an additional 10.5% of the square footage of the properties in our office portfolio was available. Above market rental rates at some of the properties in our office portfolio may force us to renew or re-lease some expiring leases at lower rates. We cannot assure you that leases will be renewed or that our properties will be re-leased at net effective rental rates equal to or above the current average net effective rental rates. If the rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-lease a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to you would be adversely affected.

      Because we own a hotel property, we face the risks associated with the hospitality industry.

      We own the Plaza Las Fuentes Westin in Pasadena, California and are susceptible to risks associated with the hospitality industry, including:

•	competition for guests with other hotels, some of which may have greater marketing and financial resources than the manager of our hotel;

•	increases in operating costs from inflation and other factors that the manager of our hotel may not be able to offset through higher room rates;

•	future terrorist attacks that could adversely affect the travel and tourism industries and decrease demand for our hotel;

•	the fluctuating and seasonal demands of business travelers and tourism;

•	general and local economic conditions that may affect demand for travel in general; and

•	periodic oversupply of hotel rooms resulting from excessive new development.

      If our hotel does not generate sufficient revenues, our financial position, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay distributions to you may be adversely affected.

      The Plaza Las Fuentes hotel was re-branded as a Westin hotel on December 20, 2002 which could disrupt normal operations due to planned capital expenditures for alterations and improvements. See “Business and Properties — Description of Existing Portfolio — Hotel Property.”

      We could incur significant costs related to government regulation and private litigation over environmental matters.

      Under various laws relating to the protection of the environment, a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property, and may be required to investigate and clean up such contamination at that property or emanating from that property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. The presence of contamination or the failure to remediate contamination in our properties may expose us to third-party liability or adversely affect our ability to sell, lease or develop the real estate or to borrow using the real estate as collateral.

      These environmental laws also govern the presence, maintenance and removal of asbestos-containing building materials, or ACBM, and may impose fines and penalties for failure to comply with these requirements or expose us to third-party liability. Some of our properties may contain ACBM and we could be liable for such fines or penalties, as described below in “Business and Properties — Regulation — Environmental Matters.”

      Some of the properties in our portfolio contain, or may have contained, or are adjacent to or near other properties that have contained or currently contain underground storage tanks for the storage of petroleum products or other hazardous or toxic substances. If hazardous or toxic substances were released from these tanks, we could incur significant costs or be liable to third parties with respect to the releases.

      From time to time, the United States Environmental Protection Agency, or EPA, designates certain sites affected by hazardous substances as “Superfund” sites pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act. The EPA identifies parties who are considered to be potentially responsible for the hazardous substances at Superfund sites and makes them liable for the costs of responding to the hazardous substances. The parcel of land on which the Glendale Center is located lies within a large Superfund site, and we could be named as a potentially responsible party with respect to that site.

      Additionally, the EPA is currently assessing the Playa Vista project area, including the Water’s Edge development, for designation as a Superfund site. If the site is designated as a Superfund site, it will likely have to undergo significant environmental remediation, which may interfere with future development of the site, and increase environmental remediation costs. We cannot assure you that the site will not be designated as a Superfund site. See “Business and Properties — Regulation — Environmental Matters” for further discussion on Superfund sites.

      There has been a substantial amount of controversy relating to the Playa Vista development for over ten years, including organized campaigns against the development by some conservation groups, as well as litigation and administrative proceedings brought by opponents of the development. Neither the Company nor, to the Company’s knowledge, the owner of the Playa Vista — Water’s Edge property is a party to any of these lawsuits or proceedings. These disputes have touched upon various issues, including the environmental condition of the site. Opposition to the Playa Vista development could continue in the future. Continued opposition to the development of Playa Vista, in general, could reduce the appeal of the Playa Vista — Water’s Edge property to, for example, prospective tenants and therefore could adversely impact leasing and operation of the property. This may, in turn, result in a material adverse effect on the value of our interest if we were to exercise our option and acquire an interest in the entity that owns the property.

      Existing conditions at some of our properties may expose us to liability related to environmental matters.

      Independent environmental consultants have conducted Phase I or similar environmental site assessments on all of the properties in our existing portfolio and all the properties on which we have options or purchase rights, except for the Playa Vista — Water’s Edge development. Each of the site assessments has been either completed or updated within 15 months of the date of this prospectus. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the recent site assessments revealed any past or present environmental liability that we believe would have a material adverse effect on our business, assets or results of operations. However, the assessments may have failed to reveal all environmental conditions, liabilities, or compliance concerns. Material environmental conditions, liabilities, or compliance concerns may have arisen after the review was completed or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability.

      Environmental reports available to us on the Playa Vista — Water’s Edge option property were generally completed more than two years ago. According to these reports, the California Regional Water Quality Control Board, Los Angeles Region issued a cleanup and abatement order in 1998 with respect to the Playa Vista project area, which includes the Playa Vista — Water’s Edge development. The order requires the cleanup of historical soil and groundwater contamination at the Playa Vista site resulting from historical land use and former aircraft manufacturing operations. Various chlorinated volatile organic compounds, petroleum hydrocarbons and metals have been detected in soil and groundwater in the Playa Vista project area. We are not named as a responsible party under the order, but we cannot assure you that we will not be named as a responsible party in the future should we exercise our option rights.

      We cannot assure you that costs of future environmental compliance will not affect our ability to make distributions to you or that such costs or other remedial measures will not have a material adverse effect on our business, assets or results of operations.

      Potential environmental liabilities may exceed our environmental insurance coverage limits.

      We carry environmental insurance to cover likely and reasonably anticipated potential environmental liability associated with above-ground and underground storage tanks at all five of our properties where tanks are located. While we believe this coverage is sufficient to protect us against likely environmental risks, we cannot assure you that our insurance coverage will be sufficient or that our liability, if any, will not have a material adverse effect on our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to you.

      We may incur significant costs complying with the Americans with Disabilities Act and similar laws.

      Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that the properties in our portfolio substantially comply with present requirements of the act, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of the properties in our portfolio is not in compliance with the act, then we would be required to incur additional costs to bring the property into compliance. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot predict the ultimate amount of the cost of compliance with the act or other legislation. If we incur substantial costs to comply with the act and any other legislation, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to you could be adversely affected.

      We may incur significant costs complying with other regulations.

      The properties in our portfolio are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. We believe that the properties in our portfolio are currently in material compliance with all applicable regulatory requirements. However, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to you.

      Our growth depends on external sources of capital which are outside of our control.

      In order to maintain our qualification as a REIT, we are required under the Code to annually distribute at least 90% of our net taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we rely on third-party sources to fund our capital needs. We may not be able to obtain the financing on favorable terms or at all. Any additional debt we incur will increase our leverage. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price per share of our common stock.

      If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

      We may assume unknown liabilities in connection with the formation transactions.

      As part of the formation transactions, we (through our operating partnership) will receive the contribution of certain assets of the Maguire Organization and other third parties subject to existing liabilities, some of which may be unknown at the time this offering is consummated. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with the entities prior to this offering (that had not been asserted or threatened prior to this offering), tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. Under the terms of Mr. Maguire’s contribution agreement and the contribution agreements of certain entities related to him, Mr. Maguire and such entities have agreed to indemnify our operating partnership with respect to claims for breaches of representations and warranties brought by our operating partnership within one year of the consummation of this offering. Because many liabilities, including tax liabilities, may not be identified within such period, we may have no recourse against Mr. Maguire or these entities for such liabilities. See “— Existing conditions at some of our properties may expose us to liability related to environmental matters” as to the possibility of undisclosed environmental conditions potentially affecting the value of the properties in our portfolio.

      Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturer’s financial condition and disputes between us and our co-venturers.

      We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers. We will seek to maintain sufficient control of such entities to permit them to achieve our business objectives.

Risks Related to Our Organization and Structure

      Conflicts of interest exist with holders of units in our operating partnership.

      We may pursue less vigorous enforcement of terms of contribution and other agreements because of conflicts of interest with certain of our officers. Mr. Maguire and related entities and certain other contributors have ownership interests in the properties and in the other assets to be contributed to our operating partnership in the formation transactions and in the properties on which we have options. Following the completion of this offering and the formation transactions, we, under the agreements relating to the contribution of such interests, will be entitled to indemnification and damages in the event of breaches of representations or warranties made by Mr. Maguire and related entities and other contributors. In addition, Mr. Maguire and Mr. Gilchrist will enter into employment and noncompetition agreements with us pursuant to which they will agree, among other things, not to engage in certain business activities in competition with us and pursuant to which they will devote substantially full-time attention to our affairs. See “Management — Employment Agreements” and “— Noncompetition Agreements.” We have also entered into property management and development agreements with respect to the option and excluded properties owned by Mr. Maguire, as well as a right of first offer with respect to the Solana property. None of these contribution, option, employment, non-competition, management and development agreements were negotiated on an arm’s-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under these contribution, option, employment, non-competition, management and development agreements because of our desire to maintain our ongoing relationship with the individuals involved.

      Tax consequences upon sale or refinancing. Some holders of units, including Mr. Maguire and Mr. Gilchrist, may suffer different and more adverse tax consequences than holders of our common stock upon the sale or refinancing of the properties owned by our operating partnership, and therefore these holders may have different objectives regarding the appropriate pricing, timing and other material terms of any sale or refinancing of certain properties.

      Competitive real estate activities of management. Messrs. Maguire and Gilchrist have substantial outside business interests, including Mr. Maguire’s controlling interests in Solana, a 1.4 million square foot office, hotel and retail property in Dallas, Texas, a senior housing project located at 740 South Olive Street in the LACBD and a parking structure located at 17th & Grand Avenue in the LACBD, Mr. Maguire’s interests in the option properties and certain other passive real estate investments, Mr. Gilchrist’s passive ownership interests in CommonWealth Partners, a direct competitor, and Mr. Maguire’s and Mr. Gilchrist’s interests in Master Investments, LLC, an entity that is a potential competitor. Although Messrs. Maguire and Gilchrist are party to employment agreements that require that they devote substantially full-time attention to our affairs, these agreements also permit Messrs. Maguire and Gilchrist to devote time to their outside business interests consistent with past practice, and we have no assurance that either Mr. Maguire or Mr. Gilchrist will continue to devote any specific portion of his time to us. As a result, these outside business interests could interfere with Mr. Maguire’s and/ or Mr. Gilchrist’s ability to devote time to our business and affairs.

      Our Chairman and Co-Chief Executive Officer has substantial influence over our affairs. Robert F. Maguire III is our Chairman and Co-Chief Executive Officer. Upon completion of this offering, Mr. Maguire will beneficially own units exchangeable for an aggregate of 10,226,340 shares of our common stock (having a value of $194.3 million), including 28,947 units beneficially owned through Master Investments, LLC, an entity in which Mr. Maguire owns a 55% interest, representing a total of approximately 20.9% of the total outstanding shares of our common stock on a fully diluted basis. Consequently, Mr. Maguire has substantial influence on us and could exercise his influence in a manner that is not in the best interests of our stockholders. Pursuant to the partnership agreement, we may not engage in termination transactions, such as a tender offer, merger or sale of substantially all of our assets, without meeting certain criteria with respect to the consideration to be received by the limited partners and without the consent of partners (including us) holding 50% of all partnership interests. See “Description of the Partnership Agreement of Maguire Properties, L.P. — Termination Transactions.”

      Our charter and Maryland law contain provisions that may delay, defer, or prevent a change of control transaction.

      Our charter contains a 9.8% ownership limit. Our charter, subject to certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and to limit any person to actual or constructive ownership of no more than 9.8% of the outstanding shares of our common stock. Our board of directors, in its sole discretion, may exempt a proposed transferee from the ownership limit. However, our board of directors may not grant an exemption from the ownership limit to any proposed transferee whose ownership, direct or indirect, of in excess of 9.8% of the value of our outstanding shares of our common stock could jeopardize our status as a REIT. See “Description of Securities — Restrictions on Transfer.” These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. The ownership limit may delay or impede a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Description of Securities — Restrictions on Transfer.”

      We could authorize and issue stock without stockholder approval. Our charter authorizes our board of directors to authorize additional shares of our common stock or preferred stock, issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock and to set the preferences, rights and other terms of such classified or unclassified shares. See “Description of Securities — Common Stock” and “— Preferred Stock.” Although our board of directors has no such intention at the present time, it could establish a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

      Certain provisions of Maryland law could inhibit changes in control. Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have opted out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL by resolution of our board of directors, and in the case of the control share provisions of the MGCL pursuant to a provision in our bylaws. However, our board of directors may by resolution elect to opt in to the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

      Our charter, bylaws, the partnership agreement and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Material Provisions of Maryland Law and of Our Charter and Bylaws — Removal of Directors,” “— Control Share Acquisitions,” “— Advance Notice of Director Nominations and New Business” and “Description of the Partnership Agreement of Maguire Properties, L.P.”

      Failure to qualify as a REIT would have significant adverse consequences to us and the value of our stock.

      We intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes under the Code. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in the prospectus are not binding on the IRS or any court. If we lose our REIT status, we will face serious tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

      Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Code is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as “rents from real property.” For example, in order for the rent payable pursuant to the Plaza Las Fuentes Westin lease to constitute “rents from real property,” the lease must be respected as a true lease for federal income tax purposes and not treated as a service contract, joint venture or some other type of arrangement. As this determination is inherently factual, we can provide no assurance that our characterization of this hotel lease as a true lease will not be challenged by the IRS or, if challenged, will be sustained by a court. Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

      Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer or if our services company enters into agreements with us or our tenants on a basis that is determined to be other than an arm’s-length basis.

      To maintain our REIT status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

      To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

      Our board of directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

      Our board of directors adopted a policy of limiting our indebtedness to approximately 60% of our total market capitalization. Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total capitalization ratio), including shares of restricted stock that we will issue to certain of our officers under our incentive award plan (but not including options or shares of restricted stock with an aggregate value of $5.0 million that we have committed to grant to certain officers no later than one year following the consummation of this offering), plus the aggregate value of the units not held by us, plus the book value of our total consolidated indebtedness. However, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged which could result in an increase in our debt service and which could adversely affect our cash flow and our ability to make expected distributions to you. Higher leverage also increases the risk of default on our obligations.

      Our success depends on key personnel whose continued service is not guaranteed.

      We depend on the efforts of key personnel, particularly Mr. Maguire, our Chairman and Co-Chief Executive Officer, and Mr. Gilchrist, a director and our Co-Chief Executive Officer and President. Among the reasons that Messrs. Maguire and Gilchrist are important to our success is that each has a national or regional industry reputation that attracts business and investment opportunities and assists us in negotiations with lenders, existing and potential tenants and industry personnel. If we lost their services, our relationships with such personnel could diminish. In addition, Mr. Maguire is 68 years old and, although he has informed us that he does not currently plan to retire, his continued service to us cannot be guaranteed.

      Many of our other senior executives also have strong regional industry reputations, which aid us in identifying opportunities, having opportunities brought to us, and negotiating with tenants and build-to-suit prospects. While we believe that we could find replacements for all of these key personnel, the loss of their services could materially and adversely affect our operations because of diminished relationships with lenders, existing and prospective tenants and industry personnel.

      The majority of our management have no experience operating a REIT or a public company.

      We have no operating history as a REIT or a public company. Our board of directors and executive officers will have overall responsibility for our management and, while certain of our officers and directors have extensive experience in real estate marketing, development, management, finance and law, only our Chief Financial Officer has prior experience in operating a business in accordance with the Code requirements for maintaining qualification as a REIT or in operating a public company. We cannot assure you that our past experience will be sufficient to successfully operate our company as a REIT or a public company. Failure to maintain REIT status would have an adverse effect on our cash available for distribution to stockholders.

Risks Related to this Offering

      Affiliates of several of our underwriters will receive benefits in connection with this offering.

      In connection with this offering and the formation transactions, affiliates of several of our underwriters will receive benefits from this offering and the formation transactions in addition to customary underwriting discounts, financial advisory fees and commissions, reimbursement of certain expenses and indemnification for certain liabilities. These benefits consist of the repayment of loans made by affiliates of Citigroup Global Markets Inc. prior to this offering aggregating approximately $88.6 million, including prepayment penalties and exit fees, repayment of a portion of loan made by an affiliate of Deutsche Bank Securities Inc., in the amount of $34.3 million, including prepayment fees, repayment of a $6.0 million bridge loan to an affiliate of Deutsche Bank Securities Inc., the payment of $53.5 million to an affiliate of Banc of America Securities LLC as purchase price for an additional 70% interest in Glendale Center and the redemption of a preferred equity investment of approximately $86.0 million held by an affiliate of Credit Suisse First Boston LLC. In addition, in connection with the formation transactions Mr. Maguire will repay to an affiliate of Citigroup Global Markets Inc. $15 million on a loan made prior to this offering that is secured by an excluded property. Further, Mr. Maguire will pledge units with a value of $30 million (1,578,947 units) as additional credit support for loans made by affiliates of Citigroup Global Markets Inc. and Credit Suisse First Boston LLC on an excluded property. Dividends on such units will also be applied to repay principal and interest on such loan. Additionally, several of our underwriters are also expected to be lenders under our $100 million senior secured revolving credit facility. These transactions create a potential conflict of interest because the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts, commissions and financial advisory fees they will receive. In light of these circumstances, although not required under the Conduct Rules of the National Association of Securities Dealers, Inc., this offering is being made using a “qualified independent underwriter” as contemplated by Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. Raymond James & Associates, Inc. has assumed the responsibilities of acting as a qualified independent underwriter. In such role, Raymond James & Associates, Inc. has performed a due diligence investigation of us and participated in the preparation of this prospectus and the registration statement. The initial public offering price of the shares of common stock will be no higher than the price recommended by Raymond James & Associates, Inc.

      Estimated initial cash available for distribution may not be sufficient to make distributions at expected levels.

      Our estimated initial annual distributions represent 88.4% of our estimated initial cash available for distribution for the twelve months ending March 31, 2004 as calculated in “Dividend Policy.” We expect 70% of these distributions will represent a return of capital during the tax period ending December 31, 2003. We expect that the percentage of our distributions representing a return of capital will decrease substantially thereafter. Accordingly, we may be unable to pay our estimated initial annual distribution to stockholders out of cash available for distribution as calculated in “Dividend Policy.” If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital or to borrow to provide funds for such distribution, or to reduce the amount of such distribution. In the event the underwriters’ overallotment option is exercised, pending investment of the proceeds therefrom, our ability to pay such distribution out of cash from our operations may be further adversely affected.

      Differences between the book value of contributed properties and the price paid for common stock will result in an immediate and material dilution of the book value of our common stock.

      As of March 31, 2003, the aggregate historical combined net tangible book value of the interests and assets to be transferred to our operating partnership was approximately negative $163.2 million, or negative $14.84 per share of our common stock held by continuing investors, assuming the exchange of units into shares of our common stock on a one-for-one basis. As a result, the pro forma net tangible book value per share of our common stock after the consummation of this offering, the formation transactions and the refinancing transactions will be less than the initial public offering price. The purchasers of our common stock offered hereby will experience immediate and substantial dilution of $12.97 per share in the pro forma net tangible book value per share of our common stock.

      The Maguire Organization has had historical accounting losses and has a deficit in owners’ equity; we may experience future losses.

      The Maguire Properties Predecessor had losses before gains on forgiveness of debt and minority interests of approximately $1.4 million in the three months ended March 31, 2003 and $15.2 million, $19.9 million and $28.0 million in the years ended December 31, 2002, 2001 and 2000, respectively. The Maguire Properties Predecessor also had a cumulative deficit in owners’ equity of approximately $149.8 million as of March 31, 2003. There can be no assurance that we will not incur net losses in the future.

      In addition, in 1998, three Maguire Organization entities with direct or indirect ownership interests in Gas Company Tower filed or had filed against them petitions to reorganize under Chapter 11 of the United States Bankruptcy Code. See “Certain Relationships and Related Transactions — Acquisition of Additional Interests in Certain Properties by the Maguire Organization Prior to the Formation Transactions — Gas Company Tower/ 808 South Olive Garage.”

      Market interest rates may have an effect on the value of our common stock.

      One of the factors that will influence the price of our common stock will be the dividend yield on the common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to go down.

      The number of shares available for future sale could adversely affect the market price of our common stock.

      We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Sales of substantial amounts of shares of our common stock in the public market, or upon exchange of units, or the perception that such sales might occur could adversely affect the market price of the shares of our common stock.

      The exercise of the underwriter’s overallotment option, the exchange of units for common stock, the exercise of any options or the vesting of any restricted stock granted to certain directors, executive officers and other employees under our incentive award plan, the issuance of our common stock or units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock, and the existence of units, options, shares of our common stock reserved for issuance as restricted shares of our common stock or upon exchange of units may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.

FORWARD LOOKING STATEMENTS

      We make statements in this prospectus that are forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in Southern California;

•	general economic conditions;

•	future terrorist attacks in the U.S.;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	decreased rental rates or increased vacancy rates;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our failure to successfully operate acquired properties and operations;

•	our failure to successfully develop properties;

•	our failure to maintain our status as a REIT;

•	environmental uncertainties and risks related to natural disasters;

•	financial market fluctuations; and

•	changes in real estate and zoning laws and increases in real property tax rates.

      For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

      We estimate we will receive gross proceeds from this offering of $693.7 million and approximately $797.7 million if the underwriters overallotment is exercised in full. After deducting the underwriting discount, financial advisory fees and commissions and estimated expenses of this offering (excluding prepaid expenses), we expect net proceeds from this offering of approximately $627.3 million and approximately $724.9 million if the underwriters’ overallotment is exercised in full.

      We will contribute the net proceeds of this offering to our operating partnership. In addition, prior to or concurrent with the consummation of this offering, we will enter into refinancing transactions pursuant to which:

•	Our affiliate that owns a fee simple interest in US Bank Tower will borrow $260 million under a mortgage loan from Greenwich Capital Financial Products, Inc. that is secured by a first mortgage lien on US Bank Tower and related improvements and fixtures;

•	Our affiliates that own a fee simple interest in Gas Company Tower and 808 South Olive garage will borrow $250 million under a mortgage loan with Bank of America, N.A., an affiliate of one of our underwriters, that is secured by a first mortgage lien on Gas Company Tower, 808 South Olive garage and related improvements and fixtures, and $30 million under a mezzanine loan with Bank of America, N.A. that is secured by a pledge of the membership interests in the entities that own a fee simple interest in Gas Company Tower and 808 South Olive garage; and

•	Our affiliate that owns a fee simple interest in Wells Fargo Tower will borrow $250 million under a mortgage loan which will be comprised of multiple notes with Greenwich Capital Financial Products, Inc. that is secured by a first mortgage lien on Wells Fargo Tower and related improvements and fixtures.

      In addition, our operating partnership intends to enter into a $100 million secured revolving credit facility with an affiliate of Citigroup Global Markets Inc., one of our joint book-running managers, and with an affiliate of Wachovia Securities, LLC, one of our underwriters, as joint lead arrangers. Several of the underwriters are expected to be lenders under this facility. We expect to draw up to $24.8 million under this facility in order to purchase additional interests in Glendale Center concurrently with or soon after the offering. However, we may also delay this purchase until after this offering in order to finance all or a portion of the purchase price through a concurrent refinancing of the secured indebtedness that currently encumbers Glendale Center.

      Our operating partnership will subsequently use the net proceeds received from us, the net proceeds from the refinancing transactions, borrowings under our credit facility and restricted cash to be released upon consummation of this offering as set forth in the table below.

      The table below assumes that this offering, the formation transactions and the refinancing transactions will be consummated, and all payments by us set forth below will occur, on June 30, 2003. Exact payment amounts may differ from estimates due to amortization of principal, accrual of additional prepayment fees and incurrence of additional transaction expenses. This table identifies sources of funds arising from the refinancing transactions and this offering with specific uses for the convenience of the reader; however, other than the distribution to Mr. Maguire or a related entity from the proceeds of the Wells Fargo Tower refinancing, sources of funds from this offering and the refinancing transactions may be commingled and have not been earmarked for particular purposes.

Sources (in millions, assuming total gross proceeds
from this offering of $693.7 based upon the initial
public offering price)		Uses (in millions)

Gross Proceeds from US Bank Tower Refinancing	$260.0	Repayment of US Bank Tower Indebtedness
Restricted Cash Released by Former US Bank Tower		Mortgage	$186.9	(1)
Lenders Upon Consummation of this Offering	18.3	Senior Mezzanine	59.6	(2)
Portion of Gross Proceeds from this Offering	150.7	Junior Mezzanine	50.0	(3)
		Prepayment Penalties, Exit Fees and
		Defeasance Costs	42.9	(4)(5)
		US Bank Tower Refinancing Origination Fees	3.6
		Payments to Acquire Interests from Preferred Equity
		Holder	86.0	(6)

Subtotal	$429.0	Subtotal	$429.0

Gross Proceeds from Gas Company Tower		Repayment of Gas Company Tower Indebtedness
Refinancing	$280.0	Mortgage Note 1	$200.0
Restricted Cash Released by Former Gas Company		Mortgage Note 2	85.0
Tower Lenders Upon Consummation of this		Mezzanine Component A	9.2
Offering	6.8	Mezzanine Component B	21.6
Portion of Gross Proceeds from this Offering	42.8	Prepayment Penalties and Exit Fees	9.9
		Gas Company Tower Refinancing Origination Fees	3.9

Subtotal	$329.6	Subtotal	$329.6

Gross Proceeds from Wells Fargo Tower Refinancing	$250.0	Repayment of Wells Fargo Tower Indebtedness
Restricted Cash Released by Former Wells Fargo		Wells Fargo Tower Mortgage	$132.1	(1)
Tower Lenders Upon Consummation of this		Payment under Wells Fargo Tower
Offering	10.0	Reverse Repurchase Agreement	71.7
Portion of Gross Proceeds from this Offering	106.3	Exit Fees and Defeasance Costs	15.5	(5)
		Wells Fargo Tower Refinancing Origination Fees	3.4
		Payments to Acquire Additional 42% Interest in Wells Fargo Tower	79.2
		Distribution to Mr. Maguire or Related Entity	64.4	(7)

Subtotal	$366.3	Subtotal	$366.3

Proceeds Drawn from our Revolving Credit		Payments to Acquire Additional 70% Interest in
Facility	$24.8	Glendale Center	$53.5
Release of Plaza Las Fuentes Excess Cash Reserve by		Credit Facility Origination Fee	1.5
Former Lenders upon Consummation of this		Repayment of KPMG Tower Indebtedness
Offering	1.2	Partial Repayment of KPMG Tower Mortgage	32.0	(8)
Release of Glendale Center Excess Cash Reserve	0.9	Prepayment Penalties and Exit Fees	2.3	(8)
Remaining Gross Proceeds from this Offering	393.9	Repayment of Plaza Las Fuentes Indebtedness

		Mortgage	73.0
		Mezzanine	18.8
		Prepayment Penalties and Exit Fees	1.5
		Repayment of Glendale Land Loan	4.0
		Repayment of Revolving Indebtedness	9.0
		Repayment of Bridge Loan	6.0	(8)
		Formation Transaction Payments to Partners and
		Members of Property Entities	7.3
		Payments to Acquire Cerritos Corporate Center
		Phase I and Phase II Acquisition Cost .......... 79.5
		Less: Deposit ................................... (3.8)

		Net	75.7
		Assumed Employment Agreement Obligations of
		the Maguire Organization	9.3
		Employee Tax Gross-ups	6.5
		Tenant Improvement/Leasing Commission Reserves	37.2
		Miscellaneous Contributed Liabilities and Payments	12.3
		Fees and Expenses
		Underwriting Discount and Financial Advisory
		Fees	50.1
		Other Offering Fees and Expenses ................. 20.2
		Less: Prepaid Expenses .......................... (4.0)

		Net	16.2
		Working Capital	4.6

Subtotal	$420.8	Subtotal	$420.8

Total Sources	$1,545.7	Total Uses	$1,545.7

(1)	This mortgage will be defeased by depositing into an investment account or trust for the benefit of the lender that amount of various United States Government securities required to yield the interest payments and principal repayment due under the mortgage.

(2)	$34.6 million of this amount will be repaid to an affiliate of Citigroup Global Markets Inc., one of our joint book-running managers.

(3)	This amount will be repaid to an affiliate of Citigroup Global Markets Inc., one of our joint book-running managers.

(4)	$4.1 million of this amount will be repaid to an affiliate of Citigroup Global Markets Inc., one of our joint book-running managers.

(5)	Defeasance costs are comprised primarily of the amount by which the principal amount of United States Government securities purchased to defease the mortgage exceeds the outstanding principal on the mortgage as a result of the difference between the yield on such United States Government securities and the interest rate of the mortgage. The exact amount of defeasance costs may differ depending upon the date of the consummation of this offering.

(6)	This amount will be paid to an affiliate of Credit Suisse First Boston LLC, one of our joint book-running managers, to redeem a preferred equity interest in US Bank Tower.

(7)	Mr. Maguire or related entities intends to use $49.4 million of this amount to repay indebtedness on an excluded property that is currently collateralized by certain of our other properties and $15.0 million to repay to an affiliate of Citigroup Global Markets Inc. indebtedness on an excluded property.

(8)	This amount will be repaid to an affiliate of Deutsche Bank Securities Inc., an affiliate of one of our underwriters.

See our pro forma financial statements contained elsewhere in this prospectus. See “Structure and Formation of Our Company — Refinancing Transactions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering” for a description of the refinancing transactions and the secured indebtedness to be incurred by us in the refinancing transactions.

      We are currently considering refinancing the mortgage indebtedness encumbering the Glendale Center property in connection with our expected purchase of an additional 70% interest in that property and, therefore, we may delay this acquisition until approximately one month after the consummation of this offering. We currently anticipate that were we to pursue such a refinancing, we would incur a new approximate $75 million mortgage property on the Glendale Center and that any remaining required funds would be drawn under our revolving credit facility. In addition, Disney Enterprises may have a “piggyback” right to require us to purchase its distribution participation right in Glendale Center in connection with our expected purchase of additional interests in this property. We currently anticipate that this would cost approximately $10 million, which we would expect to draw from our revolving credit facility.

      Any net proceeds remaining after the uses set forth in the table above will be used as a working capital reserve for tenant improvements, potential improvements to our hotels, capital expenditure reserves and working capital purposes. If the underwriters exercise their overallotment option in full, we expect to use the additional net proceeds, which will be approximately $97.6 million, to repay indebtedness, acquire or develop additional properties and for general corporate purposes.

      Pending application of cash proceeds, we will invest such portion of the net proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to qualify for taxation as a REIT.

      The value of units that we will receive in exchange for our contribution of the net proceeds to the operating partnership will increase or decrease if our common stock price increases or decreases. The initial public offering price of our common stock was determined in consultation with the underwriters. Among the factors considered in determining the initial public offering price are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. The aggregate historical combined net tangible book value of the interests and assets to be contributed to us was approximately negative $163.2 million as of March 31, 2003. We have not obtained any recent third-party appraisals of the properties and other assets to be contributed to our operating partnership or purchased by our operating partnership for cash in the formation transactions, or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration to be given in exchange by us for these properties and other assets in the formation transactions may exceed their fair market value.

      In connection with this offering, we intend to repay the outstanding $32.0 million balance on a $37.0 million tranche of a $232.0 million mortgage secured by KPMG Tower incurred in September 2002. This tranche bears interest at LIBOR plus an interest rate that results in interest payments that, combined with the interest payments that result from the $195.0 million tranche of this mortgage (which bears interest at LIBOR + 1.875%) equal the interest payments that would result if the entire $232.0 million mortgage bore interest at LIBOR + 3.5%. At March 31, 2003, the interest rate on the $37.0 million tranche was LIBOR plus 13.14%. This tranche matures on August 31, 2005, with two one-year extensions available. The $232.0 million mortgage was part of a general refinancing of KPMG Tower, the proceeds from which were used to consolidate our indirect ownership of KPMG Tower, to repay a prior $183.6 million mortgage and $5.0 million mezzanine financing on KPMG Tower, and to pay transaction expenses incurred in connection with the refinancing and for working capital and other general corporate purposes of the Maguire Organization.

      In connection with this offering, we intend to repay a $4.0 million business loan secured by our interest in the land parcel adjacent to Glendale Center. This loan was incurred on December 2, 2002 and matures December 1, 2004 and bears interest at 13%. The proceeds of this loan were used to fund the exercise of an option held by Maguire Partners — Glendale II, LLC, an entity owned and controlled by Mr. Maguire, to take possession of the land parcel adjacent to Glendale Center.

      In connection with this offering, we intend to repurchase from Greenwich Capital Financial Products, Inc. an aggregate 58% indirect equity interest in Wells Fargo Tower pursuant to a reverse purchase agreement. In February 2003, Maguire Partners — Bunker Hill, Ltd., an entity majority owned and controlled by Mr. Maguire, purchased a 31% indirect equity interest in Wells Fargo Tower from MAC-WFT, Inc. and a 15% indirect equity interest in Wells Fargo Tower from Gibson, Dunn & Crutcher Revocable Retirement Trust with funds from a $64.3 million reverse purchase agreement with Greenwich Capital Financial Products, Inc. Under the terms of the reverse purchase agreement, Greenwich Capital Financial Products, Inc. then purchased the 58% indirect equity interest of Maguire Partners — Bunker Hill, Ltd. in Wells Fargo Tower, which included its 12% indirect equity interest in Wells Fargo Tower held prior to purchasing the additional 46% interests from MAC-WFT, Inc. and Gibson, Dunn & Crutcher Revocable Retirement Trust, and simultaneously granted to Maguire Partners — Bunker Hill, Ltd. the right to purchase this 58% indirect equity interest in Wells Fargo Tower for $64.3 million plus interest at a rate of LIBOR + 7.25% plus an exit fee of 1.5%, or 2.5% under certain circumstances, of the then outstanding principal balance under the reverse purchase agreement. This transaction was in substance a secured loan from Greenwich Capital Financial Products, Inc., with an interest rate of LIBOR + 7.25%, an exit fee of 1.5%, or 2.5% under certain circumstances, and a maturity date of December 31, 2003. We expect the repurchase price under this agreement to be approximately $71.7 million as of June 30, 2003, including exit fees.

      In connection with this offering, we intend to repay to an affiliate of Deutsche Bank Securities Inc., one of our underwriters, a $6.0 million bridge loan that our operating partnership and Mr. Maguire incurred as co-borrowers in connection with the June 2, 2003 purchase of cash-settled options on forward-starting interest rate swaps in order to hedge against interest rate movements through June 30, 2003. The interest rate on this loan is LIBOR + 12% and it matures on June 30, 2003. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk.”

      The mortgages, mezzanine and revolving indebtedness to be repaid upon the completion of this offering had a weighted average interest rate of approximately 6.91% and an average remaining term to maturity of approximately 7.3 years as of March 31, 2003.

DIVIDEND POLICY

      We intend to make regular quarterly distributions to holders of our common stock. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending September 30, 2003, based on $0.40 per share for a full quarter. On an annualized basis, this would be $1.60 per share, or an annual distribution rate of approximately 8.4% based on the initial public offering price. We expect approximately 70% of these distributions will represent a return of capital for the tax period ending December 31, 2003. However, this high rate of return of capital is due, in part, to deductible expenditures that we anticipate in our first year of operations due to the refinancing of our properties, which we do not expect will recur on a regular basis in future years. Accordingly, we expect that the percentage of our distributions representing a return of capital will decrease substantially thereafter. We estimate that this initial annual rate of distribution will represent approximately 88.4% of estimated cash available for distribution for the twelve months ending March 31, 2004. Our intended annual rate of initial distribution has been established based on our estimate of cash available for distribution for the twelve months ending March 31, 2004, which we have calculated based on adjustments to our pro forma income before minority interests for the year ended December 31, 2002. In estimating our cash available for distribution for the twelve months ending March 31, 2004, we have made certain assumptions as reflected in the table and footnotes below, including that there will be no new leases or net increases in renewals or terminations of existing leases in our portfolio after May 30, 2003, as well as assumptions as to the amount of our non-revenue enhancing capital expenditures at our office and hotel properties and as to the amount of tenant improvements and leasing commissions for leases scheduled to expire during the twelve months ending March 31, 2004.

      Our estimate of cash available for distribution does not include the effect of any changes in our working capital resulting from changes in our working capital accounts. Our estimate also does not reflect the amount of cash estimated to be used for investing activities for acquisition and other activities, other than a reserve for recurring office capital expenditures, a reserve for hotel capital expenditures, and amounts estimated for leasing commissions and tenant improvements for renewing space. It also does not reflect the amount of cash estimated to be used for financing activities, other than scheduled mortgage loan principal payments on mortgage indebtedness that will be outstanding upon consummation of this offering. Our estimate includes substantial adjustments for expenditures that will be funded with offering proceeds or existing reserves and that otherwise would have impacted cash available for distribution. Although we have included all material investing and financing activities that we have commitments to undertake as of May 30, 2003 during the twelve months ending March 31, 2004, we may undertake other investing and/or financing activities in the future. Any such investing and/or financing activities may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of determining our initial annual rate of distribution amount. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future distributions.

      We intend to maintain our initial distribution rate for the twelve-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Distributions made by us will be authorized and determined by our board of directors out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution; however, no assurance can be given that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. We do not intend to reduce the expected distribution per share if the underwriters’ overallotment option is exercised; however, this could require us to pay distributions from net offering proceeds.

      We anticipate that, at least initially, our distributions will exceed our then current and then accumulated earnings and profits as determined for U.S. federal income tax purposes due to the write-off of prepayment fees paid with offering proceeds and non-cash expenses, primarily depreciation and amortization charges that we expect to incur. Therefore, a portion of these distributions may represent a return of capital for federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a taxable U.S. stockholder under current federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock, but rather will reduce the adjusted basis of the common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in his or her common stock, they generally will be treated as a capital gain realized from the taxable disposition of those shares. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “Federal Income Tax Considerations.”

      We cannot assure you that our estimated distributions will be made or sustained. Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.” We are party to debt agreements that contain lockbox and cash management provisions, and if our properties do not generate sufficient cash flow to allow cash to be distributed to us, we may be required to fund distributions from working capital or borrowings or reduce such distributions.

      Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income including capital gains. For more information, please see “Federal Income Tax Considerations.” We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to make some distributions.

      The following table describes our pro forma income before minority interests for the year ended December 31, 2002, and the adjustments we have made thereto in order to estimate our initial cash available for distribution for the twelve months ending March 31, 2004 (amounts in thousands except share data, per share data, square footage data and percentages):

Pro forma income before minority interests for the year ended December 31, 2002	$26,318
Add: loss before minority interests for the three months ended March 31, 2002	3,096
Less: loss before minority interests for the three months ended March 31, 2003	(2,312)

Pro forma income before minority interests for the twelve months ended March 31, 2003	27,102
Add: pro forma real estate depreciation and amortization	47,244
Add: net increases in contractual rent income(1)	10,762
Less: net decreases in contractual rent income due to lease expirations, assuming no renewals(2)	(8,065)
Add: non-recurring compensation expense(3)	20,160
Less: increased interest expense due to interest rate swaps(4)	(3,091)
Less: net effect of straightline rents and acquired lease obligations(5)	(6,453)
Add: non-cash compensation expense(6)	2,433
Add: non-real estate depreciation and amortization(7)	4,455

Estimated cash flow from operating activities for the twelve months ending March 31, 2004	94,547
Estimated cash flows used in investing activities:
Less: estimated annual provision for recurring tenant improvements and leasing commissions(8)	(5,609)
Less: estimated annual provision for recurring capital expenditures — office properties(9)	(604)
Less: estimated annual provision for capital expenditures — hotel properties(10)	(720)

Total estimated cash flows used in investing activities	(6,933)

Estimated cash flows used in financing activities — scheduled mortgage loan principal payments(11)	(507)

Estimated cash available for distribution for the twelve months ending March 31, 2004	$87,107

Our share of estimated cash available for distribution (12)	$67,212

Minority interest’s share of estimated cash available for distribution	$19,895

Total estimated initial annual distributions to stockholders	$59,418

Estimated initial annual distribution per share(13)	$1.60

Payout ratio based on our share of estimated cash available for distribution(14)	88.4%

(1)	Represents the net increases in contractual rental income net of expenses from new leases and renewals that were not in effect for the entire twelve-month period ended March 31, 2003 or that will go into effect during the twelve months ending March 31, 2004 based upon leases entered into between April 1, 2003 and May 30, 2003.

(2)	Assumes no lease renewals or new leases (other than month-to-month leases) for leases expiring after March 31, 2003 unless a new or renewal lease had been entered into by May 30, 2003.

(3)	The components of non-recurring compensation expense are presented below (amounts in thousands):

Compensation expense relating to two non-continuing employees(*)	$6,332
Compensation expense for one continuing employee to be reimbursed pursuant to the Solana management agreement	231
Signing bonus and moving cost reimbursement to Chief Financial Officer(**)	550
Compensation expense relating to the grant of fully vested restricted stock	6,522
Compensation expense relating to tax gross-up payments associated with the grant of fully vested restricted stock(***)	6,525

$20,160

(*)	$5,917 of this amount is reflected in the sources and uses of proceeds table on page 44 under the line item “Assumed Employment Agreement Obligations of the Maguire Organization.” The remaining $415 of this amount was previously paid.

(**)	This amount is reflected in the sources and uses of proceeds table on page 44 under the line item “Assumed Employment Agreement Obligations of the Maguire Organization.”

(***)	This amount is reflected in the sources and uses of proceeds table on page 44 under the line item “Employee Tax Gross-ups.”

(4)	Represents additional interest expense due to $322.0 million in interest swap agreements to be entered into upon completion of this offering.

(5)	Represents the conversion of estimated rental revenues for the twelve months ending March 31, 2004 from straight-line accrual basis, which includes amortization of acquired lease obligations, to a cash basis of recognition. The adjustment has been computed as follows (amounts in thousands):

Reverse pro forma straight-line rent adjustment for twelve months ended March 31, 2003	$(6,863)
Plus: contractual rent increases during twelve months ending March 31, 2004	2,207
Less: contractual rent abatements during twelve months ending March 31, 2004	(260)
Less: amortization of acquired lease obligation	(1,537)

$(6,453)

(6)	Pro forma compensation expense related to restricted stock awards for the twelve months ended March 31, 2003.

(7)	Pro forma amortization of financing costs and non-real estate depreciation for the twelve months ended March 31, 2003.

(8)	Reflects estimated provision for tenant improvement costs and lease commissions for the twelve months ending March 31, 2004 based on the weighted average tenant improvement costs and leasing commissions expenditures for renewed and retenanted space at the office properties in our portfolio incurred during 2000, 2001 and 2002 and for the three months ended March 31, 2003, multiplied by the number of net rentable square feet of leased space for which leases expire in our portfolio during the twelve months ending March 31, 2004. In estimating the average tenant improvement costs and leasing commissions expenditures, we have assumed that we owned 100% of each of the properties in our portfolio during each such year, including US Bank Tower, KPMG Tower, Wells Fargo Tower, Cerritos Corporate Center Phase I and Phase II and Glendale Center during periods when they are not consolidated in the historical financial statements of the Maguire Properties Predecessor. The weighted average annual per square foot cost of tenant improvements and leasing commissions expenditures at the properties in our office portfolio is presented below:

	Year Ended				Weighted
	December 31,			Three Months	Average 2000-
				Ended	March 31,
	2000	2001	2002	March 31, 2003	2003

Average tenant improvement costs and lease commissions per square foot	$8.46	$28.92	$20.14	$9.93	$19.25
Square feet for which leases expire during the twelve months ending March 31, 2004					291,388

Total estimated tenant improvement costs and leasing commissions for the twelve months ending March 31, 2004					$5,609

In connection with unusually high leasing activity during the eight months ended May 30, 2003, we have commitments under leases in effect as of May 30, 2003 for $44.4 million of tenant improvement costs and leasing commissions to be incurred during the twelve months ending March 31, 2004. We intend to establish a $37.2 million reserve from the net proceeds of this offering which together with existing reserves of $7.2 million, are expected to cover the entire amount of these commitments.

(9)	For the twelve months ending March 31, 2004, the estimated cost of recurring building improvements (excluding costs of tenant improvements) at the office properties in our portfolio is approximately $604,000, based on the weighted average annual capital expenditures cost of $0.10 per square foot at the office properties in our portfolio incurred during 2000, 2001 and 2002 and the three months ended March 31, 2003 multiplied by the 6,043,135 net rentable square feet in our office portfolio. In determining the historical weighted average annual capital expenditures cost, we have assumed that we own 100% of each of the properties in our portfolio during each such year, including US Bank Tower, KPMG Tower, Wells Fargo Tower and Glendale Center during periods when they are not consolidated in the historical financial statements of the Maguire Properties Predecessor, but have excluded data relating to Cerritos Corporate Center Phase I and II as all capital expenditures are paid by the tenant at that property under the terms of its lease agreements. The following table sets forth certain information regarding historical recurring capital expenditures at the properties in our office portfolio, other than Cerritos Corporate Center Phase I and II, through March 31, 2003.

					Weighted
	Year Ended December 31,			Three Months	Average 2000-
				Ended	March 31,
	2000	2001	2002	March 31, 2003	2003

Recurring capital expenditures	$363,650	$804,588	$697,490	$35,878	$585,110
Total square feet	5,669,215	5,678,444	5,720,536	5,716,600
Recurring capital expenditure per square foot	$0.06	$0.14	$0.12	$0.01	$0.10

(10)	Represents an estimate of $720,000 for funding of hotel escrow accounts for recurring capital expenditures at our hotel. The amount represents 4.0% of a projected $18.1 million of hotel revenue for the twelve months ending March 31, 2004. The weighted average cost of historical capital expenditures at the hotel incurred during 2000, 2001 and 2002 and the three months ended March 31, 2003 is presented below.

					Weighted
	Year Ended December 31,			Three Months	Average 2000-
				Ended	March 31,
	2000	2001	2002	March 31, 2003	2003

Historical recurring hotel improvements, equipment upgrades and replacements	$329,987	$546,543	$760,044	$527,129	$665,755
Total hotel revenue	23,878,802	19,345,688	20,004,807	4,488,456	20,836,232
Recurring capital expenditures as a percentage of hotel revenue	1.38%	2.83%	3.80%	11.74%	3.20%

We have established a funded reserve for capital expenditures at the Plaza Las Fuentes Hotel which had a balance of $2.0 million as of March 31, 2003. We currently expect that the amount in our reserve plus the estimated $720,000 of additional deposits in the twelve months ending March 31, 2004 will be sufficient for capital expenditures planned for the twelve months ending March 31, 2004.

(11)	Represents scheduled payments of mortgage loan principal due during the twelve months ending March 31, 2004.

(12)	Our share of estimated cash available for distribution and estimated initial annual cash distributions to our stockholders is based on an estimated approximate 77.2% aggregate partnership interest in our operating partnership, excluding units issuable with respect to stock options that have been granted but are not yet exercisable and shares of restricted stock with a value of $5.0 million that we have committed to issue approximately one year following this offering, but have not yet been issued to officers of our company, pursuant to their employment agreements.

(13)	Based on a total of 37,169,211 shares of our common stock to be outstanding after this offering, consisting of 36,510,000 shares to be sold in this offering, assuming no exercise of the underwriters’ overallotment option, and shares of restricted stock with an approximate value of $12.5 million (659,211 shares) to be issued upon completion of the offering.

(14)	Calculated as estimated initial annual distribution per share divided by our share of estimated cash available for distribution per share for the twelve months ending March 31, 2004.

CAPITALIZATION

      The following table sets forth the historical combined capitalization of the Maguire Properties Predecessor as of March 31, 2003 and our pro forma consolidated capitalization as of March 31, 2003, adjusted to give effect to the formation transactions, this offering, the refinancing transactions and use of the net proceeds from this offering, the refinancing transactions, borrowings under our credit facility and restricted cash released in connection with this offering as set forth in “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds,” “Selected Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and our consolidated financial statements and the notes to our financial statements appearing elsewhere in this prospectus.

	Historical	Pro Forma
	Combined	Consolidated

	(In thousands)
Mortgages and other secured loans	$713,605	$1,051,240
Minority interest in our operating partnership	–	75,304
Stockholders’ equity (deficit):
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued or outstanding	–	–
Common stock, $.01 par value, 100,000,000 shares authorized, 37,169,211 shares issued and outstanding on a pro forma basis(1)	–	372
Additional paid in capital	–	260,024
Owners’ equity (deficit)	(149,774)	–
Unearned compensation	–	(5,997)

Total stockholders’ equity (owners’ deficit)	(149,774)	254,399

Total capitalization	$563,831	$1,380,943

(1)	The common stock outstanding as shown includes common stock to be issued in this offering and restricted stock grants pursuant to employment contracts with an aggregate value of $12.5 million (659,211 shares) and excludes (i) 5,476,500 shares issuable upon exercise of the underwriters’ overallotment option, (ii) 3,627,650 additional shares available for future issuance under our incentive award plan (of which we have committed to grant to certain officers shares of restricted stock with an aggregate value of $5.0 million no later than one year following the consummation of this offering), (iii) 530,000 shares issuable under outstanding options granted under our incentive award plan and (iv) 10,999,398 shares reserved for issuance with respect to units expected to be issued in connection with the formation of our operating partnership that may, subject to limits in the partnership agreement for our operating partnership, be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis generally commencing 14 months after the completion of this offering.

DILUTION

      Purchasers of our common stock offered in this prospectus will experience an immediate and substantial dilution of the net tangible book value of their common stock from the initial public offering price. At March 31, 2003, we had a negative combined net tangible book value of approximately $163.2 million, or negative $14.84 per share of our common stock held by continuing investors, assuming the exchange of units into shares of our common stock on a one-for-one basis. After giving effect to the sale of the shares of our common stock offered hereby, the deduction of underwriting discounts and commissions, financial advisory fees and estimated offering and formation expenses, the receipt by us of the net proceeds from this offering, the refinancing transactions and the use of these funds by our operating partnership as described in our pro forma financial statements included elsewhere in this prospectus, the pro forma net tangible book value at March 31, 2003 attributable to the common stockholders, including shares of restricted stock with aggregate value of $5.0 million that we have committed to grant to certain officers no later than one year following the consummation of this offering, would have been $225.8 million, or $6.03 per share of our common stock. This amount represents an immediate increase in net tangible book value of $20.87 per unit to continuing investors and an immediate dilution in pro forma net tangible book value of $12.97 per share from the public offering price of $19.00 per share of our common stock to new public investors. The following table illustrates this per share dilution:

Initial public offering price per share			$19.00
Net tangible book value per share before the formation and refinancing transactions and this offering(1)		(14.84)
Decrease in pro forma net tangible book value per share attributable to the formation transactions and refinancing transactions, but before this offering(2)	(15.23)
Increase in pro forma net tangible book value per share attributable to this offering(3)	36.10

Net increase in pro forma net tangible book value per share attributable to the formation transactions, refinancing transaction and this offering		20.87

Pro forma net tangible book value per share after the formation and refinancing transactions and this offering (4)			6.03

Dilution in pro forma net tangible book value per share to new investors(5)			$12.97

(1)	Net tangible book value per share of our common stock before the formation and refinancing transactions and this offering is determined by dividing net tangible book value based on March 31, 2003 net book value of the tangible assets (consisting of total assets less intangible assets, which are comprised of deferred loan and lease costs, net of liabilities to be assumed, excluding acquired lease obligations) of the Maguire Properties Predecessor by the number of shares of our common stock held by continuing investors after this offering, assuming the exchange in full of the units to be issued to the continuing investors.

(2)	Decrease in net tangible book value per share of our common stock attributable to the formation transactions and refinancing transactions, but before this offering, is determined by dividing the difference between the March 31, 2003 pro forma net tangible book value, excluding net offering proceeds, and the March 31, 2003 net tangible book value of the Maguire Properties Predecessor by the number of shares of our common stock held by continuing investors after this offering, assuming the exchange in full of the units to be issued to the continuing investors.

(3)	Represents increase in net tangible book value per share of our common stock attributable to this offering, adjusted to spread the negative net tangible book value existing before this offering among investors in this offering. This amount is calculated after deducting underwriters’ discounts and commissions, financial advisory fees and estimated expenses of this offering.

(4)	Based on pro forma net tangible book value of approximately $225.8 million divided by the sum of 37,169,211 shares of our common stock to be outstanding and shares of restricted stock with an aggregate value of $5.0 million (263,158 shares) that we have committed to grant to certain officers no later than one year following the consummation of this offering, not including 530,000 shares of common stock issuable upon exercise of outstanding stock options. There is no further impact on book value dilution attributable to the exchange of units to be issued to the continuing investors in the formation transactions due to the effect of minority interest.

(5)	Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to the formation transactions, refinancing transactions and this offering from the initial public offering price paid by a new investor for a share of our common stock.

     The following table sets forth, on a pro forma basis giving effect to this offering, the formation transactions, the refinancing transactions and borrowings under our credit facility: (i) the number of units issued to the continuing investors in connection with the formation transactions, the number of shares of restricted stock to be issued in connection with the formation transactions, and the number of shares of our common stock to be sold by us in this offering; (ii) the net tangible book value as of March 31, 2003 of the assets contributed to our operating partnership in the formation transactions, which reflects the effect of the formation transactions and refinancing transactions, but not the effects of this offering and the cash from new investors before deducting underwriters, discounts and commissions, financial advisory fees and other estimated expenses of this offering; and (iii) the net tangible book value of the average contribution per share/unit based on total contributions. See “Risk Factors — Risks Related to this Offering — Differences between the book value of contributed properties and the price paid for common stock will result in an immediate and material dilution of the book value of our common stock.”

						Purchase Price/
	Shares/Units		Cash/Book Value			Book Value
	Issued(1)		of Contributions(2)			of Average
						Contribution
	Number	Percent	Amount		Percent	Per Share/Unit

	(in thousands)
Units issued in connection with the formation transactions	10,999,398	22.7%	$(330,763	) (3)	(91.1)%	$(30.07)
Restricted stock to be issued in connection with the formation transactions	659,211	1.4	7		—	0.01
Restricted stock we have committed to grant to certain officers no later than one year following the consummation of this offering	263,158	0.5	—		—	—
New investors in the offering	36,510,000	75.4	693,690		191.1	19.00 (4)

Total	48,431,767	100%	$362,934		100%

(1)	Does not include 530,000 shares issuable upon the exercise of unvested stock options.

(2)	Based on the March 31, 2003 pro forma net tangible book value of the assets to be contributed to our operating partnership in connection with the formation transactions (consisting of total assets less intangible assets, which are comprised of deferred loan and lease costs, net of liabilities to be assumed, excluding acquired lease obligations).

(3)	Represents pro forma net tangible book value as of March 31, 2003 of the assets contributed to our operating partnership in the formation transactions, giving effect to the formation transactions and the refinancing transactions, but not to the effects of this offering (in thousands):

Pro forma total assets	$1,459,444
Less pro forma deferred charges, net	44,948

Pro forma tangible assets	1,414,496
Less pro forma total liabilities	1,129,741
Plus pro forma acquired lease obligations	7,834

Pro forma net tangible assets	292,589
Less proceeds from this offering net of costs associated with this offering	623,352

Pro forma net tangible assets after the effects of the formation and financing transactions, but before the effects of this offering	$(330,763)

(4)	Before deducting underwriters’ discounts and commissions, financial advisory fees and other estimated expenses of this offering, the formation transactions and the refinancing transactions.

SELECTED COMBINED FINANCIAL DATA

      The following table sets forth selected combined financial and operating data on a pro forma basis for our company, and on a combined historical basis for the “Maguire Properties Predecessor.” The Maguire Properties Predecessor comprises a subset of the current and historical entities referred to collectively in this prospectus as the Maguire Organization. We have not presented historical information for Maguire Properties, Inc. because we have not had any corporate activity since our formation other than the issuance of 100 shares of common stock to Mr. Maguire in connection with the initial capitalization of our company and because we believe that a discussion of the results of Maguire Properties, Inc. would not be meaningful. The Maguire Properties Predecessor combined historical financial information includes:

•	the property management, leasing and real estate development operations of Maguire Partners Development, Ltd.;

•	the real estate operations for certain entities that own Plaza Las Fuentes and the Plaza Las Fuentes Westin, Gas Company Tower (beginning December 21, 2000), 808 South Olive garage (beginning December 21, 2000) and KPMG Tower (beginning September 13, 2002); and

•	investments in and equity in net income or loss from the operations for certain real estate entities that own Gas Company Tower, 808 South Olive garage and KPMG Tower prior to the dates listed above and US Bank Tower, Wells Fargo Tower and Glendale Center for all periods.

Although we were the managing or administrative member with responsibility for day-to-day operations with respect to all of these entities, applicable accounting rules do not allow us to combine some of them because we did not, during the relevant time period, unilaterally control major decisions of such entities, such as sales and refinancings. The owners of the Maguire Properties Predecessor are Mr. Maguire and certain others who have minor ownership interests.

      You should read the following summary selected financial data in conjunction with our combined historical and pro forma consolidated financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

      The historical combined balance sheet information as of December 31, 2002, 2001 and 2000 of the Maguire Properties Predecessor and combined statements of operations information for the years ended December 31, 2002, 2001 and 2000 of the Maguire Properties Predecessor have been derived from the historical combined financial statements audited by KPMG LLP, independent auditors, whose report with respect thereto is included elsewhere in this prospectus. The historical combined balance sheet information as of March 31, 2003 and as of December 31, 1999 and 1998 and combined statements of operations information for the three months ended March 31, 2003 and 2002 and for the year ended December 31, 1998 have been derived from the unaudited combined financial statements of the Maguire Properties Predecessor. The historical combined balance sheet information as of December 31, 2000 and combined historical statements of operations information for the year ended December 31, 1999 have been derived from the historical combined financial statements of the Maguire Properties Predecessor audited by KPMG LLP. In the opinion of the management of our company, the historical combined statements of operations for the three months ended March 31, 2003 and 2002 include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Our results of operations for the interim period ended March 31, 2003 are not necessarily indicative of the result to be obtained for the full fiscal year.

      Our unaudited summary selected pro forma consolidated financial statements and operating information as of and for the three months ended March 31, 2003 and for the year ended December 31, 2002 assumes completion of this offering, the formation transactions, the refinancing transactions, certain borrowings under our credit facility, the repayment of certain indebtedness and the redemption of outstanding preferred equity as of the beginning of the period presented for the operating data and as of the stated date for the balance sheet data. Our pro forma consolidated financial statements also include the effects of the acquisition by us, or the assignment to us, of all of the ownership interests owned by third parties in US Bank Tower, Gas Company Tower, Wells Fargo Tower, Glendale Center, Cerritos Corporate Center Phase I and Phase II and Plaza Las Fuentes and the Plaza Las Fuentes Westin and the related financing transactions that have occurred or will occur prior to or in conjunction with the consummation of this offering, as if those acquisitions and assumptions had occurred as of the beginning of the period presented for the operating data and as of the stated date for the balance sheet data. Additionally, the pro forma consolidated statements of operations is presented as if the additional interests in KPMG Tower and Wells Fargo Tower that were acquired on September 13, 2002 and February 5, 2003, respectively, along with the related financing transactions, had occurred on the first day of the period presented. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The Company (Pro Forma) and the Maguire Properties Predecessor (Historical)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,			Year Ended December 31,

	Pro Forma			Pro Forma
	Consolidated	Historical Combined		Consolidated	Historical Combined

	2003	2003	2002	2002	2002	2001	2000	1999	1998

Statement of Operations Data:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)					(Unaudited)

Rental revenues	$33,350	$14,398	$9,558	$138,461	$44,401	$39,028	$4,750	$4,282	$3,997
Tenant reimbursements	14,443	7,279	3,718	56,317	19,782	14,595	2,056	1,335	1,217
Hotel operations	4,488	4,488	5,449	20,005	20,005	19,346	23,879	22,908	21,796
Other revenues	13,516	4,973	3,548	34,839	16,864	14,636	8,011	8,195	8,990

Total revenues	65,797	31,138	22,273	249,622	101,052	87,605	38,696	36,720	36,000

Rental property operating and maintenance expenses	14,378	6,612	3,283	57,062	17,986	12,757	1,941	1,558	2,266
Hotel operating and maintenance expenses	3,505	3,505	3,554	15,310	15,310	13,361	15,166	14,465	13,788
Real estate taxes	3,659	1,575	1,030	14,336	4,692	4,134	995	787	670
Interest expense	11,651	12,097	8,878	47,005	42,942	45,772	34,511	31,564	31,368
Depreciation and amortization expense	12,174	5,511	3,594	48,333	16,774	14,410	3,546	3,688	3,378
General and administrative expenses	19,872	4,022	4,177	38,606	16,222	13,577	12,701	7,934	7,257
Other expenses	2,870	144	220	2,652	2,125	843	851	913	618

Total expenses	68,109	33,466	24,736	223,304	116,051	104,854	69,711	60,909	59,345
Equity in net income (loss) of uncombined real estate entities	–	894	(276)	–	(162)	(2,679)	3,065	2,302	7,645

Income (loss) before gain on forgiveness of debt and minority interest	(2,312)	(1,434)	(2,739)	26,318	(15,161)	(19,928)	(27,950)	(21,887)	(15,700)
Gain on forgiveness of debt	–	–	–	–	–	–	161,159	–	–
Minority interest (deficit)	(528)	144	(156)	6,011	(465)	(2,359)	(180)	–	–

Net income (loss)	$(1,784)	$(1,578)	$(2,583)	$20,307	$(14,696)	$(17,569)	$133,389	$(21,887)	$(15,700)

Pro forma basic earnings (loss) per share(1)	$(0.05)	–	–	$0.55	–	–	–	–	–
Pro forma diluted earnings (loss) per share(2)	$(0.05)	–	–	$0.55	–	–	–	–	–
Pro forma weighted average common shares outstanding — basic	36,853,421	–	–	36,853,421	–	–	–	–	–
Pro forma weighted average common shares outstanding – diluted	36,853,421	–	–	36,917,446	–	–	–	–	–
Balance Sheet Data (at period end):
Investments in real estate, after accumulated depreciation and amortization	$1,286,166	$544,850	$–	$–	$549,384	$400,653	$406,471	$82,674	$84,470
Total assets	1,459,444	675,949	–	–	622,039	435,746	440,531	155,040	173,246
Mortgages and other secured loans	1,051,240	713,605	–	–	658,038	451,534	445,296	91,644	92,061
Total liabilities	1,129,741	838,468	–	–	781,207	556,669	538,046	352,576	345,775
Minority interest (deficit)	75,304	(12,745)	–	–	(12,889)	(12,424)	(10,065)	–	–
Stockholders’/ owners’ equity (deficit)	254,399	(149,774)	–	–	(146,279)	(108,499)	(87,450)	(197,536)	(172,529)
Total liabilities and stockholders’/ owners’ equity	1,459,444	675,949	–	–	622,039	435,746	440,531	155,040	173,246
Other Data:
Funds from operations(3)(4)	9,518	–	–	73,452	–	–	–	–	–
Cash flows from:
Operating activities	–	9,664	4,610	–	3,283	6,993	(3,851)	7,667	–
Investing activities	–	(60,518)	(2,628)	–	(28,024)	(2,889)	(20,538)	(3,861)	–
Financing activities	–	51,162	11,361	–	25,598	(4,066)	25,582	(3,608)	–

	Pro Forma
	Three Months	Pro Forma
	Ended	Year Ended
	March 31,	December 31,
	2003	2002

Reconciliation of Pro Forma Funds from Operations
Pro forma income (loss) before minority interest	$(2,312)	$26,318
Plus: pro forma real estate depreciation and amortization	11,830	47,134

Pro forma funds from operations	$9,518	$73,452

(1)	Pro forma basic earnings per share is computed assuming this offering was consummated as of the first day of the period presented and equals pro forma net income divided by the number of shares of our common stock to be outstanding after this offering excluding the weighted average of the number of unvested shares of restricted stock.

(2)	Pro forma diluted earnings per share is computed assuming this offering was consummated as of the first day of the period presented. Pro forma diluted earnings per share equals pro forma net income divided by the sum of the number of shares of our common stock to be outstanding after this offering excluding the weighted average number of unvested shares of restricted stock, plus an amount computed using the treasury stock method with respect to the unvested shares of our restricted stock.

(3)	As defined by NAREIT, funds from operations represents income (loss) before minority interest (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a helpful additional measure of performance for an equity REIT because it is predicated on operating funds flow analysis and is widely used by industry analysts as a measure of operating performance for equity REITs. We compute funds from operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, funds from operations does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

(4)	Pro forma funds from operations as set forth above includes $15.4 million of non-recurring compensation expense for the three months ended March 31, 2003, and $20.2 million for the year ended December 31, 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with Selected Combined Financial Data, our audited combined financial statements as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 and our unaudited combined financial statements as of and for the three months ended March 31, 2003 and for the three months ended March 31, 2002 appearing elsewhere in this prospectus. Where appropriate, the following discussion includes analysis of the effects of the formation transactions, certain other transactions and this offering. These effects are reflected in the pro forma combined financial statements located elsewhere in this prospectus.

Overview

      Maguire Properties, Inc. was formed on June 26, 2002. Since our formation, we have not had any corporate activity other than the issuance of 100 shares of common stock to Mr. Maguire in connection with the initial capitalization of our company. Because we believe that a discussion of the results of Maguire Properties, Inc. would not be meaningful, we have set forth below a discussion of the historical operations of the Maguire Properties Predecessor. The Maguire Properties Predecessor comprises a subset of the current and historical entities referred to collectively in this prospectus as the Maguire Organization. The Maguire Properties Predecessor combined historical financial information includes:

•	the property management, leasing and real estate development operations of Maguire Partners Development, Ltd.;

•	the real estate operations for certain entities that own Plaza Las Fuentes and the Plaza Las Fuentes Westin, Gas Company Tower (beginning December 21, 2000), 808 South Olive garage (beginning December 21, 2000) and KPMG Tower (beginning September 13, 2002); and

•	investments in and equity in net income or loss from the operations for certain real estate entities that own Gas Company Tower, 808 South Olive garage and KPMG Tower prior to the dates listed above and US Bank Tower, Wells Fargo Tower and Glendale Center for all periods.

The consolidated pro forma financial information includes the consolidated operations of each of the above-mentioned operations. The consolidated pro forma financial information also includes pro forma adjustments for Cerritos Corporate Center Phase I and Phase II, which are properties that will be purchased for cash from a third party upon the consummation of this offering.

      The consolidated pro forma financial information does not include financial information related to any of our option properties as we do not currently anticipate exercising these options in the near future based on current market and property conditions. We cannot predict when, if at all, the option properties will be acquired.

      We developed all of our current portfolio, other than Glendale Center, 808 South Olive garage and Cerritos Corporate Center Phase I and Phase II, often forming joint ventures with some of our major tenants. During all periods presented, the Maguire Properties Predecessor was, and is, the general partner, managing member or administrative member of the real estate entities that directly or indirectly own all of these properties other than Cerritos Corporate Center Phase I and Phase II, with responsibility for the day-to-day operations of such entities. However, applicable accounting rules do not permit the Maguire Properties Predecessor to combine such entities unless it, during the relevant period, also had sole control over major decisions at the property entity level such as sales and refinancings of the underlying asset. Because we have often held our interests in the properties through joint ventures in which we did not have sole control over major decisions, the Maguire Properties Predecessor combined financial information does not present the combined financial information of all of the properties for which we will own 100% of the fee or leasehold interests following the consummation of this offering for all periods presented. In recent years, it has been our strategy to acquire our joint venture partners’ interests in the various properties and thereby acquire control over major decisions affecting the properties. Obtaining control over major decisions for certain properties has resulted in combination of the financial statements of those properties for which we had previously used the equity method of accounting. As a result of obtaining control of these properties, we do not believe that the Maguire Properties Predecessor year-to-year and quarter-to-quarter historical financial information is comparable. We have included in the prospectus the separate financial statements for each of our properties that were accounted for using the equity method of accounting during each of the periods presented in the Maguire Properties Predecessor combined financial statements and we have included a discussion of our historical share of the net income or loss from uncombined real estate entities in “— Results of Operations” below.

      We receive income primarily from rental revenue (including tenant reimbursements) from commercial office properties, and to a lesser extent, from our hotel property and on- and off-site parking garages. We also recognize income from providing management, leasing and real estate development services to properties affiliated with the Maguire Organization which are not included in the Maguire Properties Predecessor portfolio. All fees generated by services delivered to properties included in the Maguire Properties Predecessor portfolio are eliminated to the extent of our ownership interest in such properties. On a pro forma basis, only fees associated with option properties and the excluded properties are recognized as income. See “Business and Properties — Description of Option Properties” and “— Excluded Properties.”

      Pursuant to separate contribution agreements, our operating partnership will receive a contribution of direct and indirect interests in certain of the properties, as well as certain assets of the management, leasing and real estate development operations of the Maguire Organization, in exchange for 10,999,398 units (with an aggregate value of $209.0 million). The aggregate net tangible book value of the interests and assets to be contributed to us was approximately negative $163.2 million as of March 31, 2003. Pursuant to purchase and sale agreements, we will acquire additional interests in certain of the properties from unaffiliated third parties for $305.5 million to be paid in cash. In connection with the formation transactions we will assume $1.21 billion of debt and other obligations. The value of the units that we will give for contributed property interests and other assets will increase or decrease if our common stock price increases or decreases. The initial public offering price of our common stock was determined in consultation with the underwriters. Among the factors that were considered are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. We have not obtained any recent third-party appraisals of the properties and other assets to be contributed to our operating partnership or purchased by our operating partnership for cash. As a result, the consideration to be given in exchange by us for our properties and other assets may exceed their fair market value.

      We account for purchases of additional interests in our properties using the purchase method of accounting. With respect to the ownership interests contributed to us by Mr. Maguire on entities owned by Mr. Maguire in exchange for limited partnership units, we will account for this exchange as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the contributed assets and liabilities assumed will be accounted for by the operating partnership at the Maguire Properties Predecessor’s historical cost. With respect to the ownership interests contributed to us by minority owners of the Maguire Properties Predecessor in exchange for limited partnership units, we will account for this exchange as an acquisition of minority ownership interests and, in accordance with FASB Technical Bulletin 85-5, Issues Relating to Accounting for Business Combinations. These acquisitions will be recorded at fair value.

Critical Accounting Policies

Revenue Recognition

      Rental income with scheduled rent increases is recognized using the straightline method over the term of the leases. Deferred rents included in our combined balance sheets represents the aggregate excess of rental revenue recognized on a straightline basis over cash received under applicable lease provisions. Our leases generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. Such reimbursements are recognized in the period that the expenses are incurred. Lease termination fees are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants.

      Hotel revenues are recognized when the services are rendered to the hotel guests. Property management fees are based on a percentage of the revenue earned by a property under management and are recorded on a monthly basis as earned. Generally, 50% of leasing fees are recognized upon the execution of the lease and the remainder upon tenant occupancy unless significant future contingencies exist. Development fees are recognized as the real estate development services are rendered using the percentage-of-completion method of accounting.

      We must make estimates related to the collectibility of our accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant credit worthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net income, because a higher bad debt allowance would result in lower net income.

Investments in Real Estate and Real Estate Entities

      Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

      Depreciation and amortization are recorded on a straightline basis over the estimated useful lives as follows:

Buildings and improvements	25 to 50 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	5 years

      We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate we would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

      When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we review the recoverability of the property’s carrying value. The review of recoverability is based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in real estate, including indirect investments in real estate through entities which we do not control and which we account for using the equity method of accounting.

These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income.

      We are required to make subjective assessments as to the fair value of assets and liabilities in connection with purchase accounting adjustments recorded related to additional interests in real estate entities acquired by us. For real estate acquired subsequent to June 30, 2001, the effective date of Statement of Financial Accounting Standards No. 141, Business Combinations, this includes allocating the value of real estate acquired among the building, land, tenant improvements, the value of leases and the fair market value (or negative value) of above or below market leases.

      We estimate the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.

Results of Operations

Comparison of Three Months ended March 31, 2003 to Three Months ended March 31, 2002

      Our results of operations for the three month periods ended March 31, 2003 and 2002 reflect the combination of the entities that own Plaza Las Fuentes and the Plaza Las Fuentes Westin, Gas Company Tower, 808 South Olive garage and the property management, leasing and real estate development operations of Maguire Partners Development, Ltd. For both of these periods, Wells Fargo Tower, US Bank Tower and Glendale Center were accounted for utilizing the equity method of accounting. On September 13, 2002, we acquired all of the third party interests in KPMG Tower. As a result, we have combined the entities owning KPMG Tower for the three month period ended March 31, 2003 and accounted for our investment in KPMG Tower utilizing the equity method of accounting for the three month period ended March 31, 2002. Additionally, on February 5, 2003 we acquired additional interests in Wells Fargo Tower, which increased our investment to a 58% interest; however, as we do not have control over major decisions including selling and refinancing the property, we continue to use the equity method of accounting for our investment in Wells Fargo Tower.

Total Revenues

      Rental Revenues. Rental revenue increased $4,840,000, or 51%, to $14,398,000 for the three months ended March 31, 2003 compared to $9,558,000 for the three months ended March 31, 2002. The increase was primarily due to the inclusion of revenues related to KPMG Tower for the three months ended March 31, 2003 but not for the three months ended March 31, 2002.

      Tenant Reimbursements. Revenues from tenant reimbursements increased $3,561,000, or 96%, to $7,279,000 for the three months ended March 31, 2003 compared to $3,718,000 for the three months ended March 31, 2002. The increase was primarily due to the inclusion of revenues related to KPMG Tower for the three months ended March 31, 2003 but not for the three months ended March 31, 2002. To a lesser extent, the increase resulted from increased reimbursements relating primarily to increased insurance costs for our properties.

      Hotel Operations. Revenues from hotel operations decreased $961,000, or 18%, to $4,488,000 for the three months ended March 31, 2003 compared to $5,449,000 for the three months ended March 31, 2002. The decrease resulted from lower occupancy and lower room rates for the three months ended March 31, 2003 compared to the three months ended March 31, 2002 resulting primarily from three factors. The occupancy was lower during the three months ended March 31, 2003 resulting from our conversion to a Westin hotel from a Doubletree hotel. We converted on December 20, 2002 and suffered from lack of aggressive efforts to obtain advance bookings by our former manager since that manager was being replaced. We also enjoyed relatively strong occupancy and rates during the three months ended March 31, 2002 due to several well-attended local events that were not recurring events during the three months ended March 31, 2003. Finally, there was reduced travel in general during the three months ended

March 31, 2003 due to the expectation of war with Iraq and, beginning March 19, 2003, the outbreak of war with Iraq.

      Other Revenues. Other revenues is comprised of revenues from parking operations, revenues from management, leasing and development services, interest income and other miscellaneous revenues. Other revenues increased $1,425,000, or 40%, to $4,973,000 for the three months ended March 31, 2003 compared to $3,548,000 for the three months ended March 31, 2002 primarily due to the inclusion of other revenues related to KPMG Tower for the three months ended March 31, 2003, but not for the three months ended March 31, 2002.

Total Expenses

      Rental Property Operating and Maintenance Expenses. Rental property operating and maintenance expenses increased $3,329,000, or 101%, to $6,612,000 for the three months ended March 31, 2003 compared to $3,283,000 for the three months ended March 31, 2002. The increase was primarily due to the inclusion of rental property operating and maintenance expenses related to KPMG Tower for the three months ended March 31, 2003, but not for the three months ended March 31, 2002, and to increased insurance costs for our properties.

      Hotel Operating and Maintenance Expenses. Hotel operating and maintenance expenses for the three months ended March 31, 2003 totaled $3,505,000 and were comparable to hotel operating and maintenance expenses for the three months ended March 31, 2002, which totaled $3,554,000 despite the 18% decline in hotel revenues experienced for the three months ended March 31, 2003 compared to the three months ended March 31, 2002. We did not experience a corresponding decline in costs primarily because we incurred costs relating to the transition from operating as a Doubletree hotel to a Westin hotel and the decline in occupancy and food and beverage sales was considered to be temporary, so the number of hotel employees was not reduced.

      Real Estate Taxes. Real estate taxes increased $545,000, or 53%, to $1,575,000 for the three months ended March 31, 2003 compared to $1,030,000 for the three months ended March 31, 2002, primarily due to the inclusion of real estate taxes related to KPMG Tower for the three months ended March 31, 2003, but not for the three months ended March 31, 2002.

      Interest Expense. Interest expense increased $3,219,000 or 36%, to $12,097,000 for the three months ended March 31, 2003 compared to $8,878,000 for the three months ended March 31, 2002. The increase was primarily due to the inclusion of interest expense related to KPMG Tower for the three months ended March 31, 2003, but not for the three months ended March 31, 2002. The increase also resulted from the $64,250,000 repurchase agreement obtained on February 5, 2003 in connection with purchasing additional interests in Wells Fargo Tower, partially offset by decreases in interest expense on our variable rate loans resulting from decreases in LIBOR for the three months ended March 31, 2003 compared to the three months ended March 31, 2002. Interest expense included for the three months ended March 31, 2003 related to KPMG Tower was lower than interest expense incurred by the uncombined KPMG Tower expenses for the three months ended March 31, 2002 due to lower borrowing rates partially offset by higher borrowings.

      Depreciation and Amortization Expense. Depreciation and amortization expense increased $1,917,000 or 53% to $5,511,000 for the three months ended March 31, 2003 compared to $3,594,000 for the three months ended March 31, 2002 as a result of inclusion of depreciation and amortization related to KPMG Tower for the three months ended March 31, 2003, but not for the three months ended March 31, 2002.

      General and Administrative Expenses. General and administrative expenses decreased $155,000 or 4% to $4,022,000 for the three months ended March 31, 2003 compared to $4,177,000 for the three months ended March 31, 2002 primarily due to expiration of the guaranteed bonus period for one of our employees (who will resign upon consummation of this offering), partially offset by consulting fees incurred during the three months ended March 31, 2003 for services rendered by Mr. Gilchrist who will, upon consummation of this offering, be our Co-Chief Executive Officer and President, and increases in salary and bonus expense relating to the hiring during mid-2002 of Mr. Lucas, who will, upon consummation of this offering, be our Chief Financial Officer.

      Other Expenses. Other expenses for the three months ended March 31, 2003 totaling $144,000 was comparable to other expenses for the three months ended March 31, 2002 totaling $220,000.

      Equity in Net Income (Loss) of Uncombined Real Estate Entities. Equity in net income (loss) of uncombined real estate entities increased $1,170,000, or 424%, to $894,000 for the three months ended March 31, 2003 compared to a loss of $(276,000) for the three months ended March 31, 2002. Set forth below is a summary of the condensed combined financial information for the uncombined real estate entities and the Maguire Properties Predecessor’s share of net income (loss) and total equity in net income (loss) for the three months ended March 31, 2003 and 2002:

	Three Months Ended
	March 31,

	2003	2002

	(in thousands)
Revenue	$31,653	$35,205
Operating and other expenses	14,015	13,091
Interest expense	10,250	12,297
Depreciation and amortization	4,959	6,245

Net income	$2,429	$3,572

Predecessor’s share of net income (loss)	$462	$(663)
Intercompany eliminations and other entries	$432	$387

Equity in net income (loss) of uncombined real estate entities	$894	$(276)

      The condensed financial information for the uncombined real estate entities is not comparable for the three months ended March 31, 2003 and 2002 as a result of inclusion of KPMG Tower in the three months ended March 31, 2002, but not for the three months ended March 31, 2003 since the equity method of accounting was no longer used for KPMG Tower beginning September 13, 2002. Our equity in net income (loss) of uncombined real estate entities is not comparable for the three months ended March 31, 2003 and 2002 for the same reason and also because we purchased additional interests in Wells Fargo Tower on February 5, 2003. Beginning February 5, 2003, we were allocated 58% of the net income of Wells Fargo Tower compared to 13% prior to this date and we recorded purchase accounting entries to our investment in uncombined real estate entities that are being depreciated and amortized over the lives of the related underlying assets and liabilities of the Wells Fargo Tower real estate entities.

      Aggregate revenue for the uncombined real estate entities decreased by $3,552,000 for the three months ended March 31, 2003 compared to the three months ended March 31, 2002 primarily due to the inclusion of KPMG Tower in the condensed combined financial information for the three months ended March 31, 2002, but not for the three months ended March 31, 2003, and due to lower rental, tenant reimbursements and parking revenue for US Bank Tower as a result of the January 2003 termination of Andersen LLP’s lease in the US Bank Tower offset by a fee of $4,950,000 from Andersen in connection with Andersen being released from its lease obligation, and offset by higher tenant reimbursements for the uncombined properties for the three months ended March 31, 2003 resulting primarily from increased insurance costs for the properties.

      Aggregate operating and other expenses for the uncombined real estate entities increased by $924,000 for the three months ended March 31, 2003 compared to the three months ended March 31, 2002 primarily due to increased insurance costs for the properties and $2,594,000 of other expenses incurred by US Bank Tower during the three months ended March 31, 2003 related to write offs of deferred rents, deferred leasing commissions and rents and other receivables upon termination of the Andersen lease, partially offset by the inclusion of KPMG Tower in the condensed combined financial information for the three months ended March 31, 2002, but not for the three months ended March 31, 2003. Aggregate interest expense for the uncombined real estate entities decreased by $2,047,000 for the three months ended March 31, 2003 compared to the three months ended March 31, 2002 primarily due to the inclusion of KPMG Tower in the condensed combined financial information for the three months ended March 31, 2002, but not for the three months ended March 31, 2003, offset by increased interest expense for US Bank Tower as a result of increased debt obtained March 27, 2002. Aggregate depreciation and amortization for the uncombined real estate entities decreased by $1,286,000 for the three months ended March 31, 2003 compared to the three months ended March 31, 2002 primarily due to the inclusion of KPMG Tower in the condensed combined financial information for the three months ended March 31, 2002, but not for the three months ended March 31, 2003.

Minority Interest

      Minority interest increased $300,000 to $144,000 for the three months ended March 31, 2003 compared to $(156,000) for the three months ended March 31, 2002. The increase was primarily due to decreased interest expense at Gas Company Tower which, due to the terms of our agreement with our minority interestholder in Gas Company Tower, is disproportionately allocated to the minority interestholder.

Comparison of Year ended December 31, 2002 to Year ended December 31, 2001

      Our results of operations for the years ending December 31, 2002 and 2001 reflect the combination of the entities that own Plaza Las Fuentes and Plaza Las Fuentes Westin, Gas Company Tower, 808 South Olive garage and the property management, leasing and real estate development operations of Maguire Partners Development, Ltd. For both of these years, Wells Fargo Tower, US Bank Tower and Glendale Center were accounted for utilizing the equity method of accounting. On September 13, 2002, we acquired all of the third party interests in KPMG Tower. As a result, we have combined the entities owning KPMG Tower for a 109 day period ended December 31, 2002 and accounted for our investment in KPMG Tower utilizing the equity method of accounting for the remaining portion of the year ending December 31, 2002 and the entire year ending December 31, 2001.

Total Revenues

      Rental Revenues. Rental revenue increased $5,373,000, or 13.8%, to $44,401,000 for the year ended December 31, 2002 compared to $39,028,000 for the year ended December 31, 2001. The increase was primarily due to the inclusion of 109 days of rental revenue related to KPMG Tower for the year ended December 31, 2002.

      Tenant Reimbursements. Revenues from tenant reimbursements increased $5,187,000, or 35.5%, to $19,782,000 for the year ended December 31, 2002 compared to $14,595,000 for the year ended December 31, 2001. This increase was primarily due to the inclusion of 109 days of tenant reimbursements related to KPMG Tower for the year ended December 31, 2002 and increased reimbursable costs for security and insurance for our properties incurred subsequent to September 11, 2001. We expect security costs to continue to impact tenant reimbursements in the future.

      Hotel Operations. Revenues from hotel operations increased $659,000, or 3.4%, to $20,005,000 for the year ended December 31, 2002 compared to $19,346,000 for the year ended December 31, 2001. Although our Plaza Las Fuentes Westin hotel was affected by decreased travel subsequent to September 11, 2001 and as a result of a sluggish economy, there were several local events that resulted in increased demand for hotel rooms in Pasadena during 2002 and occupancy was positively impacted by contracts for hotel rooms with an airline and other companies.

      Other Revenues. Other revenues is comprised of revenues from parking operations, revenues from management, leasing and development services, interest income and other miscellaneous revenues. Other revenues increased $2,228,000, or 15.2%, to $16,864,000 for the year ended December 31, 2002 compared to $14,636,000 for the year ended December 31, 2001. This increase was primarily due to the inclusion of 109 days of other revenue related to KPMG Tower for the year ended December 31, 2002.

Total Expenses

      Rental Property Operating and Maintenance Expenses. Rental property operating and maintenance expenses increased $5,229,000, or 41.0%, to $17,986,000 for the year ended December 31, 2002 compared to $12,757,000 for the year ended December 31, 2001. The increase was primarily due to the inclusion of 109 days of rental property operating and maintenance expenses related to KPMG Tower for the year ended December 31, 2002 and increased security and insurance costs for our properties subsequent to September 11, 2001.

      Hotel Operating and Maintenance Expenses. Hotel operating and maintenance expenses increased $1,949,000, or 14.6%, to $15,310,000 for the year ended December 31, 2002 compared to $13,361,000 for the year ended December 31, 2001. This increase primarily relates to the conversion of our Plaza Las Fuentes hotel from a Doubletree to a Westin hotel, increased variable costs related to increased occupancy and increased insurance costs.

      Real Estate Taxes. Real estate taxes increased $558,000, or 13.5%, to $4,692,000 for the year ended December 31, 2002 compared to $4,134,000 for the year ended December 31, 2001. This increase was primarily due to the inclusion of 109 days of real estate taxes related to the KPMG Tower for the year ended December 31, 2002.

      Interest Expense. Interest expense decreased $2,830,000 or 6.2% to $42,942,000 for the year ended December 31, 2002 compared to $45,772,000 for the year ended December 31, 2001. The decrease was primarily due to decreased interest expense on variable rate loans resulting from decreases in LIBOR for the year ended December 31, 2002 compared to the year ended December 31, 2001 offset by the increase due to inclusion of 109 days of interest expense for KPMG Tower for the year ended December 31, 2002. The interest expense related to the KPMG Tower included costs related to settling the previous mortgage loan encumbering the property, including paying a prepayment penalty, and interest on the new mortgage and the new other secured loan encumbering the property.

      Depreciation and Amortization Expense. Depreciation and amortization expense increased $2,364,000, or 16.4%, to $16,774,000 for the year ended December 31, 2002 compared to $14,410,000 for the year ended December 31, 2001. The increase was primarily due to the inclusion of 109 days of depreciation and amortization expense related to KPMG Tower for the year ended December 31, 2002.

      General and Administrative Expenses. General and administrative expenses increased $2,645,000, or 19.5%, to $16,222,000 for the year ended December 31, 2002 compared to $13,577,000 for the year ended December 31, 2001. The increase was primarily due to consulting fees for services rendered by Mr. Gilchrist who will, upon consummation of this offering, be our Co-Chief Executive Officer and President, increases in salary and bonus expense relating largely to transaction based bonuses, salary and bonus related to the hiring during 2002 of Mr. Lucas, who will, upon consummation of this offering, be our Chief Financial Officer, a placement fee to an executive search firm related to the hiring of Mr. Lucas.

      Other Expenses. Other expenses increased $1,282,000, or 152.1%, to $2,125,000 for the year ended December 31, 2002 compared to $843,000 for the year ended December 31, 2001. The increase was primarily due to the $850,000 termination fee incurred as a result of terminating the Plaza Las Fuentes hotel management agreement with Doubletree for the year ended December 31, 2002.

      Equity in Net Income (Loss) of Uncombined Real Estate Entities. Equity in net income (loss) of uncombined real estate entities increased $2,517,000, or 94.0%, to a loss of $(162,000) for the year ended December 31, 2002 compared to a loss of $(2,679,000) for the year ended December 31, 2001. Set forth below is a summary of the condensed combined financial information for the uncombined real estate entities and the Maguire Properties Predecessor’s share of net income (loss) and total equity in net income (loss) for the years ended December 31, 2002 and 2001:

	Year Ended December 31,

	2002	2001

	(in thousands)
Revenue	$132,288	$142,544
Operating and other expenses	52,882	52,888
Interest expense	53,970	49,820
Depreciation and amortization	24,091	27,041

Net income	$1,345	$12,795

Predecessor’s share of net income (loss)	$(1,276)	$(4,036)
Intercompany eliminations and other entries	$1,114	$1,357

Equity in net income (loss) of uncombined real estate entities	$(162)	$(2,679)

      Aggregate revenue and operating and other expenses shown above for the year ended December 31, 2002 compared to the year ended December 31, 2001 are affected by decreases in the 2002 amounts related to including KPMG Tower in these totals only through September 13, 2002. The aggregate revenue for the other properties included in the above totals was comparable for the year ended December 31, 2002 and the year ended December 31, 2001. However, there were increases in tenant reimbursement revenue primarily related to increased security and insurance costs, which were offset by a decrease in other income of Wells Fargo Tower of $3,780,000 resulting primarily from one-time lease termination fees recognized during the year ended December 31, 2001. Each of the uncombined properties experienced an increase in operating and other expenses for the year ended December 31, 2002 compared to the year ended December 31, 2001 related primarily to increases in security and insurance costs subsequent to September 11, 2001. Aggregate interest expense for the year ended December 31, 2002 increased $4,150,000 compared to the year ended December 31, 2001 primarily due to increased debt at US Bank Tower incurred in March 2002, partially offset by a decrease related to including interest for KPMG Tower only through September 13, 2002. The aggregate depreciation and amortization decreased $2,950,000 for the year ended December 31, 2002 compared to the year ended December 31, 2001, as a result of decreases related to US Bank Tower and decreases related to including KPMG Tower only through September 13, 2002. The decreased depreciation and amortization for US Bank Tower relates primarily to amounts recorded in 2001 to fully amortize assets related to tenants whose leases were terminated, partially offset by increases in depreciation related to the new security equipment placed into service in 2002.

Minority Interest

      Minority interest increased $1,894,000, or 80.3%, to $(465,000) for the year ended December 31, 2002 compared to $(2,359,000) for the year ended December 31, 2001. The increase was primarily due to decreased interest expense at Gas Company Tower which, due to the terms of our agreement with our minority interestholder in Gas Company Tower, is disproportionately allocated to the minority interestholder.

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000

      On December 21, 2000, we acquired a controlling interest in Gas Company Tower and 808 South Olive garage. As a result, we have combined the entities that own these properties, for the entire period for the year ended December 31, 2001 as compared to only an 11 day period for Gas Company Tower and

808 South Olive garage for the year ended December 31, 2000. The combination of these accounts with those of previously combined accounts of Plaza Las Fuentes and Plaza Las Fuentes Westin, and the property management, leasing and real estate development operations of Maguire Partners Development, Ltd. significantly increased our combined total revenue and total expenses. For the period January 1, 2000 through December 20, 2000, Gas Company Tower and 808 South Olive garage were accounted for utilizing the equity method of accounting. For both of the years ended December 31, 2001 and 2000, our interests in Wells Fargo Tower, KPMG Tower, US Bank Tower and Glendale Center were accounted for utilizing the equity method of accounting.

Total Revenues

      Rental Revenues. Rental revenue increased $34,278,000, or 721.6%, to $39,028,000 for the year ended December 31, 2001 compared to $4,750,000 for the year ended December 31, 2000. The increase was due primarily to the inclusion of a full year of rental revenue related to the Gas Company Tower for the year ended December 31, 2001 compared to the inclusion of 11 days of rental revenue for the year ended December 31, 2000.

      Tenant Reimbursements. Revenues from tenant reimbursements increased $12,539,000, or 609.9%, to $14,595,000 for the year ended December 31, 2001 compared to $2,056,000 for the year ended December 31, 2000. The increase was primarily due to the inclusion of tenant reimbursements related to Gas Company Tower for the full year ended December 31, 2001, compared to inclusion of 11 days for the year ended December 31, 2000.

      Hotel Operations. Revenues from hotel operations decreased $4,533,000, or 19.0%, to $19,346,000 for the year ended December 31, 2001 compared to $23,879,000 for the year ended December 31, 2000. The decrease was primarily due to decreased business travel subsequent to September 11, 2001 and as a result of the weaker national economy in 2001.

      Other Revenues. Other revenues increased $6,625,000, or 82.7%, to $14,636,000 for the year ended December 31, 2001 compared to $8,011,000 for the year ended December 31, 2000. This increase was primarily due to the inclusion of a full year of revenues from parking operations at Gas Company Tower and 808 South Olive garage for the year ended December 31, 2001 compared to inclusion of 11 days of revenues for the year ended December 31, 2000.

Total Expenses

      Rental Property Operating and Maintenance Expenses. Rental property operating and maintenance expenses increased $10,816,000, or 557.2%, to $12,757,000 for the year ended December 31, 2001 compared to $1,941,000 for the year ended December 31, 2000. The increase was primarily due to the inclusion of a full year of property operating and maintenance expenses related to Gas Company Tower for the year ended December 31, 2001 compared to inclusion of 11 days thereof for the year ended December 31, 2000.

      Hotel Operating and Maintenance Expenses. Hotel operating and maintenance expenses decreased $1,805,000, or 11.9%, to $13,361,000 for the year ended December 31, 2001 compared to $15,166,000 for the year ended December 31, 2000. The decrease was primarily due to decreased business travel subsequent to September 11, 2001 and the soft economy in 2001, both of which resulted in lower variable costs at our hotel property.

      Real Estate Taxes. Real estate taxes increased $3,139,000, or 315.5%, to $4,134,000 for the year ended December 31, 2001 compared to $995,000 for the year ended December 31, 2000. The increase was primarily due to the inclusion of a full year of real estate taxes related to the Gas Company Tower and 808 South Olive garage for the year ended December 31, 2001 compared to inclusion of 11 days thereof for the year ended December 31, 2000.

      Interest Expense. Interest expense increased $11,261,000, or 32.6%, to $45,772,000 for the year ended December 31, 2001 compared to $34,511,000 for the year ended December 31, 2000. The increase relates largely to combining Gas Company Tower and 808 South Olive garage which resulted in combining interest expense on the Gas Company Tower and 808 South Olive garage mortgage loans beginning December 21, 2000. Interest expense on the mezzanine loans for Gas Company and 808 South Olive garage is included in our interest expense for both years, however, there was decreased interest expense resulting from a reduction in the principal balance for the refinanced Gas Company Tower mezzanine loan on December 21, 2000 offset by increased interest expense related to the higher borrowing rate on the new mezzanine loan, and decreased interest expense for variable rate loans due to decreases in LIBOR. The balance of the increase in interest for the year ended December 31, 2001 compared to the year ended December 31, 2000 relates primarily to increased borrowings under our $20 million credit facility, increased borrowings for Plaza Las Fuentes and increased interest expense resulting from recording the interest rate caps at fair value.

      Depreciation and Amortization Expense. Depreciation and amortization expense increased $10,864,000, or 306.4%, to $14,410,000 for the year ended December 31, 2001 compared to $3,546,000 for the year ended December 31, 2000. The increase was primarily due to the inclusion of a full year of depreciation and amortization related to Gas Company Tower and 808 South Olive garage for the year ended December 31, 2001 compared to inclusion of 11 days thereof for the year ended December 31, 2000.

      General and Administrative Expenses. General and administrative expenses increased $876,000, or 6.9%, to $13,577,000 for the year ended December 31, 2001 compared to $12,701,000 for the year ended December 31, 2000. The increase was primarily due to the inclusion of a full year of general and administrative expenses related to Gas Company Tower and 808 South Olive garage for the year ended December 31, 2001 compared to inclusion of 11 days thereof for the year ended December 31, 2000, and to an increase in bonuses to employees awarded for the year ended December 31, 2001 compared to bonuses awarded for the year ended December 31, 2000.

      Other Expenses. Other expenses for the year ended December 31, 2001 totaling $843,000 was comparable to other expenses for the year ended December 31, 2000 totaling $851,000.

      Equity in Net Income (Loss) of Uncombined Real Estate Entities. Equity in net income (loss) of uncombined real estate entities decreased $5,744,000 to a loss of $(2,679,000) for the year ended December 31, 2001 compared to net income of $3,065,000 for the year ended December 31, 2000, largely as a result of combining Gas Company Tower and 808 South Olive garage beginning December 21, 2000. Set forth below is a summary of the condensed combined financial information for the uncombined real estate entities and the Maguire Properties Predecessor’s share of net income (loss) and total equity in net income (loss) for the years ended December 31, 2001 and 2000:

	Year Ended December 31,

	2001	2000

	(in thousands)
Revenue	$142,544	$178,668
Operating and other expenses	52,888	65,354
Interest expense	49,820	66,063
Depreciation and amortization	27,041	34,817
Appreciation of land distributed to members	—	6,478

Net income	$12,795	$18,912

Predecessor’s share of net income (loss)	$(4,036)	$3,865
Intercompany eliminations and other entries	$1,357	$(800)

Equity in net income (loss) of uncombined real estate entities	$(2,679)	$3,065

      The decreases in the aggregate revenue and operating and other expenses shown above for the year ended December 31, 2001 compared to the year ended December 31, 2000 relate primarily to including

Gas Company Tower and 808 South Olive garage in these totals only through December 21, 2000. The aggregate revenue for the other properties included in the above totals increased for the year ended December 31, 2001 compared to the year ended December 31, 2000. This increase was largely due to a decrease of $3,153,000 of other income relating primarily to one-time lease termination fees at Wells Fargo Tower recognized during the year ended December 31, 2001 and an aggregate increase in tenant reimbursements of $3,561,000 for US Bank, KPMG and Wells Fargo Towers related primarily to increased operating costs along with increased reimbursements from certain tenants who occupied US Bank Tower in late 2000 and were charged a full year of reimbursements for 2001 and only a partial year for 2000. Aggregate operating and other expenses for such properties increased largely due to increased security costs subsequent to September 11, 2001.

Gain on Forgiveness of Debt

      On December 21, 2000, in connection with a bankruptcy court settlement in which we purchased the equity interest held by our former joint venture partner in Gas Company Tower and 808 South Olive garage, the joint venturer agreed to the settlement of its convertible mezzanine debt for a reduced amount. The settlement of the debt resulted in gains of $161,159,000 as further discussed in Note 1 to our combined financial statements.

Minority Interest

      Minority interest decreased $2,179,000 to $(2,359,000) during the year ended December 31, 2001 compared to $(180,000) during the year ended December 31, 2000. This decrease was primarily due to the inclusion of a full year of operations for Gas Company Tower for the year ended December 31, 2001 compared to the 11 days of operations included in the year ended December 31, 2000.

Pro Forma Operating Results

Comparison of Pro Forma Three Months Ended March 31, 2003 to Historical Three Months Ended March 31, 2003

      The pro forma condensed consolidated statement of operations for the three months ended March 31, 2003 is presented as if this offering, the formation transactions, the refinancing transactions, the borrowings under the credit facility and the acquisitions of third party interests in Wells Fargo Tower that were acquired on February 5, 2003 along with the related financing transactions, all had occurred on January 1, 2003. The pro forma statement reflects the consolidation of US Bank Tower, Wells Fargo Tower and Glendale Center resulting from acquiring the redeemable preferred equity interests in US Bank Tower from the third party investor, the remaining third party ownership interests in Wells Fargo Tower and Glendale Center. In addition, the pro forma statement reflects the effects of acquisition of all of the minority interests previously held by third parties in Gas Company Tower, 808 South Olive Garage and Plaza Las Fuentes, as well as the acquisition of Cerritos Corporate Center Phases I and II from a third party.

      The real estate, other assets and liabilities contributed to us by Mr. Maguire or entities owned by Mr. Maguire in exchange for limited partnership units in the operating partnership will be accounted for as a reorganization of entities under common control; accordingly, the assets and liabilities assumed will be recorded at the Maguire Properties Predecessor’s historical cost. As a result, expenses such as depreciation and amortization included in our pro forma operating results are based on the Maguire Properties Predecessor’s historical costs of the related contributed assets. The interests in our properties purchased from third parties and contributed to us by the minority owners of the Maguire Properties Predecessor will be accounted for based on the fair value of the assets acquired and liabilities assumed.

      The consolidation of the operating results of US Bank Tower, Wells Fargo Tower, Glendale Center and Cerritos Corporate Center Phases I and II resulted in significant increases in various components of our statement of operations. The net effect of all of our pro forma adjustments is to slightly decrease net loss on a pro forma basis, primarily as a result of additional pro forma net income related to the acquisition of Cerritos Corporate Center Phases I and II and acquisition of additional interests in US Bank Tower, Wells Fargo Tower and Glendale Center, partially offset by a significant increase in general and administrative expense related largely to increased compensation expense.

      The components of the significant changes that would have been reflected in our financial statements on a pro forma basis for the three months ended March 31, 2003 compared to the historical results are as follows:

      On a pro forma basis, total revenues would have increased to $65,797,000 for the three months ended March 31, 2003 compared to $31,138,000 reported historically for the same period, an increase of 111.3%. This increase is primarily the result of increases in rental revenue, parking revenues and tenant expense reimbursements resulting from the consolidation of the US Bank Tower, Wells Fargo Tower, Glendale Center and the acquisition of Cerritos Corporate Center Phases I and II.

      On a pro forma basis, total expenses would have increased to $68,109,000 for the three months ended March 31, 2003 compared to $33,466,000 reported historically for the same period, an increase of 103.5%. The increase in pro forma total expenses reflects significant increases resulting from the consolidation of US Bank Tower, Wells Fargo Tower, Glendale Center and the acquisition of Cerritos Corporate Center Phases I and II. Pro forma interest expense reflects a net decrease of $446,000, or 3.7%, resulting from lower interest rates and reduced indebtedness at our historically combined properties partially offset by increases in indebtedness resulting from consolidating US Bank Tower, Wells Fargo Tower and Glendale Center and borrowings under our new credit facility. Pro forma total expenses also reflect $14,998,000 of additional general and administrative expenses that is comprised largely of increases in compensation expense resulting from:

•	restricted stock awards to employees upon the completion of the offering along with cash awards to mitigate the employees’ resulting tax liabilities;

•	bonuses to a former employee resulting from completion of the offering and acquisition of additional interests in Wells Fargo Tower; and

•	additional salaries related to becoming a public company.

The remainder of the increase in general and administrative expense relates primarily to consolidating US Bank Tower, Wells Fargo Tower, Glendale Center and acquisition of Cerritos Corporate Center Phases I and II.

      On a pro forma basis, minority interest for the three months ended March 31, 2003 decreased to a minority deficit of $(528,000) compared to $144,000 of minority interest reported historically for the same period. Pro forma minority interest consists of an allocation of pro forma net income to the continuing investors offset by reversal of minority interest historically allocated for the same period to the former third party investor in Gas Company Tower. This reversal results from the Company acquiring the minority interest in Gas Company Tower.

Comparison of Pro Forma Year Ended December 31, 2002 to Historical Year Ended December 31, 2002

      The pro forma condensed consolidated statement of operations for the year ended December 31, 2002 is presented as if this offering, the formation transactions, the refinancing transactions and the acquisitions of all of the third party interests in KPMG Tower that were acquired on September 13, 2002 along with the related financing transactions, all had occurred on January 1, 2002. The pro forma financial statements reflect the consolidation of US Bank Tower, Wells Fargo Tower and Glendale Center resulting from acquiring the redeemable preferred equity interests in US Bank Tower from the third party investor and all the third party ownership interests in Wells Fargo Tower and Glendale Center and, thereby, the assumption of control of major decisions by us. In addition, the pro forma financial statements reflect the effects of acquisition of all of the minority interests previously held by third parties in Gas Company Tower, 808 South Olive Garage and Plaza Las Fuentes, as well as the acquisition of Cerritos Corporate Center Phases I and II from a third party.

      The real estate, other assets and liabilities contributed to us by Mr. Maguire or entities owned by Mr. Maguire in exchange for limited partnership units in the operating partnership will be accounted for as a reorganization of entities under common control; accordingly, the assets contributed and liabilities assumed will be recorded at the Maguire Properties Predecessor’s historical cost. As a result, expenses such as depreciation and amortization included in our pro forma operating results are based on the Maguire Properties Predecessor’s historical costs of the related contributed assets. The interests in our properties purchased from third parties and contributed to us by the minority owners of the Maguire Properties Predecessor will be accounted for based on the fair value of the assets acquired and liabilities assumed.

      The consolidation of the operating results of the US Bank, KPMG, Wells Fargo Towers, Glendale Center and Cerritos Corporate Center Phases I and II resulted in significant increases in various components of our statement of operations. The net effect of all of our pro forma adjustments is to significantly increase net income on a pro forma basis, primarily as a result of additional pro forma net income related to the acquisition of Cerritos Corporate Center Phases I and II and acquisition of additional interests in the US Bank, KPMG and Wells Fargo Towers and Glendale Center, partially offset by a significant increase in general and administrative expense related largely to increased compensation expense.

      The components of the significant changes that would have been reflected in our financial statements on a pro forma basis for the year ended December 31, 2002 compared to the historical results are as follows:

      On a pro forma basis, total revenues would have increased to $249,622,000 for the year ended December 31, 2002 compared to $101,052,000 reported historically for the same period, an increase of 147.0%. This increase is primarily the result of increases in rental revenue, parking revenues and tenant expense reimbursements resulting from the consolidation of the US Bank, KPMG and Wells Fargo Towers, Glendale Center and the acquisition of Cerritos Corporate Center Phases I and II.

      On a pro forma basis, total expenses would have increased to $223,304,000 for the year ended December 31, 2002 compared to $116,051,000 reported historically for the same period, an increase of 92.4%. The increase in pro forma total expenses reflects significant increases resulting from the consolidation of the US Bank, KPMG and Wells Fargo Towers and Glendale Center and the acquisition of Cerritos Corporate Center Phases I and II. Pro forma interest expense reflects a net increase resulting from increases in indebtedness resulting from consolidating the US Bank, KPMG and Wells Fargo Towers, Glendale Center and from borrowings under our new credit facility offset by reduced indebtedness at our historically combined properties and lower interest rates. Pro forma total expenses also reflect $18,253,000 of additional general and administrative expenses that is comprised largely of increases in compensation expense resulting from:

•	restricted stock awards to employees upon the completion of the offering along with cash awards to mitigate the employees’ resulting tax liabilities,

•	bonuses to a former employee resulting from completion of this offering and acquisition of the remaining interests in Wells Fargo Tower and

•	additional salaries related to becoming a public company.

The remainder of the increase in general and administrative expense relates primarily to increased costs related to becoming a public company and consolidating the US Bank, KPMG and Wells Fargo Towers, and Glendale Center and the acquisition of Cerritos Corporate Center Phases I and II.

      On a pro forma basis, minority interest for the year ended December 31, 2002 increased to $6,011,000 compared to a minority deficit of $(465,000) reported historically for the same period. Pro forma minority interest consists of an allocation of pro forma net income to the continuing investors offset by reversal of minority interest historically allocated for the same period to the former third party investor in Gas Company Tower. This reversal results from the Company acquiring the minority interest in Gas Company Tower.

Liquidity and Capital Resources

Analysis of Liquidity and Capital Resources.

      We believe that this offering, the formation transactions and the refinancing transactions will improve our financial performance through changes in our capital structure, principally the reduction in overall debt encumbering the properties in our portfolio and the reduction of our ratio of debt to total market capitalization to approximately 53.5%. Upon completion of this offering, the formation transactions, the refinancing transactions borrowings under our secured credit facility and the use of proceeds therefrom, we anticipate that our total indebtedness will be approximately $1.05 billion. Concurrently with this offering, we intend to enter into a $100 million secured revolving credit facility which we expect to be available to us upon consummation of this offering. At the closing of this offering, we expect that $84.0 million of the $100 million under this facility will be available to us pursuant to the terms of this facility. We intend to use the credit facility to, among other things, finance our expected acquisition of the third party interests in Glendale Center, finance the acquisition of other properties (including the option properties, if and when the option properties are purchased, and Solana pursuant to the right of first offer although we do not currently anticipate exercising these rights in the near future based on current market and property conditions), provide funds for tenant improvements and capital expenditures, and provide for working capital and other corporate purposes. We may finance a portion of the purchase of additional interests in Glendale Center through a refinancing of the $37.0 million of secured indebtedness that currently encumbers Glendale Center with a new approximate $75 million mortgage. We would draw any additional amounts required to fund the purchase of additional interests in Glendale Center and the refinancing from our revolving credit facility. In addition, Disney Enterprises may have a “piggyback” right to require us to purchase its distribution participation right in Glendale Center in connection with our expected purchase of additional interests in this property. We currently anticipate that this would cost approximately $10 million, which we would draw from our revolving credit facility.

      Our short term liquidity needs include funds for dividend payments to our stockholders required to maintain our REIT status, funds for capital expenditures and, potentially, acquisitions. We expect to meet our short-term liquidity requirements generally through net cash provided by operations and, initially, reserves established from existing cash and the proceeds of this offering for tenant improvements and leasing commissions and, if necessary, by drawing upon our credit facility. Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. For the years ended December 31, 2000 through December 31, 2002 and for the three months ended March 31, 2003, our weighted average annual tenant improvement and leasing commission costs were $19.25 per square foot of leased space. As of May 30, 2003, we have commitments under leases in effect for $44.4 million of tenant improvement costs and leasing commissions to be incurred during the twelve months ending March 31, 2004, which we intend to fund out of a reserve that we will establish with $37.2 million of net proceeds from this offering together with existing reserves of $7.2 million. We expect the annual cost of additional future tenant improvements and leasing commissions for the office properties in our office portfolio to be approximately $5.6 million, based upon approximately 291,000 square feet that will become available in our properties as a result of leases scheduled to expire during the twelve months ending March 31, 2004. We expect the cost of recurring capital improvements for our properties to be approximately $604,000 annually, based upon the weighted average annual capital expenditure of $0.10 per square foot for the years ended December 31, 2000 through December 31, 2002 and the three months ended March 31, 2003. We expect the annual cost of equipment upgrades for the year ending March 31, 2004, which are recovered from tenants, to be $1,329,180 ($0.24 per square foot). Funding of the capital expenditure escrow accounts of our hotel is expected to be approximately $720,000 annually, based upon a projected $18.1 million of hotel revenue for the year ending March 31, 2004. As of March 31, 2003, we had approximately $2.0 million in capital expenditure escrow accounts relating to our hotel, and we expect to use these funds and any additional amounts deposited therein to fund non-recurring upgrades at our hotel associated with the rebranding of the hotel to a Westin.

      We expect to meet our long-term liquidity requirements for the funding of property development, property acquisitions (potentially including acquisitions of option properties; although we do not currently anticipate exercising our options in the near future based on current market and property conditions) and other non-recurring capital improvements through net cash from operations, long-term secured and unsecured indebtedness, including our credit facility, and the issuance of equity and debt securities. We also intend to fund property development, property acquisitions and other non-recurring capital improvements using the credit facility on an interim basis, by potentially refinancing properties in connection with their acquisition, as well as by potentially raising equity capital through joint venturing our stabilized properties.

Commitments

      Upon completion of this offering, the formation transactions and the refinancing transactions, we will have long-term indebtedness totaling $1,051,240,000, comprised of $1,046,800,000 of principal and $4,440,000 of loan premium. The following table summarizes our repayment obligations during the remainder of 2003 and for each of the five years thereafter under the consolidated indebtedness that we anticipate will be outstanding upon consummation of this offering, the formation transactions and the refinancing transactions.

Amounts
(in thousands)

Through December 31, 2003	$201
2004	507
2005	195,545
2006	27,309
2007	284,616
2008	4,854
Thereafter	533,768

Total	$1,046,800

      As noted above, we may refinance the Glendale Center property in connection with our purchase of additional interests therein, and we may be required to draw from our revolving credit facility to acquire Disney Enterprises’ distribution participation rights in Glendale Center. Each of these events could affect our long-term indebtedness and annual repayment obligations.

      In addition, we expect to have capital lease obligations of $7.1 million upon consummation of this offering. Pursuant to signed leases as of May 30, 2003, we also have commitments to make tenant improvements and pay leasing commissions in the amount of approximately $44.4 million during the twelve months ending March 31, 2004.

Consolidated Indebtedness to be Outstanding After this Offering

      Upon completion of this offering, the formation transactions and the refinancing transactions, we expect to have approximately $1.05 billion of outstanding consolidated long-term and revolving debt. This indebtedness will be comprised of five mortgages secured by six of our properties (the US Bank, Gas Company, 808 South Olive garage, Wells Fargo and KPMG Towers and Glendale Center), one mezzanine loan secured by a pledge of the equity interests in the fee owners of 808 South Olive garage Gas Company Tower and advances under our credit facility. The weighted average interest rate on this indebtedness is expected to be 3.87% (based on the 30-day LIBOR rate at June 23, 2003 of 1.03%). A total of $201,000 of scheduled loan principal payments will be due on this indebtedness from the estimated consummation date of this offering through December 31, 2003. After completion of this offering, the formation transactions, the refinancing transactions and borrowings under our revolving credit facility, we expect our ratio of debt to total market capitalization to be approximately 53.5% (50.8% if the underwriters’ overallotment option is exercised in full). Upon completion of this offering, the formation transactions, the refinancing transactions and borrowings under our revolving credit facility, we expect that approximately $499.8 million, or 47.5%, of our outstanding long-term debt will be variable rate debt. We expect to enter into four-year interest rate swap agreements for approximately $322.0 million of our variable rate debt, to effectively fix the base rate portion of the interest rate. As a result, we expect that 83.1% of our total indebtedness upon completion of this offering, will be subject to fixed interest rates for a minimum of four years.

      On June 2, 2003, we purchased cash-settled options on forward-starting interest rate swaps relating to $774.5 million notional principal amount of indebtedness in order to hedge against interest rate movements through June 30, 2003. We paid $5.6 million for these hedges, which are intended to hedge against movements in the ten-year and seven-year U.S. Treasury Rates (the indexes upon which our fixed rate loans for US Bank Tower and Wells Fargo Tower will be based) and LIBOR (the index upon which our floating rate loans will be based). We purchased these options solely because we expect to enter into approximately $790 million of new long-term borrowings in connection with this offering, and we desired to hedge against the interest rate risk associated with these loans prior to their closing. Because the exercise of these options is at our discretion, and we will not exercise them unless they are in-the-money on the exercise date, we have no potential future liability under these instruments.

      The following table sets forth certain information with respect to the indebtedness that we expect will be outstanding after this offering, the formation transactions and the refinancing transactions, as of the completion of this offering, but does not give effect to the four-year interest rate swap agreements for approximately $322.0 million that we expect to enter into in connection with this offering.

	Interest		Principal		Annual Debt		Maturity		Balance at
Properties	Rate		Amount		Service(1)		Date		Maturity(2)

US Bank Tower Mortgage	4.69% (3)		$260,000,000		$12,194,000		6/30/13	(4)	260,000,000
Gas Company Tower and 808 South Olive garage	LIBOR + 1.55%	(5)(6)			7,515,000	(7)
Mortgage	—(5)		250,000,000		—	(7)	6/30/07	(4)(8)	250,000,000
Mezzanine	—(5)		30,000,000	(9)	—	(7)	6/30/08	(4)(9)	30,000,000	(9)
Wells Fargo Tower Mortgage(10)	4.7%(3)		250,000,000		11,750,000	(11)	6/30/10	(4)	233,274,000	(11)
KPMG Tower Mortgage	LIBOR + 1.875%	(12)	195,000,000		5,664,750		8/31/05	(13)	195,000,000
Glendale Center Mortgage	7.20%(14)		37,000,000	(15)	3,175,920	(16)	1/11/11		0
Credit Facility	LIBOR + 2.00%		24,800,000	(16)	751,440		6/30/06	(4)	24,800,000

Total Principal			1,046,800,000
Loan Premium			4,440,000	(17)

Total:			$1,051,240,000		$41,051,110				$993,074,000

(1)	Annual debt service for floating rate loans is calculated based on the 30-day LIBOR rate at June 23, 2003 which was 1.03%.

(2)	Assuming no payment has been made on the principal in advance of its due date.

(3)	The fixed rate for the US Bank Tower mortgage will be equal to the ten year U.S. Treasury rate plus the applicable spread, and for the Wells Fargo Tower mortgage loan will be equal to the seven year U.S. Treasury rate plus the applicable spread. The spreads are expected to be 1.38% and 2.05% for the US Bank Tower mortgage loan and the Wells Fargo Tower mortgage loan, respectively. For the pro forma calculations we utilized the June 23, 2003 ten year U.S. Treasury Rate, 3.31%, and the seven year U.S. Treasury rate, 2.65%, to estimate our fixed rates.

(4)	Assuming the loan is entered into on June 30, 2003.

(5)	The weighted average borrowing rate for the Gas Company Tower and 808 South Olive garage mortgage and mezzanine loans together is expected to be LIBOR plus 1.55%. The mezzanine loan is subject to a LIBOR floor of 2%.

(6)	We are required to enter into an interest rate cap agreement with respect to this loan that limits the interest rate to 9% during the term of this loan.

(7)	The aggregate annual debt service for the Gas Company Tower and 808 South Olive garage mortgage and mezzanine loans is expected to be $7,515,000.

(8)	A one-year extension is available.

(9)	This loan must be repaid on the maturity date of the Gas Company Tower and 808 South Olive garage mortgage financing if the mortgage is not extended.

(10)	Mr. Maguire, or a related entity, will guarantee a $64.4 million portion of this loan.

(11)	This loan requires monthly payments of interest only for three years, and amortizes on a 30-year schedule thereafter.

(12)	We have entered into an interest rate cap agreement with respect to this loan that limits the rate on the LIBOR portion of the interest rate, exclusive of the spread, to 6% during the term of this loan, excluding extension periods.

(13)	Two, one-year extensions available.

(14)	If this loan is not repaid on January 11, 2011, the interest rate will be adjusted to the greater of 12.2% per annum and the twelve-year United States Treasury rate plus 5% per annum. The loan balance on January 11, 2011 is estimated to be $32,001,513.

(15)	Interest only through July 11, 2003. Beginning August 11, 2003, monthly payments of $264,660 are due.

(16)	Assumes that our purchase of additional interests in Glendale Center is financed in part by a draw on our revolving credit facility and that the existing indebtedness encumbering Glendale Center is assumed. However, we may refinance the existing indebtedness encumbering Glendale Center with a new approximate $75 million mortgage. In that case, we would finance remaining amounts, if any, required to acquire the additional interests in Glendale Center and refinance the existing property indebtedness by drawing from our secured revolving credit facility.

(17)	Relates to the Glendale Center mortgage.

Material Provisions of Consolidated Indebtedness to be Outstanding After this Offering

      US Bank Tower — Mortgage Indebtedness. Upon consummation of this offering, our subsidiary that owns 100% of the fee interest of US Bank Tower will be the borrower under a $260.0 million mortgage loan with Greenwich Capital Financial Products, Inc. as lender that will be secured by:

•	a first mortgage lien on US Bank Tower and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts and intangibles;

•	an assignment of leases and rents; and

•	all proceeds, products and profits from the foregoing.

      The maturity date of this loan will be ten years following the consummation of this offering. The loan is expected to bear interest at a fixed rate based on the ten year treasury rate as of the closing of the mortgage loan plus 1.38%; however we have not yet locked in the rate. Based on the ten year treasury rate as of June 23, 2003, our fixed rate would be 4.69%. The loan requires monthly payments of interest only. We are prohibited from prepaying any portion of the loan during a “lockout” period that ends three months prior to the maturity date. This loan may be defeased on the earlier to occur of three years following the consummation of this offering and the date that is two years from the start up date of the trust that will be established in connection with the securitization of this loan. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, restrictions on the borrower’s ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of, any other person. Our lender will have an option to subsequently divide the loan amount into multiple notes with a portion as a mortgage and another as mezzanine with no economic impact to us. In connection with this mortgage, we will be subject to a cash management agreement pursuant to which all income generated by US Bank Tower is deposited directly into a clearing account and then swept into a cash collateral account for the benefit of the lender from which cash is distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. Certain of such reserve accounts are subject to upward adjustment based on downward fluctuations in net operating income.

      Gas Company Tower and 808 South Olive Garage — Mortgage Indebtedness. Upon consummation of this offering, our subsidiaries that own 100% of the fee interests of Gas Company Tower and 808 South Olive garage will be the borrowers under a $250.0 million mortgage loan with Bank of America, N.A., an affiliate of one of our underwriters, as lender that will be secured by:

•	a first mortgage lien on Gas Company Tower and 808 South Olive garage and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts and intangibles;

•	an assignment of leases and rents; and

•	all proceeds, products and profits from the foregoing.

      The maturity date of this loan will be four years following the consummation of this offering, with one 1-year extension period. This loan is expected to bear interest at a weighted average rate, taken together with the Gas Company Tower and 808 South Olive garage mezzanine loan described below, of LIBOR plus 1.55% per annum and require monthly interest-only payments until the maturity date. We will be prohibited from prepaying any portion of the loan during a “lockout period” that ends three years following the consummation of the loan. We may prepay this loan without penalty on any monthly payment date after this lockout period but only in full upon between 60 and 90 days’ notice. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, certain restrictions on the borrowers’ ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of, any other person. In connection with this mortgage, we will be subject to a lockbox agreement and cash management provisions of the mortgage pursuant to which all income generated by Gas Company Tower and 808 South Olive garage is deposited directly into a lockbox account and then swept into a cash management account for the benefit of the lender from which cash is distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of debt service, insurance, taxes, operating expenses, extraordinary capital expenditures and leasing expenses and any payments then due under the Gas Company Tower and 808 South Olive garage mezzanine loan. We are required to enter into an interest rate cap agreement with respect to this loan that limits the interest rate to 9% during the term of this loan.

      Gas Company Tower and 808 South Olive Garage — Mezzanine Indebtedness. Upon consummation of this offering, our subsidiaries that own 100% of the fee owners of Gas Company Tower and 808 South Olive garage will be the borrowers under a $30.0 million mezzanine loan with Bank of America, N.A., an affiliate of one of our underwriters, as lender, that will be secured by our membership interests in the entities that are the fee owners of Gas Company Tower and 808 South Olive garage and a continuing first priority lien on the related interest rate cap agreement, including all proceeds under the agreement. The maturity date of this loan will be five years following consummation of this offering. This loan is expected to bear interest at a weighted average rate, taken together with the Gas Company Tower and 808 South Olive garage mortgage loan described above, of LIBOR plus 1.55% per annum and require monthly interest-only payments until the maturity date. The mezzanine loan is subject to a LIBOR floor of 2%. We will be prohibited from prepaying any portion of the loan during a “lockout period” that ends three years following the consummation of the loan. We may prepay this loan without penalty after this lockout period but only in full upon between 60 and 90 days’ notice. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, restrictions on the borrower’s ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of, any other person. This loan is subject to the same lockbox agreement and cash management arrangements as set forth in the Gas Company Tower and 808 South Olive garage mortgage. This loan must be repaid in full if, at any time, the Gas Company Tower and 808 South Olive garage mortgage loan is repaid or if the maturity date of the mortgage loan is not extended pursuant to its terms. We are required to enter into an interest rate cap agreement with respect to this loan that limits the interest rate to 9% during the term of this loan.

      KPMG Tower — Mortgage Indebtedness. Our subsidiary is the borrower under a $195 million mortgage loan with Deutsche Bank AG Cayman Islands Branch as the original senior lender and Deutsche Bank AG New York Branch as administrative agent and collateral agent. Deutsche Bank AG Cayman Islands Branch and Deutsche Bank AG New York Branch are cash affiliates of Deutsche Bank Securities Inc., one of our underwriters. This mortgage loan is secured by:

•	a first mortgage lien on KPMG Tower and related improvements and fixtures;

•	all related personal property;

•	a continuing first priority lien on the related interest rate cap agreement including all proceeds under the agreement;

•	a general first lien in a cash collateral account, lockbox account and a security deposit account including all of borrower’s right, title and interest in and to all cash, property or rights transferred to or deposited in the accounts from time to time; and

•	an assignment of leases and rents.

      The maturity date of this loan is August 31, 2005, with two 12-month extension periods. This loan bears interest at LIBOR plus 1.875% per annum and requires monthly interest-only payments until the initial maturity date. If the maturity date is extended beyond August 31, 2005, monthly payments of interest and principal will be required, with the principal payments based on a 25-year amortization schedule. This loan may be prepaid in full at any time on 30 days notice subject to a prepayment penalty of 1% in the first 12 months and 0.5% in the second 12 months. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, restrictions on the borrower’s ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of, any other person. In connection with this mortgage, we entered into lockbox and cash management agreements pursuant to which all income generated by KPMG Tower is deposited directly into a lockbox account and then swept into a cash management account for the benefit of the lenders, from which cash is distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. Mr. Maguire has unconditionally guaranteed the payment and performance of this mortgage loan. We anticipate that this guaranty will be released upon completion of this offering. On September 13, 2002, in connection with the mortgage loan, the borrower entered into an interest rate cap agreement with Fleet National Bank. The interest rate cap agreement protects the borrower if LIBOR exceeds 6% during the term of this loan, excluding the extension periods.

      Wells Fargo Tower — Mortgage Indebtedness. Upon consummation of this offering, our subsidiary that owns 100% of the fee interest of Wells Fargo Tower will be the borrower under a $250.0 million mortgage loan with Greenwich Capital Financial Products, Inc. as lender that will be secured by:

•	a first mortgage lien on Wells Fargo Tower and related improvements, fixtures and real property rights;

•	a general first lien on all related personal property;

•	a general first lien on all related accounts and intangibles;

•	an assignment of leases and rents; and

•	all proceeds, products and profits from the foregoing.

      The maturity date of this loan will be seven years following consummation of this offering. This loan will consist of at least three tranches. This mortgage is expected to bear interest at a fixed rate based on the seven year treasury rate as of the closing of the mortgage loan plus an aggregate weighted average for all tranches of a spread of 2.05%; however, we have not yet locked in this treasury rate. Based on the seven year treasury rate as of June 23, 2003, our aggregate weighted average fixed rate would be 4.7%. The loan requires monthly payments of interest only for three years and will amortize thereafter on a 30-year schedule. We are prohibited from prepaying any portion of the loan during a “lockout” period that ends three months prior to the maturity date. This loan may be defeased after the earlier to occur of four years following the consummation of this offering and the date that is two years from the start-up date of the trust established in connection with the securitization of this loan. The loan contains customary affirmative covenants such as financial reporting and standard lease requirements and negative covenants, including, among others, certain restrictions on the borrower’s ability to (i) create or incur additional liens or indebtedness, (ii) transfer the property or an interest in the property and (iii) merge or consolidate with or into, or convey, transfer or dispose of all or substantially all of its assets to or in favor of, any other person. In connection with this mortgage, we will be subject to a cash management agreement pursuant to which all income generated by Wells Fargo Tower is deposited directly into a clearing account and then swept into a cash collateral account for the benefit of the lender from which cash is distributed to us only after funding of improvement, leasing and maintenance reserves and the payment of debt service, insurance, taxes, operating expenses, and extraordinary capital expenditures and leasing expenses. Certain of such reserve accounts are subject to upward adjustment based on downward fluctuations in net operating income.

      Glendale Center — Mortgage Indebtedness. Upon consummation of our purchase of an additional 70% interest in Glendale Center, the fee simple owner of Glendale Center that will be our subsidiary will be the borrower under a $37 million mortgage from Credit Suisse First Boston Mortgage Capital, LLC, an affiliate of Credit Suisse First Boston LLC, one of our joint book-running managers, secured by the Glendale property. This loan has an interest rate of 7.20% and matures on January 11, 2011. Pursuant to the terms of the loan, we will be required to make monthly interest-only payments through July 11, 2003. Beginning on August 11, 2003, we will be required to make monthly payments of principal and accrued interest. If this loan is not repaid on January 11, 2011, the interest rate will be adjusted to the greater of 12.2% per annum and the twelve-year United States Treasury rate plus 5% per annum. The loan balance on January 11, 2011 is estimated to be $32,001,513. We may defease the note, in whole or part, at any time without penalty. We may defease this mortgage in connection with our acquisition of additional interests in Glendale Center.

      Credit Facility. We intend to enter into a three-year, $100 million senior secured revolving credit facility with an affiliate of Citigroup Global Markets Inc., one of our joint book-running managers, and with an affiliate of Wachovia Securities, LLC, one of our underwriters, as joint lead arrangers. Several of the underwriters are also expected to be lenders under this facility. We expect $84.0 million of this credit facility to be available to us upon consummation of this offering pursuant to the terms of this facility. We expect to draw up to $24.8 million under this facility concurrently with or soon after the consummation of this offering in order to purchase an additional 70% interest in Glendale Center. We may delay this purchase until after this offering to finance a portion of the purchase price through a concurrent refinancing of the secured indebtedness that currently encumbers Glendale Center with a new approximate $75 million mortgage. In addition, Disney Enterprises may have a “piggyback” right to require us to purchase its distribution participation right in Glendale Center in connection with our expected purchase of additional interests in this property. We currently anticipate that this would cost approximately $10 million, which we would draw from our revolving credit facility. We intend to use the credit facility, among other things, to finance the acquisition of properties, provide funds for dividends, tenant improvements and capital expenditures, and provide for working capital and other corporate purposes. We anticipate that the credit facility will contain customary covenants for credit facilities of this type. We expect that this credit facility will be secured by our Cerritos Corporate Center Phase I and Phase II properties, Plaza Las Fuentes and the Plaza Las Fuentes Westin and may be guaranteed by certain of our subsidiaries whose governance agreements and loan documents do not otherwise prohibit such guarantees.

Cash Flows

Comparison of Three Months Ended March 31, 2003 to Three Months Ended March 31, 2002

      Cash and cash equivalents were $3,284,000 and $15,462,000, respectively, at March 31, 2003 and 2002.

      Net cash provided by operating activities increased $5,054,000 to $9,664,000 for the three months ended March 31, 2003 compared to $4,610,000 for the three months ended March 31, 2002. The increase was primarily due to inclusion of KPMG Tower for the three months ended March 31, 2003, but not for the three months ended March 31, 2002, the changes in results of operations discussed above along with timing difference in payments of accounts payable and collection of due from affiliates.

      Net cash used in investing activities increased $57,890,000 to $(60,518,000) for the three months ended March 31, 2003 compared to $(2,628,000) for the three months ended March 31, 2002. The increase was primarily the result of $59,583,000 paid during the three months ended March 31, 2003 to acquire additional interests in the Wells Fargo Tower entities compared to $0 during the three months ended March 31, 2002.

      Net cash provided by financing activities increased $39,801,000 to $51,162,000 for the three months ended March 31, 2003 compared to $11,361,000 for the three months ended March 31, 2002. The increase was primarily due to the net increase in cash resulting from proceeds from the Wells Fargo Tower financing of $64,250,000 partially offset by payments totaling $10,449,000 on other secured loans and loan costs during the three months ended March 31, 2003 compared to a net increase in cash resulting from proceeds from the US Bank Tower financing partially offset by $13,776,000 paid on other secured loans during the three months ended March 31, 2002. Additionally, there was a decrease in the distributions to owners during the three months ended March 31, 2003 of $7,485 from $(9,881) to $(2,396) in the three months ended March 31, 2002.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

      Cash and cash equivalents were $2,976,000 and $2,119,000, respectively, at December 31, 2002 and 2001.

      Net cash provided by operating activities decreased $3,710,000 to $3,283,000 for the year ended December 31, 2002 compared to $6,993,000 for the year ended December 31, 2001. The decrease was primarily due to the changes in the results of operations discussed above, the consolidation of KPMG Tower beginning on September 13, 2002 and timing differences in payments of accounts payable during periods of limited liquidity.

      Net cash used in investing activities increased $25,135,000 to $(28,024,000) for the year ended December 31, 2002 compared to $(2,889,000) provided by investing activities for the year ended December 31, 2001. The increase was primarily the result of $13,000,000 paid during the year ended December 31, 2002 to acquire a controlling interest in the KPMG Tower entity compared to $0 during the year ended December 31, 2001 and a $14,350,000 increase in restricted cash during the year ended December 31, 2002 versus a decrease of $1,117,000 in our restricted cash balances for the year ended December 31, 2001. This increase in restricted cash relates primarily to the new KPMG Tower mortgage loan.

      Net cash provided by financing activities increased $29,664,000 to $25,598,000 for the year ended December 31, 2002 compared to $(4,066,000) for the year ended December 31, 2001. The increase was primarily due to the net increase in cash resulting from net proceeds from the US Bank Tower financing of $34,789,000 in March of 2002 and a $19,671,000 net increase in other borrowings for the year ended December 31, 2002 compared to the year ended December 31, 2001, partially offset by a $16,967,000 increase in distributions to owners to $24,113,000 for the year ended December 31, 2002 compared to $7,146,000 for the year ended December 31, 2001 and $3,260,000 paid for deferred offering costs during 2002.

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000

      Cash and cash equivalents were $2,119,000 and $2,081,000, respectively, at December 31, 2001 and 2000.

      Net cash provided by operating activities increased $10,844,000 to $6,993,000 for the year ended December 31, 2001 compared to $(3,851,000) for the year ended December 31, 2000. The increase in net cash was due to the changes in the results of operations discussed above and timing differences in payments of accounts payable during periods of limited liquidity.

      Net cash used in investing activities decreased by $17,649,000 to $(2,889,000) for the year ended December 31, 2001 compared to $(20,538,000) for the year ended December 31, 2000. The increase in cash from investing activities is primarily the result of $13,000,000 paid during the year ended December 31, 2000 to acquire a controlling interest in the Gas Company Tower and 808 South Olive garage real estate entities compared to $0 during the year ended December 31, 2001 and an increase in restricted cash of $5,088,000 during the year ended December 31, 2000 related primarily to the increase in restricted cash related to the new cross-collateralized mortgage loan for Gas Company Tower and 808 South Olive compared to a decrease in restricted cash of $1,117,000 for the year ended December 31, 2001.

      Net cash used in financing activities increased by $29,648,000 to $(4,066,000) for the year ended December 31, 2001 compared to $25,582,000 provided by financing activities for the year ended December 31, 2000. The increase in net cash used relates, in part, to the $19,823,000 decline in distributions (net of contributions) paid to owners during the year ended December 31, 2001 compared to the year ended December 31, 2000, $12,000,000 of proceeds received from the Glendale Center real estate entity during the year ended December 31, 2000 compared to $0 for the year ended December 31, 2001, and a net payment of loan principal and costs of $586,000 during the year ended December 31, 2001, versus a $36,885,000 net borrowing offset by payment of loan costs during the year ended December 31, 2000.

Funds From Operations

      Industry analysts generally consider funds from operations an alternative measure of performance for an equity REIT. The Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002) defines funds from operations to mean income (loss) before minority interests (computed in accordance with GAAP), excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures.

      We believe that funds from operations is helpful to investors as an additional measure of performance for an equity REIT because it is predicated on operating funds flow analysis. While funds from operations is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating funds from operations and, accordingly, funds from operations as disclosed by such other REITs may not be comparable to funds from operations published herein. Therefore, we believe that in order to facilitate a clear understanding of our pro forma operating results, funds from operations should be examined in conjunction with net income (loss) as presented in the pro forma financial statements included elsewhere in this prospectus. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

      The following table presents a reconciliation of our pro forma funds from operations for the periods presented.

	Pro Forma

	Three Months ended	Year ended
	March 31, 2003	December 31, 2002

Pro forma income (loss) before minority interest	$(2,312)	$26,318
Plus: pro forma real estate depreciation and amortization	11,830	47,134

Pro forma funds from operations(1)	$9,518	$73,452

(1)	Pro forma funds from operations as set forth above includes $15.4 million of non-recurring compensation expense for the three months ended March 31, 2003, and $20.2 million for the year ended December 31, 2002.

Inflation

      Substantially all of our office leases provide for separate real estate tax and operating expense escalations. In addition, many of the leases provide for fixed base rent increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above. Our hotel properties are able to change room rates on a daily basis, so the impact of higher inflation can often be passed on to customers. However, a weak economic environment may restrict our ability to raise room rates to offset rising costs.

New Accounting Pronouncements

      The Financial Accounting Standards Board, or FASB, issued Statement of Financial Standards, or SFAS, No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to us related to SFAS No. 145 is to provide that early extinguishment of debt, including the write-off of unamortized deferred loan costs are generally no longer considered extraordinary items. We have adopted the provisions of SFAS No. 145 and have presented all previous early write-offs of unamortized loan costs as a component of interest expense.

Quantitative and Qualitative Disclosures About Market Risk

      Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We use some derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

      Upon completion of this offering and the formation transactions, we expect to have outstanding approximately $1.05 billion of consolidated debt. We expect approximately $499.8 million, or 47.5% of our total consolidated debt to be variable rate debt. With respect to the $499.8 million principal amount of the variable rate debt to be outstanding upon completion of this offering and the formation transactions, we expect to enter into four-year interest rate swap agreements for approximately $322.0 million of our variable rate debt, to effectively fix the base rate portion of the interest rate at approximately 1.99%. As a result, we expect that approximately 83.1% of our total indebtedness upon completion of this offering, will be subject to fixed interest rates for a minimum of four years.

      Additionally, we will have the benefit of an interest rate protection, or “cap” agreement, in the notional amount of $195.0 million of indebtedness providing that the maximum rate payable, or cap, attributable to the LIBOR portion, exclusive of the spread, is 6% through September 13, 2005.

      If, after consideration of the interest rate swaps described above, LIBOR were to increase by 10%, or approximately 10.3 basis points, the increase in interest expense on the unhedged variable rate debt would decrease future earnings and cash flows by approximately $152,200 annually. If LIBOR were to increase by 10%, the fair value of our $547.0 million principal amount of outstanding fixed rate debt would decrease by approximately $3.8 million and the fair market value of our anticipated swap agreements would increase by $1.2 million. If LIBOR were to decrease by 10%, or approximately 10.3 basis points, the decrease in interest expense on the unhedged variable rate debt would be approximately $152,200 annually. If LIBOR were to decrease by 10%, the fair value of our $547.0 million principal amount of outstanding fixed rate debt would increase by approximately $3.9 million and the fair market value of our anticipated swap agreements would decrease by $1.3 million.

      On June 2, 2003, we purchased for an aggregate of $5.6 million cash-settled options on forward-starting interest rate swaps relating to an aggregate of $774.5 million notional amount of indebtedness. Due to declines in interest rates since June 2, 2003, these options have minimal value.

      Interest risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

      As of March 31, 2003, our total outstanding debt was approximately $713.6 million, which was comprised of $553.0 million of mortgage loans and $160.6 million of other secured loans. Approximately

$674.0 million, or 94.5%, of our total outstanding debt was variable rate debt. With respect to $630.0 million principal amount of our variable rate debt outstanding as of March 31, 2003, we had entered into the interest rate “cap” agreements to reduce our exposure to market rate changes.

      As of March 31, 2003, the market value of our outstanding debt is approximately equal to the carrying value of $713.6 million.

ECONOMIC AND MARKET OVERVIEW

      UNLESS INDICATED OTHERWISE, ALL INFORMATION IN THIS ECONOMIC AND MARKET OVERVIEW SECTION IS AS OF DECEMBER 31, 2002 AND DERIVED FROM THE MARKET STUDIES PREPARED BY THE ROSEN CONSULTING GROUP AND CUSHMAN & WAKEFIELD OF CALIFORNIA, INC.

Los Angeles Economy

      Rosen Consulting Group, or Rosen, believes that Southern California, including the Los Angeles metropolitan area, is among the brightest spots in the national economy and office market. According to Cushman & Wakefield of California, Inc., or Cushman, the Los Angeles area is one of the most dynamic economic regions in the world. Los Angeles and the surrounding counties comprising the greater metropolitan area have fared better than most major cities in the U.S. throughout the recent downturn in the economy, and are poised for considerable economic expansion over the next several years. According to Cushman, Los Angeles is the largest metropolitan economy in California, the second largest metropolitan economy in the nation and accounts for more jobs than any U.S. city other than New York and Chicago. According to Cushman, Los Angeles has undergone structural changes since the mid-1990s, making the transition from an economy highly dependent on defense spending and trade through its ports to an economy increasingly comprised of smaller and more entrepreneurial firms.

      Rosen projects improvements in vacancy rates, net absorption and rents in our LACBD and Tri-Cities submarkets in 2003, 2004 and 2005. According to Cushman, the Cerritos submarket has experienced total positive absorption of approximately 101,000 square feet since 2000, or an average of 33,713 square feet annually during the past three years. The vacancy level remained fairly stable from 2000 to 2001, until a large new building entered the market in 2002, significantly impacting vacancy levels. According to Cushman, the outlook for each of Los Angeles’ marquee industries — entertainment, trade and defense — is positive. According to Cushman, Los Angeles is recognized throughout the world as the global entertainment capital. Los Angeles is the administrative center for the $30 billion annual revenue entertainment industry, controlling financing, marketing and distribution. Growth in the entertainment industry has been strong in recent years — theater box office receipts increased by more than 95% from 1992 to 2002 according to the Motion Picture Association of America. According to Cushman, Los Angeles’ trade sector, centered in the largest port and customs district in the U.S., will increasingly strengthen its position as the major point of trade for the Pacific region. Cushman predicts that the trade industry should provide a boost to the local economy. Furthermore, according to Rosen, Los Angeles’ defense industry is expected to benefit from President Bush’s mandate to modernize the military, the war on terrorism and the war in Iraq.

      Looking forward, Rosen Consulting Group sees a return to positive job growth in Los Angeles beginning in 2003, generating additional demand for office space. Rosen estimates that total Los Angeles nonagricultural payroll employment will increase by 0.8% in 2003, 1.6% in 2004 and 2.1% in 2005, which translates into the addition of about 183,000 jobs for this three-year period. This is slightly higher than the growth Rosen projects for the U.S. economy as a whole over the same time frame. A disproportionate number of these jobs are expected to come from Los Angeles’ services sector. Comprised of personal services, business services, motion pictures, amusement and recreation, health services, private educational services, engineering, management, and lodging, the Los Angeles service sector is the largest economic sector in Los Angeles County and employs roughly 33% of Los Angeles’ job base according to Cushman.

Los Angeles County Office Market

Overview

      According to Rosen, Los Angeles was the fifth largest office market in the U.S. at year-end 2002, and according to Cushman it had a total inventory of approximately 182 million square feet of office space (excluding owner-user, medical, and government office buildings). This office space is spread across a number of submarkets which attract different types of tenants and investors, making for very different office submarket trends.

LACBD Submarket Overview

      Rosen believes that the LACBD is one of the healthiest office markets in the nation, with significant potential for future growth. The LACBD enjoys (i) rising rents, (ii) no office construction since 1996 and no speculative construction completions anticipated through at least 2005, (iii) the transformation of the downtown into a “24-hour city” and (iv) substantial residential, cultural, entertainment and educational development.

      The LACBD office market maintains an important core of service sector businesses including law firms, commercial and investment banks and government agencies. The LACBD has seen positive net absorption in four of the last six years. Although vacancy rates increased from 16.9% in 2001 to 19.6% in 2002, they have dropped from 23.9% in 1996. According to Rosen, rents have risen every year since 1997, including 6.2% growth in 2001 and 2.9% growth in 2002.

      Rosen projects that the LACBD office market will strengthen through 2005. Rosen expects that net absorption, which was negative in 2002, will turn positive again in 2003 and increase through 2005, and that vacancy rates, which increased from 16.9% in 2001 to 19.6% in 2002, should drop to 19.1% in 2003 and to 15.4% by year-end 2005. Further, no speculative construction completions are anticipated in the LACBD through at least 2005. Rosen projects that rents will grow by 0.2% in 2003, 3.2% in 2004 and 4.5% in 2005. Moreover, according to Rosen, downtown rents are still well below those in West Los Angeles and many other large U.S. office markets, indicating significant upside potential before rents become constrained by tenants relocating to less expensive areas.

      Bunker Hill is an approximately 10.8 million square foot LACBD submarket, according to Cushman. Bunker Hill has the highest rents and lowest vacancy rates in the LACBD. At year-end 2002, Bunker Hill had a direct vacancy rate of 8.0% according to Rosen and office rents of $20.40 per square foot on a triple net basis according to Cushman. Rosen expects rents in Bunker Hill to continue to be higher than the rest of the LACBD through 2005.

	LACBD		Bunker Hill

	Triple Net Per		Triple Net Per
	Square Foot	Direct	Square Foot	Direct
	Annual	Vacancy	Annual	Vacancy
Year	Rent(1)	Rate	Rent(2)	Rate

2002	$17.56	16.4%	$20.40	8.0%
2001	17.15	12.9	21.70	4.8
2000	16.12	15.9	20.22	7.9
1999	14.28	15.6	16.44	8.1
1998	13.66	17.4	16.89	11.2
1997	11.28	18.9	12.21	11.7
1996	12.65	20.5	14.90	13.1

(1)	In order to provide a consistent basis for comparison, the full service gross rental rates reported above were adjusted by Cushman to a triple net equivalent based on our estimated annual operating expenses for the categories of buildings and the timeframe for the survey.

(2)	This data represents the weighted average asking rent for available space.

Source: Cushman Market Study

Tri-Cities Office Submarket Overview

      The Tri-Cities submarket, comprised of Glendale, Burbank, and Pasadena, offers an attractive combination of moderately priced rents and a central location within the Los Angeles metropolitan area. Traditional tenants in the area include entertainment and insurance companies.

      During the first half of 2002, sublease space combined with new supply to produce softening office market conditions in the Tri-Cities. However, recovery is already underway, and considerable improvement was evident during the last six months of the year. The Tri-Cities market had positive net absorption in 2002 of 91,000 square feet, and Rosen projects that the Tri-Cities office market will absorb an additional 175,000 square feet in 2003, 390,000 square feet in 2004 and 450,000 square feet in 2005. Although Tri-

Cities overall vacancy rates rose from 16.4% in 2001 to 18.6% in 2002, Rosen projects that they will drop to 18.0% in 2003 and to 14.9% by year-end 2005. Although rents throughout the Tri-Cities decreased by 3.0% in 2002, according to Cushman, rents at Class A buildings actually increased by 4.4%. In addition, Rosen expects Class A rents to increase by 0.5% in 2003, 1.6% in 2004 and 3.0% in 2005.

	Tri-Cities

	Full Service
	Gross Per
	Square Foot	Direct
	Annual	Vacancy
Year	Rent(1)	Rate(2)

2002	$27.88	12.4%
2001	28.75	11.1
2000	26.55	7.2
1999	28.12	8.9
1998	26.41	10.0
1997	23.32	9.0
1996	20.86	10.0

(1)	This data represents the weighted average asking rent for available space.

(2)	This data is for the Tri-City/East Valley area, including North Hollywood and East Pasadena.

Source: Cushman Market Study

Cerritos Office Submarket Overview

      ALL INFORMATION IN THIS CERRITOS OFFICE SUBMARKET OVERVIEW SUBSECTION IS AS OF DECEMBER 31, 2002 AND DERIVED FROM THE MARKET STUDY PREPARED BY CUSHMAN.

      The Cerritos submarket is a part of the Mid-Cities market that includes several cities located near the Los Angeles/Orange County border. As of year-end 2002, the Cerritos submarket consisted of 15 buildings containing 1,478,850 square feet of office space, excluding owner/user, medical and government buildings. The direct vacancy rate was 15.4%, whereas the overall vacancy rate was 16.0%.

      At the year-end 2002, the Cerritos submarket had Class A inventory of 1,062,916 square feet in 8 buildings and a direct vacancy rate of 18.8%. The high vacancy rate is attributable to the addition of a new office building during 2002. This new building added approximately 170,000 square feet of inventory and has a 91% vacancy rate. Excluding this building, the vacancy rate in the Cerritos submarket would be significantly lower, 3.7%.

      Rents in the Cerritos submarket grew from $20.88 at year-end 2001 to $24.84 at year-end 2002.

	Cerritos

	Full Service
	Gross Per	Direct
	Square Foot	Vacancy
Year	Annual Rent(1)	Rate

2002	$24.84	15.4%
2001	20.88	4.7
2000	21.36	5.2
1999	22.20	12.6
1998	18.96	10.7
1997	19.20	12.9
1996	17.76	8.2

(1)	This data represents the weighted average asking rent for available space.

     Source: Cushman Market Study

BUSINESS AND PROPERTIES

Overview

      We are the largest owner and operator of Class A office properties in the LACBD and are primarily focused on owning and operating high quality office properties in the high-barrier-to-entry Southern California market. We are a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. We were formed in June 2002 to succeed to certain businesses of the Maguire Organization, a nationally recognized owner, developer and acquirer of institutional-quality properties active in Los Angeles real estate markets since 1965.

      Upon completion of this offering and the formation transactions, we will own or have interests in a portfolio of 12 commercial real estate properties through our operating partnership, in which we expect to hold an approximate 77.2% interest. We will receive a contribution of interests in certain of these properties as well as certain property management, leasing and real estate development operations from over 25 separate entities and individuals, a majority of which are affiliates of the Maguire Organization in exchange for 10,999,398 units (with an aggregate value of $209.0 million). The aggregate historical combined net tangible book value of the interests and assets to be contributed to us was approximately negative $163.2 million as of March 31, 2003. In addition, we expect to acquire additional interests in these properties from unaffiliated third parties for approximately $305.5 million in cash. In connection with these transactions, we will assume $1.21 billion of debt and other obligations. Upon consummation of this offering and the related refinancing transactions, we will repay a substantial portion of our assumed indebtedness with proceeds from new borrowings and this offering thereafter, we will have approximately $1.05 billion of consolidated indebtedness. The value of the units that we will give in exchange for contributed property interests and other assets will increase or decrease if our common stock price increases or decreases. We have not obtained any recent third-party appraisals of the properties and other assets to be contributed to our operating partnership or purchased by our operating partnership for cash. As a result, the consideration to be given in exchange by us for our properties and other assets may exceed their fair market value.

      Our portfolio consists of eight office properties with approximately 6.0 million net rentable square feet, a 350-room hotel with 266,000 square feet, three off-site parking garages totaling 2,749 spaces and approximately 1.0 million square feet and an undeveloped two-acre land parcel adjacent to an existing office property that we believe can support 300,000 net rentable square feet of office development. In addition, our office portfolio contains approximately 2.1 million square feet of on-site parking totaling 6,423 spaces.

      Our existing portfolio is located in three Southern California markets — the LACBD, the Tri-Cities area of Pasadena, Glendale and Burbank and the Cerritos submarket. Our portfolio includes four office properties in the prime Bunker Hill area of the LACBD — US Bank Tower, Gas Company Tower, KPMG Tower and Wells Fargo Tower — and our three off-site parking garages. In the Tri-Cities, our portfolio includes our Plaza Las Fuentes office and hotel properties in Pasadena, California, the Glendale Center office property in Glendale, California and our two-acre land parcel adjacent to the Glendale Center. In the Cerritos submarket, we own the Cerritos Corporate Center Phase I and Phase II properties, collectively known as the AT&T Wireless Western Regional Headquarters. As of March 31, 2003, our office portfolio was 89.5% leased to more than 160 tenants. As of March 31, 2003, tenants generating 48% of the annualized rent of our office portfolio were rated investment grade as reported by Standard & Poor’s, and tenants generating an additional 35% of the annualized rent of our office portfolio were nationally recognized professional services firms. The following chart sets forth, as of March 31, 2003, the breakdown by market of our portfolio. For the meanings of certain terms used in the chart and other important information, see “— Existing Portfolio” on pages 94-95.

		Office (Excluding Parking)

					Annualized
	Total Portfolio	Net Rentable	Percent		Rent Per
Market	Square Feet(1)	Square Feet(2)	Leased	Annualized Rent(3)	Leased Square Foot(4)

Los Angeles Central Business District	7,336,993	5,150,436 (5)	88.2%	$103,682,857	$22.83
Tri-Cities Submarket	1,318,451	566,164	95.9	10,452,389	19.24
Cerritos Submarket	742,825	326,535	100.0	7,225,425	22.13

Total/ Weighted Average:	9,398,269	6,043,135	89.5%	$121,360,671	$22.43

(1)	Total portfolio square footage includes office properties, on- and off-site parking and a hotel property.

(2)	Net rentable square feet as it relates to the office properties includes retail and storage space, but excludes on-site and off-site parking. Each of the properties in our portfolio has been measured or remeasured in accordance with Building Owners and Managers Association (BOMA) 1996 measurement guidelines, and the garage and hotel square footages in the charts in this prospectus are shown on this basis. However, the total office portfolio net rentable square feet shown in the charts in this prospectus represents the sum of the square footages of existing leases, some of which do not reflect BOMA 1996 measurement guidelines, and the square footage of available space, all of which reflects BOMA 1996 measurement guidelines. If the total office portfolio net rentable square footage were presented on a basis consistent with BOMA 1996 measurement guidelines, the total office square footage would be 6,317,362 net rentable square feet.

(3)	Annualized rent represents the annualized monthly contractual rent under existing leases as of March 31, 2003. This amount reflects total base rent before any one-time or non-recurring rent abatements, but after annually recurring rent credits and is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. Total abatements for leases in effect as of March 31, 2003 for the twelve months ending March 31, 2004 were $951,114 of base rent abatements and $486,280 of operating expense abatements.

(4)	Annualized rent per leased square foot represents annualized rent as computed above, divided by the total square footage under lease as of the same date.

(5)	Includes 28,761 net rentable square feet of office space in 808 South Olive Street garage with annualized rent of $182,356 as of March 31, 2003.

     We also have options to acquire 1733 Ocean Avenue, a recently completed 91,398 net rentable square foot office property in Santa Monica, California, Plaza Las Fuentes Phase II, a 64% pre-leased, 256,987 square-foot project under development adjacent to our Plaza Las Fuentes property in Pasadena and a 12.5% interest in a property that is comprised of two existing office buildings aggregating 239,164 net rentable square feet and a land parcel that we believe can support an additional 192,000 net rentable square feet of development at the Water’s Edge development within the Playa Vista development in West Los Angeles. We do not anticipate exercising these options in the near future based on current market and property conditions.

      As of March 31, 2003, we had more than 70 employees. Our team possesses substantial expertise in all aspects of real estate management, marketing, leasing, acquisition, development and finance. Our senior management team has been in the commercial real estate business for an average of 24 years and with the Maguire Organization for an average of 13 years.

      We operate a centralized financial control and data center at our corporate headquarters in Los Angeles that is responsible for processing operating budgets, billing and payments for all properties that we own, manage and/or develop. We directly manage the properties in our portfolio, other than Cerritos Corporate Center Phase I and II, through our operating partnership and/or our services company and provide development, leasing, management and/or administrative services to our option properties (other than Water’s Edge), the Solana property in Dallas, Texas and the 17th & Grand Avenue parking garage and 740 South Olive senior housing facility in the LACBD that will continue to be owned by Mr. Maguire. We contract with third parties for major services such as parking, janitorial, landscaping, security, and hotel operations, utilizing a bidding process to ensure the services are competitively priced.

As a result of our internal structure, we believe that we have the capability to substantially increase the number of properties we own and manage without proportionate increases in overhead costs.

      We believe that our portfolio is well positioned to provide a stable base for continued growth. The majority of the properties in our office portfolio, which generate roughly 85.4% of our annualized rent, are located in the Bunker Hill section of the LACBD, which enjoys higher rents and lower vacancy than any other section of downtown Los Angeles, according to the Rosen Consulting Group.

      We expect to qualify as a REIT for federal income tax purposes for the year ending December 31, 2003. We intend to make regular quarterly distributions to our stockholders, beginning with a distribution for the period commencing on the completion of this offering and ending on September 30, 2003.

History

      The Maguire Organization was founded in 1965 in Los Angeles by Robert F. Maguire III to own, manage, develop, and acquire office properties in the Southern California market.

      Focus on Los Angeles. Since its founding, the Maguire Organization has focused on the Los Angeles office property market, beginning with the development of the Northrop Building in Century City, California in 1968. In the early 1980s, the Maguire Organization took a prominent role in the development and operation of office buildings in downtown Los Angeles, an effort that would ultimately transform the downtown skyline. In 1982, the Maguire Organization developed the Wells Fargo Center, which includes 2.7 million square feet of office space in the 45-story KPMG Tower and the 54-story Wells Fargo Tower in Bunker Hill. The nearby US Bank Tower, a 72-story, 1.4 million square foot building that is the tallest office building west of the Mississippi River, was completed in 1989. US Bank Tower was developed by the Maguire Organization as part of the Los Angeles Central Library redevelopment plan, which the Maguire Organization spearheaded, to preserve and expand the historic Central Library and surrounding downtown area. The 50-story Gas Company Tower, developed by the Maguire Organization in a joint venture with the Southern California Gas Company, was the second office building in the Central Library redevelopment plan and contains 1.3 million square feet of office space. All of the properties developed by the Maguire Organization in Bunker Hill were approximately 88.2% leased as of March 31, 2003 and have long-term leases to quality tenants.

      Expanding Beyond Downtown Los Angeles. The Maguire Organization subsequently expanded to other submarkets of Los Angeles. In 1989, the Maguire Organization entered the Tri-Cities submarket, developing Plaza Las Fuentes, a 6.5-acre site in the heart of Pasadena’s historic district, which features an eight-story office building, 20,000 square feet of retail space and an adjacent 12-story, 350-room hotel. The Maguire Organization further expanded its presence in the Tri-Cities submarket in 1996, purchasing and redeveloping an existing 14-story office project in Glendale in a joint venture with BankAmerica Realty Services, Inc., an affiliate of one of our underwriters, who is also a major tenant in the project. The Maguire Organization made extensive design improvements, performed building upgrades, added tenant amenities and fully leased the remaining vacant space. In 1993, the Maguire Organization acquired and redeveloped the then underperforming Colorado Place in Santa Monica, California. The Maguire Organization completed the last of six low-rise office buildings on 15 acres and added improvements that helped the project to quickly achieve full occupancy. In March 2000, the Maguire Organization successfully sold the project, renamed the MGM Plaza (this transaction did not involve any of the subset of Maguire Organization entities included in the Maguire Properties Predecessor and is therefore not included in the Maguire Properties Predecessor’s financial statements).

      Recent Activities. The Maguire Organization recently entered into a contract to purchase from an unaffiliated third party the Cerritos Corporate Center Phase I and Phase II properties in the Cerritos submarket. These properties, collectively known as the AT&T Wireless Western Regional Headquarters, aggregate 326,535 square feet of office space and are each 100% leased until at least 2011 to AT&T Wireless Services, Inc., a company which Standard & Poor’s rates as investment grade. The Maguire Organization also recently began development of Plaza Las Fuentes Phase II, a new 256,987-square-foot building adjacent to our Plaza Las Fuentes property in Pasadena. Western Asset Management, an affiliate of Legg Mason Wood Walker, Incorporated, one of our underwriters, will be the anchor tenant and has pre-leased 64% of the project. In addition, Water’s Edge, in which the Maguire Organization owns a 12.5% interest and which is a joint venture with a public REIT, features two buildings consisting of 239,164 net rentable square feet within Playa Vista and a land parcel that we believe can support an additional 192,000 net rentable square feet of development. The Maguire Organization has also completed 1733 Ocean Avenue, a 91,398-square-foot Class A office property in Santa Monica, California in late 2002. We will have an option to purchase the Maguire Organization’s interest in each of Plaza Las Fuentes Phase II, Water’s Edge and 1733 Ocean Avenue, although we do not anticipate exercising any of these options in the near future based on current market and property conditions. We are currently actively seeking development and acquisition opportunities and believe long-term market fundamentals in Southern California are good. See “— Description of Option Properties.”

Our Competitive Strengths

      We believe we distinguish ourselves from other owners, operators and developers of office properties in a number of ways, and enjoy significant competitive strengths, including:

•	Trophy Quality Portfolio. Our office portfolio consists of architecturally distinctive, Class A properties in sought-after locations, including West Coast landmarks such as US Bank Tower and Gas Company Tower. Our buildings were designed by top international architectural firms such as I.M. Pei & Partners and Skidmore, Owings and Merrill, among others. The Maguire Organization has received numerous awards from the American Institute of Architects for our creativity and the architectural excellence of our buildings. Based on current market rents and estimated construction costs, our senior management team does not believe that assets of a quality comparable to our LACBD properties could be replicated in the LACBD on a cost competitive basis today. These assets provide us with stable cash flow that we seek to aggressively manage to achieve internal growth.

•	Nationally Recognized Tenants. The high quality of our office portfolio and our attention to tenant needs have created a strong brand within our markets that attracts nationally recognized firms as tenants that typically enter into long-term leases for large amounts of space. As of March 31, 2003, tenants generating 48% of the annualized rent of our office portfolio were rated investment grade as reported by Standard & Poor’s, and tenants generating an additional 35% of the annualized rent of our office portfolio were nationally recognized professional service firms.

•	Southern California Focus. All of our properties are located in Southern California. The Southern California area office market presents high barriers to entry due to lengthy entitlement processes, restrictions on development and environmental considerations, all of which limit competition to our existing properties. In our core LACBD submarket, Rosen Consulting Group anticipates no speculative construction completions through at least 2005. Southern California also has a broad, diverse and dynamic economy, a fast-growing service sector and a quickly growing population that produces significant demand for office space. Despite some softness in the Southern California office market in 2001 and 2002, Rosen Consulting Group sees good prospects for long term economic and office market growth in Southern California.

•	Commanding Market Share. As of December 31, 2002, the office properties in our portfolio comprised approximately 49% of the Class A office space in the prime Bunker Hill section of the LACBD and approximately 24% of the Class A office space in the LACBD generally. The concentration of our portfolio produces local economies of scale, reduces overhead and creates negotiating leverage with tenants and third party service providers. We proactively manage our assets to capitalize on our market share and maximize net operating income.

•	Strategic Joint Ventures. We have had considerable experience in creating strategic joint ventures with nationally recognized tenants. We believe our reputation for quality within our market and our management and development expertise make us an attractive strategic partner for institutions with significant space needs. Our joint venture partners typically invest in a project and agree to lease a significant portion of it. This commitment and investment helps to attract other tenants and/or investors, thereby improving the likelihood that the property will profitably stabilize. By partnering with institutions in this way, we mitigate acquisition and development risks, attract tenants and facilitate financing, while our joint venture partners gain an opportunity through their ownership stake to participate in the financial success of the project, thereby reducing the effective cost of their lease. Upon consummation of this offering we are purchasing the interest of BankAmerica Realty Services, Inc., an affiliate of one of our underwriters, in Glendale Center, and the 42% interest of an affiliate of Wells Fargo Bank, N.A. in Wells Fargo Tower, which were our two joint venture partners for these two properties.

•	Experienced and Committed Management Team. Our senior management team has extensive development, management and leasing expertise and aggressively manages and leases our portfolio with a commitment to increase returns. Our senior management team believes that its in-depth knowledge of the Southern California office market and long-term tenant and community relationships provide us with a key competitive advantage. Our senior management team has an average of 21 years of experience in the commercial real estate industry and an average tenure of 13 years with the Maguire Organization. Our senior management team is expected to collectively own a 24.8% aggregate equity interest in our company on fully diluted basis, which better aligns management’s interests with those of our stockholders.

Business and Growth Strategies

      Our primary business objectives are to maximize distributable cash flow and to achieve sustainable long-term growth in cash flow per share in order to maximize long-term stockholder value. Our business strategies to achieve these objectives consist of several elements:

•	Focus on Premier-Quality Properties. Our core strategy is to own, manage, acquire and develop buildings of exceptional quality that provide attractive and productive environments for tenants and improve the cities in which they are located. We believe our focus on high-quality properties enables us to achieve premium rents within our markets, makes us an attractive joint venture partner and helps us secure development entitlements, often through public/private partnerships.

•	Opportunistic Acquisition and Redevelopment. We intend to selectively acquire and redevelop existing office buildings that can be acquired at significant discounts to replacement cost, and reposition them into high-quality properties through architectural improvements and additional amenities. We believe that such properties, when efficiently marketed, actively managed and aggressively leased, provide attractive initial returns, significant cash flow growth potential and stable, above-market rents. We will seek to mitigate acquisition and redevelopment risk through joint ventures with tenants. For example, we acquired and redeveloped Glendale Center in a 1996 joint venture with BankAmerica Realty Services, Inc., an affiliate of one of our underwriters. After extensive design improvements, building upgrades and additional tenant amenities, we were able to fully lease the remaining vacant space. Glendale Center was named the BOMA 1997 Renovated Building of the Year.

We have options to purchase a recently completed office property with 91,398 net rentable square feet and an office property under development that upon completion we expect to contain 256,987 net rentable square feet. We also have an option on a 12.5% interest in a property with 239,164 existing net rentable square feet and a land parcel that we believe can support an additional 192,000 net rentable square feet of development. We also own a two-acre land parcel adjacent to the Glendale Center property in the Tri-Cities submarket that we believe can support 300,000 net rentable square feet of office development.

•	Foster Strong Tenant Relationships. We foster strong tenant relationships with nationally recognized tenants through a commitment to serving tenant needs. We believe that our state-of-the-art amenities — concierge services, local transportation shuttles, 24-hour security services and valet parking services — as well as our employee screening and training programs, focus on preventative maintenance and prompt repairs and attention to everyday details, are integral to building a Class A brand. We believe that long-term tenant relationships provide improved operating results by avoiding rent interruptions and reducing marketing, leasing and tenant improvement costs that result from re-tenanting space. We believe that the high quality and desirable locations of the properties in our office portfolio, the magnitude of our presence in the LACBD, our active, service- oriented management style and our substantial in-house marketing, lease-negotiation and design capabilities give us a competitive advantage in retaining existing tenants, attracting new tenants and replacing departing tenants quickly and efficiently.

•	Capital Recycling and Balance Sheet Strength. We will seek to raise low-cost equity capital, which can be invested into properties with higher growth potential, by joint venturing our stabilized properties. In addition, upon completion of this offering, we expect our ratio of debt to total market capitalization to be approximately 53.5%. We intend to enter into a $100 million secured credit facility which we expect will facilitate our acquisitions and reduce our dependence on third-party financing for development activities. We believe that the strength of our financial structure distinguishes us from many of our competitors and is key to our future growth.

Existing Portfolio

      Our existing portfolio is located in three Southern California markets — the LACBD, the Tri-Cities area and the Cerritos submarket. We have agreed with Mr. Maguire and certain other contributors that in the event we sell any interest in properties representing 88.1% of the annualized rent of our existing office portfolio — Gas Company Tower, US Bank Tower, KPMG Tower, Wells Fargo Tower and Plaza Las Fuentes — in taxable transactions for periods ranging between seven to, in certain circumstances, 12 years, we will indemnify them against adverse tax consequences. See “Certain Relationships and Related Transactions — Description of Contribution Agreements, Tax Indemnity and Debt Guarantees.” Presented below is an overview of our existing portfolio as of March 31, 2003:

									Annualized
									Net
								Annualized	Effective
					Net			Rent Per	Rent Per
					Rentable			Leased	Leased
		Percent		Year Built/	Square	Percent	Annualized	Square	Square
Office Properties	Location	Ownership		Renovated	Feet(1)(2)	Leased	Rent(3)	Foot(4)	Foot(5)

US Bank Tower	Los Angeles	100%		1989	1,370,475	81.5%	$33,132,113	$29.68	$23.26
Gas Company Tower(6)	Los Angeles	100		1991	1,322,084	92.6	33,127,198	27.05	25.46
Wells Fargo Tower	Los Angeles	100		1982	1,364,826	84.4	18,712,518	16.24	11.66
KPMG Tower	Los Angeles	100		1983	1,093,051	95.8	18,711,028	17.86	14.54
Plaza Las Fuentes	Pasadena	100	(7)	1989	183,276	94.1	3,272,947	18.97	14.45
Glendale Center	Glendale	100	(8)	1973/1996	382,888 (9)	96.8	7,179,442	19.37	14.18
Cerritos Corporate Center Phase I	Cerritos	100	(10)	1999	221,968	100.0	5,084,054	22.90	21.60
Cerritos Corporate Center Phase II	Cerritos	100	(10)	2001	104,567	100.0	2,141,371	20.48	17.75

Portfolio Total/ Weighted Average:					6,043,135	89.5%	$121,360,671	$22.43	$18.52

			Percentage
			of Vehicle
		Vehicles	Capacity
		Under	Under
	Vehicle	Monthly	Monthly	Square
Garage Properties	Capacity(11)	Contract(12)	Contract(13)	Footage

On-Site Parking	6,423	7,907	123.1%	2,131,047
Off-Site Garages(14)	2,749	3,145	114.4	958,087

Total/ Weighted Average:	9,172	11,052	120.5%	3,089,134

							Twelve Months Ended
							March 31, 2003

									Revenue
								Average	Per
		Percent			Square	Available	Average	Daily	Available
Hotel Property	Location	Ownership		Year Built	Footage	Rooms	Occupancy(15)	Rate(16)	Room(17)

Plaza Las Fuentes Westin	Pasadena	100	%(7)	1989	266,000	350	75.7%	$126.27	$95.53

Total Existing Portfolio Square Footage:					9,398,269

(1)	Net rentable square feet as it relates to our office properties includes retail and storage space, but excludes on-site parking.

(2)	Each of the properties in our portfolio has been measured or remeasured in accordance with Building Owners and Managers Association (BOMA) 1996 measurement guidelines, and the garage and hotel square footages in the charts in this prospectus are shown on this basis. However, the total office portfolio net rentable square feet shown in the charts in this prospectus represents the sum of the square footages of existing leases, some of which do not reflect BOMA 1996 measurement guidelines, and the square footage of available space, all of which reflects BOMA 1996 measurement guidelines. If the total office portfolio net rentable square footage were presented on a basis consistent with BOMA 1996 measurement guidelines, the total office square footage would be 6,317,362 net rentable square feet.

(3)	Annualized rent represents the annualized monthly contractual rent under existing leases as of March 31, 2003. This amount reflects total base rent before any one-time or non-recurring rent abatements but after annually recurring rent credits and is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. Total abatements for leases in effect as of March 31, 2003 for the twelve months ending March 31, 2004 were $951,114 of base rent abatements and $486,280 of operating expense abatements.

(4)	Annualized rent per leased square foot represents annualized rent as computed above, divided by the total square footage under lease as of the same date.

(5)	Annualized net effective rent per leased square foot represents the contractual rent for leases in place as of March 31, 2003, calculated on a straightline basis in accordance with GAAP. This amount is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. This amount is further reduced by the annual amortization of any tenant improvement or leasing costs incurred by us for such leases, and is then divided by the net rentable square footage under lease as of the same date.

(6)	Includes 28,761 net rentable square feet of office space at our 808 South Olive garage with annualized rent of $182,356 as of March 31, 2003.

(7)	We hold a leasehold interest in Plaza Las Fuentes and the Plaza Las Fuentes Hotel under a long-term airspace lease with the Pasadena Community Development Commission. See “— Description of Existing Portfolio — Tri-Cities Office Properties — Plaza Las Fuentes.”

(8)	The percentage indicated reflects legal ownership only and disregards a distribution participation right held by Disney Enterprises. See “— Description of Existing Portfolio — Tri-Cities Office Properties — Glendale Center.” The percentage indicated also assumes that our expected purchase of an additional 70% interest in Glendale Center from BankAmerica Realty Services, Inc. is consummated concurrently with the other formation transactions. We may delay our acquisition for approximately one month following the consummation of this offering. However, there can be no assurance that this purchase will be consummated.

(9)	Does not reflect our 100% ownership of a parcel adjacent to the Glendale Center that we believe can support 300,000 net rentable square feet of office development. See “— Description of Existing Portfolio — Land Parcel.”

(10)	We hold a leasehold interest in Cerritos Corporate Center Phase I and Phase II under a long term ground lease with the Cerritos Redevelopment Agency. See “— Description of Existing Portfolio — Cerritos Submarket — Cerritos Corporate Center.”

(11)	Vehicle capacity represents total estimated available parking spaces including aisle area.

(12)	Vehicles under monthly contract represents the total amount of monthly parking passes for which we collected a fixed amount as of March 31, 2003.

(13)	Percentage of vehicle capacity under monthly contract represents vehicles under monthly contract divided by vehicle capacity. Due to tenants utilizing our garages at varying times, we are able to sell monthly contracts in excess of vehicle capacity; thus, percentage of vehicle capacity under monthly contract may exceed 100% of the vehicle capacity in our garages.

(14)	Our off-site garages consist of our X-2, Westlawn and 808 South Olive garages, all in the LACBD.

(15)	Average occupancy represents the number of occupied rooms in the applicable period divided by the product of the total number of rooms and 365 days in the period.

(16)	Average daily rate represents the total room revenue for the applicable period divided by the number of occupied rooms.

(17)	Revenue per available room, or REVPAR, represents the total room revenue per total available rooms for the applicable period and is calculated by multiplying average occupancy by the average daily rate.

Tenant Diversification

      Our office portfolio is currently leased to more than 160 tenants, many of which are nationally recognized firms in the financial services, entertainment, accounting and law sectors. The following table sets forth information regarding the 20 largest tenants in our office portfolio based on annualized rent as of March 31, 2003:

					Percentage			Percentage
			Total		of Office			of Office
			Leased		Portfolio			Portfolio
		Lease	Square		Square	Annualized		Annualized
Tenant	Property	Expiration(1)	Feet		Feet	Rent(2)		Rent

Sempra Energy/ Southern California Gas Company			784,074	(3)	13.0%	$25,090,452		20.7%
	Gas Company Tower	11/8/11	558,318		9.3	16,585,913		13.7
	US Bank Tower	6/30/10	225,756		3.7	8,504,539		7.0
Wells Fargo Bank			431,716	(4)	7.1	10,194,019		8.4
	US Bank Tower	3/31/05	162,827		2.7	6,537,869		5.4
	Wells Fargo Tower	2/28/13	268,889		4.4	3,656,150		3.0
Latham & Watkins LLP(5)	US Bank Tower		275,558	(6)	4.6	9,004,270		7.4
		12/26/04	16,323		0.3	608,685		0.5
		12/14/09	259,235		4.3	8,395,585		6.9
AT&T Wireless Services, Inc.			326,535		5.4	7,225,425		6.0
	Cerritos Corporate Center Phase I	9/30/14	221,968		3.7	5,084,054		4.2
	Cerritos Corporate Center Phase II	5/31/11	104,567		1.7	2,141,371		1.8
Morrison & Foerster	Gas Company Tower	10/6/06	180,230	(7)	3.0	6,395,466		5.3
Jones, Day, Reavis & Pogue	Gas Company Tower	11/3/06	152,166		2.5	4,982,380		4.1
Los Angeles Unified School District			292,941		4.8	4,711,939		3.9
	KPMG Tower	3/14/03	67,946	(8)	1.1	1,096,316		0.9
	KPMG Tower	6/30/06	209,741		3.5	3,334,797		2.8
	Wells Fargo Tower	6/30/06	15,254	(9)	0.2	280,826		0.2
Gibson, Dunn & Crutcher	Wells Fargo Tower	11/28/12	252,865	(10)	4.2	4,564,891		3.8
Munger Tolles & Olson	KPMG Tower		151,113		2.5	3,740,930		3.1
		8/31/03	25,490		0.4	394,397		0.3
		2/28/07	125,623		2.1	3,346,533		2.8
White & Case	US Bank Tower	8/31/05	91,668	(11)	1.5	3,666,720		3.0
KPMG			199,329		3.3	3,160,009		2.6
	KPMG Tower	6/30/14	176,428		2.9	2,785,578	(12)	2.3
	US Bank Tower	6/10/04	22,901		0.4	374,431		0.3
Disney Enterprises	Glendale Center	6/30/11	156,215		2.6	3,085,885		2.5
Bank of America			144,171		2.4	2,608,533		2.1
	KPMG Tower	9/30/04	8,141		0.1	203,525		0.1
	Glendale Center	10/31/10	46,621		0.8	859,692		0.7
	Glendale Center	4/30/13	89,409		1.5	1,545,316		1.3
Bingham McCutchen	KPMG Tower	1/31/13	77,604		1.3	2,081,700		1.7
Time Warner Entertainment	Glendale Center	4/30/06	70,134		1.2	1,648,149		1.4
Oaktree Capital Management	Wells Fargo Tower	3/31/09	99,666		1.6	1,618,017		1.3
Mizuho (formerly Dai-Ichi Kangyo Bank)	Gas Company Tower	9/7/07	72,492	(13)	1.2	1,540,398		1.3
Sidley Austin Brown & Wood	Gas Company Tower	12/31/08	125,463		2.1	1,483,887		1.2
Fannie Mae	Plaza Las Fuentes	12/31/07	58,776		1.0	1,087,356	(14)	0.9
Reed Smith Crosby Heafey	KPMG Tower	12/31/11	62,042		1.0	1,082,185		0.9

Total:			4,004,758		66.3%	$98,972,611		81.6%

(1)	Assumes the exercise of no renewal options and the exercise of all early termination options.

(2)	Annualized rent represents the annualized monthly contractual rent under existing leases as of March 31, 2003. This amount reflects total base rent before any one-time or non-recurring rent abatements but after annually recurring rent credits and is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent.

(3)	Southern California Gas Company subleases 101,706 square feet at Gas Company Tower to third parties and Sempra Energy subleases an aggregate of 180,625 square feet at US Bank Tower to third parties. Southern California Gas Company has informed us that it believes that its total leased square feet at Gas Company Tower are 7,550 less than as shown in the table, which if correct could cause a pro rata reduction in annualized rent.

(4)	Wells Fargo Bank subleases to third parties 157,671 square feet at US Bank Tower and 33,958 square feet at Wells Fargo Tower.

(5)	Since March 31, 2003, Latham & Watkins has leased an additional 72,682 square feet at Gas Company Tower at an annualized rent of $1,017,548 through March 31, 2014.

(6)	Latham & Watkins subleases 7,534 square feet at US Bank Tower to third parties.

(7)	Morrison & Foerster subleases 51,377 square feet at Gas Company Tower to third parties.

(8)	Since March 31, 2003, 25,774 square feet of this amount has been renewed at an annualized rent of $515,480 through May 15, 2005, and 3,360 square feet of the amount has been renewed at an annualized rent of $60,480 through June 30, 2006. The remaining square footage expired in April and May 2003.

(9)	The lease will be terminated as of December 31, 2003. In addition, LAUSD has leased an additional 42,342 square feet of Wells Fargo Tower at an annualized rent of $846,840 through December 31, 2003.

(10)	Since March 31, 2003, this lease has been renewed through November 28, 2017. Beginning July 1, 2003, annualized rent under this renewed lease will be $6,986,212. Gibson, Dunn & Crutcher has also leased an additional 24,120 square feet at an annualized rent of $450,905 from July 2003 through June 2004.

(11)	White & Case subleases an aggregate of 45,834 square feet at US Bank Tower to third parties.

(12)	This amount does not include rent abatements granted to KPMG aggregating $983,240 per year for years 2008 through 2011 and $1,229,050 per year for years 2012 through 2014, pursuant to which KPMG is granted net free rent for 147,486 square feet of its total leased space for the period from March to June in each of the years between 2008 and 2014.

(13)	26,361 square feet of this amount has been terminated as of May 31, 2003.

(14)	This amount does not include rent abatements granted to Fannie Mae. The rent abatements are 50% net free rent for the months of January, February and March for the years 2005 and 2007 for 58,776 square feet, an optional rent credit (in lieu of a tenant improvement allowance) of $8 per usable square foot for approximately 54,791 of the total space leased by Fannie Mae for May 1, 2003, May 1, 2004 and December 1, 2005, and an optional rent credit (in lieu of a tenant improvement allowance) of $7 per usable square foot for approximately 54,791 of the total space leased by Fannie Mae for December 1, 2006.

Lease Distribution

      The following table sets forth information relating to the distribution of leases in the properties in our office portfolio, based on net rentable square feet under lease as of March 31, 2003:

				Percentage		Percentage of
				of Office		Office
	Number	Percentage		Portfolio		Portfolio
	of	of All	Total Leased	Leased	Annualized	Annualized
Square Feet Under Lease	Leases	Leases	Square Feet	Square Feet	Rent	Rent

2,500 or less	52	28.1%	47,076	0.9%	$1,214,616	1.0%
2,501-10,000	60	32.5	354,898	6.6	6,276,141	5.2
10,001-20,000	31	16.8	446,780	8.3	6,861,239	5.7
20,001-40,000	10	5.4	283,465	5.2	4,950,302	4.1
40,001-100,000	16	8.6	989,330	18.3	19,595,371	16.1
Greater than 100,000	16	8.6	3,288,943	60.7	82,463,002	67.9

Total:	185	100.0%	5,410,492	100.0%	$121,360,671	100.0%

Lease Expirations

      The following table sets forth a summary schedule of the lease expirations for leases in place as of March 31, 2003 plus available space, for each of the ten full and partial calendar years beginning April 1, 2003 at the properties in our office portfolio. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

							Annualized
					Percentage	Annualized	Rent Per
			Percentage		of Office	Rent Per	Leased
	Number of		of Office		Portfolio	Leased	Square Foot
Year of Lease	Leases	Square Footage of	Portfolio	Annualized	Annualized	Square	at
Expiration	Expiring	Expiring Leases	Square Feet	Rent	Rent	Foot(1)	Expiration(2)

Available	—	632,643	10.5%	$—	0.0%	$—	$—
2003	47	289,369	4.8	4,033,576	3.3	13.94	13.90
2004	17	109,011	1.8	2,300,786	1.9	21.11	21.13
2005	23	511,641	8.5	14,300,309	11.8	27.95	28.28
2006	24	816,890	13.5	20,083,097	16.6	24.58	25.41
2007	26	447,711	7.4	9,230,126	7.6	20.62	23.46
2008	11	208,402	3.4	2,839,756	2.3	13.63	14.67
2009	5	409,521	6.8	10,577,427	8.7	25.83	26.30
2010	5	345,126	5.7	10,326,771	8.5	29.92	31.18
2011	8	1,013,874	16.8	24,877,990	20.5	24.54	30.88
2012	7	405,122	6.7	7,216,950	6.0	17.81	20.39
Thereafter	12	853,825	14.1	15,573,883	12.8	18.24	22.97

Total/Weighted Average:	185	6,043,135	100.0	$121,360,671	100.0%	$22.43	$25.10

(1)	Annualized rent per leased square foot represents annualized rent, divided by the total square footage under lease as of the same date.

(2)	Annualized rent per leased square foot at expiration represents annualized rent including any future rent steps, and thus represents the rent that will be in place at lease expiration.

Historical Percentage Leased and Rental Rates

      The following table sets forth, as of the indicated dates, the percentage leased, annualized rent per leased square foot and net effective rent per leased square foot for the properties in our office portfolio through March 31, 2003:

			Annualized
			Net Effective
		Annualized Rent	Rent Per
		Per Leased Square	Leased Square
Date	Percent Leased	Foot	Foot(1)

March 31, 2003	89.5%	$22.43	$18.52
December 31, 2002	89.9	22.09	18.16
December 31, 2001	94.0	22.28	17.60
December 31, 2000	91.4	21.61	17.07

(1)	Annualized net effective rent per leased square foot represents the contractual rent for leases in place as of March 31, 2003, calculated on a straightline basis in accordance with GAAP. This amount is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop, or under a full gross lease, the current year operating expenses, (which may be estimates as of such date), are subtracted from gross rent. This amount is further reduced by the annual amortization of any tenant improvement or leasing costs incurred by us for such leases, and is then divided by the net rentable square footage under lease as of the same date.

Historical Lease Renewals

      The following table sets forth certain historical information regarding tenants that renewed an existing lease at or prior to its expiration at the properties in our office portfolio through March 31, 2003(1):

	Year Ended December 31,			Three Months	Weighted Average
				Ended	2000-
	2000	2001	2002	March 31, 2003	March 31, 2003

Number of leases expired during year	39	30	40	7	36
Number of lease renewals(1)	15	12	21	5	16
Aggregate net rentable square footage of expiring leases	243,228	576,214	828,444	97,182	536,944
Aggregate net rentable square footage of lease renewals(1)	80,365	392,838	344,622	82,092	276,898
Percentage of expiring net rentable square footage renewed	33.0%	68.2%	41.6%	84.5%	51.6%

(1)	Lease renewals are shown in the year the renewal is executed, which may be different than the year the renewal term commences.

Historical Tenant Improvements and Leasing Commissions

      The following table sets forth certain historical information regarding tenant improvement and leasing commission costs for tenants at the properties in our office portfolio through March 31, 2003:

	Year Ended December 31,			Three Months	Weighted
				Ended	Average 2000-
	2000	2001	2002	March 31, 2003	March 31, 2003

Renewals(1)
Number of leases	17	14	15	2	15
Square Feet	188,148	119,443	378,620	225,766	280,608
Tenant improvement costs per square foot(2)	$0.45	$0.33	$1.10	$1.79	$1.03
Leasing commission costs per square foot(2)(3)	2.91	4.46	1.92	4.75	3.16
Total tenant improvement and leasing commission costs per square foot(2)	$3.36	$4.79	$3.02	$6.54	$4.19
New leases(4)
Number of leases	23	27	19	3	22
Square Feet	152,485	447,934	251,640	29,461	271,237
Tenant improvement costs per square foot(2)	$10.54	$29.16	$36.66	$34.89	$28.27
Leasing commission costs per square foot(2)(3)	4.21	6.20	9.26	1.01	6.55
Total tenant improvement and leasing commission costs per square foot(2)	$14.75	$35.36	$45.92	35.90	$34.82
Total
Number of leases	40	41	34	5	37
Square Feet	340,633	567,377	630,260	255,227	551,845
Tenant improvement costs per square foot(2)	$4.97	$23.09	$15.29	$5.61	$14.42
Leasing commission costs per square foot(2)(3)	3.49	5.83	4.85	4.32	4.83
Total tenant improvement and leasing commission costs per square foot(2)	$8.46	$28.92	$20.14	$9.93	$19.25

(1)	Does not include retained tenants that have relocated to new space or expanded into new space.

(2)	Assumes all tenant improvement and leasing commissions are paid in the calendar year in which the lease commences, which may be different than the year in which they were actually paid.

(3)	Leasing commission costs exclude any commission paid to related parties.

(4)	Includes retained tenants that have relocated or expanded into new space within our portfolio.

Historical Capital Expenditures

      The following table sets forth certain information regarding historical recurring capital expenditures at the properties in our office portfolio, other than Cerritos Corporate Center Phase I and II, through March 31, 2003:

	Year Ended December 31,(1)			Three Months	Weighted Average
				Ended	2000-
	2000	2001	2002	March 31, 2003(1)	March 31, 2003(1)

Recurring capital expenditures	$363,650	$804,588	$697,490	$35,878	$585,110
Total square feet	5,669,215	5,678,444	5,720,536	5,716,600
Recurring capital expenditure per square foot	$0.06	$0.14	$0.12	$0.01	$0.10

(1)	In determining the historical weighted average annual capital expenditures cost, we have assumed that we own 100% of each of the properties in our portfolio during such year, except that we have excluded data relating to Cerritos Corporate Center Phase I and Phase II as all capital expenditures are paid by the tenant at that property under the terms of its lease agreement. Therefore, the square footage of 326,535 in each year has also been excluded.

     For the year 2003, we expect the cost of non-revenue enhancing building improvements at the properties in our office portfolio (excluding the cost of tenant improvements) to be $601,877 ($0.11 per square foot), and equipment upgrades, which are recovered from tenants, to be $1,382,949 ($0.24 per square foot).

      The following table sets forth certain information regarding historical recurring capital expenditures at our hotel property through March 31, 2003:

	Year Ended December 31,			Three Months
				Ended	Weighted Average
	2000	2001	2002	March 31, 2003	2000-2002

Historical recurring hotel improvements, equipment upgrades and replacements	$329,987	$546,543	$760,044	$527,129	$665,755
Total hotel revenue	23,878,802	19,345,688	20,004,807	4,488,456	20,836,232
Recurring capital expenditures as a percentage of hotel revenue	1.38%	2.83%	3.80%	11.74%	3.20%

Description of Existing Portfolio

      Our existing portfolio consists of eight office properties, one hotel and three off-site garages that are located in three markets — the LACBD, the Tri-Cities area of Pasadena, Glendale and Burbank, California, and the Cerritos submarket. The LACBD properties in our portfolio include four Bunker Hill office properties — US Bank Tower, Gas Company Tower, KPMG Tower and Wells Fargo Tower — and all three of our off-site garages, 808 South Olive, Westlawn and X-2. Our Tri-Cities properties include our office property and our hotel at Plaza Las Fuentes in Pasadena and our Glendale Center office property in Glendale and the two-acre development land parcel we own that is adjacent to Glendale Center. Our Cerritos submarket properties include the Cerritos Corporate Center Phase I and Phase II properties.

Los Angeles Central Business District Office Properties

US Bank Tower

      US Bank Tower, formerly known as Library Tower, is a Class A office property located in the Bunker Hill district of the LACBD. The tallest office building on the West Coast, it stands 72 stories tall and has 1,370,475 net rentable square feet of office, retail and storage space. US Bank Tower also includes 230,650 square feet of on-site parking and has access to off-site parking at our Westlawn garage across the street. The US Bank Tower property also includes a free-standing restaurant located in the Maguire Gardens across the street. Developed in 1989 by the Maguire Organization and designed by I.M. Pei & Partners, the exterior of US Bank Tower is constructed of an interlocking set of granite planes and curves that step down in a series of terraces and ledges to colonnades of glass at the base. US Bank Tower was named the 1995 BOMA Building of the Year. As of March 31, 2003, US Bank Tower was 81.5% leased. We are the fee simple owner of US Bank Tower.

      On April 4, 2003, we executed a lease with an affiliate of U.S. Bancorp for 121,077 net rentable square feet representing 8.8% of the net rentable square feet of US Bank Tower, an additional 9,019 net rentable square feet for a total of 130,096 net rentable square feet as of approximately August 1, 2005, representing 9.5% of the net rentable square feet of US Bank Tower and an additional 24,208 net rentable square feet for a total of 154,304 net rentable square feet as of approximately January 1, 2007, representing 11.3% of the net rentable square feet of US Bank Tower. The U.S. Bancorp lease expires on June 30, 2015, and has one renewal option for five years. Annualized rent under this lease is $2,421,540, or $20.00 per net rentable square foot, effective July 1, 2003, $2,870,038, or $22.06 per net rentable square foot, effective August 1, 2005 and $3,485,733, or $22.59 per net rentable square foot, effective January 1, 2007. As of July 1, 2003, this lease will represent 7.3% of the total annualized rent of US Bank Tower. Including the U.S. Bancorp lease, as of May 14, 2003, US Bank Tower was 90.3% leased.

      US Bank Tower possesses a roster of 43 tenants operating in various businesses, including law, financial services, utilities and accounting. The following table summarizes information regarding the primary tenants of US Bank Tower as of March 31, 2003:

								Annualized
				Total				Rent Per	Percentage
				Leased		Percentage		Leased	of Property
	Principal Nature	Lease	Renewal	Square		of Property		Square	Annualized
Tenant	Of Business	Expiration	Options	Feet		Square Feet	Annualized Rent	Foot(1)	Rent

Latham & Watkins	Law			275,558	(2)	20.1%	$9,004,270	$32.68	27.2%
		Dec. 2004	None	16,323		1.2	608,685	37.29	1.8
		Dec. 2009	None	259,235		18.9	8,395,585	32.39	25.4
Sempra Energy	Utility	June 2010	4 × 5yr	225,756	(3)	16.5	8,504,539	37.67	25.6
Wells Fargo Bank	Banking/ Financial	Mar. 2005	6 × 5yr	162,827	(4)	11.9	6,537,869	40.15	19.7
White & Case	Law	Aug. 2005	2 × 5yr	91,668	(5)	6.6	3,666,720	40.00	11.1

Total/ Weighted Average:				755,809		55.1%	$27,713,398	$36.67	83.6%

(1)	Annualized rent per leased square foot represents annualized rent, divided by the total square footage under lease as of the same date.

(2)	Latham & Watkins subleases 7,534 square feet to third parties.

(3)	Sempra Energy subleases an aggregate of 180,625 square feet to third parties.

(4)	Wells Fargo Bank subleases an aggregate of 157,671 square feet to third parties.

(5)	White & Case subleases an aggregate of 45,834 square feet to third parties.

     The following table schedules the lease expirations for leases in place at US Bank Tower as of March 31, 2003 plus available space for each of the ten full and partial calendar years beginning April 1, 2003, assuming that tenants exercise no renewal options and all early termination options. As of March 31, 2003, the weighted average remaining lease term for this building was 4.8 years.

							Annualized
		Square			Percentage of		Rent Per
	Number of	Footage of	Percentage		Property	Annualized Rent	Leased Square
	Leases	Expiring	of Property	Annualized	Annualized	Per Leased	Foot at
Year of Lease Expiration	Expiring	Leases(1)	Square Feet	Rent	Rent	Square Foot	Expiration(1)

Available	–	254,056 (2)	18.5%	$–	–%	$–	$–
2003	12	36,488 (3)	2.7	688,604	2.1	18.87	18.87
2004	3	52,212	3.8	1,128,582	3.4	21.62	21.62
2005	9	303,321	22.1	10,925,096	32.9	36.02	36.03
2006	7	85,518	6.2	1,389,832	4.2	16.25	17.37
2007	4	45,305	3.3	703,230	2.1	15.52	17.44
2008	3	25,316	1.8	381,556	1.2	15.07	21.00
2009	4	310,343	22.8	8,968,194	27.1	28.90	29.19
2010	3	244,610	17.8	8,779,230	26.5	35.89	36.12
2011	0	0	0.0	0	0.0	0.00	0.00
2012	1	13,306	1.0	167,789	0.5	12.61	35.50
Thereafter	0	0	0.0	0	0.0	0.00	0.00

Total/ Weighted Average:	46	1,370,475	100.0%	$33,132,113	100.0%	$29.68	$30.38

(1)	Annualized rent per leased square foot at expiration represents annualized rent including any future rent steps, and thus represents the rent that will be in place at lease expiration.

(2)	Since March 31, 2003, 125,506 square feet of this amount has been leased.

(3)	Since March 31, 2003, leases for 25,999 square feet of this amount have been renewed.

     The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for US Bank Tower as of the indicated dates:

			Annualized
			Net Effective
		Annualized Rent	Rent Per
		Per Leased	Leased Square
Date	Percent Leased	Square Foot	Foot(1)

March 31, 2003	81.5%	$29.68	$23.26
December 31, 2002	81.5	29.67	23.08
December 31, 2001	93.7	28.04	19.42
December 31, 2000	90.1	27.83	19.79
December 31, 1999	89.7	26.35	18.18
December 31, 1998	92.6	28.07	17.56

(1)	Annualized net effective rent per leased square foot represents the contractual rent for leases in place as of March 31, 2003, calculated on a straightline basis in accordance with GAAP. This amount is shown on a net basis; thus, for any tenant under a partial gross lease, the expense stop or, under a full gross lease, the current year operating expenses (which may be estimates as of such date), are subtracted from gross rent. This amount is further reduced by the annual amortization of any tenant improvement or leasing costs incurred by us for such leases, and is then divided by the net rentable square footage under lease as of the same date.

     Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of US Bank Tower.

      Upon completion of this offering, US Bank Tower will be subject to a mortgage as set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

      The current real estate tax rate for all LACBD properties is $11.02 per $1,000 of assessed value. The total annual tax for US Bank Tower at this rate for the 2002 tax year is $2,697,808 (at a taxable assessed value of $244,699,766). In addition, there were $416,924 in various direct assessments imposed on the US Bank Tower by the City and County of Los Angeles for the 2002 tax year.

     Gas Company Tower

      Gas Company Tower is a Class A office property located in the Bunker Hill district of the LACBD that has been recognized as a landmark since its completion in 1991. Gas Company Tower stands at 50 stories with 1,293,323 square feet of office, retail and storage net rentable square feet, not including 28,761 net rentable square feet at our 808 South Olive garage. Gas Company Tower’s tenants have access to 319,581 square feet of on-site parking in addition to off-site parking at our 808 South Olive garage approximately three blocks away. Developed by the Maguire Organization and designed by Richard Keating of Skidmore, Owings & Merrill, Gas Company Tower rises in layers to a blue-glass shape, representing the blue gas flame that is the official symbol of the building’s anchor tenant, Southern California Gas Company. As of March 31, 2003, Gas Company Tower was 92.6% leased. We are the fee simple owner of Gas Company Tower.

      Gas Company Tower possesses a strong tenant roster of 15 tenants operating in various businesses, including utilities, law and finance. The following table summarizes information regarding the primary tenants of Gas Company Tower as of March 31, 2003:

						Percentage		Annualized	Percentage
	Principal					of Property		Rent Per	of Property
	Nature Of	Lease	Renewal	Total Leased		Square	Annualized	Leased	Annualized
Tenant	Business	Expiration	Options	Square Feet		Feet(1)	Rent	Square Foot	Rent(1)

Southern California Gas Co.	Utility	Nov. 2011	6 x 5yr	558,318	(2)	42.2%	$16,585,913	$29.71	50.1%
Morrison & Foerster	Law	Oct. 2006	2 x 5yr	180,230	(3)	13.6	6,395,466	35.49	19.3
Jones, Day, Reavis & Pogue	Law	Nov. 2006	1 x 5yr	152,166		11.5	4,982,380	32.74	15.0
Sidley Austin Brown & Wood	Law	Dec. 2008		125,463		9.5	1,483,887	11.83	4.5
Mizuho (formerly Dai-Ichi Kangyo Bank)	Banking/
	Financial	Sept. 2007	1 x 5yr	72,492		5.5	1,540,398	21.25	4.6

Total/ Weighted Average:				1,088,669		82.3%	$30,988,044	$28.46	93.5%

(1)	Includes 28,761 net rentable square feet of office space at our 808 South Olive garage with annualized rent of $182,356 as of March 31, 2003.

(2)	Southern California Gas Company subleases 101,706 square feet to third parties. Southern California Gas Company has informed us that it believes that its total leased square feet at Gas Company Tower are 7,550 less than as shown in the table, which if correct could cause a pro rata reduction in annualized rent.

(3)	Morrison & Foerster subleases 51,377 square feet to third parties.

     The following table schedules the lease expirations for leases in place at Gas Company Tower as of March 31, 2003 plus available space for each of the ten full and partial calendar years beginning April 1, 2003, assuming that tenants exercise no renewal options and all early termination options. As of March 31, 2003, the weighted average remaining lease term for this building was 6.1 years.

								Annualized
						Percentage		Rent Per
	Number			Percentage of		of Property	Annualized	Leased Square
Year of Lease	of Leases	Square Footage of		Property	Annualized	Annualized	Rent Per Leased	Foot at
Expiration(1)	Expiring(1)	Expiring Leases(1)		Square Feet(1)	Rent(1)	Rent(1)	Square Foot(1)	Expiration(1)

Available	–	97,248	(2)	7.4%	$–	–%	$–	$—
2003	4	17,848		1.3	137,420	.4	7.70	7.70
2004	0	0		0.0	0	0	0.00	0.00
2005	1	51,170		3.9	1,102,509	3.3	21.55	23.48
2006	3	338,903	(3)	25.6	11,462,437	34.6	33.82	33.82
2007	4	111,477	(4)	8.4	2,115,229	6.4	18.97	19.39
2008	3	130,370		9.9	1,602,303	4.8	12.29	12.35
2009	0	0		0.0	0	0	0.00	0.00
2010	1	16,750		1.3	121,388	.4	7.25	8.68
2011	1	558,318		42.2	16,585,912	50.1	29.71	37.64
2012	0	0		0.0	0	0	0.00	0.00
Thereafter	0	0		0.0	0	0	0.00	0.00

Total/ Weighted Average:	17	1,322,084		100.0%	$33,127,198	100.0%	$27.05	$30.81

(1)	Includes 28,761 net rentable square feet of office space at our 808 South Olive garage with annualized rent of $182,356 as of March 31, 2003.

(2)	Since March 31, 2003, 45,053 square feet of this amount has been leased.

(3)	Since March 31, 2003, 138,776 square feet of this amount has been renewed.

(4)	Since March 31, 2003, 26,301 square feet of this amount has been terminated, and 27,629 square feet of this amount has been leased through March 31, 2014.

     The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for Gas Company Tower as of the indicated dates:

			Annualized Net
		Annualized Rent	Effective Rent
		Per Leased	Per Leased
Date	Percent Leased(1)	Square Foot(1)	Square Foot(1)

March 31, 2003	92.6%	$27.05	$25.46
December 31, 2002	93.0	26.97	25.19
December 31, 2001	92.7	27.66	25.24
December 31, 2000	87.4	26.13	22.08
December 31, 1999	87.0	25.83	22.03
December 31, 1998	87.4	25.80	22.33

(1)	Includes 28,761 net rentable square feet of office space at our 808 South Olive garage with annualized rent of $182,356 as of March 31, 2003.

     Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of Gas Company Tower.

      Upon completion of this offering, Gas Company Tower will be subject to a mortgage as set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” Under our lease with Southern California Gas Company, if, as a result of a casualty or condemnation that affects four or more floors of their premises, we were to terminate the lease, Southern California Gas Company would have the option to purchase Gas Company Tower at fair market value.

      The current real estate tax rate for all LACBD office properties is $11.02 per $1,000 of assessed value. The total annual tax for Gas Company Tower at this rate for the 2002 tax year is $2,956,511 (at a taxable assessed value of $268,165,000). In addition, there were $578,790 in various direct assessments imposed on the Gas Company Tower by the City and County of Los Angeles for the 2002 tax year.

Wells Fargo Center

      Wells Fargo Center consists of two Class A office properties, Wells Fargo Tower and KPMG Tower, located in the Bunker Hill district of the LACBD. Developed in 1982 by the Maguire Organization and designed by Skidmore, Owings & Merrill, Wells Fargo Center won the BOMA “Office Building of the Year” award for 1986-1987. The centerpiece of Wells Fargo Center is a three-story, glass-enclosed atrium. The atrium links the two towers and showcases a significant sculpture collection, as well as an extensive array of restaurants and specialty shops.

      Wells Fargo Tower. Wells Fargo Tower stands 54 stories with 1,364,826 square feet of office, retail and storage net rentable square feet. Wells Fargo Tower shares 678,239 square feet of on-site parking and access to off-site parking at X-2 garage approximately three blocks away. Each of these garages is shared with KPMG Tower. As of March 31, 2003, Wells Fargo Tower was 84.4% leased. We are the fee simple owner of Wells Fargo Tower.

      Wells Fargo Tower possesses a roster of approximately 66 tenants operating in various businesses, including law and financial services. The following table summarizes information regarding the primary tenants of Wells Fargo Tower as of March 31, 2003:

							Annualized
							Rent Per	Percentage
				Total	Percentage		Leased	of Property
	Principal Nature	Lease	Renewal	Leased	of Property	Annualized	Square	Annualized
Tenant	of Business	Expiration	Options	Square Feet	Square Feet	Rent	Foot	Rent

Gibson, Dunn & Crutcher	Law	Nov. 2012	2 x 5 yr.	252,865	18.5%	$4,564,891	$18.05	24.4%
Wells Fargo Bank	Banking/ Financial	Feb. 2013	2 x 10 yr.	268,889 (1)	19.7	3,656,150	13.60	19.5
Oaktree Capital Management	Banking/ Financial	Mar. 2009	2 x 5 yr.	99,666	7.3	1,618,017	16.23	8.7

Total/Weighted Average:				621,420	45.5%	$9,839,058	$15.83	52.6%

(1)	Wells Fargo Bank subleases an aggregate of 33,958 square feet to third parties.

     The following table schedules the lease expirations for leases in place at Wells Fargo Tower as of March 31, 2003 plus available space, for each of the ten full and partial calendar years beginning April 1, 2003, assuming that tenants exercise no renewal options and all early termination options. As of March 31, 2003, the weighted average remaining lease term for this building was 7.5 years.

								Annualized
						Percentage	Annualized	Rent Per
	Number	Square Footage		Percentage		of Property	Rent Per	Leased
	of Leases	of Expiring		of Property	Annualized	Annualized	Leased	Square Foot
Year of Lease Expiration	Expiring	Leases		Square Feet	Rent	Rent	Square Foot	at Expiration

Available	–	212,857	(1)	15.6%	$–	–%	$–	$–
2003	23	63,868	(2)	4.7	793,060	4.2	12.42	12.42
2004	5	25,725		1.9	532,495	2.9	20.70	20.79
2005	8	37,937		2.8	625,986	3.3	16.50	16.56
2006	6	45,186	(3)	3.3	860,770	4.6	19.05	20.32
2007	13	101,596		7.4	1,800,959	9.6	17.73	19.80
2008	2	18,704		1.4	275,665	1.5	14.74	17.87
2009	1	99,178		7.3	1,609,233	8.6	16.23	17.26
2010	1	37,145		2.7	566,461	3.0	15.25	19.00
2011	3	105,689		7.7	1,642,569	8.8	15.54	22.00
2012	4	327,391	(4)	24.0	5,923,717	31.7	18.09	19.38
Thereafter	7	289,550		21.2	4,081,603	21.8	14.10	14.51

Total/ Weighted Average:	73	1,364,826		100.0%	$18,712,518	100.0%	$16.24	$17.80

(1)	Since March 31, 2003, 66,462 square feet of this amount have been leased.

(2) Since March 31, 2003, a lease for 632 square feet of this amount has been renewed.

(3)	Since March 31, 2003, 15,254 square feet of this amount will be terminated as of December 31, 2003.

(4)	Since March 31, 2003, a lease for 268,268 square feet of this amount has been renewed.

     The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for Wells Fargo Tower as of the indicated dates:

			Annualized Net
			Effective Rent Per
		Annualized Rent Per	Leased Square
Date	Percent Leased	Leased Square Foot	Foot

March 31, 2003	84.4%	16.24	$11.66
December 31, 2002	84.9	15.85	11.09
December 31, 2001	90.0	15.96	11.91
December 31, 2000	92.9	16.23	11.77
December 31, 1999	86.3	15.61	12.59
December 31, 1998	90.2	16.32	12.59

      Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of Wells Fargo Tower.

      Upon completion of this offering, Wells Fargo Tower will be subject to a mortgage as set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

      The current real estate tax rate for all LACBD office properties is $11.02 per $1,000 of assessed value. The total annual tax for Wells Fargo Tower at this rate for the 2002 tax year is $3,086,992 (at a taxable assessed value of $280,000,000). In addition there were $476,459 in various direct assessments imposed on the Wells Fargo Tower by the City and County of Los Angeles for the 2002 tax year.

      KPMG Tower. KPMG Tower stands 45 stories with 1,093,051 square feet of office, retail and storage net rentable square feet. It shares 678,239 square feet of on-site parking and access to X-2 garage with Wells Fargo Tower. As of March 31, 2003, KPMG Tower was 95.8% leased. We are the fee simple owner of KPMG Tower.

      KPMG Tower possesses a tenant roster of approximately 27 tenants operating in various businesses, including law, accounting and municipal services. The following table summarizes information regarding the primary tenants of KPMG Tower as of March 31, 2003:

							Annualized
							Rent Per	Percentage
	Principal			Total	Percentage of		Leased	of Property
	Nature of	Lease	Renewal	Leased	Property	Annualized	Square	Annualized
Tenant	Business	Expiration	Options	Square Feet	Square Feet	Rent	Foot	Rent

Los Angeles Unified School District	Municipal			277,687	25.4%	$4,431,113	$15.96	23.7%
		Mar. 2003 (1)	None	67,946	6.2	1,096,316	16.14	5.9
		June 2006	1 x 5yr	209,741	19.2	3,334,797	15.90	17.8
Munger, Tolles & Olsen	Law			151,113	13.8	3,740,930	24.76	20.0
		Aug. 2003	1 x 5yr	25,490	2.3	394,397	15.47	2.1
		Feb. 2007	1 x 5yr	125,623	11.5	3,346,533	26.64	17.9
KPMG	Accounting	June 2014	2 x 5yr	176,428	16.1	2,785,578 (2)	15.79	14.9
Bingham McCutchen	Law	Jan. 2013	1 x 5yr	77,604	7.1	2,081,700	26.82	11.1
Reed, Smith, Crosby, Heafy		Dec. 2011	1 x 5yr	62,042	5.7	1,082,185	17.44	5.8

Total/ Weighted Average:				744,874	68.1%	$14,121,506	$18.96	75.5%

(1)	The square footage associated with this lease is being held-over on a month-to-month basis.

(2)	This amount does not include rent abatements granted to KPMG aggregating $983,240 per year during years 2008-2011, and $1,229,050 per year during years 2012-2014 per year, pursuant to which KPMG is granted net free rent for 147,486 square feet of its total leased space for the period from March to June in each of the years between 2008 through 2014.

     The following table schedules the lease expirations for leases in place at KPMG Tower as of March 31, 2003 plus available space, for each of the ten full and partial calendar years beginning April 1, 2003, assuming that tenants exercise no renewal options and all early termination options. As of March 31, 2003, the weighted average remaining lease term for this building was 5.5 years.

								Annualized
								Rent Per
						Percentage of	Annualized	Leased
	Number of			Percentage		Property	Rent Per	Square Foot
	Leases	Square Footage of		of Property	Annualized	Annualized	Leased	at
Year of Lease Expiration	Expiring	Expiring Leases		Square Feet	Rent	Rent	Square Foot	Expiration

Available	—	45,449		4.2%	$—	—%	$—	$—
2003	5	147,526	(1)(2)	13.5	1,944,016	10.4	13.18	13.11
2004	7	28,131		2.6	580,849	3.1	20.65	20.65
2005	3	74,256		6.8	890,169	4.8	11.99	12.82
2006	4	248,851		22.8	4,104,000	21.9	16.49	18.38
2007	4	130,557		11.9	3,523,353	18.8	26.99	34.10
2008	1	18,115		1.7	258,036	1.4	14.24	14.24
2009	0	0		0	0	0	0.00	0.00
2010	0	0		0	0	0	0.00	0.00
2011	2	82,843		7.6	1,422,250	7.6	17.17	21.48
2012	2	64,425		5.9	1,125,445	6.0	17.47	22.41
Thereafter	3	252,898		23.0	4,862,910	26.0	19.23	25.45

Total/ Weighted Average:	31	1,093,051		100%	$18,711,028	100%	$17.86	$21.39

(1)	Since March 31, 2003, leases for 43,175 square feet of this amount have been renewed.

(2)	Since March 31, 2003, 4,475 square feet of this amount has been leased.

     The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for KPMG Tower as of the indicated dates:

			Annualized Net
			Effective Rent Per
		Annualized Rent Per	Leased Square
Date	Percent Leased	Leased Square Foot	Foot

March 31, 2003	95.8%	$17.86	$14.54
December 31, 2002	96.5	16.74	13.82
December 31, 2001	96.8	18.71	14.14
December 31, 2000	90.8	18.34	14.79
December 31, 1999	85.5	17.58 (1)	12.65 (1)
December 31, 1998	85.2	32.97	22.86

(1)	On December 31, 1998, a subsidy paid by IBM on a lease by the Los Angeles Unified School District ended.

     Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of KPMG Tower.

      Upon completion of this offering, KPMG Tower will be subject to a $195 million mortgage. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

      The current real estate tax rate for all LACBD office properties is $11.02 per $1,000 of assessed value. The total annual tax for KPMG Tower at this rate for the 2002 tax year is $1,798,976 (at a taxable assessed value of $163,172,867). In addition, there were $383,073 in various direct assessments imposed on the KPMG Tower by the City and County of Los Angeles for the 2002 tax year.

Tri-Cities Office Properties

Plaza Las Fuentes

      Plaza Las Fuentes is an award-winning, Class A mixed-use property located in Pasadena, California. Plaza Las Fuentes includes an eight-story office building and two free-standing restaurants totaling 183,276 net rentable square feet, as well as a 350-room Plaza Las Fuentes Westin hotel. The property is serviced by a city-owned parking garage which will be managed by our services company. Developed in 1989 by the Maguire Organization and designed by Charles Moore of Moore Ruble Yudell and landscape architect Lawrence Halprin, Plaza Las Fuentes is designed to harmonize with Pasadena’s existing landmarks, including its historic City Hall. In 1993, Plaza Las Fuentes won the Los Angeles Beautiful — Landscape Architecture Award. As of March 31, 2003, Plaza Las Fuentes was 94.1% leased. We hold a 100% leasehold interest in Plaza Las Fuentes under an air space lease with the Pasadena Community Development Commission, as described below.

      Plaza Las Fuentes possesses a roster of 11 office space tenants operating in various businesses, including government services, insurance and real estate. The following table summarizes information regarding the primary tenants of the office space at Plaza Las Fuentes as of March 31, 2003:

								Annualized	Percentage
	Principal			Total	Percentage			Rent Per	of Property
	Nature of	Lease	Renewal	Leased	of Property	Annualized		Leased	Annualized
Tenant	Business	Expiration	Options	Square Feet	Square Feet	Rent		Square Foot	Rent

Fannie Mae	Government	Dec. 2007	2 x 5yr	58,776	32.1%	$1,087,356	(1)	$18.50	33.2%
Gerald Sullivan	Insurance	Apr. 2005	2 x 5yr	43,231 (2)	23.6	661,637		15.30	20.2
Gemstar Development	Real Estate	Feb. 2006	1 x 5yr	19,898	10.8	370,708	(3)	18.63	11.3
Alexandria Real Estate	Real Estate	Nov. 2003	1 x 5yr	11,542	6.3	234,187		20.29	7.2

Total/ Weighted Average:				133,447	72.8%	$2,353,888		$17.64	71.9%

(1)	This amount does not include rent abatements granted to Fannie Mae. The rent abatements are 50% net free rent for the months of January, February and March for the years 2005 and 2007 for 58,776 square feet, an optional rent credit (in lieu of a tenant improvement allowance) of $8 per usable square foot for approximately 54,791 of the total space leased by Fannie Mae for May 1, 2003, May 1, 2004 and December 1, 2005, and an optional rent credit (in lieu of a tenant improvement allowance) of $7 per usable square foot for approximately 54,791 of the total space leased by Fannie Mae for December 1, 2006.

(2)	Gerald Sullivan subleases an aggregate of 2,186 square feet to third parties.

(3)	This amount does not include rent abatements granted to Gemstar Development. The tenant improvement allowance for Gemstar Development is converted to a rent credit on the following schedule: a lump sum credit of $10,825 on both April 1, 2003 and April 1, 2004, $43,985 on October 1, 2003, a lump sum credit of $88,665 credited in monthly installments on December 1, 2003, January 1, 2004 and February 1, 2004, and $45,795 on October 1, 2004.

     The following table schedules the lease expirations for leases in place at the office space at Plaza Las Fuentes as of March 31, 2003 plus available space, for each of the six full and partial calendar years beginning April 1, 2003, assuming that tenants exercise no renewal options and all early termination options. As of March 31, 2003, the weighted average remaining lease term for this building was 3.2 years.

							Annualized
							Rent Per
			Percentage		Percentage of		Leased
	Number of	Square Footage	of Property		Property	Annualized Rent	Square
	Leases	of Expiring	Square	Annualized	Annualized	Per Leased	Foot at
Year of Lease Expiration	Expiring	Leases	Feet	Rent	Rent	Square Foot	Expiration

Available	—	10,786	5.9%	$—	—%	$—	$—
2003	3	23,639	12.9	470,476	14.4	19.90	19.90
2004	1	923	0.5	18,460	0.6	20.00	21.00
2005	2	44,957	24.5	756,550	23.1	16.83	16.83
2006	3	28,298	15.4	617,908	18.9	21.84	23.64
2007	1	58,776	32.1	1,087,356	33.2	18.50	18.50
2008	2	15,897	8.7	322,197	9.8	20.27	20.38
Thereafter	0	0	0	0	0	0.00	0.00

Total/ Weighted Average:	12	183,276	100.0%	$3,272,947	100.0%	$18.97	$19.29

      The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for the office space at Plaza Las Fuentes as of the indicated dates:

			Annualized Net
		Annualized Rent	Effective Rent
		Per Leased	Per Leased
Date	Percent Leased	Square Foot	Square Foot

March 31, 2003	94.1%	$18.97	$14.45
December 31, 2002	94.1	18.65	14.19
December 31, 2001	94.3	18.73	13.74
December 31, 2000	93.1	18.74	13.71
December 31, 1999	100.0	21.46	14.69
December 31, 1998	93.7	21.63	14.65

      Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of the office space at Plaza Las Fuentes. Our Plaza Las Fuentes Phase II option property, described below, began construction in the second quarter of 2002. See “— Description of Option Properties — Plaza Las Fuentes Phase II.”

      We hold a 100% leasehold interest in the land on which Plaza Las Fuentes is located from the Pasadena Community Development Commission, or PCDC. Including renewal options, this lease expires in 2047. Our rent under the lease is equal to 9% of the fair market value of the land and air space rights under lease, subject to adjustment approximately every five years. If certain financial tests are met, we also are subject to additional rent equal to 10% of the annual net cash flow from the Plaza Las Fuentes Westin, after deducting payment to us of a non-cumulative preferred return equal to approximately 15% of the net equity invested in the hotel. We cannot transfer our rights under this lease without the consent of PCDC. However, we are entitled to mortgage our interest in the lease without PCDC’s consent, so long as the mortgagee satisfies certain conditions, and such mortgagee is entitled to cure any default by us under the lease. If we were to default under the lease, we could lose our interest in Plaza Las Fuentes. The lease gives us the option to purchase the land and air space rights at Plaza Las Fuentes for fair market value upon 120 days’ notice. We intend to purchase the land that is subject to the air space lease and the garage at Plaza Las Fuentes. We are currently in negotiations with PCDC regarding the terms for this purchase. If we are successful in purchasing the land underlying the air space lease and the Plaza Las Fuentes garage, we will be the fee simple owner of Plaza Las Fuentes. However, no assurances can be given that we will be able to successfully complete this purchase.

      Upon completion of this offering, we intend to pledge our interests in Plaza Las Fuentes to secure our approximate $100 million secured revolving credit facility.

      The current real estate tax rate for all Pasadena office and hotel properties is $10.94 per $1,000 of assessed value. The total annual tax for Plaza Las Fuentes at this rate for the 2002 tax year is $596,496 (at a taxable assessed value of $54,547,770). In addition, there was a $3,489 direct assessment imposed on Plaza Las Fuentes by the City of Pasadena and County of Los Angeles for the 2002 tax year.

Glendale Center

      Glendale Center is a Class A office property located in Glendale, California. Glendale Center is comprised of a 14-story office building and a free standing retail structure. The property contains 382,888 square feet of office, retail and storage net rentable square feet, as well as 486,287 square feet of on-site parking located in a six-level garage. Originally developed in 1973, we acquired and redeveloped Glendale Center in 1996 in a joint venture with BankAmerica Realty Services, Inc., an affiliate of Banc of America Securities LLC, one of our underwriters, our initial anchor tenant. Glendale Center was named the BOMA 1997 Renovated Building of the Year and the BOMA 1998 Building of the Year. As of March 31, 2003, Glendale Center was 96.8% leased.

      Glendale Center is leased to three major tenants — Disney Enterprises, Bank of America and Time Warner Entertainment — all of which are rated investment grade by Standard & Poor’s. The following table summarizes information regarding the primary tenants of Glendale Center as of March 31, 2003:

							Annualized
				Total	Percentage		Rent Per	Percentage
	Principal			Leased	of Property		Leased	of Property
	Nature of	Lease	Renewal	Square	Square	Annualized	Square	Annualized
Tenant	Business	Expiration	Options	Feet	Feet	Rent	Foot	Rent

Disney Enterprises	Entertainment	June 2011	2 x 5yr	156,215	40.8%	$3,085,885	$19.75	43.0%
Bank of America(1)	Banking			136,030	35.5	2,405,008	17.68	33.5
		Oct. 2010	Various	46,621	12.2	859,692	18.44	12.0
		Apr. 2013	Various	89,409	23.3	1,545,316	17.28	21.5
Time Warner Entertainment	Entertainment	Apr. 2006	1 x 5yr	70,134	18.3	1,648,149	23.50	22.9

Total/Weighted Average:				362,379	94.6%	$7,139,042	$19.70	99.4%

(1)	Bank of America’s lease expiring in October 2010 relates to 46,621 square feet and is subject to three five-year renewal options and one four year and six months renewal option. The lease expiring in April 2013 relates to 89,409 square feet and is subject to three five- year renewal options and a one-year and 11 months renewal option.

     The following table schedules the lease expirations for leases in place at Glendale Center as of March 31, 2003 plus available space, for each of the ten full and partial calendar years beginning April 1, 2003, assuming that tenants exercise no renewal options and all early termination options. As of March 31, 2003, the weighted average remaining lease term for this building was 7.6 years.

							Annualized
							Rent Per
		Square			Percentage of	Annualized	Leased
	Number of	Footage of	Percentage		Property	Rent Per	Square Foot
	Leases	Expiring	of Property	Annualized	Annualized	Leased	at
Year of Lease Expiration	Expiring	Leases	Square Feet	Rent	Rent	Square Foot	Expiration

Available	—	12,247	3.2%	$—	—%	$—	$—
2003	0	0		0	0	0.00	0.00
2004	1	2,020	0.5	40,400	0.6	20.00	20.00
2005	0	0		0	0	0.00	0.00
2006	1	70,134	18.3	1,648,149	23.0	23.50	23.50
2007	0	0		0		0.00	0.00
2008	0	0		0		0.00	0.00
2009	0	0		0		0.00	0.00
2010	0 (1)	46,621	12.2	859,691	12.0	18.44	23.05
2011	1	162,457	42.4	3,085,886	42.9	19.00	22.82
2012	0	0		0		0.00	0.00
Thereafter	1 (1)	89,409	23.4	1,545,316	21.5	17.28	21.60

Total/Weighted Average:	4	382,888	100.0%	$7,179,442	100.0%	$19.37	$22.67

(1)	Bank of America’s lease expires in two phases in 2010 and 2013.

     The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for Glendale Center as of the indicated dates:

		Annualized
		Rent Per	Annualized Net
		Leased	Effective Rent
	Percent	Square	Per Leased
Date	Leased	Foot	Square Foot

March 31, 2003	96.8%	$19.37	$14.18
December 31, 2002	96.8	19.37	14.59
December 31, 2001	100.0	19.07	14.95
December 31, 2000	96.8	16.75	14.89
December 31, 1999	96.8	15.43	16.20
December 31, 1998	96.8	15.43	12.86

      Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of Glendale Center. We own a two-acre land parcel adjacent to Glendale Center that we believe can support approximately 300,000 net rentable square feet of office development. See “— Land Parcel.”

      We expect to acquire an additional 70% interest in Glendale Center from BankAmerica Realty Services, Inc. for approximately $53.5 million as part of the formation transaction. We may delay this purchase until approximately one month following consummation of this offering. However, there can be no assurance that this transaction will be consummated. Upon the consummation of this purchase, we will be the indirect fee simple owner of Glendale Center, but our economic interest will be reduced by a distribution participation right held by Disney Enterprises, Glendale Center’s largest tenant. This distribution participation right, which is subordinate to a preferred return out of cash flow distributions to us, resulted in distributions to Disney Enterprises of $232,000 for the three months ended March 31, 2003 and $769,000 for the year ended December 31, 2002. Disney Enterprises may have a right to “piggyback”

on our expected purchase of the 70% interest in Glendale Center not currently held by the Maguire Organization and could require us to acquire its distribution participation interest in Glendale Center on substantially similar and proportionate economic terms. We currently estimate that this would cost $10 million, which we would draw from our revolving credit facility.

      Glendale Center is located on a Superfund site as described in “Risk Factors — Risks Related to Our Properties and Our Business — We could incur significant costs related to government regulation and private litigation over environmental matters.” We have not been named, and do not expect to be named, as a potentially responsible party for the site, although it is possible that we could be named. If we were named, we would likely be required to enter into a settlement with the EPA and pay nominal damages.

      Glendale Center is subject to a mortgage as set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” This mortgage has a “hyper-amortization” provision pursuant to which, if the mortgage has not been repaid by January 11, 2011, all cash flow in excess of tax, insurance, debt service, operating expenses and escrow accounts must be paid to the lender as prepayment of the loan, which would eliminate any distributions to us from Glendale Center until the mortgage has been fully repaid. We may refinance this mortgage with a new approximate $75 million mortgage in connection with our expected purchase of an additional 70% interest in Glendale Center in the formation transactions.

      The current real estate tax rate for all Glendale office properties is $10.80 per $1,000 of assessed value. The total annual tax for Glendale Center at this rate for the 2002 tax year is $773,959 (at a taxable assessed value of $71,660,720). In addition, there were $11,977 in direct assessments imposed on Glendale Center by the City of Glendale and the County of Los Angeles for the 2002 tax year.

Cerritos Submarket

Cerritos Corporate Center

      Cerritos Corporate Center consists of two Class A office properties, Cerritos Corporate Center Phase I and Phase II, which collectively are known as the AT&T Wireless Western Regional Headquarters, and a five-story shared parking garage. The properties are located in the City of Cerritos, close to three freeways, providing access to each of Los Angeles County and Orange County. The property is situated on nine acres of land and features on-site amenities including a deli, a landscaped patio and a fitness center. In addition, Cerritos Corporate Center is part of the Cerritos Towne Center, which features restaurants, retail, movie theaters, a 203-room Sheraton Hotel and the 1,800-seat Cerritos Center for the Performing Arts. Phase I was developed in 1999 and Phase II was developed 2001.

      Cerritos Corporate Center Phase I. Cerritos Corporate Center Phase I is a seven-story office building with 221,968 net rentable square feet. The property shares a five-story 357,660 square foot parking garage and 58,630 square feet of surface lot parking with Cerritos Corporate Center Phase II. As of March 31, 2003, Cerritos Corporate Center Phase I was 100% leased to AT&T Wireless Services, Inc. The following table summarizes information regarding the AT&T Wireless Services, Inc. lease as of March 31, 2003:

							Annualized	Percentage
					Percentage of		Rent Per	of Property
	Principal Nature	Lease	Renewal	Total Leased	Property	Annualized	Leased	Annualized
Tenant	Of Business	Expiration	Options	Square Feet	Square Feet	Rent	Square Foot	Rent

AT&T Wireless Services, Inc.	Telecommunications	Sept. 2014	3 x 5 yr.	221,968	100%	$5,084,054	$22.90	100%

      Upon expiration, the annualized rent per leased square foot of the AT&T Wireless Services, Inc. lease will be $31.72.

      The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for Cerritos Corporate Center Phase I as of the indicated dates:

			Annualized Net
		Annualized Rent	Effective Rent
	Percent	Per Leased	Per Leased
Date	Leased	Square Foot	Square Foot

March 31, 2003	100%	$22.90	$21.60
December 31, 2002	100	22.90	21.60
December 31, 2001	100	22.90	21.60
December 31, 2000	100	21.69	21.60
December 31, 1999	100	21.69	7.15

      Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of Cerritos Corporate Center Phase I.

      Upon completion of this offering, we intend to pledge our interests in Cerritos Corporate Center Phase I to secure our approximate $100 million secured revolving credit facility.

      The current real estate tax rate for all Cerritos office properties is $10.36 per $1,000 of assessed value. The total annual tax for Cerritos Corporate Center Phase I at this rate for the 2002 tax year is $583,611 (at a taxable assessed value of $56,311,058.) In addition there were $10,486 in various direct assessments imposed on the Cerritos Corporate Center Phase I by the County of Los Angeles for the 2002 tax year.

      Cerritos Corporate Center Phase II. Cerritos Corporate Center Phase II is a four-story office building with 104,567 net rentable square feet. The property shares a five-story 357,660 square foot parking garage and 58,630 square feet of surface lot parking with Cerritos Corporate Center Phase I. As of March 31, 2003, Cerritos Corporate Center Phase II was 100% leased to AT&T Wireless Services, Inc. The following table summarizes information regarding the AT&T Wireless Services, Inc. lease as of March 31, 2003:

							Annualized	Percentage
					Percentage of		Rent Per	of Property
	Principal Nature	Lease	Renewal	Total Leased	Property	Annualized	Leased	Annualized
Tenant	Of Business	Expiration	Options	Square Feet	Square Feet	Rent	Square Foot	Rent

AT&T Wireless Services, Inc.	Telecommunications	May 2011	2 x 5 yr.	104,567	100%	$2,141,371	$20.48	100%

      Upon expiration, the annualized rent per leased square foot of the AT&T Wireless Services, Inc. lease will be $23.74.

      The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for Cerritos Corporate Center Phase II as of the indicated dates:

			Annualized Net
		Annualized Rent	Effective Rent
	Percent	Per Leased	Per Leased
Date	Leased	Square Foot	Square Foot

March 31, 2003	100%	$20.48	$17.75
December 31, 2002	100	20.48	17.75
December 31, 2001	100	20.48	10.90

      Other than normally recurring capital expenditures, we have no plans with respect to renovation, improvement or redevelopment of Cerritos Corporate Center Phase II.

      Upon completion of this offering, we intend to pledge our interests in Cerritos Corporate Center Phase II to secure our approximate $100 million secured revolving credit facility.

      The current real estate tax rate for all Cerritos office properties is $10.36 per $1,000 of assessed value. The total annual tax for Cerritos Corporate Center Phase II at this rate for the 2002 tax year is $274,934 (at a taxable assessed value of $26,527,601.) In addition there were $4,940 in various direct assessments imposed on the Cerritos Corporate Center Phase II by the County of Los Angeles for the 2002 tax year.

      We hold a 100% leasehold interest in the land on which each of Cerritos Corporate Center Phase I and Phase II is located from the Cerritos Redevelopment Agency. Including renewal options, this lease expires in 2087. Our rent under the lease is equal to an annual minimum rent of $360,000 plus an additional “Index Percentage Rent” payment that will increase our ground lease payments if and as market office rents at the Cerritos Towne Center project increase. This “Index Percentage Rent” payment is equal to the amount, if any, by which 7% of the product of the average annualized triple net equivalent rents at the Cerritos Towne Center office properties (other than Cerritos Corporate Center Phase I and Phase II) for the prior fiscal year times the aggregate gross rentable square feet at Cerritos Corporate Center Phase I and Phase II (deemed to be 329,567 square feet, which is 3,302 square feet more than the combined net rentable square feet at the properties) exceeds the annual minimum rent. All rental payments due under the ground lease, including any “Index Percentage Rent” payments that become due, are passed through to, and paid by, our sole tenant, AT&T Wireless Services, Inc., as part of its rent payments under its leases of Phase I and Phase II. We cannot transfer our rights under the ground lease without the consent of the Cerritos Redevelopment Agency. However, we are entitled to mortgage our interest in the lease and the properties so long as the mortgage meets certain conditions. If we were to default under the ground lease, we could lose our interest in each of Cerritos Corporate Center Phase I and Phase II. In addition, we have a right of first refusal with respect to any sales of the leased premises by the Cerritos Redevelopment Agency during the term of the lease.

Hotel Property

      Our existing portfolio includes a hotel property, the Plaza Las Fuentes Westin in the Tri-Cities submarket city of Pasadena, California. Presented below is an overview of this hotel property:

Twelve Months Ended
March 31, 2003

Revenue
								Average	Per
		Percent			Square		Average	Daily	Available
Hotel Property	Location	Ownership		Year Built	Footage	Rooms	Occupancy(1)	Rate(2)	Room(3)

Plaza Las Fuentes Westin	Pasadena, CA	100	%(4)	1989	266,000	350	75.7%	$126.27	$95.53

(1)	Average occupancy represents the number of occupied rooms in the applicable period divided by the product of the total number of rooms and 365 days in the period.

(2)	Average daily rate represents the total room revenue for the applicable period divided by the number of occupied rooms.

(3)	Revenue per available room, or REVPAR, represents the total room revenue per total available rooms for the applicable period and is calculated by multiplying average occupancy by the average daily rate.

(4)	We hold a leasehold interest in Plaza Las Fuentes under a long-term airspace lease with the Pasadena Community Development Commission. See “— Tri-Cities Office Properties — Plaza Las Fuentes.”

     The Westin Hotel at Plaza Las Fuentes features 350 guestrooms, two restaurants, a full-service health club and extensive guest amenities. The hotel is currently managed by Westin Management Company West, or Westin, an affiliate of Starwood Hotels & Resorts Worldwide, under the Westin flag. The hotel was re-branded from the DoubleTree flag as of December 20, 2002. Competitors include the Pasadena Hilton, the Hilton Glendale, the Courtyard by Marriott, the Sheraton Pasadena and the Ritz-Carlton Huntington Hotel and Spa. Our interest in the Plaza Las Fuentes Westin is subject to the same land and air space lease as Plaza Las Fuentes. See “— Tri-Cities Office Properties — Plaza Las Fuentes.”

      The majority of demand for the Plaza Las Fuentes Westin is commercial in nature as the hotel is located in an area with varied commercial uses, including municipal/government buildings, low to mid-rise commercial properties, and limited residential development. The most significant office development in the vicinity is our own Plaza Las Fuentes, but the area also includes the Kaiser Permanente regional offices located directly across the street as well as California Institute of Technology, Fannie Mae, Jet Propulsion Laboratories, Pacific Bell, Lucent, and Parsons Corporation, which all generate demand.

      Under our management agreement with Westin, we will pay Westin a management fee of 2.5% of gross revenues for the first full operating year, 2.75% of gross revenues for the second full operating year and 3.0% of gross revenues for each year thereafter, plus an incentive fee of 20% of operating profits over a certain threshold. We have also agreed to undertake certain renovations of the hotel through December 2005, including remodeling of guest rooms, which will render them unusable for a period of time. However, because seasonal occupancy rates are relatively predictable, we believe we will be able to rotate the rooms on which work is being performed in a manner that reduces the effect on our revenues. To date, the re-branding of the hotel has not caused a material decline in the occupancy rate at the hotel, nor has it significantly disrupted operations. However, we cannot assure you that the re-branding of the hotel will not in the future adversely affect the hotel’s occupancy rate or its operations. We anticipate that the cost of re-branding, upgrading and renovating the Plaza Las Fuentes Westin will be approximately $9.2 million over the next three years, $3.5 million of which will be funded by Westin, and the remainder of which we expect to finance out of current and future furniture, fixture and equipment reserves and potentially from borrowings under our revolving credit facility.

      Upon completion of this offering, we intend to pledge our interests in the Plaza Las Fuentes Westin to secure our approximate $100 million secured revolving credit facility.

Garage Properties

      Our existing portfolio includes nearly 3.1 million square feet of on-site and off-site parking garages. Our on-site garages include those beneath US Bank Tower and Gas Company Tower, the shared garage beneath Wells Fargo Tower and KPMG Tower, the parking structure at the Cerritos Corporate Center and the lot and parking structure adjacent to Glendale Center. We are the fee simple owner of our on-site garages at US Bank Tower and Gas Company Tower, the on-site garage shared by Wells Fargo Tower and KPMG Tower and the lot and parking structure at Glendale Center. We hold our interest in the Cerritos Corporate Center parking structure pursuant to a long-term ground lease. See “— Cerritos Submarket — Cerritos Corporate Center.”

      Our off-site garages are Westlawn garage beneath the Los Angeles Central Library, which primarily services tenants of US Bank Tower, X-2 garage, located at 235 South Hill Street approximately three blocks from Wells Fargo Tower and KPMG Tower, that primarily services tenants of both Wells Fargo Tower and KPMG Tower, and 808 South Olive garage, which primarily services Gas Company Tower. Through our “executive valet” parking service at three of these garages and attendant-assisted parking at our Westlawn garage, we are able to offer tenants the amenity of valet parking while more efficiently utilizing our parking square footage and increasing our parking revenues at these properties. We are the fee simple owner of each of our off-site garages. In the case of Westlawn garage, however, our fee ownership of subterranean rights is subject to the surface land and airspace rights of the City of Los Angeles. Presented below is an overview of our garages:

							Percentage of
						Vehicle	Vehicle
						Under	Capacity Under
		Percent		Square	Vehicle	Monthly	Monthly
Garage Property	Location	Ownership	Year Built	Footage	Capacity(1)	Contract(2)	Contract(3)

Off-Site Garages
808 South Olive Garage	Los Angeles	100%	1996	345,933 (4)	928	864	93.1%
Westlawn Garage	Los Angeles	100	1992	363,906	1,047	968	92.5
X-2 Garage	Los Angeles	100	1992	248,248	774	1,313	169.6
On-Site Parking
US Bank Tower	Los Angeles	100	1989	230,650	513	515	100.4
Gas Company Tower	Los Angeles	100	1991	319,581	1,161	1,265	109.0
Wells Fargo(5)	Los Angeles	100	1982	426,926	1,393	1,642	117.9
KPMG(5)	Los Angeles	100	1982	251,313	820	1,102	134.4
Glendale Center	Glendale	100	1973	486,287	1,249	2,096	167.8
Cerritos Corporate Center Phase I	Cerritos	100	1999	221,856	674	674	100.0
Cerritos Corporate Center Phase II	Cerritos	100	2001	194,434	613	613	100.0

Total/Weighted Average:				3,089,134	9,172	11,052

(1)	Vehicle capacity represents total estimated available parking spaces including aisle area.

(2)	Vehicles under monthly contract represents the total amount of monthly parking passes for which we collected a fixed amount as of March 31, 2003.

(3)	Percentage of vehicle capacity under monthly contract represents vehicle capacity under monthly contract divided by parking capacity. Due to tenants utilizing our garages at varying times, we are able to sell monthly contracts in excess of vehicle capacity; thus, percentage of vehicle capacity under monthly contract may exceed 100% of the vehicle capacity in our garages.

(4)	Does not include 28,761 net rentable square feet of office space.

(5)	Wells Fargo Tower and KPMG Tower share the parking garage located beneath Wells Fargo Center under reciprocal easements.

     In addition to the garages currently in our portfolio, through our services company, we manage the parking facility at Plaza Las Fuentes. As stated above, we are currently in negotiations with the Pasadena Community Development Commission to purchase the land that underlies the air space lease and the Plaza Las Fuentes garage. If we are successful in purchasing the land underlying the air space lease and the Plaza Las Fuentes garage, we would be the fee simple owner of Plaza Las Fuentes garage. If the air space lease is terminated at any time, our rights under the parking management agreement for the Plaza Las Fuentes garage will also be terminated.

Land Parcel

      We own a two-acre development land parcel adjacent to Glendale Center. We have commissioned plans for an office development on this land parcel that we expect to feature 300,000 net rentable square feet of office space in a six-story structure and approximately 690 parking spaces within a three-level subterranean parking facility, complementing the 1,398 parking spaces available in the six-level parking structure and two exterior lots currently being used by Glendale Center I. Our planned development has been designed by Santa Monica-based Gensler & Associates to be consistent with the design parameters required by the City of Glendale as well as our high quality standards. We expect that the cost of this development will be approximately $56 million and we intend to commence construction upon substantial pre-leasing.

      Our Glendale land parcel is located on a Superfund site as described in “Risk Factors — Risks Related to Our Properties and Our Business — We could incur significant costs related to government regulation and private litigation over environmental matters.” We have not been named, and do not expect to be named, as a potentially responsible party for the site, although it is possible that we could be named. If we were named, we would likely be required to enter into a de minimis settlement with the EPA and pay nominal damages.

Description of Option Properties

      Our option portfolio consists of 1733 Ocean Avenue, a recently completed office property in Santa Monica, California, Plaza Las Fuentes Phase II, an office property that is 64% pre-leased and currently under development in the Tri-Cities area and a 12.5% interest in the entity that owns the Water’s Edge property, Phase I of which consists of two existing office buildings and Phase II of which consists of a land parcel that we believe can support an additional 192,000 net rentable square feet of office development at Playa Vista in West Los Angeles, California. Our operating partnership’s ability to exercise each of the options is subject to approval of the independent members of our board of directors, which may consider a variety of factors in determining whether to exercise such options, including the timing of development of the properties, whether the properties are fully leased and the relationship between the option exercise price and market prices at the relevant time. As a result, we cannot predict when, if at all, we will exercise our options, although we do not anticipate exercising our options in the near future based on current market and property conditions.

      Presented below is an overview of the properties on which we have options:

			Estimated Net		Percentage
			Rentable Square		Ownership
		Type of	Feet Upon	Option	Subject to
Property	Location	Property	Completion/Development	Expiration Date	Option

1733 Ocean Avenue	Santa Monica, CA	Office/ Retail	91,398	5 years from completion of this offering	100%
Plaza Las Fuentes Phase II	Pasadena, CA	Office/ Retail	256,987	5 years from completion of development(2)	100
Playa Vista- Water’s Edge(1)	Los Angeles, CA	Office	431,164	5 years from completion of this offering	12.5

Total:			779,549

(1)	This property is managed by a public REIT. This property consists of two existing buildings with 239,164 net rentable square feet and a land parcel that we believe can support an additional 192,000 net rentable square feet of office and retail development.

(2)	Under the option agreement, this property will be deemed to be complete on the date upon which a temporary certificate of occupancy or similar evidence of completion is obtained by the owner of the property.

1733 Ocean Avenue

      1733 Ocean Avenue is a recently completed office property development located in the Santa Monica submarket of Los Angeles and is currently ready for tenant improvements. 1733 Ocean Avenue stands at four stories with 91,398 net rentable square feet of office, retail and storage space, as well as 267 parking spaces in a 98,820 square foot, four-level subterranean parking garage. Developed by the Maguire Organization in 2002 and designed by Moore Ruble Yudell, 1733 Ocean Avenue is expected to provide tenants easy access to the Civic Center area and the proposed park adjacent to the nearby Rand Campus. This property has not yet been leased.

      A leasehold interest in the development is currently owned by Maguire Partners — 1733 Ocean, LLC, an entity controlled by Mr. Maguire, our Chairman and Co-Chief Executive Officer, pursuant to a ground lease that expires in 2086. This entity has a right of first refusal with respect to third party purchases of the land and a right of first negotiation in the event the landlord desires to sell the land. We will earn management fees and leasing commissions under management agreements that we believe contain fair market terms and conditions for providing property management and leasing services to the property while it is under option.

      For a description of our option agreement with Maguire Partners — 1733 Ocean Avenue, LLC, see “Certain Relationships and Related Transactions — Option Agreements — 1733 Ocean Avenue.” We do not anticipate exercising our option to acquire this property in the near future based on current market and property conditions.

Plaza Las Fuentes Phase II

      Plaza Las Fuentes Phase II is the second phase of our Plaza Las Fuentes mixed-use development in Pasadena. Upon completion, Phase II is expected to feature 256,987 square feet of new commercial office and retail space with three levels of subterranean parking. Plaza Las Fuentes Phase II is currently being developed by the Maguire Organization and is scheduled to be completed in the fourth quarter of 2003. The property is currently 64% pre-leased to Western Asset Management, an affiliate of Legg Mason Wood Walker, Incorporated, one of our underwriters, and a retail bank and a letter of intent has been signed by a retailer to lease an additional 3% of the development.

      The property is currently owned in fee simple by Maguire Partners — 385 Colorado, LLC, an entity indirectly owned by Mr. Maguire. We will earn management fees, development fees and leasing commissions under management and development agreements that we believe contain fair market terms and conditions for providing property management, development, and leasing services to the property while it is under option.

      For a description of our option agreement with Maguire Partners — 385 Colorado, LLC, see “Certain Relationships and Related Transactions — Option Agreements — Plaza Las Fuentes Phase II.” We do not anticipate exercising our option to acquire this property in the near future based on current market and property conditions.

Playa Vista — Water’s Edge

      Playa Vista is a 1,087-acre mixed-use development and is planned to include office, retail, residential and existing historic facilities as well as a variety of open spaces and preserved wetlands. The Water’s Edge development is a 6.5-acre office campus located within Playa Vista. Water’s Edge is expected to contain approximately 431,000 net rentable square feet in three buildings that will be completed in two phases. The first phase, which was completed in August 2002 but has not yet been leased, is comprised of two buildings totaling approximately 239,164 net rentable square feet and an underground parking garage measuring approximately 210,000 square feet. Building One is a 57,151 net rentable square foot, two-story, exposed steel and glass structure, and Building Two is a 182,013 net rentable square foot, four-story, cast-in-place concrete structure with glass infill. Phase II is planned to add a third office building to the Water’s Edge development that is currently expected to contain approximately 192,000 net rentable square feet. The Maguire Organization has conducted pre-development work with respect to Phase II, but does not currently expect to commence construction in the near term.

      Maguire Partners — PV Investor Partnership, L.P., an entity controlled by Mr. Maguire, owns a 12.5% minority interest in the entity that is the fee simple owner of the Water’s Edge development. The Water’s Edge development is currently managed by an unaffiliated public REIT.

      For a description of our option agreement with Maguire Partners — PV Investor Partnership, L.P., see “Certain Relationships and Related Transactions — Option Agreements — Playa Vista — Water’s Edge.” We do not anticipate exercising our option to acquire this property in the near future based on current market and property conditions. Each of the owners of the entity that holds fee title to Water’s Edge has certain contractual rights to cause such entity to sell either or both phases of the project in certain circumstances. Additionally, the owner of the remaining 87.5% interest in Water’s Edge has certain call rights with respect to the 12.5% interest in Water’s Edge that is the subject of our option. If the project is sold or the call right is exercised, we would be unable to exercise our option.

      In 1998 the California Regional Water Quality Control Board, Los Angeles Region issued Cleanup and Abatement Order No. 98-125 with respect to the Playa Vista project area, which includes the Playa Vista — Water’s Edge development, as described in “Risk Factors — Risks Related to Our Properties and Our Business — Existing conditions at some of our properties may expose us to liability related to environmental matters.” Additionally, the parcel of land on which the Playa Vista — Water’s Edge developments lies is currently being assessed by the EPA for designation as a Superfund site, as described in “Risk Factors — Risks Related to Our Properties and Our Business — We could incur significant costs related to government regulation and private litigation over environmental matters.” Before making a decision as to whether to exercise our option, we will conduct customary due diligence into the property, including environmental due diligence regarding the Cleanup and Abatement Order and the Superfund assessment.

Excluded Properties

      In addition to the interests of the Maguire Organization in the existing properties and the option properties, the Maguire Organization also owns interests in two additional properties in the LACBD, (i) a senior housing project located at 740 South Olive Street and (ii) a parking structure located at 17th & Grand Avenue. The Maguire Organization also owns Solana, a 1.4 million square foot mixed-use property in the Dallas/Ft. Worth, Texas area that includes 1.3 million net rentable square feet, a 198-room hotel, a fitness and wellness center and 1.1 million square feet of parking as well as the 322 acre land parcel adjoining Solana. The Maguire Organization also owns minority non-controlling membership interests and profit rights in various entities which own and control the commercial and residential development phases at Playa Vista in West Los Angeles. We will not acquire any of these properties or interests in the formation transactions, nor have an option to purchase any of them as of the close of this offering. However, we do have a right of first offer with respect to the sale of all or any portion of the Solana property. See “Certain Relationships and Related Transactions — Right of First Offer.” Mr. Maguire and entities controlled by him will retain ownership of these properties. Mr. Maguire may devote time to matters related to these excluded properties consistent with past practice. Our services company will provide leasing and management services to the Solana property, and will provide certain administrative and operations services to the 17th & Grand Avenue parking structure and 740 South Olive, in each case for fees and under terms that we believe are consistent with the local market for such services.

Indebtedness

      Upon completion of this offering, the formation transactions and the refinancing transactions, we expect to have $1.05 billion of outstanding consolidated long-term and revolving debt. This indebtedness will be comprised of five mortgages secured by six of our properties (US Bank, Gas Company, 808 South Olive garage, Wells Fargo and KPMG Towers and Glendale Center), one mezzanine loan secured by a pledge of the equity interests in the fee owners of 808 South Olive garage and Gas Company Tower and advances under our credit facility. The weighted average interest rate on this indebtedness is expected to be 3.87% (based on the 30-day LIBOR rate at June 23, 2003 of 1.03%). A total of $201,000 of scheduled loan principal payments will be due on this indebtedness from the estimated consummation date of this offering through December 31, 2003. After completion of this offering, the formation transactions, the refinancing transactions and borrowings under our revolving credit facility, we expect our ratio of debt to total market capitalization to be approximately 53.5% (50.8% if the underwriters’ overallotment option is exercised in full). Upon completion of this offering, the formation transactions, the refinancing transactions and borrowings under our credit facility, we expect that approximately $499.8 million, or 47.5%, or our outstanding long-term debt will be variable rate debt. We expect to enter into four-year interest rate swap agreements for approximately $322.0 million of our variable rate debt, to effectively fix the base rate portion of the interest rate. As a result, we expect that approximately 83.1% of our total indebtedness upon completion of this offering will be subject to fixed interest rates.

      On June 2, 2003, we purchased cash-settled options on forward-starting interest rate swaps relating to $774.5 million notional principal amount of indebtedness in order to hedge against interest rate movements through June 30, 2003. We paid $5.6 million for these hedges, which were intended to hedge against movements in the ten-year and seven-year U.S. Treasury Rates (the indexes upon which our fixed rate loans for US Bank Tower and Wells Fargo Tower will be based) and LIBOR (the index upon which our floating rate loans will be based). We purchased these options solely because we expect to enter into approximately $790 million of new long-term borrowings in connection with this offering, and we desired to hedge against the interest rate risk associated with these loans prior to their closing. Due to declines in interest rates since June 2, 2003, these options have minimal value. We have no potential future liability under these instruments.

      We also intend to enter into a $100 million secured revolving credit facility with an affiliate of Citigroup Global Markets Inc., one of our joint book-running managers, and with an affiliate of Wachovia Securities, LLC, one of our underwriters, as joint lead arrangers. Several of the other underwriters are also expected to be lenders under this facility. We may draw up to $24.8 million under this facility in order to purchase an additional 70% interest in Glendale Center. We may delay this purchase until after this offering to finance a portion of the purchase price through a concurrent refinancing of the secured indebtedness that currently encumbers Glendale Center. We currently anticipate that such a refinancing would be effected through a new approximate $75 million mortgage on the Glendale Center property and that any remaining funds required to repay the existing Glendale Center mortgage and purchase the additional Glendale Center interests would be financed under our revolving credit facility. In addition, Disney Enterprises may have a “piggyback” right to require us to purchase its distribution participation right in Glendale Center in connection with our expected purchase of additional interests in this property. We currently anticipate that this would cost approximately $10 million, which we would draw from our revolving credit facility.

      The following table sets forth certain information with respect to the indebtedness that we expect will be outstanding after this offering, the formation transactions and the refinancing transactions, as of the completion of this offering, but does not give effect to the four-year interest rate swap agreements for approximately $322.0 million that we expect to enter into in connection with this offering.

		Principal		Annual Debt		Maturity		Balance at
Properties	Interest Rate	Amount		Service(1)		Date		Maturity(2)

US Bank Tower Mortgage	4.69%(3)	$260,000,000		$12,194,000		6/30/13	(4)	$260,000,000
Gas Company Tower and 808 South Olive garage	LIBOR + 1.55% (5)(6)			7,515,000	(7)
Mortgage	—(5)	250,000,000		—	(7)	6/30/07 (4)(8)		250,000,000
Mezzanine	—(5)	30,000,000	(9)	—	(7)	6/30/08 (4)(9)		30,000,000 (9)
Wells Fargo Tower Mortgage(10)	4.7(3)	250,000,000		11,750,000	(11)	6/30/10	(4)	233,274,000
KPMG Tower Mortgage	LIBOR + 1.875% (12)	195,000,000		5,664,750		8/31/05	(13)	195,000,000
Glendale Center Mortgage	7.20%(14)	37,000,000	(15)	3,175,920	(16)	1/11/11		0
Credit Facility	LIBOR + 2.00%	24,800,000	(16)	751,440		6/30/06	(4)	24,800,000

Total Principal		1,046,800,000
Loan Premium		4,440,000	(17)

Total:		$1,051,240,000		$41,051,110				$993,074,000

(1)	Annual debt service for floating rate loans is calculated based on the 30-day LIBOR rate at June 23, 2003 which was 1.03%.

(2)	Assuming no payment has been made on the principal in advance of its due date.

(3)	The fixed rate for the US Bank Tower mortgage will be equal to the ten year U.S. Treasury rate plus the applicable spread, and for the Wells Fargo Tower mortgage loan will be equal to the seven year U.S. Treasury rate plus the applicable spread.

The spreads are expected to be 1.38% and 2.05% for the US Bank Tower mortgage loan and the Wells Fargo Tower mortgage loan, respectively. For the pro forma calculations we utilized the June 23, 2003 ten year U.S. Treasury Rate, 3.31%, and the seven year U.S. Treasury rate, 2.65%, to estimate our fixed rates.

(4)	Assuming the loan is entered into on June 30, 2003.

(5)	The weighted average borrowing rate for the Gas Company Tower and 808 South Olive garage mortgage and mezzanine loans together is expected to be LIBOR plus 1.55%. The mezzanine loan is subject to a LIBOR floor of 2%.

(6)	We are required to enter into an interest rate cap agreement with respect to this loan that limits the interest rate to 9% during the term of this loan.

(7)	The aggregate annual debt service for the Gas Company Tower and 808 South Olive garage mortgage and mezzanine loans is expected to be $7,515,000.

(8)	A one-year extension is available.

(9)	This loan must be repaid on the maturity date of the Gas Company Tower and 808 South Olive garage mortgage financing if the mortgage is not extended.

(10)	Mr. Maguire, or a related entity, will guarantee a $64.4 million portion of this loan.

(11)	This loan requires monthly payments of interest only for three years, and amortizes on a 30-year schedule thereafter.

(12)	We have entered into an interest rate cap agreement with respect to this loan that limits the rate on the LIBOR portion of the interest rate, exclusive of the spread, to 6% during the term of this loan, excluding extension periods.

(13)	Two one-year extensions available.

(14)	If this loan is not repaid on January 11, 2011, the interest rate will be adjusted to the greater of 12.2% per annum and the twelve-year United States Treasury rate plus 5% per annum. The loan balance on January 11, 2011 is estimated to be $32,001,513.

(15)	Interest only through July 11, 2003. Beginning August 11, 2003, monthly payments of $264,660 are due.

(16)	Assumes that our purchase of additional interests in Glendale Center is financed in part by a draw on our revolving credit facility and that the existing indebtedness encumbering Glendale Center is assumed. However, we may refinance the existing indebtedness encumbering Glendale Center with a new approximate $75 million mortgage. In that case, we would finance remaining amounts, if any, required to acquire the additional interests in Glendale Center and refinance the existing property indebtedness by drawing from our secured revolving credit facility.

(17)	Relates to the Glendale Center mortgage.

Depreciation

      The following table sets forth for each property in our existing portfolio and component thereof upon which depreciation is taken, the (i) federal tax basis upon consummation of the offering and the formation transactions, (ii) rate, (iii) method, and (iv) life claimed with respect to such property or component thereof for purposes of depreciation.

Property	Federal Tax Basis(1)	Rate		Method(2)	Life Claimed(2)

Buildings & Improvements
US Bank Tower	$101,956,379	2.56%		Straightline	39 yrs
Gas Company Tower	168,543,448	Various	(3)	Straightline	15, 31.5 & 39 yrs (3)
Wells Fargo Tower	111,645,187	2.56		Straightline	39 yrs
KPMG Tower(4)	20,235,512	2.56		Straightline	39 yrs
Plaza Las Fuentes Office	17,818,264	2.56		Straightline	39 yrs
Plaza Las Fuentes Westin	32,604,414	2.56		Straightline	39 yrs
Glendale Center	68,460,514	Various	(3)	Straightline	15 & 39 yrs(3)
808 South Olive Garage	7,898,554	2.56		Straightline	39 yrs
Westlawn Garage	6,424,080	2.56		Straightline	39 yrs

Total	$535,586,352

(1)	Upon the consummation of the formation transactions, all of the property entities, except certain entities that directly or indirectly own interests in Gas Company Tower, 808 South Olive Garage and Glendale Center, will “technically terminate” for tax purposes under Section 708(b)(1)(B) of the Code. Consequently, under Section 168(i)(7) of the Code, each of the properties (except for Gas Company Tower, 808 South Olive Garage and Glendale Center) will be treated as a newly acquired asset placed in service on the day following the consummation of the formation transactions, the federal tax basis of which will be depreciated over its claimed life. Federal tax basis numbers assume that 90% of the basis adjustments resulting from the formation transactions are allocated to the real property and 10% to land.

(2)	Unless otherwise noted, depreciation method and life claimed for each property and component thereof is determined by reference to the IRS-mandated method for depreciating assets placed into service after 1986, known as the Modified Accelerated Cost Recovery System.

(3)	Because the property entities owning Gas Company Tower, 808 South Olive Garage and Glendale Center did not “technically terminate” for tax purposes under Section 708(b)(1)(B) of the Code as a result of the formation transactions, Gas Company Tower and 808 South Olive Garage will not be treated as newly acquired assets. Consequently, our operating partnership will continue to use the methods and lives elected by the property entities owning these buildings. The buildings will continue to have claimed lives of between MACRS 31.5 and 39 years and a depreciation rate between 2.56% and 3.17%. Land improvements (placed in service after December 31, 1986) at these properties will continue to have a claimed life of 15 years and a depreciation rate of 6.67%. For Glendale Center, 70% of the assets will be treated as newly acquired assets pursuant to Revenue Ruling 99-6. The remaining 30% will continue to be depreciated using the existing lives, methods and depreciation rates.

(4)	The basis of our X-2 garage is included in the basis of KPMG Tower.

     In addition, we have an aggregate of roughly $11.3 million in additional tax basis of depreciable furniture, fixtures and equipment associated with the properties in our portfolio as of March 31, 2003. Depreciation on this furniture, fixtures and equipment is computed on the straightline and double declining balance methods over the claimed life of such property, which is either five or seven years.

Regulation

General

      Office properties in our submarkets are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that each of the existing properties has the necessary permits and approvals to operate its business.

Americans With Disabilities Act

      Our properties must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that the existing properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters

      Some of the properties in our portfolio contain, or may have contained, or are adjacent to or near other properties that have contained or currently contain underground storage tanks for the storage of petroleum products or other hazardous or toxic substances. These operations create a potential for the release of petroleum products or other hazardous or toxic substances. Also, some of the properties may contain asbestos-containing building materials, or ACBM. Environmental laws require that ACBM be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. The laws may also allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

      From time to time, the United States Environmental Protection Agency, or EPA, designates certain sites affected by hazardous substances as “Superfund” sites pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act. Superfund sites can cover large areas, affecting many different parcels of land. The EPA identifies parties who are considered to be potentially responsible for the hazardous substances at Superfund sites and makes them liable for the costs of responding to the hazardous substances. The parcel of land on which the Glendale Center is located lies within a large Superfund site. The site was designated as a Superfund site because the groundwater beneath the Superfund site is contaminated. We have not been named, and do not expect to be named, as a potentially responsible party for the site. If we were named, we would likely be required to enter into a de minimis settlement with the EPA and pay nominal damages.

      The EPA is currently assessing the Playa Vista project area, including the Water’s Edge development, for designation as a Superfund site. The site was previously assessed by the EPA for designation as a Superfund site in 1988-89, but following the assessment the EPA concluded that the site should not be so designated. The current reassessment is not expected to be complete until mid-2003, and until then we will not know whether the site will be designated as a Superfund site. If the site is designated as a Superfund site, it will likely have to undergo significant environmental remediation, which may interfere with the scheduled development of the site. In that case, we may elect not to exercise our option to purchase an interest in the Water’s Edge development. We can give no assurance that the site will not be designated as a Superfund site.

      Independent environmental consultants have conducted Phase I or similar environmental site assessments on all of the properties in our portfolio within the last 15 months, except the Playa Vista — Water’s Edge development. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the recent site assessments revealed any past or present environmental liability that we believe would have a material adverse effect on our business, assets or results of operations.

      Environmental reports available to us on the Playa Vista — Water’s Edge development were generally completed more than two years ago. According to those reports, the California Regional Water Quality Control Board, Los Angeles Region issued a cleanup and abatement order in 1998 with respect to the Playa Vista project area, including the Playa Vista — Water’s Edge development, as described in “Risk Factors — Risks Related to Our Properties and Our Business — Existing conditions at some of our properties may expose us to liability related to environmental matters.”

Insurance

      We carry comprehensive liability, fire, extended coverage, earthquake, terrorism and rental loss insurance covering all of the properties in our portfolio under a blanket policy that also covers each of the option and excluded properties. We believe the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our company’s management, the properties in our portfolio are adequately insured. Our terrorism insurance is subject to exclusions for loss or damage caused by nuclear substances, pollutants, contaminants and biological and chemical weapons. We do not carry insurance for generally uninsured losses such as loss from riots or acts of God. In addition, we carry earthquake insurance on our properties located in seismically active areas and terrorism insurance on all of our properties, in each case in an amount and with deductibles which we believe are commercially reasonable. As of March 31, 2003, all of the properties in our portfolio were located in areas known to be seismically active. See “Risk Factors — Risks Related to Our Properties and Our Business — Potential losses may not be covered by insurance.”

      The costs and benefits of the blanket policy covering the properties in our portfolio and the option and excluded properties are allocated pursuant to a Property Insurance Sharing Agreement dated March 31, 1997, as amended on March 31, 2003, which will be amended and restated concurrently with the closing of the formation transactions to reflect our acquisition of interests in the properties in our existing portfolio including Cerritos Corporate Center Phase I and Phase II, which will be added to the agreement, to substitute our services company for Maguire Partners Development, Ltd. as the “Manager” and agent of the parties under the agreement. The coverage and costs allocated to each of the properties covered by the blanket policy have been, and will be, determined by taking into account the relative insured values and risks related to each covered property and any third-party requirements of lenders, lessees or lessors. In its capacity as “Manager” under the agreement, our services company will be obligated to procure insurance or amend policies as properties are sold, acquired or developed, present and pursue claims for losses on behalf of us and the entities that own the option and excluded properties, hire independent adjusters to determine losses, hold undistributed insurance proceeds in trust until distributed, administer the distribution of insurance proceeds and coordinate the payment of insurance premiums. The costs incurred by our services company in connection with the performance of its obligations under this agreement will be reimbursed by the parties to the agreement in proportion to either (i) the relative benefits received by the parties, (ii) the relative amounts of premiums paid by the parties or (iii) the relative insured values of the properties owned by the parties, depending upon the nature of the cost.

Competition

      We compete with numerous developers, owners and operators of office and commercial real estate, many of which own properties similar to ours in the same submarkets in which our properties are located, but which have lower occupancy rates than our properties. On average, our higher relative occupancy rates mean that our competitors have more space currently available for lease than we do and may be willing to make space available at lower prices than the space in the properties in our office portfolio. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, some of which are significantly above current market rates, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire.

Employees

      We initially intend to employ approximately 76 persons. Of these employees, approximately 44 will be “home office” executive and administrative personnel and approximately 32 will be on-site management and administrative personnel. We currently expect that none of these employees will be represented by a labor union.

Offices

      We own the building in which our headquarters is located, the Gas Company Tower at 555 West Fifth Street, in downtown Los Angeles, California. We believe that our current facilities are adequate for our present and future operations, although we may add regional offices or relocate our headquarters, depending upon our future development projects.

Legal Proceedings

Tax Litigation Matter

      We are facing a tax litigation matter, which was filed in the United States Tax Court on September 18, 2000, and which relates to depreciation of the cost of certain development rights that we paid to the Community Redevelopment Agency of the City of Los Angeles in connection with the development of US Bank Tower and Gas Company Tower. The IRS asserts that these costs should be treated as non-depreciable costs associated with the land. If the IRS’s view were to prevail in tax court, we would lose approximately $3.5 million in depreciation deductions in each of the next ten fiscal years. A trial and decision in the matter is expected sometime in 2003. Although an outcome cannot be predicted with any certainty, we intend to contest all asserted claims vigorously and we believe that we will not incur a material loss in connection with this matter.

Other Litigation

      In the ordinary course of our business, we are frequently subject to claims for negligence and other claims and administrative proceedings, none of which we believe would have a material adverse effect or are material.

MANAGEMENT

Directors and Executive Officers

      Upon consummation of this offering, our board of directors will consist of six members, including a majority of directors who are independent directors. Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. See “Material Provisions of Maryland Law and of Our Charter and Bylaws — Our Board of Directors.” The first annual meeting of our stockholders after this offering will be held in 2004. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of directors.

      The following table sets forth certain information concerning the individuals who are our directors, executive officers and certain of our other senior officers upon the consummation of this offering:

Name	Age	Position

Robert F. Maguire III*	68	Chairman of the Board and Co-Chief Executive Officer
Richard I. Gilchrist*	57	Director, Co-Chief Executive Officer and President
Lawrence S. Kaplan	60	Director
Caroline S. McBride	49	Director
Andrea L. Van de Kamp	59	Director
Walter L. Weisman	68	Director
Dallas E. Lucas*	41	Executive Vice President and Chief Financial Officer
John A. Morales*	40	Senior Vice President, Leasing
Mark T. Lammas*	37	Senior Vice President, General Counsel and Secretary
Javier F. Bitar	41	Senior Vice President, Finance
Robert P. Goodwin	51	Senior Vice President, Construction and Development
Daniel F. Gifford	58	Senior Vice President, Asset Management
Timothy H. Walker	60	Senior Vice President, Marketing

*	Denotes our named executive officers.

      The following is a biographical summary of the experience of our directors, executive officers and certain other senior officers.

      Robert F. Maguire III will serve as our Co-Chief Executive Officer and as Chairman of our Board of Directors. Mr. Maguire received his bachelor’s degree in political science from UCLA in 1961. Thereafter, he joined Security Pacific National Bank and progressed to vice president, working with many of the country’s largest corporations and real estate developers. He established Maguire Partners in 1965 and initially specialized in industrial and housing projects and commenced commercial office building development in 1968. Mr. Maguire has directed the development of over 25 million square feet of institutional-quality projects nationally, usually with major tenants including Sempra Energy, IBM, Wells Fargo Bank, Bank of America, the Walt Disney Company, MGM, and Time Warner, among many others. Recognized for the architectural quality of its properties, the Maguire Organization has received numerous awards for design excellence. Under Mr. Maguire’s direction, the firm has developed some of the most significant landmark projects in the country. These include the premier projects, US Bank Tower, Gas Company Tower (see page 142 regarding the latter’s Chapter 11 reorganization in 1998), Wells Fargo Tower and KPMG Tower in Los Angeles, Pasadena’s Plaza Las Fuentes, the Glendale Center, Commerce

Square in downtown Philadelphia, Pennsylvania and Solana in Dallas, Texas. Mr. Maguire is a trustee of St. John’s Hospital and a board member of the Los Angeles County Museum of Art and the Los Angeles Music Center.

      Richard I. Gilchrist will serve as our Co-Chief Executive Officer and President and as a director on our Board of Directors. Mr. Gilchrist has served as a consultant to the Maguire Organization since February 2002. Before joining the Maguire Organization, Mr. Gilchrist was the Chief Executive Officer, President, and member of the board of directors of CommonWealth Atlantic Properties, a privately-held REIT, from 1997 to 2001. Prior to that time, Mr. Gilchrist was a founder, Co-Chairman, and Managing Partner of CommonWealth Partners, an adviser and venture partner with the California Public Employees Retirement System, from 1995 to 1997. Mr. Gilchrist was a Senior Partner and member of the Management Committee of Maguire Thomas Partners from 1982 to 1995. He began his professional career as an attorney in Los Angeles. Mr. Gilchrist is a member of the board of directors and the compensation committee of the Fortress Group and a member of the board of trustees of Whittier College. Mr. Gilchrist holds a bachelor’s degree from Whittier College and a juris doctor degree from the UCLA School of Law.

      Lawrence S. Kaplan is a Certified Public Accountant and retired as a partner from Ernst & Young LLP in September of 2000 where he was the national director of that firm’s REIT Advisory Services group. Mr. Kaplan joined Ernst & Young LLP as a partner in 1995 and was actively involved in the formation of numerous publicly traded REITs while there. After his retirement, Mr. Kaplan was retained by Ernst & Young LLP as a consultant during 2000 and 2001. Mr. Kaplan has served on the board of governors of the National Association of Real Estate Investment Trusts and has been actively involved in REIT legislative and regulatory matters for over 20 years. Mr. Kaplan is a member of the board of directors of Highwoods Properties, Inc., a publicly-held REIT, where he serves as chairman of the Audit Committee. He is also a member of the board of directors of Endeavour Real Estate Securities Limited, a privately-held REIT. Mr. Kaplan holds a bachelor of science degree from the University of Chicago and an MBA from Columbia University. Mr. Kaplan will serve as one of our independent directors and as chair of our audit committee and as a member of our compensation committee.

      Caroline S. McBride is co-Founder, Chief Investment Officer and a Managing Director of Forum Partners Investment Management LLC, a real estate investment management firm that specializes in value-added indirect investments in North America and Europe. Prior to founding Forum Partners, Ms. McBride was a Managing Director at Security Capital Group where she provided investment and operating oversight for public and private real estate companies in which Security Capital Group had a significant ownership position. Prior to joining Security Capital Group in 1996, Ms. McBride was a Director of Private Market Investments for the IBM Retirement Fund, responsible for managing a $4 billion real estate and private equity portfolio. Previously, Ms. McBride was a Director of Finance, Investments and Asset Management for IBM’s corporate real estate division, where she was responsible for investments in and management of real estate joint ventures worldwide. She joined IBM in 1978. Ms. McBride served as a director on the board of directors of CarrAmerica Realty Corp., a publicly-held REIT, from 1996 until 2001, Storage USA, then a publicly-held REIT, from 1997 until 2002, Belmont Corp., from 1998 until 2002 and as a trustee on the board of trustees of CWS Communities Trust from 1997 until 2001. She also previously served on the board of directors of the Pension Real Estate Association and the Real Estate Research Institute. Ms. McBride holds a bachelor of arts degree from Middlebury College and an MBA from New York University. Ms. McBride will serve as one of our independent directors and as a member of our audit committee, nominating and corporate governance committee and compensation committee.

      Andrea L. Van de Kamp is Chairman of Sotheby’s west coast business activities and oversees its development. Mrs. Van de Kamp has the volunteer position of Chairman of the Board of Governors of the Music Center of Los Angeles County, which is the second largest performance arts center in the United States. Prior to joining Sotheby’s in 1989, Mrs. Van de Kamp was president and CEO of the Independent Colleges of Southern California where she administered annual fundraising campaigns for fifteen independent colleges. Earlier in her career, she served as Director for Public Affairs for Carter Hawley

Hale Stores; Director of Development of the Museum of Contemporary Art; Executive Director of the Southern California Coro Foundation; and Associate Director of Admissions for Dartmouth College. Mrs. Van de Kamp currently serves as a director on the board of directors of City National Bank. She is also a Senior Vice President for Sotheby’s North America, and serves on its Board of Directors. Mrs. Van de Kamp served on the board of directors of Jenny Craig, Inc. from August 1994 until May 2002 and The Walt Disney Company from December 1998 until March 19, 2003. Mrs. Van de Kamp is a graduate of Michigan State University and received a master’s degree from Teacher’s College of Columbia University. Mrs. Van de Kamp will serve as one of our independent directors and as chair of our compensation committee and as a member of our nominating and corporate governance committee.

      Walter L. (“Wally”) Weisman is a past chairman and chief executive officer of American Medical International, Inc. (“AMI”). Mr. Weisman was admitted to the California bar in 1960, practiced law for several years, entered the health care field in 1969 and joined AMI in 1972. Mr. Weisman became chief operating officer of AMI in 1976, president in 1978 and chief executive officer in 1985. When Mr. Weisman left AMI in 1988, AMI was primarily a hospital management company which owned and operated acute care hospitals across the United States and in Europe, the Middle East, Latin America, Asia and Australia. At the time, AMI had over 50,000 employees and annual revenues of roughly $4 billion. Since 1988, Mr. Weisman has been involved in private investments and volunteer activities. He is presently vice chairman of the Board of Trustees of the California Institute of Technology and a member of the Institute’s oversight committee for the Jet Propulsion Laboratory. Mr. Weisman is chairman of the board of trustees of the Los Angeles County Museum of Art and chairman of the board of trustees of the Sundance Institute. He is also a trustee of the Public Broadcasting Service (PBS) and a trustee of the Kress Foundation. Mr. Weisman is a director of Occidental Petroleum Corporation (Los Angeles), Fresenius Medical Care (Frankfurt, Germany), and Community Care Health Network, Inc. (New York City). Mr. Weisman holds a bachelors degree from Stanford University and a juris doctor degree from Stanford Law School. Mr. Weisman will serve as one of our independent directors and as chair of our nominating and corporate governance committee and as a member of our audit committee.

      Dallas E. Lucas will serve as Executive Vice President and Chief Financial Officer. Mr. Lucas served as Executive Vice President and Chief Financial Officer for Maguire Partners from July 2002. Before joining Maguire Partners in July 2002, Mr. Lucas served as Director, Vice President and Chief Financial Officer for NorthStar Capital Investment Corp., a privately held real estate investment company, from August 1998 to July 2002. Prior to joining NorthStar, Mr. Lucas served as Senior Vice President and Chief Financial Officer for Crescent Real Estate Equities Company, a public REIT, from December 1993 to August 1998. Mr. Lucas holds a bachelor’s degree in business administration from the University of Oklahoma.

      John A. (“Tony”) Morales will serve as Senior Vice President, Leasing. Mr. Morales served as a Partner of Maguire Partners where he had overall leasing and marketing responsibilities for the firm’s existing LACBD and Tri-Cities portfolio and managed a team of four leasing managers. Prior to joining Maguire Partners in 1996, Mr. Morales served as Vice President for Lincoln Property Company. Mr. Morales holds a bachelor’s degree in Economics from the University of California, Los Angeles.

      Mark T. Lammas will serve as Senior Vice President, General Counsel and Secretary. Mr. Lammas has served as Senior Vice President and General Counsel for Maguire Partners from June 1998. Before joining Maguire Partners in June 1998, Mr. Lammas was an attorney with Cox, Castle & Nicholson LLP from September 1992 to June 1998. Mr. Lammas holds a juris doctor degree from Boalt Hall School of Law, University of California at Berkeley and a bachelor’s degree in Political Economy of Industrial Societies from the University of California at Berkeley.

      Javier F. Bitar will serve as Senior Vice President, Finance. Mr. Bitar served as a Partner of Maguire Partners with responsibility for all financial and accounting matters related to the firm’s property portfolio from 1999. Mr. Bitar joined Maguire Partners in 1987 as a Financial Analyst and held various finance related positions before being admitted as a Partner. Before joining Maguire Partners, Mr. Bitar was an Audit Senior with Arthur Andersen’s Real Estate Services Group. Mr. Bitar holds a bachelor’s degree in

Business Administration from California State University, Los Angeles. Mr. Bitar is a Certified Public Accountant and a member of the Institute of Property Taxation, the American Institute of Certified Public Accountants and the State Board of Accountancy.

      Robert P. Goodwin will serve as Senior Vice President, Construction and Development. Mr. Goodwin served as President of Hillwood Urban Development in Dallas, Texas from 2001 to 2002. Prior to that time, Mr. Goodwin was a Partner of CommonWealth Partners, Los Angeles, from 1997 to 2001. From 1987 to 1996, Mr. Goodwin was a Vice President and Senior Vice President for Construction with Maguire Thomas Partners. Mr. Goodwin holds a bachelors of science degree in engineering from Kansas State University.

      Daniel F. Gifford will serve as Senior Vice President, Asset Management. Mr. Gifford served as a Partner of Maguire Partners with responsibility for asset management from May 1990. Before joining Maguire Partners in May 1990, Mr. Gifford served as Executive Vice President for Pittsburgh-based Interstate Hotels, then the largest franchisee of Marriott-branded hotels. Mr. Gifford holds a bachelor’s degree in Hotel and Restaurant Administration from Florida State University.

      Timothy H. Walker will serve as Senior Vice President, Marketing. Mr. Walker served as a Partner of Maguire Partners where he had responsibility for new development projects and for the positioning and marketing of the firm’s existing projects. Prior to joining Maguire Partners in 1989, Mr. Walker was President of Walker Associates Inc., a company he founded in 1972 to offer interior architecture, planning and graphics services to corporations, financial institutions and professional firms. Mr. Walker holds a bachelor’s degree in industrial design from Art Center College of Design in Pasadena.

Board Committees

      Our board of directors has appointed a nominating and corporate governance committee, an audit committee and a compensation committee. Under our bylaws, the composition of each committee must comply with the listing requirements and other rules and regulations of the New York Stock Exchange, as amended or modified from time to time. Each of these committees has at least three directors and is composed exclusively of independent directors. Our bylaws define “independent director” by reference to the rules, regulations and listing qualifications of the New York Stock Exchange, or NYSE, which generally deem a director to be independent if the director has no relationship to us that may interfere with the exercise of his or her independence from management.

      Audit Committee. The audit committee will help ensure the integrity of our financial statements, the qualifications and independence of our independent auditor and the performance of our internal audit function and independent auditors. The audit committee will select, assist and meet with the independent auditor, oversee each annual audit and quarterly review, establish and maintain our internal audit controls and prepare the report that federal securities laws require be included in our annual proxy statement. Mr. Kaplan has been designated as chair and Ms. McBride and Mr. Weisman have been appointed as members of the audit committee.

      Compensation Committee. The compensation committee will review and approve the compensation and benefits of our executive officers, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans, produce an annual report on executive compensation for inclusion in our proxy statement and publish an annual committee report for our stockholders. Ms. Van de Kamp has been designated as chair and Ms. McBride and Mr. Kaplan have been appointed as members of the compensation committee.

      Nominating and Corporate Governance Committee. The nominating and corporate governance committee will develop and recommend to our board of directors a set of corporate governance principles, adopt a code of ethics, adopt policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, establish criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management, evaluate from time to time the appropriate size and composition of our board of directors and recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and formally propose the slate of directors to be elected at each annual meeting of our stockholders. Mr. Weisman has been designated as chair and Ms. McBride and Ms. Van de Kamp have been appointed as members of the nominating and corporate governance committee.

      Our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Compensation of Directors

      Upon consummation of this offering, each of our directors who is not an employee of our company or our subsidiaries will receive an annual fee of $35,000 for services as a director. Directors who serve on our audit, nominating and corporate governance and/or compensation committees will receive a fee of $2,500 for each meeting attended. Directors who are employees of our company or our subsidiaries will not receive compensation for their services as directors.

      Our 2003 incentive award plan provides for formula grants of stock options to independent directors on and after the consummation of this offering. On the date of the closing of this offering, each independent director will receive an option to purchase 7,500 shares of our common stock at an exercise price equal to the initial public offering price. Thereafter, on the date of each annual meeting of stockholders at which each independent director is reelected to our board of directors, such independent director will receive an option to purchase 5,000 shares of our common stock at an exercise price equal to 100% of the fair market value of our common stock on the date of grant. Similarly, each independent director who is initially elected to our board of directors after this offering will receive an option to purchase 7,500 shares of our common stock on the date of such initial election and an option to purchase 5,000 shares of our common stock on the date of each annual meeting of stockholders at which the independent director is reelected to our board of directors. The exercise price will be equal to 100% of the fair market value of our common stock on the date of grant. The options granted to independent directors will be exercisable in three equal annual installments beginning on the first anniversary of the date of the grant of the option.

Executive Officer Compensation

      Because we were only recently organized, meaningful individual compensation information is not available for prior periods. The following table sets forth the annual base salary and other compensation expected to be paid in 2003 to our Co-Chief Executive Officers and our three other most highly compensated executive officers. We have entered into employment-related arrangements with our executive officers which will become effective upon the consummation of this offering. Under the terms of their respective employment agreements, each executive officer will be eligible to receive annual performance-based bonuses under our incentive bonus plan as more fully described in “— Employment Agreements.” Pursuant to their respective employment agreements, Messrs. Gilchrist, Morales and Lammas will be entitled to receive the $1.25 million, $500,000 and $250,000, respectively, set forth under “Other Annual Compensation” in the table below in the form of a lump-sum cash payment as soon as practicable following the consummation of this offering. Mr. Lucas’ employment agreement provides that on July 1, 2003, he will be entitled to receive the $100,000 set forth under “Other Annual Compensation” in the table below, which represents the first installment of his signing bonus. Pursuant to their respective employment agreements and our 2003 incentive award plan, Messrs. Gilchrist, Lucas, Morales and Lammas will receive shares of restricted stock as set forth under “Restricted Stock Awards” in the table below, and Mr. Lucas will receive a non-qualified stock option to purchase the shares of common stock set forth under “Securities Underlying Options” in the table below, in each case on the terms set forth under “— Employment Agreements.” Under Mr. Gilchrist’s employment agreement, he is entitled to receive a full tax gross-up with respect to the vesting of the first $2.5 million of his restricted stock grant as set forth under “All Other Compensation” in the table below and further described in “— Employment Agreements.” Under Mr. Lucas’ employment agreement, he is entitled to receive a full tax gross-up with respect to the vesting of his $1.0 million restricted stock grant and we will pay or reimburse him for certain costs and expenses in connection with his relocation to Los Angeles which are expected to be approximately $378,000. These amounts payable to Mr. Lucas are included under “All Other Compensation” in the table below and further described in “— Employment Agreements.”

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

Name and Principal		Base		Other Annual	Restricted Stock	Securities Underlying	All Other
Position	Year	Salary($)(1)	Bonus($)	Compensation($)	Awards($)	Options(#)	Compensation($)

Robert F. Maguire III,	2003	150,000	–	–	–	–	–
Chairman and Co-Chief Executive Officer
Richard I. Gilchrist,	2003	450,000	–	1,250,000	8,750,000	–	2,500,000
Co-Chief Executive Officer and President
Dallas E. Lucas,	2003	400,000	–	100,000	1,000,000	500,000	1,378,000
Executive Vice President and Chief Financial Officer
John A. Morales	2003	275,000	–	500,000	500,000	–	–
Senior Vice President, Leasing
Mark T. Lammas,	2003	250,000	–	250,000	250,000	–	–
Senior Vice President, General Counsel and Secretary

(1)	Amounts given are annualized projections for the year ending December 31, 2003 based on employment agreements which will become effective upon consummation of this offering. See “— Employment Agreements.”

     Aggregate compensation paid to key employees who are not named executive officers may exceed that paid to the named executive officers, particularly for employees responsible for development matters whose bonus compensation may include incentive compensation based on project completion.

Option Grants in 2003

Potential Realizable
Value at
Assumed Annual
Rates of Share
		Percent of Total	Exercise		Price Appreciation
	Number of Securities	Options Granted	Price per		for Option Term
	Underlying Options	to Employees in	Common	Expiration
Name	to be Granted(#)	2003	Share	Date	5%	10%

Robert F. Maguire III	—	—	—	—	—	—
Richard I. Gilchrist	—	—	—	—	—	—
Dallas E. Lucas	500,000 (1)	100%	$19.00 (2)	(3)	$5,974,499	$15,140,553
John A. Morales	—	—	—	—	—	—
Mark T. Lammas	—	—	—	—	—	—

(1)	Subject to Mr. Lucas’ continued employment, the option will become exercisable on the third anniversary of the consummation of this offering.

(2)	Based on the initial public offering price.

(3)	Ten years following the consummation of this offering.

401(k) Plan

      We intend to establish and maintain a retirement savings plan under Section 401(k) of the Code to cover our eligible employees. The plan will allow eligible employees to defer, within prescribed limits, up to 60% of their compensation on a pre-tax basis through contributions to the plan. We will match each eligible participant’s contributions, within prescribed limits, with an amount equal to 50% of such participant’s initial 6% tax-deferred contributions. In addition, we intend to reserve the right to make additional discretionary contributions on behalf of eligible participants. Our employees will be eligible to participate in the plan if they meet certain requirements, including a minimum period of credited service. Any matching and discretionary company contributions may be subject to certain vesting requirements. Some classes of employees, such as those covered by a collective bargaining agreement, will not be eligible to participate in the plan.

Incentive Bonus Plan

      We have adopted the Incentive Bonus Plan of Maguire Properties, Inc., Maguire Properties Services, Inc. and Maguire Properties, L.P. which provides for annual bonus awards to such employees of our company, our operating partnership and our services company (and their respective subsidiaries) whom the compensation committee determines to be eligible to receive a bonus thereunder. A participant may receive a bonus payment under the incentive bonus plan based upon the attainment, during performance periods established by the compensation committee, of performance objectives which are established by the compensation committee and relate to the corporate, business and/or individual criteria as the bonus committee will determine. Unless otherwise determined by the compensation committee, the amount of each participant’s bonus will be based upon a bonus formula determined by the compensation committee, in its sole discretion that ties such bonus to the attainment of the applicable performance goals. The compensation committee may, in its sole discretion, modify or change the bonus formulas and/or performance goals at any time and from time to time during or upon completion of a performance period. The payment of bonus to a participant for a performance period will be conditioned upon the participant’s continued employment on the last day of the performance period. We may amend, suspend or terminate the incentive bonus plan at any time.

Deferred Bonus Plan

      We have adopted the Deferred Bonus Plan of Maguire Properties, Inc., Maguire Properties Services, Inc. and Maguire Properties, L.P. which provides for deferred bonus awards to asset management employees and other employees of our company, our operating partnership and our services company (and their respective subsidiaries) whom the compensation committee determines to be eligible to receive a deferred bonus award thereunder. Each deferred bonus award will be payable in five equal annual installments, with the first installment payable at the time of award and the remaining installments payable in February of each succeeding calendar year or such other time as the compensation committee may determine. The payment of such installment payments will be conditioned upon the participant’s continued full-time employment. We may amend, suspend or terminate the deferred bonus plan at any time.

Amended and Restated 2003 Incentive Award Plan

      We have adopted the Amended and Restated 2003 Incentive Award Plan of Maguire Properties, Inc., Maguire Properties Services, Inc. and Maguire Properties, L.P. The incentive award plan provides for the grant to employees, directors and consultants of our company, our operating partnership and our services company (and their respective subsidiaries) of stock options, restricted stock, dividend equivalents, stock appreciation rights and other incentive awards. Only employees of our company and its qualifying subsidiaries are eligible to receive incentive stock options under the incentive award plan. We have reserved a total of 4,816,861 shares of our common stock for issuance pursuant to the incentive award plan, subject to certain adjustments as set forth in the plan. Of this amount, shares of restricted stock with an aggregate value of $12,525,000 (659,211 shares) and options to purchase 530,000 shares will be issued upon consummation of this offering. In addition, we have committed to grant to certain officers no later than one year following the consummation of this offering shares of restricted stock with an aggregate value of $5,000,000.

      Effective as of the consummation of this offering, our board of directors intends to delegate general administrative authority of the incentive award plan to its compensation committee. The members of the compensation committee will be both “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code. The incentive award plan provides that, other than with respect to non-discretionary stock option grants to our independent directors, the plan administrator has the authority to designate recipients of awards and to determine the terms and provisions of awards, including the exercise or purchase price, expiration date, vesting schedule and terms of exercise. The incentive award plan provides that the maximum number of shares which may be subject to awards granted any individual in any calendar year will not exceed 1,000,000. However, this limit will not apply prior to the consummation of this offering and, following the consummation of this offering, will not apply until the earliest to occur of:

•	the first material modification of the plan;

•	the issuance of all of the shares reserved for issuance under the plan;

•	the expiration of the plan; or

•	the first meeting of our stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which this offering is consummated.

      The maximum cash performance award payable to certain key employees under the incentive award plan will not exceed $2,000,000 with respect to any calendar year.

      The exercise price of nonqualified stock options and incentive stock options granted under the incentive award plan must be at least 85% and 100%, respectively, of the fair market value of our common stock on the date of grant. Options intended to qualify as performance-based compensation under Section 162(m) of the Code must have an exercise price of at least 100% of the fair market value of our common stock on the date of grant. Incentive stock options granted to optionees who own more than 10% of our outstanding common stock on the date of grant must have an exercise price that is at least 110% of fair market value of our common stock on the grant date. Incentive stock options granted under the incentive award plan will expire no later than ten years after the date of grant, or five years after the date of grant with respect to optionees who own more than 10% of our outstanding common stock on the grant date. The purchase price, if any, of other incentive awards will be determined by the plan administrator. The incentive award plan provides that options are exercisable in whole or in part by written notice to us, specifying the number of shares being purchased and accompanied by payment of the purchase price for such shares. The incentive award plan generally does not permit the transfer of options, but the plan administrator may provide that nonqualified stock options may be transferred pursuant to a domestic relations order or to a family member.

      The incentive award plan provides that on the date of the consummation of this offering, each independent director will receive an option to purchase 7,500 shares of our common stock at an exercise price equal to the initial public offering price. Thereafter, on the date of each annual meeting of stockholders at which the independent director is reelected to our board of directors, each such independent director will receive an option to purchase 5,000 shares of our common stock at an exercise price equal to 100% of the fair market value of our common stock on the date of grant. Similarly, each independent director who is initially elected to our board of directors after the offering will receive an option to purchase 7,500 shares of our common stock on the date of such initial election and an option to purchase 5,000 shares of our common stock on the date of each annual meeting of stockholders at which the independent director is reelected to our board of directors. The exercise price will be equal to 100% of the fair market value of our common stock on the date of grant. The options granted to independent directors will be exercisable in three equal annual installments beginning on the first anniversary of the date of the grant of the option.

      In the event of certain changes in our corporate structure or capitalization, the plan administrator may make appropriate adjustments to:

•	the maximum number and class of shares issuable under the incentive award plan;

•	the number and class of shares subject to outstanding awards; and

•	the grant or exercise price of each outstanding award.

      In addition, in the event of certain corporate transactions, including a change in control (as defined in the plan), each outstanding option which is not assumed by the successor corporation or replaced with an option to purchase shares of stock of the successor corporation will automatically accelerate and become exercisable in full. The plan administrator also has the authority under the incentive award plan to take certain other actions with respect to outstanding awards in the event of a corporate transaction, including provision for the cash-out, termination, acceleration or assumption of such awards.

      The plan administrator may at any time amend or revise the terms of the incentive award plan; provided, that without the approval of our stockholders, no amendment may increase the maximum number of shares issuable under the incentive award plan or effect any other change that would otherwise require stockholder approval under applicable law. In addition, any alteration or impairment of any outstanding award requires consent of the affected holder. The incentive award plan will terminate on the earlier of the expiration of ten years from the date that it is adopted by our board of directors or the expiration of ten years from the date it is approved by our stockholders.

      The incentive award plan also provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares thereunder if such acquisition would be prohibited by the stock ownership limits contained in our charter or by any other provision thereof.

      We intend to file with the Securities and Exchange Commission a Registration Statement on Form S-8 covering the shares of our common stock issuable under the incentive award plan.

Employment Agreements

      We have entered into employment agreements, effective as of the consummation of this offering, with Messrs. Maguire, Gilchrist and Lucas. The employment agreements provide for Mr. Maguire to serve as our Co-Chief Executive Officer, Mr. Gilchrist to serve as our Co-Chief Executive Officer and President, and Mr. Lucas to serve as our Executive Vice President and Chief Financial Officer. These employment agreements require Messrs. Maguire, Gilchrist and Lucas, as applicable, to devote substantially full-time attention and time to our affairs, but also permit them to devote time to their outside business interests consistent with past practice. Under the employment agreements with Messrs. Maguire and Gilchrist, we will use our best efforts to cause Mr. Maguire to be nominated and elected as Chairman of our board of directors and Mr. Gilchrist to be nominated and elected as a member of our board of directors.

      The employment agreements with Messrs. Maguire and Gilchrist have a term of five years and the employment agreement with Mr. Lucas has a three-year term. Each employment agreement provides for automatic one-year extensions thereafter, unless either party provides at least 60 days’ notice of non-renewal.

      The employment agreements provide for:

•	an annual base salary of $150,000 for Mr. Maguire, $450,000 for Mr. Gilchrist and $400,000 for Mr. Lucas, subject to increase in accordance with our normal executive compensation practices;

•	eligibility for annual cash performance bonuses under our incentive bonus plans based on the satisfaction of performance goals established in accordance with the terms of such plans;

•	in the case of Mr. Gilchrist, a lump-sum payment of $1,250,000, payable as soon as practicable following the consummation of this offering, which is intended to mitigate tax obligations associated with the vesting of restricted stock;

•	participation in other incentive, savings and retirement plans applicable generally to our senior executives; and

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executives.

      Mr. Gilchrist’s annual bonus will range from 50% to 200% of his base salary, with a target of 100%, and will be at least 100% of his base salary for the first two years of his employment term. Mr. Lucas’ annual bonus will range from 50% to 150% of his base salary, with a target of 100%, and will be at least 100% of his base salary for the first year of his employment term. These bonus provisions will apply until the earliest to occur of:

•	the first material modification of such bonus plan (within the meaning of Section 162(m) of the Code);

•	the expiration of such bonus plan;

•	the first meeting of stockholders at which members of our board of directors are to be elected that occurs after the close of the third calendar year following the calendar year in which this offering is consummated; or

•	such other date required by Section 162(m) of the Code.

      In addition, subject to our adoption and our stockholders’ approval of our incentive award plan, upon the consummation of this offering, Mr. Gilchrist and Mr. Lucas will be granted $8,750,000 (460,526 shares) and $1,000,000 (52,632 shares) worth of restricted stock, respectively, at a purchase price equal to the par value per share, provided that the aggregate purchase price for Mr. Gilchrist’s shares will not exceed $17,500 and the aggregate purchase price for Mr. Lucas’ shares will not exceed $2,000. Mr. Gilchrist will also be entitled to a full tax gross-up relating to the vesting of the first $2,500,000 of his restricted stock grant. Mr. Lucas will be entitled to a full tax gross-up relating to his $1,000,000 restricted stock grant. $3,750,000 worth of Mr. Gilchrist’s restricted stock will vest on the date of the consummation of this offering, and $1,000,000 worth of his restricted stock will vest on each of the first five anniversaries of such date. Mr. Lucas’ restricted stock will vest in cumulative equal annual installments on each of the first three anniversaries of the consummation of this offering.

      Mr. Lucas’ employment agreement also provides that upon the consummation of this offering, Mr. Lucas will receive a non-qualified stock option to purchase 500,000 shares of Maguire Properties, Inc.’s common stock at an exercise price per share equal to the initial public offering price of a share of our common stock. Mr. Lucas’ stock option will vest in full on the third anniversary of the consummation of this offering.

      Mr. Lucas’ employment agreement provides that he will receive a signing bonus of $200,000, payable in two equal installments of $100,000 on July 1, 2003 and July 1, 2004. Mr. Lucas will also be entitled to reimbursement by us for certain costs and expenses in connection with his relocation to Los Angeles, up to $300,000 plus expenses incurred in commuting to and from our offices in Los Angeles prior to his relocation.

      The employment agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” prior to a “change in control” (each as defined in the applicable employment agreement), the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	a lump-sum cash payment equal to 200% (150% in the case of Mr. Lucas) of the sum of his then-current annual base salary plus average bonus over the prior three years;

•	his prorated annual bonus for the year in which the termination occurs;

•	in the case of Mr. Lucas, any unpaid portion of his signing bonus;

•	health benefits for two years (18 months in the case of Mr. Lucas) following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer; and

•	outplacement services at our expense.

      Under the employment agreements, we have agreed to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the gross-up payment. Each of Messrs. Maguire, Gilchrist and Lucas will also be entitled to a full tax gross-up relating to any additional social security withholding resulting from his simultaneous employment by us, our operating partnership and our services company.

      Each employment agreement provides that, if the executive’s employment is terminated by us without cause or by the executive for good reason within two years (one year in the case of Mr. Lucas) after a “change in control” (as defined in the applicable employment agreement) or, in the case of Mr. Maguire or Mr. Gilchrist, by the executive for any reason within 30 days after the one-year anniversary of the change of control, then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason, except that the lump-sum cash severance payment multiple will be 300% in the case of Messrs. Maguire and Gilchrist and 200% in the case of Mr. Lucas. The period during which the executive will be entitled to continued health insurance coverage will be increased accordingly. In addition, all stock options held by the executive will become fully exercisable and all restricted stock held by such executive will become fully vested.

      Each employment agreement also provides that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability.

      The employment agreements also contain standard confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of the employment agreements and for a two-year period thereafter (one year in the case of Mr. Lucas).

      We have also entered into employment agreements, effective as of the consummation of this offering, with Messrs. Morales and Lammas. The employment agreements provide for Mr. Morales to serve as our Senior Vice President, Leasing and Mr. Lammas to serve as our Senior Vice President, General Counsel and Secretary.

      The employment agreements with Messrs. Morales and Lammas provide that their employment with us is “at-will” and may be terminated by either the executive or us upon at least 30 days advance written notice, subject to certain obligations by us to provide certain payments and benefits upon certain types of terminations, as more fully described below.

      The employment agreements provide for:

•	an annual base salary of $275,000 for Mr. Morales and $250,000 for Mr. Lammas, subject to increase in accordance with our normal executive compensation practices;

•	eligibility for annual cash performance bonuses under our incentive bonus plan based on the satisfaction of performance goals established in accordance with the terms of such plan;

•	as soon as practicable following the consummation of this offering, an additional lump-sum cash payment of $500,000 for Mr. Morales and $250,000 for Mr. Lammas;

•	participation in other incentive, savings and retirement plans applicable generally to similarly situated executives; and

•	medical and other group welfare plan coverage and fringe benefits provided to similarly situated executives.

      Mr. Morales’ target annual bonus will initially be 60% of his base salary and his maximum annual bonus will initially be 90% of his base salary. Mr. Lammas’ target annual bonus will initially be 50% of his base salary and his maximum annual bonus will initially be 75% of his base salary.

      In addition, the employment agreements provide that we will grant Messrs. Morales and Lammas, effective as of the consummation of this offering, $500,000 (26,316 shares) and $250,000 (13,158 shares), respectively, worth of restricted stock (valued at the initial public offering price) which will vest immediately in full upon the consummation of this offering. In addition, provided that Messrs. Morales’ and Lammas’ employment has not terminated, we will, upon the earlier to occur of (i) the date on which we make our annual grants to similarly situated executives under our incentive award plan for the year following the year in which we consummate this offering or (ii) the first anniversary of the consummation of this offering, grant Messrs. Morales and Lammas $2,000,000 and $1,500,000, respectively, worth of restricted stock (valued at the fair market value, as determined under our incentive award plan, as of the date of grant). 25% of Mr. Morales’ shares will vest on the date of grant and, subject to Mr. Morales’ continued employment, an additional 25% of such shares will vest on each of the first, second and third anniversaries of the date of grant. 20% of Mr. Lammas’ shares will vest on the date of grant and, subject to Mr. Lammas’ continued employment, an additional 20% of such shares will vest on each of the first, second, third and fourth anniversaries of the date of grant.

      The employment agreements also provide that each executive is entitled to a full tax gross-up relating to any additional social security withholding resulting from his simultaneous employment by us, our operating partnership and our services company.

      The employment agreements provide that, if Mr. Morales’ or Mr. Lammas’ employment is terminated by us without “cause” (as defined in the employment agreements), then, subject to the executive’s execution and non-revocation of a general release of claims, the executive will be entitled to receive a lump-sum cash severance payment consisting of:

•	100% of his then-current annual base salary, plus

•	in the case of Mr. Morales, 100% of his target annual bonus (assuming that he had remained employed) for the year in which the termination of employment occurs, plus

•	in the case of Mr. Lammas, 100% of his maximum annual bonus (assuming that he had remained employed) for the year in which the termination of employment occurs, plus

•	in the event such termination occurs prior to the first anniversary of the consummation of this offering, $500,000 for Mr. Morales and $300,000 for Mr. Lammas.

      In the event Mr. Morales’ employment is terminated by us without cause following the date of grant of his $2,000,000 restricted stock award, the shares subject to such award will vest immediately.

      In the event Mr. Lammas’ employment is terminated by us without cause following the date of grant of his $1,500,000 restricted stock award, an additional 20% of the shares subject to such award will vest immediately if such termination of employment occurs within the first six months after the immediately preceding vesting date and an additional 40% of the shares subject to such award will vest immediately if such termination of employment occurs more than six months following the immediately preceding vesting date but prior to the next subsequent vesting date.

      The employment agreements also contain standard confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of the employment agreements and for a one-year period thereafter.

Noncompetition Agreements

      We intend to enter into noncompetition agreements with each of Messrs. Maguire and Gilchrist, effective as of the consummation of this offering, under which they covenant that they will not (i) conduct, directly or indirectly, any business involving real property development, acquisition, sale or management, whether such business is conducted by them individually or as principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity; or (ii) own interests in real property which are competitive, directly or indirectly, with any business carried on by us or our successors, subsidiaries and affiliates.

      Mr. Maguire will be bound by his noncompetition covenant for so long as he is our Co-Chief Executive Officer or the Chairman of our board of directors and for a one-year “tail” period thereafter, unless his employment is terminated by us without “cause” or by him with “good reason” (in each case, as defined in his employment agreement) or by him for any reason on or within 30 days after the one year anniversary of a “change in control” (as defined in his employment agreement) of our company, in which case his covenant not to compete will lapse on the earlier of the one year anniversary of his termination and the date on which he ceases to receive any severance payments or benefits from us under his employment agreement. In addition, Mr. Maguire’s covenant not to compete with us will contain certain exceptions, including Mr. Maguire’s:

•	ownership, entitlement, development, financing, management, leasing, marketing, sale, transfer or exchange of any of his interests in any of the option properties and excluded properties, so long as we have the exclusive right to develop or manage those properties (other than the Water’s Edge project, which is managed by a public REIT, and the senior housing project located at 740 South Olive Street in the LACBD, which is managed by a non-profit entity);

•	direct or indirect passive ownership of interests in certain Playa Vista and Commerce Square (an office development in Philadelphia, Pennsylvania) properties and entities and Maguire Partners — Master Investments, LLC;

•	direct or indirect ownership of up to five percent of the outstanding equity interests of any public company;

•	activities related to residential real estate; and

•	during the one-year “tail” period only, conduct of business or ownership of property in geographical areas other than the areas in which we conduct business.

      Mr. Gilchrist will be bound by his noncompetition covenant for so long as he is employed by us and for a one-year “tail” period thereafter, unless his employment is terminated by us without “cause” or by him with “good reason” (in each case, as defined in his employment agreement) or by him for any reason on or within 30 days after the one-year anniversary of a “change in control” (as defined in his employment agreement) of our company, in which case his covenant not to compete will lapse on the earlier of the one-year anniversary of his termination and the date on which he ceases to receive any severance payments or benefits from us under his employment agreement. In addition, Mr. Gilchrist’s covenant not to compete with us will contain certain exceptions, including Mr. Gilchrist’s:

•	passive ownership interest in two entities that do or may compete directly with us, CommonWealth Partners and Maguire Partners — Master Investments, LLC;

•	direct or indirect ownership of up to five percent of the outstanding equity interests of any public company; and

•	activities related to residential real estate.

Indemnification Agreements

      We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide that:

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of our company, by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of our company to procure a judgment in our company’s favor by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or other services;

provided, however, that we will have no obligation to indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding.

•	Upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•	the court determines that such director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

•	the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

•	Notwithstanding, and without limiting, any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of our company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•	We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by our company has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

•	We must pay all indemnifiable expenses to the director or executive officer within 20 calendar days following the date the director or executive officer submits proof of the expenses to us.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Compensation Committee Interlocks and Insider Participation

      There are no compensation committee interlocks and none of our employees participates on the compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Additional Interests in Certain Properties by the Maguire Organization Prior to the Formation Transactions

      Through various transactions during the two years prior to this offering and the formation transactions, the Maguire Organization and Mr. Maguire in his individual capacity acquired additional interests in five of the properties in our portfolio — Wells Fargo Tower, KPMG Tower, US Bank Tower, Gas Company Tower and 808 South Olive garage — and the Glendale Land Parcel.

      Wells Fargo Tower. In February and April 2003, the Maguire Organization entered into a series of purchase and financing transactions relating to Wells Fargo Tower as a result of which, upon the consummation of this offering, we will be the indirect fee simple owner of Wells Fargo Tower. In February 2003, Maguire Partners — Bunker Hill, Ltd., an entity majority owned and controlled by Mr. Maguire, purchased a 31% indirect equity interest in Wells Fargo Tower from MAC-WFT, Inc. and a 15% indirect equity interest in Wells Fargo Tower from Gibson, Dunn & Crutcher Revocable Retirement Trust with funds from a $64.3 million reverse purchase agreement with Greenwich Capital Financial Products, Inc. Under the terms of the reverse purchase agreement, Greenwich Capital Financial Products, Inc. then purchased the 58% indirect equity interest of Maguire Partners — Bunker Hill, Ltd. in Wells Fargo Tower, which included its 12% indirect equity interest in Wells Fargo Tower held prior to purchasing the additional 46% interests from MAC-WFT, Inc. and Gibson, Dunn & Crutcher Revocable Retirement Trust, and simultaneously granted to Maguire Partner — Bunker Hill, Ltd. the right to purchase this 58% indirect equity interest in Wells Fargo Tower for $64.3 million plus interest at a rate of LIBOR + 7.25% plus an exit fee of 1.5% or 2.5% under certain circumstances of the then outstanding principal balance under the reverse purchase agreement. This transaction was in substance a secured loan from Greenwich Capital Financial Products, Inc., with an interest rate of LIBOR + 7.25%, a 1.5%, or under certain circumstances 2.5%, exit fee, and a maturity date of December 31, 2003. We intend to purchase these interests at a price determined pursuant to the above formula with proceeds from this offering. See “Use of Proceeds.” In addition, in April 2003, the Maguire Organization entered into a letter of intent to purchase the remaining 42% indirect equity interest in Wells Fargo Tower from a subsidiary of Wells Fargo Bank, N.A. for $79.0 million. This agreement, when executed, will be assigned to our operating partnership prior to the consummation of this offering and we will purchase these interests with proceeds from this offering at the closing of the formation transactions.

      Glendale Land Parcel. On December 2, 2002, Maguire Partners — Glendale II, LLC, an entity owned and controlled by Mr. Maguire, exercised an option to reacquire an interest in the two-acre land parcel adjacent to Glendale Center for $3.0 million from BankAmerica Realty Services, Inc., an affiliate of one of our underwriters. This acquisition was financed with a $4.0 million business loan from Old West Annuity and Life Insurance Company which will be repaid with proceeds from this offering. See “Use of Proceeds.” As a result of the exercise of this option, the Maguire Organization, through its affiliate Maguire Partners — Glendale II, LLC, acquired a 99-year leasehold interest in the parcel of land adjacent to Glendale Center.

      KPMG Tower. On September 17, 2002, Maguire Partners — WFC Holdings, LLC, an entity owned and controlled by Mr. Maguire, purchased the indirect equity interests previously held by a subsidiary of Wells Fargo Bank, N.A. and Carlyle Real Estate Partnership — XIV in KPMG Tower for $13.0 million and recapitalized the property entity. This acquisition and recapitalization was financed with funds from a $232.0 million mortgage (the remaining $30.0 million of a $37.0 million of which will be repaid in connection with this offering) from Deutsche Bank AG Cayman Island Branch, an affiliate of one of our underwriters which is described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” As a result of this acquisition, the Maguire Organization, through its affiliate, Maguire Partners — 355 S. Grand, LLC, acquired fee simple ownership of KPMG Tower.

      US Bank Tower. In March 2002, Delacourt Properties, Inc.’s equity interest in US Bank Tower was acquired by Maguire Partners BGHS, LLC, an entity owned and controlled by Mr. Maguire, for $111.7 million and concurrently, an affiliate of Credit Suisse First Boston LLC, one of our joint book-running managers, made a $56.0 million preferred equity investment. This acquisition was financed with funds from a $59.6 million senior secured mezzanine loan and a $50.0 million junior secured mezzanine loan from affiliates of one of our joint book-running managers, Credit Suisse First Boston LLC, and the preferred equity investment. A portion of the senior secured mezzanine loan and all of the junior secured mezzanine loan were subsequently sold to affiliates of Citigroup Global Markets Inc., our other joint book-running manager. Each of the US Bank Tower senior and junior secured mezzanine loans will be fully repaid, and the preferred equity investment redeemed in connection with this offering. See “Structure and Formation of Our Company — Refinancing Transactions” below and “Use of Proceeds.” US Bank Tower was also subject to approximately $190.4 million in mortgage indebtedness that was indirectly assumed by Bunker Hill Equity, LLC. This mortgage will be defeased in connection with this offering. See “Use of Proceeds.” In addition, in June 2002 Mr. Maguire purchased in a series of transactions additional indirect equity interests in US Bank Tower from five individuals for aggregate consideration of $136,568.

      Gas Company Tower/ 808 South Olive Garage. In December 2000, Maguire Thomas Partners — SCGC Holdings, Ltd., an entity that is controlled by, and a majority owned by, Mr. Maguire acquired from Dai-Ichi Life Property Holdings Inc., or Dai-Ichi, all of Dai-Ichi’s interest in each of Gas Company Tower and 808 South Olive garage. The acquisition was made in connection with a court-approved settlement of three inter-related bankruptcy cases that commenced on September 10, 1998 relating to Gas Company Tower. The reorganizations were precipitated by an impasse between Dai-ichi and the Maguire Organization property entities when Dai-ichi refused to consent to a refinancing of the existing project indebtedness. The Maguire Organization entities entered into settlement agreements with each of Dai-Ichi and the project lender. Under the Dai-ichi settlement, Maguire Thomas Partners — SCGC Holdings, Ltd. acquired Dai-Ichi’s interests in Gas Company Tower and 808 South Olive garage for approximately $92.9 million, plus the assumption of the project debt. All interest on the project loan was paid on a current basis during the bankruptcy proceedings and all principal on the project loan was fully repaid with the proceeds of a $285.0 million mortgage and two mezzanine loans aggregating $61.6 million from affiliates of Credit Suisse First Boston LLC, one of our joint book-running managers, that were also used to finance the acquisition of Dai-ichi’s interests. These mortgage and mezzanine loans will be fully repaid with proceeds of this offering, restricted cash released upon consummation of this offering and funds from the transactions described under “Structure and Formation of Our Company — Refinancing Transactions” below. See “Use of Proceeds.”

Distribution to Mr. Maguire Prior to the Formation Transactions

      Prior to the contribution of the property entity that owns Wells Fargo Tower to our operating partnership, such entity will distribute $64.4 million of proceeds from the property refinancing to Mr. Maguire or a related entity. Mr. Maguire or such entity will use these proceeds to repay $49.4 million of indebtedness on an excluded property, that is currently collateralized by certain of our other properties, and $15.0 million to repay to an affiliate of Citigroup Global Markets Inc. indebtedness on such excluded property.
Formation Transactions

      Messrs. Maguire and Gilchrist, who are directors and/or officers of our company and/or related entities are parties to contribution agreements with our operating partnership pursuant to which they will contribute their direct or indirect interests in the property entities and other specified assets and liabilities to the operating partnership in exchange for units. See “Structure and Formation of Our Company — Formation Transactions.”

      The value of the units that we will give for Messrs. Maguire’s and Gilchrist’s contributed property interests and other assets will increase or decrease if our common stock price increases or decreases. The initial public offering price of our common stock was determined in consultation with the underwriters.

Among the factors that were considered are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. The aggregate historical combined net tangible book value of the interests and assets to be contributed to us was approximately negative $163.2 million as of March 31, 2003. We have not obtained any recent third-party appraisals of the properties and other assets to be contributed to our operating partnership or purchased by our operating partnership for cash. As a result, the consideration to be given in exchange by us for these properties and other assets, including the consideration to be given by us in exchange for the properties and assets contributed by Messrs. Maguire and Gilchrist, may exceed their fair market value. In addition, in connection with the formation transactions we will assume approximately $1.21 billion of indebtedness and other obligations. See “Structure and Formation of Our Company — Determination of Offering Price.”

      Among the interests that Mr. Maguire will contribute to our operating partnership in the formation transactions pursuant to his contribution agreement are rights and obligations arising under a series of option agreements with seven individuals that were entered into between August and October 2002. Under these option agreements, Mr. Maguire acquired the rights to purchase indirect minority interests in each of the properties in our portfolio, as well as indirect interests in Solana, an excluded property, for an aggregate purchase price of approximately $6.9 million in cash. Subsequent to the execution of these agreements, however, as described below, Solana became an excluded property. Therefore, in order to obtain these seven individuals’ interests in the properties in our portfolio, but not their interests in Solana, our operating partnership will pay the full purchase price under the option agreements of $6.9 million, but acquire ownership only of the interests that relate to the properties in our portfolio. Mr. Maguire will acquire the interests in Solana that we do not.

Description of Contribution Agreements, Tax Indemnity and Debt Guarantees

      We will have contributed to us interests in certain of the property entities (through our 77.2% interest in operating partnership) pursuant to contribution agreements with the individuals or entities that hold those interests. Each contribution is subject to all of the terms and conditions of the applicable contribution agreement, including the completion of this offering. The contributors will transfer their interests in the property entities to our operating partnership (or another of our subsidiaries) for units. We will assume or succeed to all of the contributors’ rights, obligations and responsibilities with respect to the properties and the property entities contributed.

      In April 2003, all of our then-current independent members of our board of directors resolved to exclude the Solana property, a 1.4 million square foot office, hotel and retail property located in Dallas, Texas, from the formation transactions. The primary reason for their decision was a desire to narrow our focus to the ownership and operation of Southern California properties. In addition, another factor considered by the Board was that, upon the expiration of a lease with a major tenant in 2003, the Solana property will become unstabilized, and the current conditions of the Dallas submarket in which Solana is located make it uncertain that the property will be released in the near term. Therefore our board exercised our contractual rights under the contribution agreements not to accept the contribution of interests in the property entities that own Solana. Further, our board acknowledged that our option to acquire certain parcels of land associated with the Solana property terminated pursuant to its terms.

      Under their respective contribution agreements, Mr. Maguire and related entities will directly and/or indirectly receive 10,226,340 units (with a value of $194.3 million and representing a 20.9% beneficial interest in our company on a fully diluted basis), including 28,947 units beneficially owned through Masters Investments, LLC, and Mr. Gilchrist, through Master Investments, LLC, will receive 5,263 units (with a value of $100,000 and representing a 0.01% interest in our company on a fully diluted basis). Two other officers and/or employees will receive an aggregate of 473,684 units under contribution agreements (with a value of $9.0 million and representing a 1.0% interest on a fully diluted basis).

Mr. Maguire’s or related entities’ cost net of distributions for these contributed interests was approximately $37 million, resulting in an unrealized gain to them of approximately $155 million.

      The contribution agreements generally contain representations by the contributors only with respect to the ownership of their interests and certain other limited matters. Mr. Maguire and entities controlled by him, however, have made representations and warranties to our operating partnership with respect to the condition and operations of the properties and interests to be contributed to us and certain other matters. Mr. Maguire and such entities have agreed to indemnify our operating partnership for breach of such representations and warranties for one year after the consummation of this offering, subject to certain thresholds and up to a maximum of $20 million. Mr. Maguire and entities controlled by him have pledged units to our operating partnership with a value, based on the price per share of our common stock in this offering, equal to $20 million, in order to secure their indemnity obligation, and such units are the sole recourse of our operating partnership in the case of a breach of representation or warranty or other claim for indemnification.

      Under the contribution agreements of Mr. Maguire and related entities, Master Investments, LLC and the contribution agreements of others, we have agreed that in the event our operating partnership directly or indirectly, sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in Gas Company Tower, US Bank Tower and KPMG Tower until the ninth anniversary of the consummation of this offering (or up to the twelfth anniversary if Mr. Maguire and related entities continue to own 50% or more of the units received by them in the formation transactions and pursuant to the option agreements related to the option properties) and Plaza Las Fuentes and Wells Fargo Tower until the seventh anniversary of the consummation of this offering (or up to the tenth anniversary if Mr. Maguire and related entities continue to own 50% or more of the units received by them in the formation transactions and pursuant to the option agreements related to the option properties), then our operating partnership will indemnify each contributor for all direct and indirect adverse tax consequences. The calculation of damages will not be based on the time value of money or the time remaining within the restriction period. The properties to which our tax indemnity obligations relate represented 88.1% of our annualized rent in the aggregate as of March 31, 2003. These tax indemnities do not apply to the disposition of a restricted property if:

•	such disposition qualifies as a like-kind exchange under Section 1031 of the Code or an involuntary conversion under Section 1033 of the Code, or other transaction, in each case that does not result in the recognition of taxable income or gain to the contributor; provided, that:

▶	in the event of a disposition of a restricted property under Section 1031 or 1033 of the Code, or pursuant to another tax deferred transaction, any property or property interest acquired in exchange shall be subject to the same restrictions as the property or interests disposed;

▶	if a restricted property is transferred to another entity in a transaction in which gain or loss is not recognized, the interest of our operating partnership in such entity shall thereafter be considered a restricted property, and if the acquiring entity’s disposition of such restricted property would cause the contributor to recognize gain or loss, the transferred restricted property shall still be considered a restricted property; and

▶	in the event of a merger or consolidation involving our operating partnership and an entity that qualifies for taxation as a “partnership” for federal income tax purposes, the successor partnership shall have agreed in writing for the benefit of the contributor that the sales restrictions shall continue to apply with respect to each restricted property; or

•	with respect to the contributor, the adjusted taxable basis of the applicable restricted property has increased in the hands of our operating partnership to fair market value as a result of a taxable disposition of units or otherwise such that a taxable disposition of such restricted property by our operating partnership would not result in the allocation of taxable gain to the contributor pursuant to Section 704(c) of the Code.

      The tax indemnities granted to the contributors, including Mr. Maguire, will not affect the way in which we conduct our business, including when and under what circumstances we sell restricted properties or interests therein during the restriction period. While we may seek to enter into tax-efficient joint ventures with third party investors, we have no intention to sell or otherwise dispose of the properties or interests therein in taxable transactions during the restriction period. While we do not intend to sell any of these properties in transactions that would trigger these tax indemnification obligations, if we were to trigger our tax indemnification obligations, we would be liable for damages.

      Under Mr. Maguire’s and related entities’ contribution agreements, we agreed to use commercially reasonable efforts to make $443.8 million of indebtedness available for guarantee by Mr. Maguire and entities related to him until the ninth anniversary of the consummation of this offering (or up to twelfth anniversary if Mr. Maguire and related entities continue to own 50% or more of the units received by them in the formation transactions and pursuant to the option agreements related to the option properties). Under the contribution agreement of Master Investments, LLC, we agreed to use commercially reasonable efforts to make available for guarantee by such entity $65.0 million of indebtedness on the same basis as Mr. Maguire. We also have agreed to make an additional $83.0 million in indebtedness available for guarantee by a third party on the same basis as Mr. Maguire. Among other things, these guarantees of debt allow the respective party to defer the recognition of gain in connection with the formation transactions.

      In addition, the contribution agreements contain a release by us of certain senior officers and directors who are party to contribution agreements (including Mr. Maguire and Mr. Gilchrist) with respect to all claims, liabilities, damages and obligations related to their ownership of the property entities and/or their employment with the Maguire Organization which exist at the closing of the formation transactions, other than breaches by them or entities related to them, as applicable, of the employment agreements, non-competition agreements and contribution agreements entered into by them and these entities in connection with the formation transactions.

Partnership Agreement

      Concurrently with the completion of this offering, we will enter into the partnership agreement with the various limited partners of our operating partnership. See “Description of the Partnership Agreement of Maguire Properties, L.P.” Messrs. Maguire and Gilchrist, who are directors and executive officers of our company, or entities related to them, will be limited partners of our operating partnership.

      Pursuant to the partnership agreement, persons holding units as a result of the formation transactions, including Mr. Maguire, will have rights beginning 14 months after the completion of this offering, to cause our operating partnership to redeem each of their units for cash equal to the then-current market value of one share of common stock, or, at our election, to exchange their units for shares of our common stock on a one-for-one basis.

Registration Rights

      As limited partners of our operating partnership, Messrs. Maguire and Gilchrist, and entities related to them, will receive registration rights to cause us, beginning 14 months after the completion of this offering, to register shares of our common stock acquired by them in connection with their exercise of redemption/exchange rights under the partnership agreement. See “Shares Eligible for Future Sale — Registration Rights.”

Employment Agreements

      We have entered into employment agreements with our executive officers as described in “Management — Employment Agreements” that will become effective upon the consummation of this offering. These agreements provide for salary, bonuses and other benefits, including potentially, severance benefits upon a termination of employment, as well as for grants of restricted stock, option awards, cash bonuses and tax gross-ups, among other matters.

      Pursuant to their employment agreements, certain of our senior officers, other than Mr. Maguire, will receive shares of restricted stock with an approximate value of $12.5 million (659,211 shares) that will be issued upon consummation of this offering, $6.5 million in cash bonuses and tax gross-ups primarily intended to mitigate employee tax obligations associated with these vested restricted stock grants, options to purchase 500,000 shares of our common stock granted under our incentive award plan that will vest in full on the third anniversary of this offering and shares of restricted stock with an aggregate value of $5.0 million that we have committed to grant to certain of our executive officers no later than one year following the consummation of this offering, including:

•	In the case of Mr. Gilchrist, (i) shares of restricted stock with a value of $8,750,000 (460,526 shares) issued upon the consummation of this offering, (ii) a $1,250,000 cash bonus payable as soon as practicable after the consummation of this offering and (iii) a tax gross-up of approximately $2.5 million to cover his tax obligations with respect to the vesting of the first $2.5 million of his restricted stock grant.

•	In the case of Mr. Lucas, (i) shares of restricted stock with a value of $1.0 million (52,632 shares) issued upon the consummation of this offering, (ii) a $200,000 cash bonus payable in two $100,000 installments on July 1, 2003 and 2004, (iii) a full tax gross-up of approximately $1.0 million paid over the period during which his restricted stock vests to cover his tax obligations with respect to the vesting of his restricted stock grant and (iv) an option to purchase 500,000 shares granted under our incentive award plan with an exercise price per share equal to the initial public offering price, which will vest in full on the third anniversary of this offering.

•	In the case of Mr. Morales, (i) fully vested shares of restricted stock with a value of $500,000 (26,316 shares) issued upon the consummation of this offering, (ii) a $500,000 cash bonus payable as soon as practicable after the consummation of this offering that is intended to mitigate his tax obligations associated with vested restricted stock grants and (iii) shares of restricted stock with a value of $2.0 million which we have committed to grant to him no later than one year from the consummation of this offering.

•	In the case of Mr. Lammas, (i) fully vested shares of restricted stock with a value of $250,000 (13,158 shares) issued upon the consummation of this offering, (ii) a $250,000 cash bonus payable as soon as practicable after the consummation of this offering that is intended to mitigate his tax obligations associated with vested restricted stock grants and (iii) shares of restricted stock with a value of $1.5 million which we have committed to grant to him no later than one year from the consummation of this offering.

•	In the case of certain other officers and employees, (i) fully vested shares of restricted stock with a value of approximately $2.0 million (106,579 shares) issued upon the consummation of this offering, (ii) approximately $2.0 million in cash bonuses payable as soon as practicable after the consummation of this offering that are intended to mitigate their respective tax obligations associated with vested restricted stock grants and (iii) shares of restricted stock with a value of $1.5 million which we have committed to grant to them no later than one year from the consummation of this offering.

      We will also grant options for an aggregate of 30,000 shares of our common stock to our outside directors under our incentive award plan with an exercise price per share equal to the initial public offering price and that will vest on the first anniversary of the offering.

Indemnification of Officers and Directors

      We have entered into an indemnification agreement with each of our executive officers and directors as described in “Management — Indemnification Agreements.”

Option Agreements

      We have entered into the following option agreements with entities controlled by Mr. Maguire granting our operating partnership the right to acquire each of the following three option properties or interests therein. Our option to acquire a fourth property (developable land at the Solana excluded property) has been terminated pursuant to its terms, and an entity controlled by Mr. Maguire will retain ownership.

     1733 Ocean Avenue

      Under our option to acquire 1733 Ocean Avenue, we may acquire from Maguire Partners — 1733 Ocean, LLC, an entity affiliated with Mr. Maguire, its rights in the property, including the leasehold interest, the right of first refusal and the right of first negotiation, at any time prior to the fifth anniversary of this offering for units with a value equal to the lower of fair market value and Mr. Maguire’s and related entities’ cost related to the acquisition, financing, leasing, entitlement, operation, maintenance and development of the property plus an 8% per annum return on their net equity investment in the property. The option price is payable in units and through assumption of indebtedness. We have a right of first refusal during the longer of the option term and the term of Mr. Maguire’s non-competition agreement with respect to any proposed sale of 1733 Ocean Avenue at the lower of the price set forth above and any proposed offer price to a third party. Our option expires five years from completion of this offering, or earlier if we do not exercise our right of first refusal and the property is transferred to a third party. Our option is subordinated to the interests of a project lender and terminates if a project lender forecloses upon the property. We do not anticipate exercising our option to acquire this property in the near term period following the consummation of this offering based on current market and property conditions.

     Plaza Las Fuentes II

      Under our option to acquire Plaza Las Fuentes Phase II under an agreement with Maguire Partners — 385 Colorado, LLC, an entity affiliated with Mr. Maguire, we may acquire the property at any time prior to the fifth anniversary of the delivery of a temporary certificate of occupancy or similar evidence of the completion of the development for units with a value equal to Mr. Maguire’s and related entities’ costs related to the acquisition, financing, leasing, entitlement, operation, maintenance and development of the property plus an 8% per annum return on their net equity investment in the property. The option price is payable in units and through assumption of indebtedness. We have a right of first refusal during the longer of the option term and the term of Mr. Maguire’s non-competition agreement with respect to any proposed sale of Plaza Las Fuentes Phase II at the lower of the price set forth above and any proposed offer price to a third party. Our option expires five years from completion of development or, earlier, if we do not exercise our right of first refusal and the property is transferred to a third party. We do not anticipate exercising our option to acquire this property in the near future based on current market and property conditions.

     Playa Vista — Water’s Edge

      Under our option to acquire the 12.5% interest in entity that owns the Water’s Edge development currently held by Maguire Partners — PV Investor Partnership, L.P., an entity controlled by Mr. Maguire, we may acquire that interest at any time prior to the fifth anniversary of the consummation of this offering for units with a value equal to the investment of Mr. Maguire and related entities in such 12.5% interest, plus an 8% per annum return on their net equity investment in such interest. The option price is payable in units and through assumption of indebtedness. We have a right of first refusal during the longer of the option term and Mr. Maguire’s non-competition agreement with respect to the proposed sale of this 12.5% interest at the lower of the price set forth above and any proposed offer price to a third party. Our option expires five years from completion of this offering or if we do not exercise our right of first refusal and the interests are transferred to a third party. We do not anticipate exercising our option to acquire this property in the near future, based on current market and property conditions.

Right of First Offer

      We will have a right of first offer relating to Solana and the Solana land, each of which is controlled by Mr. Maguire. Pursuant to this right, we may make the first offer to purchase these properties if these entities decide to sell them or, alternatively, match the terms of an unsolicited third party offer. If we make an offer that is rejected or elect not to match the unsolicited offer, these entities can sell the property or properties on which we made an offer, but only to a third party within 120 days, on terms that are as good or better to the selling entity than the terms of our offer. Any purchase by us of these properties is required to be paid by us with units, with each unit valued at the then-fair market value of a share of our common stock, or, if we and the applicable property owner(s) agree(s), in cash.

Management, Leasing, Development and Services Agreements

      Through our operating partnership and services company, we intend to enter into management and/or leasing agreements with the entities that own each of the option properties, the entity that owns the excluded Solana property, a 1.4 million square foot office, hotel and retail property in the Dallas/Ft. Worth, Texas area, and the entity that owns a 322-acre land parcel adjoining Solana. Mr. Maguire directly or indirectly owns a controlling or material interest in each of these entities. Under the terms of the management agreements, we, our operating partnership or our services company will provide property management, operating, maintenance, repair and/or leasing services to each of these properties in return for management fees, leasing commissions and reimbursements of actual direct costs and expenses incurred by us or our services company, as applicable. Under the management agreements with the entities that own the option properties and the entity that owns the Solana land, the management fees that will be paid to us vary depending on whether or not the property has stabilized. Prior to stabilization, our management fee will be the greater of our overhead costs and 3% of our reimbursable out-of-pocket expenses, provided that, on an annualized basis, our management fee must be at least $0.40 per net rentable square foot per year. After stabilization, our management fee will be 3% of rents and other income generated by the project. Under the option agreement with the entity that owns all of Solana except the land, our management fee will be 3% of rents and other income generated by the project, except for income generated by the hotel, restaurant and health club at Solana, each of which is managed by others. Under the management agreement between our services company and the entities that own Solana and the Solana land, we are additionally entitled to receive a cash incentive fee equal to 5% of the property’s net cash flow and an additional incentive fee equal to 5% of the proceeds realized from net capital proceeds from a sale or refinancing of the property. Leasing commissions are the same under all of the management agreements and, with exceptions as noted below, are generally equal to 4% of base rent during the first five years of a lease, 2% of base rent during the second five years, 1% during the third five years and nothing thereafter. If the lease is pursuant to a renewal option or involves an existing tenant leasing new space in the same property, leasing commissions are equal to 4% of base rent during the first five years of a lease, 2% of base rent during the second five years and nothing thereafter. Finally, if the lease is by an existing tenant pursuant to a previously negotiated option to lease additional space in the same property, our leasing commission with respect to that new space will be equal to the incremental additional commission to which we would then be entitled if the tenant had been obligated to lease such additional space under its original lease. Under each of the management agreements, we are also entitled to tenant and capital improvement fees if we supervise or administer tenant or capital improvements at the properties. The capital improvement fees are equal to 3% of the total cost of the work, but are payable only if the work is not performed by one of our affiliates pursuant to a separate development agreement. The tenant improvement fees are equal to at least 3% of the cost of the work, or a higher fee if a higher fee is stipulated in the lease or other agreement pursuant to which the improvements are being undertaken. Our services company will hire employees to perform certain of these services and will receive certain administrative services from our operating partnership pursuant to a separate agreement. The management agreements between us and the entities that own the option properties are coterminous with our options to purchase these properties. The management agreement between us and the entities that own Solana and the Solana land will terminate if and when Mr. Maguire no longer owns an interest in that property or is no longer bound by his noncompetition agreement with us. See “Business and Properties — Description of Option Properties,” “— Excluded Properties” and “Management — Noncompetition Agreements.”

      In connection with the formation transactions, our services company will assume the rights and obligations of development manager under a development agreement between Maguire Partners Development, Ltd. and the entity that owns Plaza Las Fuentes II, which is controlled by Mr. Maguire, under what we believe are fair market terms and conditions for development services. Under this development agreement, our services company will serve as an independent contractor to arrange, supervise, coordinate and carry out all services necessary for development work at Plaza Las Fuentes II in accordance with its existing plans and budget. Our services company will be entitled to a development fee of 3% of the cost of the development, plus reimbursement of actual direct costs and expenses incurred.

      We will also enter into a services agreement with each of the entities that own three excluded properties, the senior housing project located at 740 South Olive Street, the 17th & Grand garage and Solana (except for the land), pursuant to which we or our services company will provide certain administrative and operations services to these entities in exchange for payments equal to the fair market value of such services, as agreed to by the parties to such agreements. The fees to be paid by each of these entities to us under each of these agreements is not expected to exceed $60,000 in 2003.

Property and Liability Insurance

      The properties in our existing portfolio and the option and excluded properties which are owned or controlled by Mr. Maguire are collectively insured under a blanket property, liability, fire, extended coverage, earthquake, terrorism and rental loss insurance policy that expires on March 31, 2004. See “Business and Properties — Insurance” and “Risk Factors — Risks Related to Our Properties and Our Business — Potential losses may not be covered by insurance.”

      Mr. Maguire will receive the benefit of the inclusion of the option and excluded properties under this blanket insurance policy in exchange for prenegotiated premium payments by the entities that own these option and excluded properties. Of the total anticipated annual premium of $8,963,694 under the blanket insurance policy, the property entities that own the option and excluded properties — Solana, Plaza Los Fuentes Phase II, 740 South Olive, 1733 Ocean Avenue, 17th & Grand and Water’s Edge — will pay allocated portions of this premium equal to $372,811, $142,955, $110,760, $58,695, $32,748 and $142,955, respectively. We believe that the allocated premiums paid by these entities are comparable to or greater than the premiums these entities would pay for comparable insurance if they were to insure their respective properties on a stand-alone basis.

Other Benefits to Related Parties and Related Party Transactions

      In connection with the formation transactions or in connection with this offering, Mr. Maguire will receive material benefits, including the release of guarantees to repay, personally and on behalf of various Maguire Organization entities, approximately $715.1 million of indebtedness that will be repaid with the proceeds of this offering and the refinancing transactions and $232.0 million of indebtedness that will remain outstanding after this offering.

      Mr. Maguire will also receive the benefit of an agreement by Wells Fargo Bank, N.A. to lease space at Solana in exchange for an additional $3.0 million in acquisition costs paid by us to an affiliate of Wells Fargo Bank, N.A. to acquire an additional 42% interest in Wells Fargo Tower.

      Jeffrey E. Friedman, a principal of Maguire Partners who will resign in connection with the consummation of the offering, will receive $8.8 million from the proceeds of the offering due to him under his employment agreement primarily for past services.

      Mr. Maguire’s daughter, Robin Maguire, serves as a consultant to our company from time to time. Ms. Maguire’s employment is at will. In exchange for her services, Ms. Maguire receives consulting fees (not expected to exceed $60,000 in 2003) and employee benefits.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

      The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

      We will conduct all of our investment activities through our operating partnership and its affiliates. Our investment objectives are to provide quarterly cash distributions and achieve long-term capital appreciation through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of the properties and our acquisition and other strategic objectives, see “Business and Properties.”

      We expect to pursue our investment objectives primarily through the ownership by our operating partnership of the properties and other acquired properties and assets. We currently intend to invest primarily in developments of office and commercial properties and acquisitions of existing improved properties or properties in need of redevelopment and acquisitions of land which we believe has development potential. Future investment or development activities will not be limited to any geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

      We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

      Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be in acquired properties incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Mortgages

      While our current portfolio consists of, and our business objectives emphasize, equity investments in commercial real estate, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

      Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

Dispositions

      We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in the best interest of our stockholders. For example, as discussed above in “Business and Properties — Business and Growth Strategies,” we may seek to enter into tax-efficient joint ventures in our stabilized properties with third party investors to raise low-cost equity capital that we can reinvest in properties with higher growth potential. Any decision to dispose of a property will be made by our board of directors. Certain directors and executive officers who hold units may have their decision as to the desirability of a proposed disposition influenced by the tax consequences to them resulting from the disposition of a certain property. In addition, we may be obligated to indemnify certain contributors against adverse tax consequences to them in the event that we sell or dispose of certain properties in taxable transactions under the tax indemnification provisions of the contribution agreements of Mr. Maguire, Master Investments, LLC and certain entities related and unrelated to them. See “Certain Relationships and Related Transactions — Description of Contribution Agreements, Tax Indemnity and Debt Guarantees” and “— Conflict of Interest Policies.”

Financing Policies

      Our board of directors has adopted a policy of limiting our indebtedness to approximately 60% of our total market capitalization. Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total capitalization ratio), including shares of restricted stock that we will issue to certain of our officers under our incentive award plan (but not including shares underlying options or shares of restricted stock with an aggregate value of $5.0 million that we have committed to grant to certain officers no later than one year following the consummation of this offering), plus the aggregate value of units not owned by us, plus the book value of our total consolidated indebtedness. Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the price of our common stock; however, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. We expect that our ratio of debt to total market capitalization upon consummation of this offering will be approximately 53.5% (50.8% if the underwriters’ overallotment option is exercised in full). Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of debt to total market capitalization beyond the limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to our stockholders. See “Risk Factors — Risks Related to Our Properties and Our Business — Our debt level reduces cash available for distribution and may expose us to the risk of default under our debt obligations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Conflict of Interest Policies

      Sale or Refinancing of Properties. Upon the sale of certain of the properties to be owned by us at the completion of the formation transactions and on the repayment of indebtedness, certain unitholders, including our Chairman and Co-Chief Executive Officer, Mr. Maguire, and our Co-Chief Executive

Officer, President and Director, Mr. Gilchrist could incur adverse tax consequences which are different from the tax consequences to us and to holders of our common stock. Consequently, unitholders may have differing objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness.

      While we will have the exclusive authority under the partnership agreement to determine whether, when, and on what terms to sell a property or when to refinance or repay indebtedness, any such decision would require the approval of our board of directors. As directors, Mr. Maguire and Mr. Gilchrist will have substantial influence with respect to any such decision, and such influence could be exercised in a manner inconsistent with the interests of some, or a majority, of our stockholders, including in a manner which could prevent completion of a property sale or the repayment of indebtedness. However, the limited partners of our operating partnership have agreed that in the event of a conflict in the fiduciary duties owed by us to our stockholders and, in our capacity as general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to our operating partnership by acting in the best interests of our stockholders. See “Description of the Partnership Agreement of Maguire Properties, L.P.”

      Policies Applicable to All Directors and Officers. We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. We have adopted a policy that, without the approval of a majority of the independent directors, we will not exercise our options to purchase the option properties or our right of first offer with respect to the excluded Solana properties.

      However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

      Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of its directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest. The common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof will not render the transaction void or voidable if:

•	the material facts relating to the common directorship or interest and as to the transaction are disclosed to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the material facts relating to the common directorship or interest and as to the transaction are disclosed to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote; or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

      Furthermore, under Maryland law (where our operating partnership is formed), we, as general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions also are subject to the duties of care and loyalty that we, as general partner, owe to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). We will adopt a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Business Opportunities

      Pursuant to Maryland law, each director is obligated to offer to us any business opportunity (with certain limited exceptions) that comes to him and that we reasonably could be expected to have an interest in pursuing. After the formation transactions, Mr. Maguire will continue to own interests in certain other properties. We will not have any interest in these properties. See “Business and Properties — Excluded Properties.”

Policies With Respect To Other Activities

      We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in “Description of the Partnership Agreement of Maguire Properties, L.P.,” we expect, but are not obligated, to issue common stock to holders of units upon exercise of their redemption rights. Except in connection with the formation transactions or employment agreements, we have not issued common stock, units or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of causing us to repurchase any common stock. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Securities — Preferred Stock.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Operating Entities

Our Operating Partnership

      Following the consummation of this offering and the formation transactions, substantially all of our assets will be held by, and our operations run through, our operating partnership. We will contribute the net proceeds of this offering to our operating partnership. Other individuals and entities who will contribute interests in the properties or the property entities, or contributors, will own the remaining units and be limited partners of our operating partnership. Our interest in our operating partnership will entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As sole general partner of our operating partnership, we will generally have the exclusive power under the partnership agreement to manage and conduct its business, subject to certain limited approval and voting rights of the other limited partners described more fully below in “Description of the Partnership Agreement of Maguire Properties, L.P.” Our board of directors will manage the affairs of our company by directing the affairs of our operating partnership.

      Beginning on or after the date which is 14 months after the consummation of this offering, limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Securities — Restrictions on Transfer.” With each redemption of units, we increase our percentage ownership interest in our operating partnership and our share of our operating partnership’s cash distributions and profits and losses. See “Description of the Partnership Agreement of Maguire Properties, L.P.”

Our Services Company

      In order to realize income from our hotel and certain non-standard tenant services (such as concierge and valet services) that might otherwise adversely affect our ability to qualify as a REIT for federal income tax purposes going forward, we will lease our hotel to, and we will provide these services through, our services company subsidiary, which will elect, together with us, to be treated as our taxable REIT subsidiary. See “Federal Income Tax Considerations — Taxation of Our Company — Asset Tests” and “— Ownership of Interests in Taxable REIT Subsidiaries.” Our services company will be 100% owned by our operating partnership. Through our indirect equity interest in our services company, we expect to receive substantially all of the net cash flow from our services company’s operations. Because a taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax where applicable, as a regular C corporation, the income earned by our taxable REIT subsidiary generally will be subject to an additional level of tax as compared to the income earned by our other subsidiaries.

Refinancing Transactions

      Prior to or concurrent with the closing of this offering, the property entities that are the fee simple owners of US Bank Tower, Gas Company Tower and 808 South Olive garage will enter into mortgage and mezzanine loans with Greenwich Capital Financial Products, Inc. and Bank of America, N.A., an affiliate of one of our underwriters, respectively, to refinance the secured indebtedness that currently encumbers US Bank Tower, Gas Company Tower and 808 South Olive garage. Under these refinancing transactions, our affiliates will enter into:

•	a $260.0 million mortgage loan secured by a first mortgage lien on US Bank Tower and related improvements and fixtures; and

•	a $250.0 million mortgage loan secured by a first mortgage lien on Gas Company Tower and 808 South Olive garage and related improvements and fixtures and a $30.0 million mezzanine loan secured by our equity interests in the fee simple owners of Gas Company Tower and 808 South Olive garage and a related interest rate cap agreement.

      In addition, the property entity that is the fee simple owners of Wells Fargo Tower will enter into a $250.0 million mortgage loan with Greenwich Capital Financial Products, Inc. that will be comprised of multiple notes secured by a first mortgage lien on Wells Fargo Tower and related improvements and fixtures. The proceeds will be used to refinance the secured indebtedness that currently encumbers Wells Fargo Tower and to make a $64.4 million distribution to Mr. Maguire.

Formation Transactions

      Each property or interest therein that will be owned by us or in which we will own an interest at the completion of this offering is currently owned by a partnership or limited liability company, or property entity. The direct or indirect investors in the property entities include the Maguire Organization, its current employees, or persons formerly affiliated with the Maguire Organization, as well as lenders or their affiliates, private investors and tenants who are not affiliated with the Maguire Organization. An affiliate of Credit Suisse First Boston LLC currently owns an indirect preferred interest in the property entity that owns US Bank Tower. The property entity that holds an indirect 100% interest in the Cerritos Corporate Center Phase I and Phase II properties is currently owned by Cousins Properties, Inc., the property entity that holds an indirect 42% interest in Wells Fargo Tower is currently owned by an affiliate of Wells Fargo Bank, N.A. and the property entity that holds an indirect 70% interest in Glendale Center is currently owned by BankAmerica Realty Services, Inc., an affiliate of one of our underwriters.

      Prior to or simultaneously with the completion of this offering, we will engage in the formation transactions described below, which are designed to consolidate the ownership of the properties in our portfolio and a substantial majority of the commercial real estate business of the Maguire Organization into our operating partnership and our services company, facilitate this offering, enable us to raise necessary capital to repay existing indebtedness related to certain of the properties in our portfolio and other obligations, enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2003 and preserve the tax position of certain continuing investors. Pursuant to the formation transactions:

•	Maguire Properties, Inc. was formed as a Maryland corporation on June 26, 2002 with Mr. Maguire as its sole stockholder.

•	Our operating partnership was organized as a Maryland limited partnership on June 26, 2002.

•	Our services company was formed as a Maryland corporation on August 15, 2002.

•	We will sell 36,510,000 shares of our common stock in this offering and an additional 5,476,500 shares if the underwriters exercise their overallotment option in full, and we will contribute the net proceeds from this offering to our operating partnership in exchange for units in the operating partnership.

•	Our operating partnership and other affiliates intend to enter into the refinancing transactions and a $100 million secured revolving credit facility with an affiliate of Citigroup Global Markets Inc., one of our joint book-running managers, and with an affiliate of Wachovia Securities, LLC, one of our underwriters, as joint lead arrangers, prior to or concurrently with the completion of this offering. Several of the other underwriters are also expected to be lenders under this facility. We expect to draw up to $24.8 million under this facility concurrently with or soon after the consummation of this offering in order to purchase an additional 70% interest in Glendale Center. However, we may delay the consummation of the purchase of Glendale Center until after this offering to finance some or all of the purchase price through a concurrent refinancing of the secured indebtedness that currently encumbers Glendale Center. We currently anticipate that such a refinancing would be effected through a new approximate $75.0 million mortgage on Glendale Center, and that any remaining funds required to repay the existing Glendale Center mortgage and purchase the additional Glendale Center interests would be financed under our secured revolving credit facility.

•	Prior to the contribution of the property entity that owns Wells Fargo Tower to our operating partnership, such entity will distribute $64.4 million of proceeds from the property refinancing to Mr. Maguire or a related entity. Mr. Maguire or such entity will use these proceeds to repay $49.4 million of indebtedness on an excluded property that is currently collateralized by certain of our other properties and $15.0 million to repay to an affiliate of Citigroup Global Markets Inc. indebtedness on such excluded property.

•	Pursuant to separate contribution agreements, our operating partnership will receive a contribution of direct and indirect interests in certain of the property entities as well as certain assets of the management, leasing and real estate development operations of the Maguire Organization in exchange for 10,999,398 units (with an aggregate value of $209.0 million). Mr. Maguire’s or related entities’ cost net of distributions for these contributed interests was approximately $39 million, resulting in an unrealized gain to them of $155 million. The value of the units that we will give in exchange for contributed property interests and other assets will increase or decrease depending on if our common stock price increases or decreases. The initial public offering price of our common stock was determined in consultation with the underwriters. Among the factors that were considered are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. The aggregate historical combined net tangible book value of the interests and assets to be contributed to us was approximately negative $163.2 million as of March 31, 2003. We have not obtained any recent third-party appraisals of the properties and other assets to be contributed to our operating partnership or purchased by our operating partnership for cash in the formation transactions, or any other independent third party valuation or fairness opinions in connection with the formation transactions. As a result, the consideration to be given by us for these properties and other assets in the formation transactions may exceed their fair market value.

•	Pursuant to purchase and sale agreements with unaffiliated third parties, we will acquire additional interests in certain of the properties for $305.5 million to be paid in cash, including:

▶	$53.5 million to be paid to BankAmerica Realty Services, Inc., an affiliate of Banc of America Securities LLC, one of our underwriters, to acquire an additional 70% interest in Glendale Center;

▶	$79.5 million to be paid to a public REIT to acquire a 100% indirect leasehold interest in Cerritos Corporate Center Phase I and Phase II (includes $3.8 million which has been paid as a deposit);

▶	$79.2 million to be paid to an affiliate of Wells Fargo Bank, N.A., to acquire an additional 42% interest in Wells Fargo Tower;

▶	$86.0 million to redeem a preferred equity interest in a property entity held by an affiliate of Credit Suisse First Boston LLC, one of our joint book-running managers; and

▶	$7.3 million to be paid to third party holders of ownership interests in various property entities.

We may delay, until after this offering, the consummation of the purchase of the additional 70% interest in Glendale Center from BankAmerica Realty Services, Inc. in order to finance some or all of the purchase price through a refinancing of the secured indebtedness that currently encumbers Glendale Center, as noted above. In addition, Disney Enterprises may have a “piggyback” right to require us to purchase its distribution participation right in Glendale Center in connection with our expected purchase of additional interests in this property. We currently anticipate that this would cost approximately $10 million, which we would finance by drawing from our revolving credit facility.

•	In connection with the foregoing contributions and purchases, we will assume approximately $1.21 billion of debt and other obligations.

•	We expect that our operating partnership will use a portion of the net proceeds of this offering and the refinancing transactions, amounts drawn from our secured revolving credit facility and cash that is currently held by our lenders in restricted cash accounts, such as leasing and tenant improvement reserves, and that will be released to us upon repayment of our existing indebtedness, in order to repay approximately $958.8 million of existing indebtedness and to pay approximately $72.1 million in prepayment penalties, exit fees and defeasance costs, including amounts to be paid to affiliates of

Citigroup Global Markets Inc., one of our joint book-running managers and Deutsche Bank Securities Inc., one of our underwriters. In the event that we refinance the secured indebtedness encumbering Glendale Center in connection with our purchase of additional interests in that property, we would repay an additional $37.0 million of debt with the proceeds of such refinancing. See “Use of Proceeds.”

•	The current Southern California-based employees of the Maguire Organization will become employees of our company operating partnership and/or our services company.

•	Our operating partnership has executed option agreements with entities controlled by Mr. Maguire giving our operating partnership the right to acquire the option properties or interests in the option properties. Concurrent with the consummation of this offering, our operating partnership or services company will enter into development, management and/or leasing agreements with respect to each of the option properties, other than Water’s Edge. See “Business and Properties — Description of Option Properties,” “Certain Relationships and Related Transactions — Option Agreements” and “— Management, Leasing, Development and Services Agreements.” We do not anticipate exercising our options in the near future based on current market and property conditions.

•	Concurrently with the consummation of this offering, our operating partnership or our services company will enter into management agreements or other arrangements with the property entities that own two excluded properties in the LACBD, the 17th & Grand parking garage and the 740 South Olive senior housing facility, and Solana, a 1.4 million square foot office, hotel and retail property located in the Dallas/Ft. Worth area. Additionally, we will enter into a contract granting us right of first offer with respect to any sale of Solana or any part thereof by the entity that owns Solana. See “Certain Relationships and Related Transactions — Option Agreements — Right of First Offer” and “— Management, Leasing, Development and Services Agreements.”

Consequences of this Offering and the Formation Transactions

      Upon completion of this offering and the formation transactions:

•	Our operating partnership will directly or indirectly own a fee simple interest in all properties other than Plaza Las Fuentes, the Plaza Las Fuentes Westin and Cerritos Corporate Center Phase I and Phase II, in which it will hold a 100% leasehold interest. See “Business and Properties — Description of Existing Portfolio — Tri- Cities Office Properties — Plaza Las Fuentes” and “— Cerritos Submarket — Cerritos Corporate Center.” As part of the formation transactions, we expect to purchase an additional 70% interest in Glendale Center; however, this acquisition may be delayed until approximately one month following the consummation of this offering. However, there can be no assurance that this purchase will be consummated. Our fee simple ownership of Glendale Center reflects legal ownership only and disregards a distribution participation right held by Disney Enterprises. See “Business and Properties — Description of Existing Portfolio — Tri-Cities Office Properties — Glendale Center.”

•	We will be the sole general partner of our operating partnership and will own 77.2% of the units therein, excluding units issuable with respect to stock options that have been granted but are not yet exercisable and shares of restricted stock with a value of $5.0 million that we have committed to grant to certain officers no later than one year following the consummation of this offering.

•	Purchasers of our common stock in this offering will own 98.2% of the outstanding shares of our common stock, or 74.6% on a fully diluted basis.

•	We expect to have total consolidated indebtedness of approximately $1.05 billion.

      The following diagram depicts our ownership structure and the ownership structure of our operating partnership upon completion of this offering and the formation transactions. Our operating partnership will own the various properties depicted below directly or indirectly, and in some cases through special purpose entities that were created in connection with various financings:

(1)	Excludes units issuable with respect to 530,000 stock options that have been granted but are not yet exercisable and shares of restricted stock with an aggregate value of $5.0 million that we have committed to grant to certain officers no later than one year following the consummation of this offering.

(2)	A 21.2% limited partnership interest will be held by Mr. Maguire and related entities, a 1.0% limited partnership interest by our officers and directors (excluding Mr. Maguire and related entities) and a 0.6% limited partnership interest by unrelated third parties.

(3)	We currently anticipate that we will acquire an additional 70% interest in Glendale Center as part of the formation transactions, which acquisition may be delayed for approximately one month following consummation of this offering. However, there can be no assurance that his purchase will be consummated. Our interest in Glendale Center reflects legal ownership only and disregards a distribution participation right held by Disney Enterprises. See “Business and Properties — Description of Existing Portfolio — Tri-Cities Office Properties — Glendale Center.”

Determination of Offering Price

      Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock was determined by negotiations between us and the underwriters. Among the factors that were considered in determining the initial public offering price are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after the offering. The aggregate historical combined net tangible book value of the interests and assets to be contributed to us was approximately negative $163.2 million as of March 31, 2003. In addition, we will not conduct an asset-by-asset valuation of our company based on historical cost or current market valuation. We also have not obtained appraisals of the properties in connection with this offering. As a result, the consideration given by us in exchange for the properties in our portfolio may exceed the fair market value of these properties. See “Risk Factors — Risks Related to Our Properties and Our Business — We have not obtained recent appraisals of the properties in connection with this offering and the consideration given by us in exchange for them may exceed their fair market value.”

      Based on the issuance of 36,510,000 shares of our common stock in this offering, we expect to hold a 77.2% ownership interest in our operating partnership and the contributors to hold a 22.8% ownership interest in our operating partnership. If the underwriters’ overallotment option is exercised in full, we expect to hold a 79.5% ownership interest in our operating partnership and the contributors to hold a 20.5% ownership interest in our operating partnership.

DESCRIPTION OF THE

PARTNERSHIP AGREEMENT OF MAGUIRE PROPERTIES, L.P.

      We have summarized the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of Maguire Properties, L.P., which we refer to as the “partnership agreement.” This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is part. For purposes of this section, references to “we,” “our,” “us” and “our company” refer to Maguire Properties, Inc.

Management of Our Operating Partnership

      Our operating partnership, Maguire Properties, L.P., is a Maryland limited partnership that was formed on June 26, 2002. Our company is the sole general partner of our operating partnership and conduct substantially all of our business in or through it. As sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We can cause our operating partnership to enter into certain major transactions including acquisitions, dispositions and refinancings, subject to certain limited exceptions. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. Certain restrictions under the partnership agreement restrict our ability to engage in a business combination as more fully described in “— Termination Transactions” below.

      The limited partners of our operating partnership expressly acknowledged that we, as general partner of our operating partnership, are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners shall be resolved in favor of our stockholders. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions; provided, that we have acted in good faith.

      The partnership agreement provides that all our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and that our operating partnership must be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT.

Transferability of Interests

      Except in connection with a transaction described in “— Termination Transactions” below, we, as general partner, may not voluntarily withdraw from our operating partnership, or transfer or assign all or any portion of our interest in our operating partnership, without the consent of the holders of a majority of the limited partnership interests (including our 77.2% interest therein). The limited partners have agreed not to sell, assign, encumber or otherwise dispose of their units in our operating partnership without our consent for the 14-month period following the consummation of this offering, other than to us, as general partner, to an affiliate of the transferring limited partner, to other original limited partners, to immediate family members, to a trust for the benefit of a charitable beneficiary, or to a lending institution as collateral for a bona fide loan, subject to certain limitations. After the 14-month period following the consummation of this offering, any transfer of units by the limited partners, except to the parties specified above, will be subject to a right of first refusal by us and must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.

Amendments of the Partnership Agreement

      Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners owning at least 25% of the units held by limited partners.

      Generally, the partnership agreement may be amended, modified or terminated with the approval of partners holding 66 2/3% of all outstanding units (including the units held by us as general partner). As general partner, we will have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT; or

•	modify the manner in which capital accounts are computed.

      Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses or materially alter or modify the redemption rights described below must be approved by each limited partner that would be adversely affected by such amendment.

      In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner), we, as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	enter into or conduct any business other than in connection with our role as general partner of the operating partnership and our operation as a REIT;

•	acquire an interest in real or personal property other than through our operating partnership;

•	withdraw from the operating partnership or transfer any portion of our general partnership interest; or

•	be relieved of our obligations under the partnership agreement following any permitted transfer of our general partnership interest.

Distributions to Unitholders

      The partnership agreement provides that holders of units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests.

Redemption/ Exchange Rights

      Limited partners who acquire units in the formation transactions have the right, commencing on or after the date which is 14 months after the consummation of this offering, to require our operating partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of our company’s common stock at the time of the redemption. Alternatively, we may elect to acquire those units in exchange for shares of our company’s common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. We presently anticipate that we will elect to issue shares of our company’s common stock in exchange for units in connection with each redemption request, rather than having our operating partnership redeem the units for cash. With each redemption or exchange, we increase our company’s percentage ownership interest in our operating partnership. Commencing on or after the date which is 14 months after the consummation of this offering, limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our company’s ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors as described under the section entitled “Description of Securities — Restrictions on Transfer.”

Issuance of Additional Units, Common Stock or Convertible Securities

      As sole general partner, we have the ability to cause the operating partner to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units. In addition, we may issue additional shares of our common stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having designations, preferences and other rights, so that the economic interests of our operating partnership’s interests issued are substantially similar to the securities that we have issued.

Tax Matters

      We are the tax matters partner of our operating partnership and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership.

Allocations of Net Income and Net Losses to Partners

      The net income or net loss of our operating partnership will generally be allocated to us partners, as general and the limited partners in accordance with our respective percentage interests in our operating partnership. However, in some cases losses may be disproportionately allocated to partners who have guaranteed debt of our operating partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations. See “Federal Income Tax Considerations — Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

Operations

      The partnership agreement provides that we, as general partner, will determine and distribute the net operating cash revenues of our operating partnership, as well as the net sales and refinancing proceeds, quarterly, pro rata in accordance with the partners’ percentage interests.

      The partnership agreement provides that our operating partnership will assume and pay when due, or reimburse us for payment of all costs and expenses relating to the operations of, or for the benefit of, our operating partnership.

Termination Transactions

      The partnership agreement provides that our company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our common stock (a “termination transaction”), unless in connection with a termination transaction

      (i) we obtain the consent of at least 50% of the partners of our operating partnership (including units held by our company), and

      (ii) either:

(A)	all limited partners will receive, or have the right to elect to receive, for each unit an amount of cash, securities, or other property equal to the product of:

•	the number of shares of our company’s common stock into which each unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of our company’s common stock in consideration of one share of our common stock pursuant to the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our company’s common stock, each holder of units will receive, or will have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(B)	the following conditions are met:

•	substantially all of the assets of the surviving entity are held directly or indirectly by our operating partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with our operating partnership;

•	the holders of units own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable to those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the limited partners may exchange their interests in the surviving partnership for either the consideration available to the common limited partners pursuant to the first paragraph in this section, or if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

Term

      Our operating partnership will continue in full force and effect until December 31, 2102, or until sooner dissolved in accordance with its terms or as otherwise provided by law.

Indemnification and Limitation of Liability

      To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

      Similarly, we, as general partner of our operating partnership, and our officers, directors, agents or employees, are not liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

PRINCIPAL STOCKHOLDERS

      The following table sets forth the beneficial ownership of shares of our common stock and shares of common stock into which units are exchangeable immediately following the consummation of this offering and the formation transactions for (i) each person who is expected to be the beneficial owner of 5% or more of the outstanding common stock immediately following the consummation of this offering, (ii) directors, proposed directors and the executive officers, and (iii) directors, proposed directors and executive officers as a group. This table assumes that the formation transactions and this offering are completed. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to units is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is c/o Maguire Properties, Inc., 555 West Fifth Street, Suite 5000, Los Angeles, California 90013.

	Number of Shares		Percent of
	and Units	Percent of	All Shares
Name of Beneficial Owner	Beneficially Owned	All Shares(1)	and Units(2)

Robert F. Maguire III(3)	10,250,024	21.6%	21.3%
Richard I. Gilchrist(4)	513,158	1.4	1.1
Dallas E. Lucas(5)	52,632	0.1	*
John A. Morales(6)	26,316	0.1	*
Mark T. Lammas(7)	13,158	*	*
Andrea L. Van de Kamp(8)	N/A	N/A	N/A
Walter L. Weisman(8)	N/A	N/A	N/A
Caroline S. McBride(8)	N/A	N/A	N/A
Lawrence S. Kaplan(8)	N/A	N/A	N/A
All directors, director nominees and executive officers as a group (7 persons)	10,802,656	22.8%	22.4%

*	Less than one percent.

(1)	Assumes 37,169,211 shares of our common stock are outstanding immediately following this offering. In addition, amounts for individuals assume that all units held by the person are exchanged for shares of our common stock, and amounts for all directors and officers as a group assume all units held by them are exchanged for shares of our common stock. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the units held by other persons are exchanged for shares of our common stock.

(2)	Assumes a total of 48,168,609 shares of common stock and units are outstanding immediately following this offering, comprised of 37,169,211 shares of common stock and 10,999,398 units which may be exchanged for cash or shares of common stock under certain circumstances.

(3)	Represents units expected to be issued in the formation transactions. Includes units with a value of $1.0 million (52,632 units) expected to be issued in the formation transactions that are held by Master Investments, LLC, an entity in which Messrs. Maguire, Gilchrist and others have shared voting and investment power, of which units Mr. Maguire disclaims beneficial ownership in the 45% of such units in which he has no pecuniary interest. In addition, it is currently expected that Mr. Maguire will pledge units having a value of $30.0 million (1,578,947 units) to a lender as additional credit support for loans associated with an excluded property. Mr. Maguire and entities controlled by him have also pledged units with a value of $20 million (1,052,632 units) to our operating partnership in order to secure their indemnity obligations under their contribution agreements.

(4)	Represents restricted stock with a value of $8,750,000 (460,526 shares) and units with a value of $1.0 million (52,632 units) expected to be issued in the formation transactions. All units are held by Master Investments, LLC, of which units Mr. Gilchrist disclaims beneficial ownership in the 90% of such units in which he has no pecuniary interest.

(5)	Represents shares of restricted common stock with a value of $1,000,000 (52,632 shares) expected to be issued upon consummation of this offering. Does not include an option to acquire 500,000 shares that is not exercisable until the third anniversary of the consummation of this offering.

(6)	Represents shares of restricted common stock with a value of $500,000 (26,316 shares) expected to be issued upon consummation of this offering.

(7)	Represents shares of restricted common stock with a value of $250,000 (13,158 shares) expected to be issued upon consummation of this offering. Does not include shares of restricted stock with a value of $1.5 million that we have committed to grant to him no later than one year from the consummation of this offering.

(8)	Does not include an option to acquire 7,500 shares that will be granted at the closing of the offering and will be exercisable in three equal annual installments beginning one year after the date of the grant.

DESCRIPTION OF SECURITIES

      The following summary of the terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

      Our charter provides that we may issue up to 100,000,000 shares of our common stock, $0.01 par value per share or, common stock, and 50,000,000 shares of preferred stock, $0.01 par value per share, or preferred stock. Our charter authorizes our board of directors to increase the number of authorized shares without stockholder approval. Upon completion of this offering, 37,169,211 shares of our common stock and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

      All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

      Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

      Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

      Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage in these situations. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders.

      Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

      Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of our Common Stock and Preferred Stock

      We believe that the power of our board of directors to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholder or otherwise be in their best interest.

Restrictions on Transfer

      In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

      Our charter contains restrictions on the ownership and transfer of our common stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock. We refer to this restriction as the “ownership limit.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock.

      The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the applicable ownership limit.

      Our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if it:

•	determines that such ownership will not cause any individual’s beneficial ownership of shares of our common stock to violate the ownership limit and that any exemption from the ownership limit will not jeopardize our status as a REIT; and

•	determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Code.

      As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

      In connection with the waiver of the ownership limit or at any other time, our board of directors may decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our common stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our common stock equals or falls below the decreased ownership limit, but any further acquisition of our common stock in excess of such percentage ownership of our common stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer stockholders to beneficially own more than 49% in value of our outstanding common stock.

      Our charter provisions further prohibit:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

      Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

      Pursuant to our charter, if any purported transfer of our common stock or any other event would otherwise result in any person violating the ownership limits or such other limit as permitted by our board of directors, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the ownership limit (rounded up to the nearest whole). That number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.

      Shares of our common stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our common stock at market price, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our common stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares our common stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.

      If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (i) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the relevant date) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

      The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

      Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

      However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

      Any beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our common stock on our status as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.

      All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

      These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock and preferred stock is Continental Stock Transfer & Trust Company.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

      The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

      Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.

      Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.

Removal of Directors

      Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

      Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation, an interested stockholder, or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.

      Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it. However, pursuant to the statute, our board of directors has by resolution opted out of these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of ours. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

      The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

      The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

      Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Amendment to Our Charter

      Our charter, including its provisions on removal of directors, may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Transactions Outside the Ordinary Course of Business

      We may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Dissolution of Our Company

      The dissolution of our company must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

      Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

      The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our company’s board of directors were to opt in to the business combination provisions of the MGCL or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limit

      Our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock. We refer to this restriction as the “ownership limit.” For a fuller description of this restriction and the constructive ownership rules, see “Description of Securities — Restrictions on Transfer.”

Indemnification and Limitation of Directors’ and Officers’ Liability

      Our charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

      The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

      Our charter provides that, to the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer shall be liable to us or our stockholders for money damages. Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

      The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty.

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

      The partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law. See “Description of the Partnership Agreement of Maguire Properties, L.P. — Indemnification and Limitation of Liability.”

      Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

      We have entered into an indemnification agreement with each of our executive officers and directors as described in “Management — Indemnification Agreements.”

SHARES ELIGIBLE FOR FUTURE SALE

General

      Upon completion of this offering, we will have outstanding 37,169,211 shares of our common stock (42,645,711 shares if the underwriters’ overallotment option is exercised in full) including shares of restricted stock with an approximate value of $12.5 million (659,211 shares) issued to our officers, directors and employees in consideration of their services as officers, directors and/or employees of our company. In addition, 10,999,398 shares of our common stock are reserved for issuance upon exchange of units.

      Of these shares, the 36,510,000 shares sold in this offering (41,986,500 shares if underwriters’ overallotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining 659,211 shares issued to our officers, directors and employees plus any shares purchased by affiliates in this offering and the shares of our common stock owned by affiliates upon redemption/ exchange of units will be “restricted shares” as defined in Rule 144.

Rule 144

      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1% of the shares of our common stock then outstanding, which will equal approximately 371,692 shares immediately after this offering (426,457 shares if the underwriters exercise their overallotment option in full); or

•	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

      Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Redemption/Exchange Rights

      In connection with the formation transactions, our operating partnership will issue an aggregate of 10,999,398 units to contributors of interests in the property entities. Beginning on or after the date which is 14 months after the consummation of this offering, limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Securities — Restrictions on Transfer.” See “Description of the Partnership Agreement of Maguire Properties, L.P.”

Registration Rights

      We have granted those persons with a direct or indirect interest in the property entities who will receive units in the formation transactions certain registration rights with respect to the shares of our common stock that may be acquired by them in connection with the exercise of the redemption/exchange rights under the partnership agreement. These registration rights require us to seek to register all such shares of our common stock effective as of that date which is 14 months following completion of this offering. We will bear expenses incident to our registration requirements under the registration rights, except that such expenses shall not include any underwriting fees, discounts or commissions or any out-of-pocket expenses of the persons exercising the redemption/exchange rights or transfer taxes, if any, relating to such shares.

Stock Options and Incentive Award Plan

      We have adopted the Amended and Restated 2003 Incentive Award Plan of Maguire Properties, Inc., Maguire Properties Services, Inc. and Maguire Properties, L.P., which provides for the grant to employees, directors and consultants of our company, our services company and our operating partnership (and their respective subsidiaries) of stock options, restricted stock and other incentive awards. We intend to issue 530,000 stock options and $12,525,000 of restricted stock (659,211 shares) to officers, directors and key employees immediately after this offering, and have reserved an additional 3,627,650 shares of our common stock for issuance under the plan (of which we have committed to grant to certain officers shares of restricted stock with a value of $5,000,000 no later than one year following the consummation of this offering).

      We anticipate that we will file a registration statement with respect to the shares of our common stock issuable under the incentive award plan following the consummation of this offering. Shares of our common stock covered by this registration statement, including shares of our common stock issuable upon the exercise of options or restricted shares of our common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-up Agreements and Other Contractual Restrictions on Resale

      In addition to the limits placed on the sale of shares of our common stock by operation of Rule 144 and other provisions of the Securities Act, (i) Mr. Maguire and our other senior officers and directors have agreed, subject to certain exceptions, not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible into common stock (including units) owned by them at the completion of this offering or thereafter acquired by them for a period of one year after the completion of this offering without the consent of both Credit Suisse First Boston LLC and Citigroup Global Markets Inc., and (ii) we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC and Citigroup Global Markets Inc. for a period of one year after the date of this prospectus, subject to certain limited exceptions set forth in “Underwriting.” At the conclusion of the one-year period referenced in clause (i) above, common stock issued upon the subsequent exchange of units may be sold by Mr. Maguire and our other senior officers and directors in the public market once registered pursuant to the registration rights described above.

FEDERAL INCOME TAX CONSIDERATIONS

      The following summary of material federal income tax considerations regarding our company and this offering of our common stock is based on current law, including:

•	the Code;

•	current, temporary and proposed Treasury regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or foreign tax consequences associated with the acquisition, ownership, sale or other disposition of our common stock or our election to be taxed as a REIT.

Taxation of Our Company

      General. We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2003. We believe that we are organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2003, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code. Accordingly, no assurance can be given that we will be organized or be able to operate in a manner so as to qualify or remain qualified as a REIT. See “— Failure to Qualify.”

      The sections of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code, and these rules and regulations.

      Latham & Watkins LLP has acted as our tax counsel in connection with this offering of our common stock and our election to be taxed as a REIT. Latham & Watkins LLP has rendered to us an opinion to the effect that, commencing with our taxable year ending December 31, 2003, we have been organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in one or more factual certificates provided by one or more of our officers. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code discussed below, including through annual operating results, asset diversification and diversity of stock ownership, the results of which have not been reviewed by

Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “— Failure to Qualify.”

      If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that generally results from investment in a C corporation. A C corporation is generally a corporation required to pay full corporate-level tax. Double taxation generally means taxation that occurs once at the corporate-level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

•	Fifth, if we fail to satisfy the 75% or 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to a pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Seventh, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of such gain assume that we will refrain from making an election under Treasury regulation Section 1.337(d)-7T, so we will be treated in this manner on our tax return for the year in which we acquire an asset from a C corporation.

•	Eighth, we will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of our company to any of our tenants. See “— Ownership of Interests in Taxable REIT Subsidiaries.” Redetermined deductions and excess interest represent amounts that are deducted by our taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations.

      Requirements for Qualification as a Real Estate Investment Trust. The Code defines a “REIT” as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year; and

(7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

      The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

      We believe that we will be organized, will operate and will issue sufficient shares of our common stock with sufficient diversity of ownership pursuant to this offering of our common stock to allow us to satisfy conditions (1) through (7) inclusive. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in “Description of Securities — Restrictions on Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled “— Failure to Qualify.”

      In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We will have a calendar taxable year.

      Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its pro rata share of the assets of the partnership or limited liability company, as the case may be. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies and their partners or members below in “— Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.” We have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. In the future, we may be a limited partner or non-managing member in some of our partnerships and limited liability companies. If such a partnership or limited liability company were to take actions which could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief, as described below.

      We may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in “Federal Income Tax Considerations” to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Income of a qualified REIT subsidiary will not be subject to federal income tax. Our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than five percent of the value of our total assets, as described below in “— Asset Tests.”

      Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary in which we own an interest owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by our company if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. Our services company has elected, together with us, to be treated as our taxable REIT subsidiary. See “— Asset Tests.” In addition, a corporation which provides parking services with respect to our properties and in which we own 1% of the outstanding common stock has jointly elected with us to be treated as our taxable REIT subsidiary. Although we do not currently hold an interest in any other taxable REIT subsidiary, we may acquire securities in one or more additional taxable REIT subsidiaries in the future.

      Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or from certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

      Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•	We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging facility and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property”; and

•	We generally must not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non- customary services will, however, be nonqualified income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.

      We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent the failure will not, based on the advice of our tax counsel, jeopardize our tax status as a REIT.

      Income we receive which is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if the services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a taxable REIT subsidiary. We believe that the income we receive that is attributable to parking facilities will meet these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

      The REIT income tests described above prevent us from operating, directly or through a manager, the hotel at Plaza Las Fuentes. Instead, we will lease the hotel to our services company in exchange for its payment of rent. In order for the rent payable under this lease to constitute “rents from real property,” the lease must be respected as a true lease for federal income tax purposes and not treated as a service contract, joint venture, or some other type of arrangement. The determination of whether the Plaza Las Fuentes Westin lease is a true lease depends on an analysis of all the surrounding facts and circumstances. In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

      We believe that the Plaza Las Fuentes Westin lease will be treated as a true lease for federal income tax purposes. Such belief is based, in part, on the following facts:

•	our operating partnership and our services company intend for their relationship to be that of a lessor and lessee and such relationship will be documented by a lease agreement;

•	our services company has the right to the exclusive possession, use, and quiet enjoyment of the hotel during the term of the lease;

•	our services company bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotel, other than the cost of maintaining underground utilities and structural elements, and generally dictates how the hotel is operated, maintained, and improved;

•	our services company bears all of the costs and expenses of operating the hotel, including the cost of any inventory used in its operation, during the terms of the lease, other than certain capital expenditures required by law or under the management agreement with Westin Management Company West or that are otherwise approved by us;

•	our services company benefits from any savings in the costs of operating the hotel during the term of the lease;

•	our services company generally will indemnify our operating partnership against all liabilities imposed on our operating partnership during the term of the Plaza Las Fuentes Westin lease by reason of (1) injury to persons or damage to property occurring at the hotel or (2) our services company’s use, management, maintenance, or repair of the hotel;

•	our services company is obligated to pay substantial fixed rent for the period of use of the hotel;

•	our services company stands to incur substantial losses or reap substantial gains depending on how successfully it operates the hotel; and

•	the rent under the Plaza Las Fuentes Westin lease is equal to the arm’s-length rental for the terms of the lease.

      Investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Plaza Las Fuentes Westin lease that discuss whether such lease constitutes a true lease for federal income tax purposes. If the Plaza Las Fuentes Westin lease is characterized as a service contract or partnership agreement, rather than as a true lease, part or all of the payments that our operating partnership receives as rent from our services company, or our services company’s gross revenues, may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we may not be able to satisfy either the 75% or 95% gross income test and, as a result, could lose our REIT status.

      In addition, as stated above, for rents we receive to qualify as “rents from real property,” we must not own, actually or constructively, 10% or more of the stock of a corporate lessee or 10% or more of the interests in the assets or net profits of a non-corporate lessee. However, this rule will not apply to our lease of the Plaza Las Fuentes Westin provided we lease the hotel to a taxable REIT subsidiary like our services company, and provided the following requirements are satisfied:

•	The Plaza Las Fuentes Westin must be a “qualified lodging facility.” A qualified lodging facility is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis. Further, no wagering activities may be conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A qualified lodging facility includes amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

•	The Plaza Las Fuentes Westin must be operated on behalf of our services company by a person who qualifies as an “eligible independent contractor,” which means that (i) such person cannot own, directly or indirectly (taking into account constructive ownership rules), more than 35% of the REIT’s shares, (ii) no person or group of persons owning, directly or indirectly (taking into account constructive ownership rules), 35% or more of the REIT’s outstanding shares may own, directly or indirectly (taking into account constructive ownership rules), more than 35% of the ownership interests in the contractor, and (iii) while the statutory language is unclear on this point, the REIT may not be able to derive any income from the contractor or bear the expenses of the contractor, other than expenses of operating the facility under the management contract. Further, the independent contractor (or a person related to the independent contractor) must be actively engaged in the trade or business of operating “qualified lodging facilities” for any person that is not related to us or our services company.

      We formed our services company in part to act as the lessee of the Plaza Las Fuentes Westin. We believe that the Plaza Las Fuentes Westin constitutes a “qualified lodging facility” and that our services company will engage an “eligible independent contractor” from whom we do not derive any income, to operate and manage the hotel on behalf of our services company. Thus, we believe that the rents we will derive from our services company with respect to the Plaza Las Fuentes Westin lease will qualify for this exception to the related party rent rule.

      Our services company will provide certain services in exchange for a fee or derive other income which would not qualify under the REIT gross income tests. Such fees and other income will not accrue to us, but we will derive our allocable share of dividend income from our services company through our interest in our operating partnership. Such dividend income qualifies under the 95%, but not the 75%, REIT gross income test. Our operating partnership expects to provide management and administrative services to our services company, limited liability companies in which we own an interest, the option properties and other properties. The fees derived by our operating partnership as a result of the provision of such services may be non-qualifying income to us under both the 95% and 75% REIT income tests. We will monitor the amount of the dividend income from our services company and fee income earned by our operating partnership, and will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the REIT income tests. While we expect these actions to prevent a violation of the REIT income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

      It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally accrue or receive exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “— Taxation of Our Company — General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income.

      Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

      Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are received by a REIT for services customarily furnished or rendered in connection with the rental of real property;

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	the taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; and

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the subsidiary’s direct cost of furnishing the service.

While we believe that the fees paid to our services company for tenant services will be set at arm’s-length rates, our services company may provide tenant services which do not satisfy any of the safe-harbor provisions described above. We also believe that the rent paid by our services company to our operating partnership pursuant to the Plaza Las Fuentes Westin lease reflects an arm’s-length charge. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be subject to a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid, and on the portion of the hotel rent determined to be a redetermined deduction, i.e., the excess of the rent paid over the arm’s-length rental amount.

      Asset Tests. At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, and except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain “straight debt” securities. Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

      Our operating partnership owns 100% of the stock of our services company. We are considered to own our pro rata share of our service company’s stock because we own interests in our operating partnership. Our services company will elect, together with us, to be treated as our taxable REIT subsidiary. So long as our services company qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership of its stock. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries does not exceed, and believe that in the future it will not exceed, 20% of the aggregate value of our gross assets. To the extent that we own an interest in an issuer that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that the value of the securities of any such issuer has not exceeded 5% of the total value of our assets. Moreover, with respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 10% voting securities limitation and 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

      The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through our operating partnership, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in our operating partnership. For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, including an increase in our interest in our operating partnership, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

      Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

      Our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

      We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our stockholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential — i.e., every stockholder of the class of stock with respect to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on that amount at regular ordinary and capital gain corporate tax rates, as applicable. We intend to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

      We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

      Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

      Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

      Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure To Qualify

      If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

      General. All of our investments will initially be held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships for federal income tax purposes. In general, entities that are classified as partnerships for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax thereon, without regard to whether the partners or members receive a distribution of cash from the entity. We will include in our income our pro rata share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies. See “— Taxation of Our Company.”

      Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as a partnership (or disregarded entity), as opposed to an association taxable as a corporation for federal income tax purposes. If our operating partnership, or a subsidiary partnership or limited liability company, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests. See “— Taxation of Our Company — Asset Tests” and “— Income Tests.” This, in turn, would prevent us from qualifying as a REIT. See “— Failure to Qualify” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in our operating partnership’s or a subsidiary partnership’s or limited liability company’s status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

      Treasury regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise organized as a corporation and which has at least two members, an “eligible entity,” may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. Our operating partnership and each of our other partnerships and limited liability companies intend to claim classification as a partnership under the final regulations. As a result, we believe these entities will be classified as partnerships for federal income tax purposes. In addition, upon the consummation of this offering, Latham & Watkins will render an opinion to the effect that the operating partnership will be treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation or as a publicly traded partnership. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations to be made by us in one or more factual certificates to be provided by one or more of our officers. Latham & Watkins will have no obligation to update its opinion subsequent to its date.

      Allocations of Income, Gain, Loss and Deduction. The partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each such unitholder. Certain limited partners have agreed to guarantee debt of our operating partnership, either directly or indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guarantees or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us.

      If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated under this section of the Code.

      Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Appreciated property will be contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to our operating partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of our operating partnership (i) will cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Taxation of Our Company — Requirements for Qualification as a Real Estate Investment Trust” and “— Annual Distribution Requirements.” In addition, if the tax litigation described below is resolved in an unfavorable manner, our depreciation deductions would be reduced further. To the extent our depreciation is reduced, or our gain on sale is increased, stockholders may recognize additional dividend income without an increase in distributions. To the extent we acquire an option property in exchange for units, we have also agreed to use the “traditional method” to account for book-tax differences with respect to such property. We and our operating partnership have not yet decided what method will be used to account for book-tax differences for other properties acquired by our operating partnership in the future.

      Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

      Tax Litigation. Certain entities which will be contributed to or acquired by our operating partnership in the formation transactions are involved in tax litigation. See “Business and Properties — Legal Proceedings” above for a description of the tax litigation. If these matters are resolved in favor of the IRS, the depreciation deductions available to our operating partnership will be reduced. While this would increase our taxable income and earnings and profits without a corresponding interest in our cash flow, we do not expect that this would have a material effect on our ability to satisfy the REIT distribution requirements.

Federal Income Tax Considerations for Holders of Our Common Stock

      The following summary describes the principal United States federal income tax consequences to you of purchasing, owning and disposing of our common stock. This summary deals only with common stock held as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, it does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts,

•	insurance companies,

•	tax-exempt organizations,

•	“S” corporations,

•	regulated investment companies and real estate investment trusts,

•	foreign corporations or partnerships, and persons who are not residents or citizens of the United States,

•	dealers in securities or currencies,

•	persons holding our common stock as a hedge against currency risks or as a position in a straddle, or

•	United States persons whose functional currency is not the United States dollar.

      If a partnership holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock.

      If you are considering purchasing our common stock, you should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our common stock arising under the laws of any state, local or foreign taxing jurisdiction.

      When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock who, for United States federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation, partnership, limited liability company or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise;

•	is an estate the income of which is subject to United States federal income taxation regardless of its source;

•	or is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.

      If you hold shares of our common stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.”

Taxation of Taxable U.S. Stockholders Generally

      Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations.

      To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted tax basis which each U.S. stockholder has in his shares of stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted tax basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

      Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. stockholders as gains from the sale or disposition of a capital asset, to the extent that such gains do not exceed our actual net capital gain for the taxable year. Depending on the characteristics of the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. stockholders at a 20% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

      Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under certain circumstances.

      Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we so elect, a U.S. stockholder generally would:

•	include its pro rata share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be prescribed by the IRS.

      Dispositions of Our Common Stock. If a U.S. stockholder sells or disposes of its shares of our common stock, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss will be capital if it has held the common stock as a capital asset. This gain or loss will be long-term capital gain or loss if it has held the common stock for more than one year. In general, if a U.S. stockholder recognizes loss upon the sale or other disposition of our common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss, to the extent the stockholder received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding

      We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at a current rate of 30% (subject to reduction in future years) with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “— Taxation of Non-U.S. Stockholders.”

Taxation of Tax Exempt Stockholders

      Provided that a tax-exempt stockholder, except certain tax-exempt stockholders described below, has not held its shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in its trade or business, dividend income from us and gain from the sale of our shares will not be unrelated business taxable income to a tax-exempt stockholder. Generally, “debt financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax exempt stockholder.

      For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these set aside and reserve requirements.

      Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” shall be treated as unrelated business taxable income as to certain types of trusts which hold more than 10%, by value, of the interests in the REIT. A pension held REIT includes any REIT if:

•	at least one of such trusts holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT; and

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust, rather than by the trust itself.

      As a result of certain limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described above should be inapplicable to our tax-exempt stockholders.

Taxation of Non-U.S. Stockholders

      The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances.

      Distributions generally. Distributions out of our current or accumulated earnings and profits to a non-U.S. stockholder that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gains dividends will be treated as dividends of ordinary income. These distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      If the dividend is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States or, if a tax treaty applies, are attributable to a United States permanent establishment maintained by such non-U.S. stockholder, the dividend will not be subject to any withholding tax (provided certain certification requirements are met, as described below). Non-U.S. stockholders will be subject to the same tax treatment as domestic stockholders with respect to any such effectively connected dividends, except that such dividends received by a non-U.S. stockholder that is a corporation may also, in certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty.

      We expect to withhold United States income tax at the rate of 30% on any dividend distributions made to a non-U.S. stockholder unless:

•	a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

      Distributions we make in excess of our current or accumulated earnings will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the non-U.S. stockholder’s adjusted basis in our common stock, but rather will reduce the adjusted basis of such stock. To the extent that these distributions exceed a non-U.S. stockholder’s adjusted basis in our common stock, the distributions will give rise to gain from the sale or exchange of such stock. The tax treatment of this gain is described below. For withholding purposes, we expect to treat all distributions as if made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits.

      Capital Gain Dividends. Distributions to a non-U.S. stockholder that we designate at the time of distribution as capital gains dividends, other than those arising from the disposition of a United States real property interest, generally will not be subject to United States federal income taxation, unless:

•	the investment in our stock is effectively connected with the non-U.S. stockholder’s United States trade or business, or if a tax treaty applies, is attributable to a United States permanent establishment maintained by such non-U.S. stockholder, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to the gain, except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

•	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met, in which case capital gains of the nonresident alien individual will be subject to 30% tax on the individual’s capital gains.

      Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. stockholder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-U.S. stockholder to be treated as recognizing this gain as income effectively connected with a United States trade or business. Non-U.S. stockholders would thus generally be taxed at the same rates applicable to domestic stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to the 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation, as discussed above. We are required to withhold 35% of distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. That amount is creditable against the non-U.S. stockholder’s United States federal income tax liability.

      We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on IRS Form W-8 BEN, IRS Form W-8ECI (unless we or our nominee have actual knowledge or reason to know that the beneficial owner is a United States person) or IRS Form W-9, to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds shares of our common stock on behalf of a non-U.S. stockholder will bear the burden of withholding, provided that we have designated the appropriate portion of a distribution as a capital gain dividend.

      Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of this tax paid by us exceeds their actual United States federal income tax liability.

      Sale of Our Common Stock. If a non-U.S. stockholder recognizes gain upon the sale or exchange of our common stock, the gain generally will not be subject to United States taxation unless the stock constitutes a “United States real property interest” within the meaning of the Foreign Investment in Real Property Tax Act, or FIRPTA. The stock will not constitute a “United States real property interest” so long as we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We believe that we will be a domestically controlled REIT and, therefore, that the sale of our common stock would not be subject to tax under FIRPTA. Because our common stock will be publicly traded, however, we cannot guarantee that we will be a domestically controlled REIT.

      Notwithstanding the foregoing, gain from the sale or exchange of shares of stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if:

•	such holder’s investment in the stock is effectively connected with a United States trade or business, or, if an income tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. stockholder; or

•	such holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met, in which case, the individual will be subject to a 30% United States withholding tax on the amount of such gain.

      If we are not or we cease to be a “domestically-controlled REIT,” whether gain arising from the sale or exchange by a non-U.S. stockholder of our shares of common stock would be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” will depend on whether the shares are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market and on the size of the selling non-U.S. stockholder’s interest in our shares. If gain on the sale or exchange of shares of stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to pay regular United States federal income tax with respect to the gain in the same manner as a U.S. stockholder, and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price. In addition, in this case, non-U.S. stockholders may be subject to any applicable alternative minimum tax and nonresident alien individuals may be subject to a special alternate minimum tax.

      Backup Withholding Tax and Information Reporting. We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to back-up withholding unless applicable certification requirements are met.

      Payment of the proceeds of a sale of common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of common stock conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

      Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

Other Tax Consequences

      We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our stockholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a stockholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their tax advisors regarding the effect of state and local tax laws on an investment in our shares.

New Legislation

      Legislation was recently enacted that reduces the maximum tax rate of non-corporate taxpayers for capital gains generally from 20% to 15% (for taxable years ending on or after May 6, 2003 and before January 1, 2009) and for dividends payable to non-corporate taxpayers generally from 38.6% to 15% (for taxable years beginning after December 31, 2002 and before January 1, 2009). In general, dividends payable by REITs are not eligible for such treatment, except to the extent such dividends were attributable either to dividends we received from taxable corporations (such as our services company) or to income that was subject to tax at the corporate/REIT level (for example, if we distributed less than 100% of our taxable income). The recent legislation also reduces the maximum tax rate of non-corporate taxpayers on ordinary income from 38.6% to 35%.

      Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our stock.

      Distributions to our shareholders that we properly designate as capital gain dividends will be taxable to our taxable U.S. shareholders as gain, to the extent that such gain does not exceed our actual net tax capital gain for the taxable year from the sale or disposition of capital assets. Depending on the characteristics of the assets which produced these gains, and on specific designations, if any, which we make, these gains may be taxable to non-corporate U.S. shareholders as a 15% or 25% rate.

Proposed Legislation

      Recently, legislation was introduced in the United States House of Representatives that would amend certain rules relating to REITs. As of the date hereof, this legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

•	As discussed above under “Taxation of Our Company — Asset Tests,” we may not own more than 10% by vote or value of any one issuer’s securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposal, after the 30 day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000. For violations due to reasonable cause that are larger than this amount, the legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets.

•	The legislation would expand the straight debt safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation discussed above.

•	The legislation also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described above under “Taxation of Our Company — Income Tests” and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

•	The legislation would clarify a rule regarding our ability to enter into leases with our taxable REIT subsidiary, including Maguire Properties Services, Inc.

•	The legislation also would modify the tax treatment of distributions attributable to the sale or exchange of a United States real property interest, as described above under “Taxation of Our Company — Taxation of Non-U.S. Stockholders — Distributions Attributable to a Sale or Exchange of United States Real Property Interests.” The legislation would allow a non-U.S. stockholder who owns 5% or less of a publicly-traded REIT to treat such distributions as ordinary dividends, rather than as income effectively connected with a United States trade or business, and would exclude such distributions made to portfolio investors from the branch profits tax.

•	As discussed above under “Taxation of Our Company — Penalty Tax,” amounts received by a REIT for services customarily furnished or rendered in connection with the rental of real property are excluded from treatment as “redetermined rents” and therefore avoid the 100% penalty tax. The proposed legislation would eliminate this exclusion.

      The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this legislation relating to expansion of the straight debt safe harbor and our ability to enter into leases with our taxable REIT subsidiary, would apply to taxable years ending after December 31, 2000, and the remaining provisions generally would apply to taxable years beginning after the date the legislation is enacted.

      As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form.

ERISA CONSIDERATIONS

General

      The following is a summary of certain material considerations arising under the Employee Retirement Income Securities Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan which is subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account, which we refer to collectively as an “IRA.” This discussion does not address all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental, church, foreign and other plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to other federal, state, local or foreign law requirements.

      A fiduciary making the decision to invest in shares of our common stock on behalf of a prospective purchaser which is an ERISA plan, a tax qualified retirement plan, an IRA or other employee benefit plan is advised to consult its legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Code, and, to the extent not preempted, state law with respect to the purchase, ownership or sale of shares of our common stock by the plan or IRA.

      Plans should also consider the entire discussion under the heading “Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our common stock.

Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs

      Each fiduciary of an “ERISA plan,” which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in shares of our common stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require that:

•	an ERISA plan make investments that are prudent and in the best interests of the ERISA plan, its participants and beneficiaries;

•	an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so;

•	an ERISA plan’s investments are authorized under ERISA and the terms of the governing documents of the ERISA plan; and

•	the fiduciary not cause the ERISA plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Code).

      In determining whether an investment in shares of our common stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan, and the liquidity and current return of the ERISA plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.”

      The fiduciary of an IRA or an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan, if no election has been made under Section 410(d) of the Code, or because it does not cover common law employees should consider that it may only make investments that are either authorized or not prohibited by the appropriate governing documents, not prohibited under Section 4975 of the Code and permitted under applicable state law.

Our Status Under ERISA

      In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if our assets are deemed to be assets of investing ERISA plans and persons who have certain specified relationships to an ERISA plan (“parties in interest” within the meaning of ERISA, and “disqualified persons” within the meaning of the Code) deal with these assets. Further, if our assets are deemed to be assets of investing ERISA plans, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA plan fiduciary.

      ERISA plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations that outline the circumstances under which an ERISA plan’s interest in an entity will be subject to the look-through rule. The Department of Labor regulations apply to the purchase by an ERISA plan of an “equity interest” in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are “publicly offered securities.”

      Under the Department of Labor regulations, a “publicly offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•	either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

      Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

      A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

      The shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule. First, the common stock could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Department of Labor regulations, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.

      Second, we expect (although we cannot confirm) that our common stock will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

      Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act.

      In addition, the Department of Labor regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a “real estate operating company” or a “venture capital operating company.”

      Under the Department of Labor regulations, a “real estate operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and

•	which, in the ordinary course of its business, is engaged directly in real estate management or development activities.

      According to those same regulations, a “venture capital operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in one or more operating companies with respect to which the entity has management rights; and

•	which, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

      We have not endeavored to determine whether we will satisfy the “real estate operating company” or “venture capital operating company” exception.

      Prior to making an investment in the shares offered in this prospectus, prospective employee benefit plan investors (whether or not subject to ERISA or section 4975 of the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of non-ERISA plans and arrangements, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

UNDERWRITING

      Credit Suisse First Boston LLC and Citigroup Global Markets Inc. are acting as joint book-running managers and, together with Deutsche Bank Securities Inc., Banc of America Securities LLC, UBS Securities LLC, Wachovia Securities, LLC, Legg Mason Wood Walker, Incorporated, A.G. Edwards & Sons, Inc. and Raymond James & Associates, Inc., are acting as representatives of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement dated June 24, 2003, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Banc of America Securities LLC, UBS Securities LLC, Wachovia Securities, LLC, Legg Mason Wood Walker, Incorporated, A.G. Edwards & Sons, Inc., and Raymond James & Associates, Inc. are acting as representatives the following respective numbers of shares of our common stock:

Number of
Underwriter	Shares

Credit Suisse First Boston LLC	11,272,463
Citigroup Global Markets Inc.	11,272,463
Deutsche Bank Securities Inc.	4,508,984
Banc of America Securities LLC	1,734,225
UBS Securities LLC	1,734,225
Wachovia Securities, LLC	1,734,225
Legg Mason Wood Walker, Incorporated	1,040,535
A.G. Edwards & Sons, Inc.	693,690
Raymond James & Associates, Inc.	693,690
Advest, Inc.	102,125
BB&T Capital Markets, a Division of Scott & Stringfellow, Inc.	102,125
M.R. Beal & Company	102,125
Chatsworth Securities LLC	102,125
Crowell, Weedon & Co.	102,125
Fahnestock & Co. Inc.	102,125
Friedman, Billings, Ramsey & Co., Inc.	200,000
Invemed Associates LLC	200,000
Janney Montgomery Scott LLC	102,125
C.L. King & Associates, Inc.	102,125
McDonald Investments Inc., A KeyCorp Company	102,125
RBC Dain Rauscher Inc.	200,000
Sanders Morris Harris	102,125
Muriel Siebert & Co., Inc.	102,125
Wedbush Morgan Securities Inc.	102,125

Total	36,510,000

      The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our common stock in this offering if any are purchased, other than those shares covered by the overallotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated. The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to the approval of legal matters by counsel and to other conditions.

      We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 5,476,500 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any overallotments of our common stock.

      The underwriters propose to offer the shares of our common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $0.7719 per share. The underwriters and selling group members may allow a discount of $0.10 per share on sales to other broker/ dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/ dealers.

      The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total

	Without	With	Without	With
	Overallotment	Overallotment	Overallotment	Overallotment

Underwriting Discounts and Commissions paid by us	$1.1875	$1.1875	$43,355,625	$49,858,969
Expenses payable by us	$0.7390	$0.6426	$26,982,000	$26,982,000

      We estimate that our out-of-pocket expenses for this offering will be approximately $20.2 million. In addition, Credit Suisse First Boston LLC and Citigroup Global Markets Inc. will receive, in the aggregate, a financial advisory fee of $6,750,000.

      We intend to use more than 10% of the net proceeds from the sale of our common stock and the proceeds of concurrent debt financings to:

•	acquire for approximately $86.0 million the preferred equity interest in, and managing member of, an indirect owner of US Bank Tower from RECP Library, LLC, an affiliate of Credit Suisse First Boston LLC;

•	repay the approximately $34.6 million of senior mezzanine financing at US Bank Tower, plus a $1.6 million prepayment penalty, owed by us to an affiliate of Citigroup Global Markets Inc.;

•	repay the approximately $50 million of junior mezzanine financing at US Bank Tower, plus a $2.5 million prepayment penalty, owed by us to an affiliate of Citigroup Global Markets Inc.;

•	repay the approximately $32.0 million mezzanine financing at KPMG Tower, plus a $2.3 million prepayment penalty, owed to an affiliate of Deutsche Bank Securities Inc.

•	acquire for $53.5 million an additional 70% interest in Glendale Center from BankAmerica Realty Services, Inc., an affiliate of Banc of America Securities LLC.

•	repay the approximately $6.0 million bridge loan made in connection with the purchase of our cash-settled options on forward-starting interest rate swaps owed to an affiliate of Deutsche Bank Securities Inc.

      In addition, in connection with the formation transactions, Mr. Maguire or a related entity will repay to an affiliate of Citigroup Global Markets Inc. $15.0 million on a loan made prior to this offering that is secured by an excluded property. Further, Mr. Maguire will pledge units with a value of $30 million (1,578,947 units) as additional credit support on loans made by affiliates of Citigroup Global Markets Inc. and Credit Suisse First Boston LLC to entities owning an excluded property. Dividends on such units will also be applied to repay principal and interest on such loans.

      Further, affiliates of Citigroup Global Markets Inc. and Wachovia Securities, LLC are joint lead arrangers of our credit facility and several of the underwriters are expected to be lenders under this facility.

      Under the Conduct Rules of the National Association of Securities Dealers, Inc., or NASD, when underwriters or their affiliates receive amounts equal to greater than 10% of the net proceeds of an offering, they may be deemed to have a “conflict of interest” under Rule 2710(c)(8) of the rules and regulations of the NASD. When a NASD member with a conflict of interest participates as an underwriter in a public offering, that rule requires that the initial public offering price may be no higher than that recommended by a “qualified independent underwriter,” as defined by the NASD. Although this rule does not apply to REITs and therefore to this offering, we have retained Raymond James & Associates, Inc. to act as a qualified independent underwriter. In such role, Raymond James & Associates, Inc. has performed a due diligence investigation of us and participated in the preparation of this prospectus and the registration statement. The initial public offering price of the shares of common stock will be no higher than the price recommended by Raymond James & Associates, Inc. We have agreed to indemnify Raymond James & Associates, Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

      For a period of one year after the date of this prospectus, we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement (except a registration statement on Form S-8 relating to the Incentive Award Plan or a registration statement on Form S-4 relating to an acquisition or another entity) under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC and Citigroup Global Markets Inc. other than:

•	grants of stock options or restricted stock to employees, consultants or directors pursuant to the terms of a plan in effect as of the date of this prospectus;

•	issuances of our common stock pursuant to the exercise of any employee stock options outstanding as of the date of this prospectus;

•	issuances of our common stock pursuant to a dividend reinvestment plan (if any); or

•	issuances of our common stock or securities convertible into or exchangeable or exercisable for shares of common stock in connection with other acquisitions of real property or real property companies.

      Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC and Citigroup Global Markets Inc. for a period of one year after the date of this prospectus. In addition, our officers and directors have agreed not to make any demand for or exercise any right with respect to, the registration of our common stock or any securities convertible into or exercisable or exchangeable for our common stock without the prior written consent of Credit Suisse First Boston LLC and Citigroup Global Markets Inc. Credit Suisse First Boston LLC and Citigroup Global Markets Inc. in their sole discretion may release any of the securities subject to lock-up agreements at any time without notice. The underwriters have agreed to a limited waiver of this agreement in the case of Mr. Maguire and certain entities controlled by him to permit Mr. Maguire and/or such entities to pledge units with a value of up to $30 million (1,578,947 units) as additional credit support on loans made by affiliates of certain of our underwriters to entities owning an excluded property, as noted above, and $20 million (1,052,632 units) pledged to our operating partnership in order to secure Mr. Maguire’s and such entities’ indemnification obligations to our operating partnership under their contribution agreements.

      We and our operating partnership have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

      We have applied and been approved to list the shares of our common stock on the New York Stock Exchange, subject to official notice of issuance, under the symbol “MPG.” In connection with the listing of our common stock on the New York Stock Exchange, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

      The underwriters have performed investment banking, commercial banking and advisory services for us and certain of our officers and directors from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business.

      Affiliates of the underwriters and banks affiliated with the underwriters participating in this offering are and/or were, prior to this offering, lenders under certain credit facilities and other long-term indebtedness with us, including our secured revolving credit facility.

      Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives. Among the factors that were considered in determining the initial public offering price are:

•	our record of operations;

•	our management;

•	our estimated net income;

•	our estimated funds from operations;

•	our estimated cash available for distribution;

•	our anticipated dividend yield;

•	our growth prospects;

•	the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us; and

•	the current state of the commercial real estate industry and the economy as a whole.

      We cannot assure you, however, that the prices at which our shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

      In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase or the purchase of the underlying security while this offering is in progress so long as the stabilizing bids do not exceed a specified maximum.

•	Overallotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares overallotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any covered short position by either exercising their overallotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. If the underwriters sell more shares than could be covered by the overallotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

      A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders.

LEGAL MATTERS

      Certain legal matters will be passed upon for us by Latham & Watkins LLP, Los Angeles, California and for the underwriters by Clifford Chance US LLP, New York, New York. Venable, Baetjer and Howard, LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered hereby.

EXPERTS

      The consolidated balance sheet of Maguire Properties, Inc. as of December 31, 2002; the combined financial statements of the Maguire Properties Predecessor as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002; the consolidated financial statements of Bunker Hill Equity, LLC and subsidiaries, the combined financial statements of North Tower Manager, LLC and North Tower Member, LLC, and the consolidated financial statements of Maguire Partners — Glendale Center, LLC and subsidiary as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002; the financial statements of Maguire Partners — South Tower, LLC as of December 31, 2001, and for the period from January 1, 2002 through September 13, 2002 and each of the years in the two-year period ended December 31, 2001; the financial statements of Maguire Thomas Partners  — Fifth & Grand, Ltd. and Maguire Thomas Partners — Treptow Development Company for the period from January 1, 2000 through December 20, 2000; and the combined statement of revenue and certain expenses of Cerritos Corporate Center Phase I and Phase II for the year ended December 31, 2002 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The Rosen Consulting Group and Cushman & Wakefield of California, Inc. market studies were prepared for us by Rosen Consulting Group and Cushman & Wakefield of California, Inc. Information relating to the Los Angeles metropolitan area economy and office market set forth in “Prospectus Summary — Los Angeles Market Information” and “Economic and Market Overview” is derived from, and is subject to the qualifications and assumptions in, the Rosen Consulting Group and Cushman & Wakefield of California, Inc. market studies and is included in reliance on each of the Rosen Consulting Group’s and Cushman & Wakefield of California, Inc.’s authority as experts on such matters.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s Web site, www.sec.gov.

      AS A RESULT OF THIS OFFERING, WE WILL BECOME SUBJECT TO THE INFORMATION AND REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND WILL FILE ANNUAL, QUARTERLY AND OTHER PERIODIC REPORTS AND PROXY STATEMENTS AND WILL MAKE AVAILABLE TO OUR STOCKHOLDERS QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR CONTAINING UNAUDITED INTERIM FINANCIAL INFORMATION.

INDEX TO FINANCIAL STATEMENTS

Page

Maguire Properties, Inc. and Subsidiaries:
Unaudited Pro Forma Condensed Consolidated Information:
Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2003	F-4
Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2003	F-5
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2002	F-6
Notes to Pro Forma Condensed Consolidated Financial Statements	F-7
Consolidated Historical Financial Statements:
Independent Auditors’ Report	F-29
Consolidated Balance Sheet as of March 31, 2003 (unaudited) and December 31, 2002	F-30
Notes to Consolidated Balance Sheet	F-31
Maguire Properties Predecessor:
Independent Auditors’ Report	F-33
Combined Balance Sheets as of March 31, 2003 (unaudited) and December 31, 2002 and 2001	F-34
Combined Statements of Operations for the three months ended March 31, 2003 and 2002 (unaudited) and the years ended December 31, 2002, 2001 and 2000	F-35
Combined Statements of Owners’ Deficit for the three months ended March 31, 2003 (unaudited) and the years ended December 31, 2002, 2001 and 2000	F-36
Combined Statements of Cash Flows for the three months ended March 31, 2003 and 2002 (unaudited) and the years ended December 31, 2002, 2001 and 2000	F-37
Notes to Combined Financial Statements	F-39
Bunker Hill Equity, LLC and Subsidiaries:
Independent Auditors’ Report	F-56
Consolidated Balance Sheets as of March 31, 2003 (unaudited) and December 31, 2002 and 2001	F-57
Consolidated Statements of Operations for the three months ended March 31, 2003 and 2002 (unaudited) and the years ended December 31, 2002, 2001 and 2000	F-58
Consolidated Statements of Members’ Equity (Deficit) for the three months ended March 31, 2003 (unaudited) and the years ended December 31, 2002, 2001 and 2000	F-59
Consolidated Statements of Cash Flows for the three months ended March 31, 2003 and 2002 (unaudited) and the years ended December 31, 2002, 2001 and 2000	F-60
Notes to Consolidated Financial Statements	F-61
North Tower Manager, LLC and North Tower Member, LLC:
Independent Auditors’ Report	F-70
Combined Balance Sheets as of March 31, 2003 (unaudited) and December 31, 2002 and 2001	F-71
Combined Statements of Income for the three months ended March 31, 2003 and 2002 (unaudited) and the years ended December 31, 2002, 2001 and 2000	F-72
Combined Statements of Members’ Equity for the three months ended March 31, 2003 (unaudited) and the years ended December 31, 2002, 2001 and 2000	F-73
Combined Statements of Cash Flows for the three months ended March 31, 2003 and 2002 (unaudited) and the years ended December 31, 2002, 2001 and 2000	F-74
Notes to Combined Financial Statements	F-75

Page

Maguire Partners-South Tower, LLC:
Independent Auditors’ Report	F-82
Balance Sheet as of December 31, 2001	F-83
Statements of Operations for the three months ended March 31, 2002 (unaudited), the period from January 1, 2002 through September 13, 2002, and the years ended December 31, 2001 and 2000	F-84
Statements of Members’ Deficit for the period from January 1, 2002 through September 13, 2002 and the years ended December 31, 2001 and 2000	F-85
Statements of Cash Flows for the three months ended March 31, 2002 (unaudited), the period from January 1, 2002 through September 13, 2002, and the years ended December 31, 2001 and 2000	F-86
Notes to Financial Statements	F-87
Maguire Partners-Glendale Center, LLC and Subsidiary:
Independent Auditors’ Report	F-93
Consolidated Balance Sheets as of March 31, 2003 (unaudited) and December 31, 2002 and 2001	F-94
Consolidated Statements of Income for the three months ended March 31, 2003 and 2002 (unaudited) and the years ended December 31, 2002, 2001 and 2000	F-95
Consolidated Statements of Members’ Equity for the three months ended March 31, 2003 (unaudited) and the years ended December 31, 2002, 2001 and 2000	F-96
Consolidated Statements of Cash Flows for the three months ended March 31, 2003 and 2002 (unaudited) and the years ended December 31, 2002, 2001 and 2000	F-97
Notes to Consolidated Financial Statements	F-98
Maguire Thomas Partners-Fifth & Grand, Ltd.:
Independent Auditors’ Report	F-106
Statement of Income for the period from January 1, 2000 to December 20, 2000	F-107
Statement of Partners’ Capital for the period from January 1, 2000 to December 20, 2000	F-108
Statement of Cash Flows for the period from January 1, 2000 to December 20, 2000	F-109
Notes to Financial Statements	F-110
Maguire Thomas Partners-Treptow Development Company:
Independent Auditors’ Report	F-113
Statement of Operations for the period from January 1, 2000 to December 20, 2000	F-114
Statement of Partners’ Deficit for the period from January 1, 2000 to December 20, 2000	F-115
Statement of Cash Flows for the period from January 1, 2000 to December 20, 2000	F-116
Notes to Financial Statements	F-117
Cerritos Corporate Center Phase I and Phase II:
Independent Auditors’ Report	F-119
Combined Statements of Revenue and Certain Expenses for the three months ended March 31, 2003 (unaudited) and the year ended December 31, 2002	F-120
Notes to Combined Statements of Revenue and Certain Expenses	F-121

MAGUIRE PROPERTIES, INC.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

      The unaudited pro forma condensed consolidated financial statements as of March 31, 2003 and for the three months ended March 31, 2003 and the year ended December 31, 2002 are presented as if this offering, the formation transactions, the refinancing transactions and the borrowings under our credit facility all had occurred on March 31, 2003 for the pro forma condensed consolidated balance sheet and on the first day of the period presented for the pro forma condensed consolidated statements of operations. Additionally, the pro forma condensed consolidated statements of operations are presented as if the additional interests in KPMG Tower and Wells Fargo Tower that were acquired on September 13, 2002 and February 5, 2003, respectively, along with the related financing transactions had occurred on first day of the periods presented.

      The pro forma adjustments include consolidating US Bank Tower, Wells Fargo Tower and Glendale Center as a result of acquiring all of the ownership interests previously held by third parties in these properties and thereby gaining control over major decisions including selling and refinancing the properties. The pro forma adjustments also reflect acquisition of all of the minority interests previously held by third parties in the Gas Company Tower, 808 South Olive Garage and Plaza Las Fuentes, both of which are combined properties for the Maguire Properties Predecessor historical combined financial statements. Also included as a pro forma adjustment is the purchase of Cerritos Corporate Center Phase I and Phase II upon consummation of this offering. Pro forma purchase accounting adjustments are calculated pursuant to the same methodology described in Note 2(g) of the Combined Financial Statements of the Maguire Properties Predecessor on page F-43.

      The pro forma adjustments do not include adjustments relating to acquisition of any of our option portfolio as it is not currently probable that any of these properties will be acquired by us. We cannot predict when, if at all, these properties will be acquired by us.

      The pro forma condensed consolidated financial statements should be read in conjunction with the combined historical financial statements of Maguire Properties Predecessor and the separate historical financial statements of the uncombined real estate entities, including the notes thereto, included elsewhere in the Prospectus. The pro forma condensed consolidated financial statements do not purport to represent our financial position or the results of operations that would actually have occurred assuming the completion of this offering, the formation transactions, the refinancing transactions and the acquisitions of additional interests in KPMG Tower and Wells Fargo Tower along with the related financing transactions all had occurred by March 31, 2003 or on the first day of the periods presented; nor do they purport to project our financial position or results of operations as of any future date or for any future period.

MAGUIRE PROPERTIES, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2003
(Unaudited)
(In thousands)

						Acquisition of All
						Minority Interests
			Acquisition of	Acquisition of All	Acquisition of	in Gas Company
	Maguire		All Third Party	Third Party	Third Party	Tower, 808 South
	Properties		Interests in	Interests in	Ownership	Olive Garage
	Predecessor	This	US Bank	Wells Fargo	Interest in	and Plaza
	Historical	Offering	Tower	Tower	Glendale Center	Las Fuentes

	(A)	(B)	(C)	(D)	(E)	(F)
Assets
Investments in real estate, net	$544,850	—	294,789	256,034	76,236	14,245
Investments in uncombined real estate entities	55,834	—	—	(55,834)	—	—
Cash and cash equivalents including restricted cash	27,102	627,334	(65,449)	(64,950)	(50,801)	(1,500)
Rents, deferred rents and other receivables	17,971	—	1,143	2,693	1,658	—
Tenant improvement loans	—	—	18,199	—	—	—
Deferred charges, net	17,521	—	10,933	6,755	6,643	—
Other assets	12,671	(3,982)	916	313	247	—
		(6,149)

Total assets	$675,949	617,203	260,531	145,011	33,983	12,745

Liabilities and Owners’ Deficit/ Stockholders’ Equity
Loans payable	$713,605	—	297,183	132,888	41,440	—
Losses and distributions in excess of investments in uncombined real estate entities and loans payable to such entities	74,810	—	(60,268)	—	(14,542)	—
Accounts and interest payable and other liabilities	45,978	(6,149)	23,616	8,364	7,085	—
Acquired lease obligations	4,075	—	—	3,759	—	—

Total liabilities	838,468	(6,149)	260,531	145,011	33,983	—
Minority interest (deficit)	(12,745)	—	—	—	—	12,745
Owners’ equity (deficit)	(149,774)	—	—	—	—	—
Common stock and additional paid in capital	—	623,352	—	—	—	—
Unearned compensation	—	—	—	—	—	—

Total owners’ deficit/ stockholders’ equity	(149,774)	623,352	—	—	—	—

Total liabilities and owners’ deficit/ stockholders’ equity	$675,949	617,203	260,531	145,011	33,983	12,745

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Acquisition of	Refinancing
	Cerritos	Transactions
	Corporate Center	and Other		Other
	Phase I	Financing		Pro Forma		Company
	and Phase II	Transactions		Adjustments		Pro Forma

	(G)
Assets
Investments in real estate, net	79,500	—		20,512	(L)	1,286,166
Investments in uncombined real estate entities	—	—		—		—
Cash and cash equivalents including restricted cash	(78,250)	808,037	(H)	(5,824	)(L)	83,900
		(64,423	)(I)	(7,522	)(M)
		(1,034,257	)(J)	3	(N)
		(5,600	)(K)
Rents, deferred rents and other receivables	—	—		—		23,465
Tenant improvement loans	—	—		—		18,199
Deferred charges, net	—	12,763	(H)	—		44,948
		(9,667	)(J)
Other assets	(1,250)	—		—		2,766

Total assets	—	(293,147)		7,169		1,459,444

Liabilities and Owners’ Deficit/ Stockholders’ Equity
Loans payable	—	820,800	(H)	—		1,051,240
		(954,676	)(J)
Losses and distributions in excess of investments in uncombined real estate entities and loans payable to such entities	—	—		—		—
Accounts and interest payable and other liabilities	—	(7,472	)(J)	—		70,667
		(755	)(J)
Acquired lease obligations	—	—		—		7,834

Total liabilities	—	(142,103	)(J)	—		1,129,741
Minority interest (deficit)	—	—		75,304	(P)	75,304
Owners’ equity (deficit)	—	(72,109	)(J)	(14,047	)(M)	—
		(9,667	)(J)	300,177	(O)
		755	(J)	14,688	(L)
		(64,423	)(I)
		(5,600	)(K)
Common stock and additional paid in capital	—	—		6,525	(M)	260,396
				6,000	(N)
				(300,177	)(O)
				(75,304	)(P)
Unearned compensation	—	—		(5,997	)(N)	(5,997)

Total owners’ deficit/ stockholders’ equity	—	(151,044)		(68,135)		254,399

Total liabilities and owners’ deficit/ stockholders’ equity	—	(293,147)		7,169		1,459,444

See accompanying notes to pro forma condensed consolidated financial statements.

MAGUIRE PROPERTIES, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2003
(Unaudited)
(In thousands except per share data)

					Acquisition of All
					Minority Interests
		Acquisition of	Acquisition of All	Acquisition of	in Gas Company
		All Third Party	Third Party	Third Party	Tower, 808 South
	Maguire	Interests in	Interests in	Ownership Interest	Olive Garage and
	Properties	US Bank	Wells Fargo	in Glendale	Plaza
	Predecessor	Tower	Tower	Center	Las Fuentes

	(AA)	(BB)	(CC)	(DD)	(EE)
Revenues:
Rental	$14,398	9,011	5,591	2,201	(53)
Tenant reimbursements	7,279	3,245	2,817	806	—
Hotel operations	4,488	—	—	—	—
Parking	3,040	1,331	1,531	456	—
Management, leasing, and development services to affiliates	1,488	(563)	(365)	(69)	(62)
Other	445	5,831	236	217	—

Total revenues	31,138	18,855	9,810	3,611	(115)

Expenses:
Rental property operating and maintenance	6,612	3,762	3,156	832	(62)
Hotel operating and maintenance	3,505	—	—	—	—
Real estate taxes	1,575	779	891	196	—
Interest	12,097	7,038	2,159	537	—
Depreciation and amortization	5,511	2,644	2,414	912	86
General and administrative	4,022	305	541	59	(53)
Other	144	2,594	—	—	—

Total expenses	33,466	17,122	9,161	2,536	(29)
Equity in net income (loss) of uncombined real estate entities	894	(43)	(669)	(182)	—

Income (loss) before minority interest	(1,434)	1,690	(20)	893	(86)
Minority interest	144	—	—	—	(144)

Net income (loss)	$(1,578)	1,690	(20)	893	58

Pro forma basic earnings (loss) per share
Pro forma diluted earnings (loss) per share
Pro forma weighted average common shares outstanding — basic
Pro forma weighted average common shares outstanding — diluted

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Acquisition of	Refinancing
	Cerritos	Transactions
	Corporate Center	and Other	Other
	Phase I	Financing	Pro Forma		Company
	and Phase II	Transactions	Adjustments		Pro Forma

	(FF)	(GG)
Revenues:
Rental	2,202	—	—		33,350
Tenant reimbursements	296	—	—		14,443
Hotel operations	—	—	—		4,488
Parking	—	—	—		6,358
Management, leasing, and development services to affiliates	—	—	—		429
Other	—	—	—		6,729

Total revenues	2,498	—	—		65,797

Expenses:
Rental property operating and maintenance	78	—	—		14,378
Hotel operating and maintenance	—	—	—		3,505
Real estate taxes	218	—	—		3,659
Interest	—	(10,180)	—		11,651
Depreciation and amortization	497	—	110	(HH)	12,174
General and administrative	—	—	14,738	(II)	19,872
			260	(JJ)
Other	132	—	—		2,870

Total expenses	925	(10,180)	15,108		68,109
Equity in net income (loss) of uncombined real estate entities	—	—	—		—

Income (loss) before minority interest	1,573	10,180	(15,108)		(2,312)
Minority interest	—	—	(528	)(KK)	(528)

Net income (loss)	1,573	10,180	(14,580)		(1,784)

Pro forma basic earnings (loss) per share					$(0.05)

Pro forma diluted earnings (loss) per share					$(0.05)

Pro forma weighted average common shares outstanding — basic					36,853,421

Pro forma weighted average common shares outstanding — diluted					36,853,421

See accompanying notes to pro forma condensed consolidated financial statements.

MAGUIRE PROPERTIES, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002
(Unaudited)
(In thousands except per share data)

					Acquisition of All
					Minority Interests
			Acquisition of	Acquisition of	in Gas Company	Acquisition of
		Acquisition of All	All Third Party	Third Party	Tower, 808 South	Cerritos
	Maguire	Third Party	Interests in	Ownership	Olive Garage	Corporate Center
	Properties	Interests In	Wells Fargo	Interest in	and Plaza	Phase I
	Predecessor	US Bank Tower	Tower	Glendale Center	Las Fuentes	and Phase II

	(AA)	(BB)	(CC)	(DD)	(EE)	(FF)
Revenues:
Rental	$44,401	38,189	23,019	8,831	(259)	8,808
Tenant reimbursements	19,782	12,741	10,341	3,132	—	3,432
Hotel operations	20,005	—	—	—	—	—
Parking	7,876	5,943	5,757	1,671	—	—
Management, leasing, and development services to affiliates	7,673	(1,827)	(1,109)	(297)	(247)	—
Other	1,315	2,692	893	884	—	—

Total revenues	101,052	57,738	38,901	14,221	(506)	12,240

Expenses:
Rental property operating and maintenance	17,986	14,475	12,572	3,193	(247)	2,120
Hotel operating and maintenance	15,310	—	—	—	—	—
Real estate taxes	4,692	3,099	3,505	740	—	780
Interest	42,942	26,387	10,290	2,189	—	—
Depreciation and amortization	16,774	10,679	9,409	3,525	347	1,988
General and administrative	16,222	707	2,392	243	(259)	532
Other	2,125	—	—	—	—	527

Total expenses	116,051	55,347	38,168	9,890	(159)	5,947
Equity in net income (loss) of uncombined real estate entities	(162)	(73)	(559)	(664)	—	—

Income (loss) before minority interest	(15,161)	2,318	174	3,667	(347)	6,293
Minority interest	(465)	—	—	—	465	—

Net income (loss)	$(14,696)	2,318	174	3,667	(812)	6,293

Pro forma basic earnings per share
Pro forma diluted earnings per share
Pro forma weighted average common shares outstanding — basic
Pro forma weighted average common shares outstanding — diluted

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Refinancing
	Transactions			Acquisition of All
	and Other	Other		Third Party
	Financing	Pro Forma		Interests In	Company
	Transactions	Adjustments		KPMG Tower	Pro Forma

	(GG)			(LL)
Revenues:
Rental	—	—		15,472	138,461
Tenant reimbursements	—	—		6,889	56,317
Hotel operations	—	—		—	20,005
Parking	—	—		3,793	25,040
Management, leasing, and development services to affiliates	—	—		(784)	3,409
					—
Other	—	—		606	6,390

Total revenues	—	—		25,976	249,622

Expenses:
Rental property operating and maintenance	—	—		6,963	57,062
Hotel operating and maintenance	—	—		—	15,310
Real estate taxes	—	—		1,520	14,336
Interest	(49,352)	—		14,549	47,005
Depreciation and amortization	—	439	(HH)	5,172	48,333
General and administrative	—	16,813	(II)	516	38,606
		1,440	(JJ)
Other	—	—		—	2,652

Total expenses	(49,352)	18,692		28,720	223,304
Equity in net income (loss) of uncombined real estate entities	—	—		1,458	—

Income (loss) before minority interest	49,352	(18,692)		(1,286)	26,318
Minority interest	—	6,011	(KK)	—	6,011

Net income (loss)	49,352	(24,703)		$(1,286)	20,307

Pro forma basic earnings per share					$0.55

Pro forma diluted earnings per share					$0.55

Pro forma weighted average common shares outstanding — basic					36,853,421

Pro forma weighted average common shares outstanding — diluted					36,917,446

See accompanying notes to pro forma condensed consolidated financial statements.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)
(Dollar amounts in thousands)

1.     Adjustments to the Pro Forma Condensed Consolidated Balance Sheet

      The adjustments to the pro forma condensed consolidated balance sheet as of March 31, 2003 are as follows:

(A)	Reflects the Maguire Properties Predecessor (the Predecessor) historical condensed combined balance sheet as of March 31, 2003. Pursuant to contribution agreements among the owners of the Predecessor and the Operating Partnership, which were executed in 2002, the Operating Partnership will receive a contribution of interests in the real estate properties, as well as the property management, leasing, and real estate development operations in exchange for limited partnership interests in the Operating Partnership. The contributions will be made upon the consummation of this offering.

As of March 31, 2003, Mr. Maguire, Chairman and Co-Chief Executive Officer of the Company, is the ultimate owner of 100% of the Company and the Operating Partnership and substantially all of the Predecessor. Upon consummation of this offering, Mr. Maguire will own 21.2% of the Operating Partnership, as a limited partner, and no shares of the Company’s common stock. The exchange of the interests contributed by Mr. Maguire or entities owned by Mr. Maguire will be accounted for as a reorganization of entities under common control; accordingly the contributed assets and assumed liabilities will be recorded at the Predecessor’s historical cost basis.

There are three other members of management of the Company and two third parties that are contributing their ownership interests in the Predecessor to the Operating Partnership pursuant to contribution agreements. Collectively, these contributors will own 1.6% of the Operating Partnership, as limited partners, upon consummation of this offering. The exchange of these minority ownership interests will be accounted for as an acquisition of minority interests and, in accordance with FASB Technical Bulletin 85-5, Issues Relating to Accounting for Business Combinations, these acquisitions will be recorded at fair value. The fair value of the contributed minority ownership interests is equal to the value of the units exchanged, or $14,688, based on $19.00 per unit.

Upon consummation of this offering and the formation transactions, the Company, as general partner, will own 77.2% of the Operating Partnership and will have control over major decisions of the Operating Partnership, including decisions related to sale or refinancing of the properties. Accordingly, the Company will consolidate the assets and liabilities of the Operating Partnership in accordance with AICPA Statement of Position 78-9, Accounting for Investments in Real Estate Ventures (SOP 78-9). As of March 31, 2003, the Company owns 90% of the Operating Partnership but as of this date, the Operating Partnership has no operations and has no assets or liabilities other than $1.00 of cash.

Pursuant to the terms of the contribution agreements of Mr. Maguire and related entities, Master Investments, LLC and a third party contributor, the Operating Partnership has agreed that in the event that it directly or indirectly, sells, exchanges or otherwise disposes of, in a taxable transaction, five of the contributed properties for periods from seven to twelve years, as more fully discussed elsewhere in this registration statement, it will indemnify each contributor against resulting adverse tax consequences. If the Operating Partnership were to trigger this tax indemnification obligation, it would be liable to Mr. Maguire and certain other contributors for damages. The five contributed properties subject to this obligation represented $54,840, or 83.3%, and $200,044, or 80.1%, of pro forma revenues for the three months ended March 31, 2003 and the year ended December 31, 2002, respectively. The tax indemnities granted to the contributors, including Mr. Maguire, will not affect the way in which the Company conducts its business, including when and under what circumstances

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

it sells the aforementioned properties or interests therein during the restriction period. While the Company may seek to enter into tax-efficient joint ventures with third party investors, it has no intention to sell or otherwise dispose of the properties or interests therein in taxable transactions during the restriction period. While the Company does not intend to sell any of these properties in transactions that would trigger these tax indemnification obligations, if it were to trigger its tax indemnification obligation under these agreements, it would be liable for damages. Accordingly, Mr. Maguire does not possess any substantive right under the tax indemnity that would preclude the Company from consolidating the Operating Partnership under SOP 78-9.

In addition, as more fully discussed elsewhere in this registration statement, pursuant to the terms of the contribution agreements of Mr. Maguire and related entities, Master Investments, LLC and a third party contributor, the Operating Partnership has agreed for periods from nine to twelve years to use commercially reasonable efforts to make available to Mr. Maguire and related entities, Master Investments, LLC and a third party contributor, the opportunity to guarantee $443.8, $65.0 and $83.0 million of indebtedness, respectively, in order to, among other things, allow the respective party to defer the recognition of gain in connection with the formation transactions.

      The Operating Partnership has agreed to use commercially reasonable efforts to make available for guarantee by Mr. Maguire and the others, debt defined as “Qualifying Debt,” in the contribution agreements. “Qualifying Debt,” as defined in clauses (i) and (ii) of the definition, is debt with specific loan-to-value characteristics. Clause (iii) of the definition of “Qualifying Debt” is a permissive provision that allows Mr. Maguire and the other relevant contributors to guarantee any debt that Mr. Maguire chooses, even if that indebtedness does not meet the loan to value criteria set forth in clauses (i) and (ii) of the definition of “Qualifying Debt.”

      As defined in the contribution agreements, “Qualifying Debt” means one of the following three types of debt:

(i) In the case of secured indebtedness that is not recourse to all of the assets of the Operating Partnership, the aggregate amount of all indebtedness secured by such property must not exceed seventy-five percent (75%) of the fair market value (as determined by the Board in its reasonable judgment) of such property at the time that the opportunity to guarantee is made available to the contributors; or

(ii) In the case of indebtedness that is recourse to all of the assets of the Operating Partnership, the indebtedness is at all times the most senior indebtedness (or pari passu with the most senior indebtedness) recourse to all the assets of the Operating Partnership and the amount of the indebtedness outstanding is at all times at least equal to one hundred fifty percent (150%) of the aggregate amount of the guarantees provided with respect to such indebtedness; or

(iii) Any other indebtedness approved by Mr. Maguire (or his successor or designee) in his sole and absolute discretion.

      If the Operating Partnership fails to use commercially reasonable efforts to make such indebtedness available to the contributors to guarantee, the Operating Partnership could be liable to Mr. Maguire and related entities, Master Investments, LLC and a third party contributor for damages.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(B)	Sale of 36,510,000 shares of common stock for $19.00 per share in this offering:

Proceeds from this offering	$693,690
Less costs associated with this offering ($43,356 of underwriters’ discounts and commissions, $6,750 financial advisory fee and $20,232 of other costs)	70,338

Increase to common stock and additional paid in capital	623,352
Plus offering costs paid through March 31, 2003	3,982

Net cash proceeds	$627,334

Reverse entry recorded by Predecessor through March 31, 2003 to accrue for unpaid offering costs	$6,149

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(C)	Reflects acquisition of all of the redeemable preferred equity interests in US Bank Tower, which is owned by a third party investor, and the resulting consolidation of the consolidated balance sheet for US Bank Tower. The Predecessor used the equity method to account for its investment in US Bank Tower since the Predecessor had significant influence, but not control over major decisions including selling and refinancing the property. Upon purchase of the preferred equity interests at the completion of this offering, the Company will own 100% of the US Bank Tower. The purchase method of accounting is used to reflect the acquisition of the redeemable preferred equity interests in US Bank Tower by the Predecessor. The pro forma adjustments are comprised of the following:

	US Bank
	Tower	Acquisition
	Historical	of Redeemable
	as of	Preferred
	March 31,	Equity	Elimination	Pro Forma
	2003	Interests	Entries	Adjustments

		(1)	(2)
Investment in real estate, net	$267,089	33,822	(6,122)	294,789
Cash and cash equivalents, including restricted cash	20,522	(85,971)	—	(65,449)
Rents, deferred rents, and other receivables	13,635	(12,492)	—	1,143
Tenant improvement loans	18,199	—	—	18,199
Deferred charges, net	11,606	—	(673)	10,933
Other assets	916	—	—	916

Total assets	$331,967	(64,641)	(6,795)	260,531

Loans payable	$297,183	—	—	297,183
Losses and distributions in excess of investments in uncombined real estate entities and loans payable to such entities	—	—	(60,268)	(60,268)
Accounts and interest payable and other liabilities	23,616	—	—	23,616

Total liabilities	320,799	—	(60,268)	260,531
Redeemable preferred equity	64,641	(64,641)	—	—
Owners’ equity (deficit)	(53,473)	—	53,473	—

Total liabilities and owners’ equity (deficit)	$331,967	(64,641)	(6,795)	260,531

(1)	Acquisition of redeemable preferred equity interests in US Bank Tower:

Cash paid to purchase redeemable preferred equity interests	$85,971
Reversal of carrying value of redeemable preferred equity	(64,641)
Reversal of deferred rent receivables as a result of applying purchase accounting	12,492

$33,822

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(2)	Decrease in losses and distributions in excess of investments in uncombined real estate entities and loans payable to such entities resulting from consolidating US Bank Tower and reclassification of elimination and other entries previously recorded by the Predecessor to its investment in uncombined real estate entities related to US Bank Tower (see note 3 to the Predecessor’s historical combined financial statements for descriptions of such entries):

Decrease in investment in real estate, net	$(6,122)
Decrease in deferred leasing commissions	(673)
Increase in owners’ deficit to eliminate the Predecessor’s share of US Bank Tower’s total members’ deficit as a result of consolidating the US Bank Tower historical information	(53,473)

$(60,268)

(D)	Reflects acquisition of the remaining third party interests in Wells Fargo Tower and the resulting consolidation of the combined balance sheet for Wells Fargo Tower. The Predecessor used the equity method to account for its investment in Wells Fargo Tower since the Predecessor had significant influence, but not control over major decisions including selling and refinancing the property. The Predecessor acquired the interests of two of the three third party investors on February 5, 2003. The interests of the remaining third party investor will be acquired prior to or in connection with the consummation of this offering. Upon purchase of the remaining third party interest, the Company will own 100% of the Wells Fargo Tower. The purchase method of accounting is used to reflect the acquisition of the additional interests in Wells Fargo Tower by the Predecessor. The pro forma adjustments are comprised of the following:

	Wells Fargo	Acquisition
	Tower	of
	Historical as of	Additional	Elimination	Pro Forma
	March 31, 2003	Interests	Entries	Adjustments

		(1)	(2)
Investment in real estate, net	123,658	67,390	64,986	256,034
Investment in uncombined real estate entities	–	–	(55,834)	(55,834)
Cash and cash equivalents, including restricted cash	14,250	(79,200)	–	(64,950)
Rents, deferred rents, and other receivables	6,023	(1,644)	(1,686)	2,693
Deferred charges, net	7,217	–	(462)	6,755
Other assets	313	–	–	313

Total assets	151,461	(13,454)	7,004	145,011

Loans payable	132,888	–	–	132,888
Accounts and interest payable and other liabilities	8,364	–	–	8,364
Acquired lease obligation	–	–	3,759	3,759

Total liabilities	141,252	–	3,759	145,011
Owners’ equity (deficit)	10,209	(13,454)	3,245	–

Total liabilities and owners’ equity (deficit)	151,461	(13,454)	7,004	145,011

(1)	Acquisition of remaining third party interests in Wells Fargo Tower:

Cash paid to purchase additional interests	$79,200
Reduction in owners’ equity for carrying value of third party investor’s members equity	(13,454)
Reversal of deferred rent receivables as a result of applying purchase accounting	1,644

$67,390

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(2)	Decrease in investments in uncombined real estate entities resulting from consolidating Wells Fargo Tower and reclassification of elimination, purchase accounting and other entries previously recorded by the Predecessor to its investment in uncombined real estate entities related to Wells Fargo Tower (see note 3 to the Predecessor’s historical combined financial statements for descriptions of such entries):

Increase in investment in real estate, net	$64,986
Decrease in deferred leasing commissions	(462)
Increase in acquired lease obligations related to the February 5, 2003 acquisition of additional interests	(3,759)
Decrease in deferred rent receivable related to the February 5, 2003 acquisition of eliminated interests	(1,686)
Increase in owners’ equity to eliminate the Predecessor’s share of Wells Fargo Tower’s total members’ equity (deficit) as a result of consolidating the Wells Fargo Tower historical information	(3,245)

$55,834

(E)	Reflects acquisition of all of the third party ownership interests in Glendale Center and the resulting consolidation of the consolidated balance sheet for Glendale Center. The Predecessor used the equity method to account for its investment in Glendale Center since the Predecessor had significant influence, but not control over major decisions including selling and refinancing the property. Upon purchase of the interest shortly after the consummation of this offering, the Company is expected to own 100% of the Glendale Center. The purchase method of accounting is used to reflect the acquisition of the interest in Glendale Center by the Predecessor. The pro forma adjustments are comprised of the following:

	Glendale
	Historical
	as of	Acquisition of
	March 31,	Additional	Elimination	Pro Forma
	2003	Interests	Entries	Adjustments

		(1)	(2)
Investment in real estate, net	$36,204	40,174	(142)	76,236
Cash and cash equivalents, including restricted cash	2,699	(53,500)	–	(50,801)
Rents, deferred rents and other receivables	6,779	(5,121)	–	1,658
Deferred charges, net	6,646	–	(3)	6,643
Other assets	247	–	–	247

Total assets	52,575	(18,447)	(145)	33,983

Loans payable	37,000	4,440	–	41,440
Losses and distributions in excess of investments in uncombined real estate entities and loans payable to such entities	–	–	(14,542)	(14,542)
Accounts and interest payable and other liabilities	7,085	–	–	7,085

Total liabilities	44,085	4,440	(14,542)	33,983
Owners’ equity (deficit)	8,490	(22,887)	14,397	–

Total liabilities and owners’ equity (deficit)	$52,575	(18,447)	(145)	33,983

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(1)	Acquisition of additional interest in Glendale Center:

Cash paid to purchase additional interest	$53,500
Reduction in owners’ equity for carrying value of third party investor’s members equity	(22,887)
Record mortgage loan at fair value as a result of applying purchase accounting	4,440
Reversal of deferred rent receivables as a result of applying purchase accounting	5,121

$40,174

(2)	Decrease in losses and distributions in excess of investments in uncombined real estate entities and loans payable to such entities resulting from consolidating Glendale Center and reclassification of elimination and other entries previously recorded by the Predecessor to its investment in uncombined real estate entities related to Glendale Center (see note 3 to the Predecessor’s historical combined financial statements for description of such entries):

Decrease in investment in real estate, net	$(142)
Decreased in deferred leasing commissions	(3)
Increase in owners’ equity to eliminate the Predecessor’s share of Glendale Center’s total members’ equity (deficit) as a result of consolidating the Glendale Center historical information	(14,397)

$(14,542)

(F)	Acquisition, upon completion of this offering, of all minority interests previously owned by third parties in Gas Company Tower, 808 South Olive Garage, and Plaza Las Fuentes (combined properties in the Predecessor’s historical combined financial statements). These acquisitions are purchases and will be accounted for at fair value:

	Gas		Plaza
	Company	808 South	Las	Pro Forma
	Tower	Olive Garage	Fuentes	Adjustments

Cash paid to purchase interests	$–	400	1,100	1,500
Reversal of minority deficit recorded by the Predecessor	12,745	–	–	12,745

	$12,745	400	1,100	14,245

(G)	Acquisition of Cerritos Corporate Center Phase I and Phase II from a third party:

Purchase price including estimated closing costs	$79,500
Less deposit made as of March 31, 2003	1,250	*

	$78,250

*	Additional deposits were made in April and May, 2003 resulting in total deposits of $3,750.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(H) Proceeds and related financing costs related to the bridge loan obtained in connection with the June 2, 2003 purchase of options on a forward-starting swap (see note (K)), the new $100,000 credit facility and refinancing of the US Bank, Gas Company/ 808 South Olive garage and Wells Fargo Tower loans, all obtained in conjunction with this offering and the formation transactions:

				Gas	Wells
	Bridge	Line of	US Bank	Company	Fargo
	Loan	Credit	Tower	Tower	Tower	Total

Borrowings	$6,000	24,800	260,000	280,000	250,000	820,800
Loan costs	(400)	(1,500)	(3,575)	(3,850)	(3,438)	(12,763)

	$5,600	23,300	256,425	276,150	246,562	808,037

(I) Distribution to owners of the Predecessor from proceeds of the new Wells Fargo Tower loan included in note (H)	$64,423

(J)	Repayment or defeasance of certain mortgage and other secured loans upon completion of this offering:

					Gas
					Company
					Tower
					and
					808 South		Predecessor
	US Bank	KPMG	Wells Fargo	Glendale	Olive	Plaza	Line of	Bridge
	Tower	Tower	Tower	Land	Garage	Las Fuentes	Credit	Loan	Total

Principal	$297,183	32,866	197,138	4,000	320,489	87,000	10,000	6,000	954,676
Prepayment penalties, defeasance costs and exit fees	42,916	2,266	15,492	–	9,935	1,500	–	–	72,109
Accrued interest payable	1,295	425	820	–	739	4,193	–	–	7,472

	$341,394	35,557	213,450	4,000	331,163	92,693	10,000	6,000	1,034,257

Write-off of unamortized deferred loan costs	$4,508	1,468	1,821	235	75	1,160	–	400	9,667

Reversal of accrued exit fees	$365	–	390	–	–	–	–	–	755

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

After funding of the loans discussed in note (H) and repayment of the loans discussed in this note, pro forma loans outstanding as of March 31, 2003 totals $1,051,240, which is comprised of $1,046,800 of principal and $4,440 of loan premium. Based on the committed loan terms and, for pro forma purposes, assuming a March 31, 2003 loan origination date for loans obtained upon the consummation of this offering, principal is due as follows:

Nine months ended December 31, 2003	$201
2004	507
2005	195,545
2006	27,309
2007	284,616
2008	4,854
Thereafter	533,768

$1,046,800

(K) Record options on forward-starting swaps purchased on June 2, 2003 to hedge against fluctuations in the ten-year and seven-year U.S. treasury rates (the indexes upon which the Company’s fixed rates loans for US Bank Tower and Wells Fargo Tower will be based when we lock in the borrowing rates) and to hedge against fluctuations in LIBOR (the index upon which our floating rate loans are based and upon which this interest rate swap will be based)	$5,600

(L)	Acquisition of ownership interests of the minority owners of the Predecessor upon completion of this offering and the resulting increase to investments in real estate resulting from applying purchase accounting.

Cash paid to certain minority investors to purchase ownership interests	$5,824
Fair value of operating partnership units granted as consideration to certain minority investors, based on 773,058 units at $19.00 per unit, in exchange for ownership interests	14,688

$20,512

(M)	Award of fully-vested restricted stock to employees along with payments of cash to fund the resulting tax liabilities of these employees and payment of a bonus to a former employee resulting from completion of this offering. The dollar amounts are stated in employment agreements with the applicable employees. The number of shares awarded is based on the initial public offering price of our common stock.

		Cash for	Less Cash
		Employees’	Received	Former
	Stock	Tax	from	Employee
	Awarded	Liabilities	Employees	Bonus	Total

Common stock and additional paid in capital	$6,525	–	–	–	6,525
Cash paid	–	6,525	(3)	1,000	7,522

	$6,525	6,525	(3)	1,000	14,047

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(N)	Award of unvested restricted stock to employees upon completion of this offering. The dollar amounts are stated in employment agreements with the applicable employees. The number of shares awarded will depend on the initial public offering price of our common stock.

Unearned compensation	$5,997
Cash received from employees	3

Common stock and additional paid in capital	$6,000

(O)	Reclassification of owners’ deficit to common stock and additional paid in capital	$300,177

(P)	Recording of minority interest in the Operating Partnership as a result of issuing 10,999,398 limited partnership units in the Operating Partnership to certain owners of the Predecessor

Pro forma equity before allocation to minority interest	$329,703
Percentage allocable to minority interest	22.84%

$75,304

2.	Adjustments to the Pro Forma Condensed Consolidated Statements of Operations

      The adjustments to the pro forma condensed consolidated statements of operations for the three months ended March 31, 2003 and the year ended December 31, 2002 are as follows:

(AA)	Reflects the Predecessor historical condensed combined statements of operations for the three months ended March 31, 2003 and the year ended December 31, 2002. As discussed in note (A), the interests in the real estate properties contributed by the owners of the Predecessor to the Operating Partnership in exchange for limited partnership interests in the Operating Partnership will be recorded at the Predecessor’s historical cost. As a result, expenses such as depreciation and amortization to be recognized by the Operating Partnership related to the contributed interests are based on the Predecessor’s historical cost of the related assets.

As discussed in note (A), upon consummation of this offering and the formation transactions, the Company will own 77.2% of the Operating Partnership and will have control over major decisions of the Operating Partnership. Accordingly, the Company will consolidate the revenues and expenses of the Operating Partnership. See note (KK) for the pro forma adjustment to allocate 22.8% of the net income of the Operating Partnership to the limited partners of the Operating Partnership.

(BB)	Reflects acquisition of all of the redeemable preferred equity interests in US Bank Tower, which are owned by a third party investor, and the resulting consolidation of the consolidated statement of income for US Bank Tower. The Predecessor used the equity method to account for its investment in US Bank Tower since the Predecessor had significant influence, but not control over major decisions including selling and refinancing the property. Upon purchase of the preferred equity interests at the completion of this offering, the Company will own 100% of the US Bank Tower. The purchase method of accounting is used to reflect the acquisition of the redeemable preferred equity interests in US Bank Tower by the Predecessor.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

The pro forma adjustment for the three months ended March 31, 2003 is comprised of the following:

	US Bank
	Tower
	Historical for	Adjustments
	the Three	Resulting
	Months Ended	from
	March 31,	Purchase	Elimination		Pro Forma
	2003	Accounting	Entries		Adjustment

Revenues:
Rental	$8,037	974 (2)	–		9,011
Tenant reimbursements	3,245	–	–		3,245
Parking	1,331	–	–		1,331
Management, leasing, and development services to affiliates	–	–	(563	)(4)	(563)
Other	5,831	–	–		5,831

Total revenues	18,444	974	(563)		18,855

Expenses:
Rental property operating and maintenance	4,325	–	(563	)(4)	3,762
Real estate taxes	779	–	–		779
Interest	7,038 (1)	–	–		7,038
Depreciation and amortization	2,512	175 (3)	(43	)(5)	2,644
General and administrative	305	–	–		305
Other	2,594	–	–		2,594

Total expenses	17,553	175	(606)		17,122
Equity in net income (loss) of uncombined real estate entities	–	–	(43	)(5)	(43)

Net income	$891	799	–		1,690

(1)	The pro forma adjustment to reverse this interest and reflect interest on the new loan is included in note (GG).

(2)	Increase in rental revenue to reflect straight-line amounts resulting from purchase accounting.

(3)	Increase in depreciation of buildings and improvements resulting from purchase accounting adjustments to investments in real estate offset by a reduction in amortization of deferred leasing commissions.

(4)	Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by US Bank Tower.

(5)	Reclassification of elimination and other entries previously recorded by the Predecessor to its equity in income (loss) of uncombined real estate entities related to the US Bank Tower (see note 3 to the Predecessor’s historical combined financial statements for descriptions of such entries).

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

The pro forma adjustment for the year ended December 31, 2002 is comprised of the following:

	US Bank
	Tower	Adjustments
	Historical for	Resulting
	the Year Ended	from
	December 31,	Purchase	Elimination		Pro Forma
	2002	Accounting	Entries		Adjustment

Revenues:
Rental	$34,391	3,798 (2)	–		38,189
Tenant reimbursements	12,741	–	–		12,741
Parking	5,943	–	–		5,943
Management, leasing, and development services to affiliates	–	–	(1,731	)(4)	(1,827)
			(96	)(7)
Other	2,692	–	–		2,692

Total revenues	55,767	3,798	(1,827)		57,738

Expenses:
Rental property operating and maintenance	16,206	–	(1,731	)(4)	14,475
Real estate taxes	3,099	–	–		3,099
Interest	26,387(1)	–	–		26,387
Depreciation and amortization	10,113	736 (3)	(170	)(5)	10,679
General and administrative	707	–	–		707

Total expenses	56,512	736	(1,901)		55,347
Equity in net income (loss) of uncombined real estate entities	–	–	(170	)(5)	(73)
			97	(6)

Net income (loss)	$(745)	3,062	1		2,318

(1)	The pro forma adjustment to reverse this interest and reflect interest on the new loan is included in note (GG).

(2)	Increase in rental revenue to reflect straight-line amounts resulting from purchase accounting.

(3)	Increase in depreciation of buildings and improvements resulting from purchase accounting adjustments to investments in real estate offset by a reduction in amortization of deferred leasing commissions.

(4)	Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by US Bank Tower.

(5)	Reclassification of elimination and other entries previously recorded by the Predecessor to its equity in income (loss) of uncombined real estate entities related to the US Bank Tower (see note 3 to the Predecessor’s historical combined financial statements for descriptions of such entries).

(6)	Elimination of equity in net loss previously recorded by the Predecessor.

(7)	Elimination of leasing commission revenue previously recognized by the Predecessor.

(CC)	Reflects acquisition of all of the interests in Wells Fargo Tower that were owned by third party investors and the resulting consolidation of the combined statement of operations for Wells Fargo Tower. The Predecessor used the equity method to account for its investment in Wells Fargo Tower. The Predecessor acquired the interests of two of the three third party investors on February 5, 2003. These acquisitions of additional interests did not result in obtaining control over

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

major decisions including selling and refinancing the property; thus the equity method is used until the remaining interests are acquired prior to or in connection with the consummation of this offering. Upon purchase of the remaining third party interest, the Company will own 100% of the Wells Fargo Tower. The purchase method of accounting is used to reflect the acquisition of the additional interests in Wells Fargo Tower by the Predecessor.

The pro forma adjustment for the three months ended March 31, 2003 is comprised of the following:

	Wells Fargo Tower	Adjustments
	Historical for the	Resulting
	Three Months	from
	Ended March 31,	Purchase	Elimination		Pro Forma
	2003	Accounting	Entries		Adjustment

Revenues:
Rental	$5,131	241 (2)	103	(6)	5,591
			116	(6)
Tenant reimbursements	2,817	–	–		2,817
Parking	1,531	–	–		1,531
Management, leasing, and development services to affiliates	–	–	(151	)(5)	(365)
			(214	)(7)
Other	236	–	–		236

Total revenues	9,715	241	(146)		9,810

Expenses:
Rental property operating and maintenance	3,409	–	(151	)(5)	3,156
			(102	)(6)
Real estate taxes	891	–	–		891
Interest	2,536 (1)	–	(377	)(6)	2,159
Depreciation and amortization	1,745	342 (3)	(22	)(6)	2,414
			349	(6)
General and administrative	541	–	—		541

Total expenses	9,122	342	(303)		9,161
Equity in net income (loss) of uncombined real estate entities	–	–	(298	)(4)	(669)
			(102	)(6)
			(22	)(6)
			(103	)(6)
			(116	)(6)
			349	(6)
			(377	)(6)

Net income (loss)	$593	(101)	(512)		(20)

(1)	The pro forma adjustment to reverse this interest and reflect interest on the new loan is included in note (GG).

(2)	Increase in rental revenue to reflect straight-line amounts resulting from purchase accounting and amortization of acquired lease obligation recorded in connection with the February 5, 2003 purchase of additional interests.

(3)	Increase in depreciation of buildings and improvements resulting from purchase accounting adjustments to investments in real estate offset be a reduction in amortization of deferred leasing commissions.

(4)	Elimination of equity in net income previously recorded by the Predecessor.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(5)	Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by Wells Fargo Tower.

(6)	Reclassification of elimination purchase accounting and other entries previously recorded by the Predecessor to its equity in income (loss) of uncombined real estate entities related to the Wells Fargo Tower (see note 3 to the Predecessor’s historical combined financial statements for description of such entries).

(7)	Elimination of leasing commission revenue previously recognized by the Predecessor.

The pro forma adjustment for the year ended December 31, 2002 is comprised of the following:

	Wells Fargo
	Tower	Adjustments
	Historical for	Resulting
	the year ended	from	Bonus to
	December 31,	Purchase	Former	Elimination		Pro Forma
	2003	Accounting	Employee	Entries		Adjustment

Revenues:
Rental	$21,036	1,983 (2)	—	—		23,019
Tenant reimbursements	10,341	—	—	—		10,341
Parking	5,757	—	—	—		5,757
Management, leasing, and development services to affiliates	—	—	—	(871)	(6)	(1,109)
				(238)	(8)
Other	893	—	—	—		893

Total revenues	38,027	1,983	—	(1,109)		38,901

Expenses:
Rental property operating and maintenance	13,573	—	—	(871)	(6)	12,572
				(130)	(7)
Real estate taxes	3,505	—	—	—		3,505
Interest	10,290 (1)	—	—	—		10,290
Depreciation and amortization	6,743	2,745 (3)	—	(79	)(7)	9,409
General and administrative	1,392	—	1,000 (4)	—		2,392

Total expenses	35,503	2,745	1,000	(1,080)		38,168
Equity in net income (loss) of uncombined real estate entities	—	—	—	(350)	(5)	(559)
				(130)	(7)
				(79)	(7)

Net income (loss)	$2,524	(762)	(1,000)	(588)		174

(1)	The pro forma adjustment to reverse this interest and reflect interest on the new loan is included in note (GG).

(2)	Increase in rental revenue to reflect straight-line amounts resulting from purchase accounting and amortization of acquired lease obligation recorded in connection with the February 5, 2003 purchase of additional interests.

(3)	Increase in depreciation of buildings and improvements resulting from purchase accounting adjustments to investments in real estate offset be a reduction in amortization of deferred leasing commissions.

(4)	Accrual of bonus due to former employee of $1,000 resulting from the purchase of additional interests in Wells Fargo Tower from two third parties. This relates to the additional interests acquired on February 5, 2003.

(5)	Elimination of equity in net income previously recorded by the Predecessor.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(6)	Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by Wells Fargo Tower.

(7)	Reclassification of elimination and other entries previously recorded by the Predecessor to its equity in income (loss) of uncombined real estate entities related to the Wells Fargo Tower (see note 3 to the Predecessor’s historical combined financial statements for descriptions of such entries).

(8)	Elimination of leasing commission revenue previously recognized by the Predecessor.

(DD)	Reflects acquisition of all of the third party ownership interests in Glendale Center that are owned by a third party investor, and the resulting consolidation of the consolidated statement of income for Glendale Center. The Predecessor used the equity method to account for its investment in Glendale Center since the Predecessor had significant influence, but not control over major decisions including selling and refinancing the property. Upon purchase of the interest shortly after the completion of this offering, the Company will own 100% of the Glendale Center. The purchase method of accounting is used to reflect the acquisition of the interest in Glendale Center by the Predecessor.

The pro forma adjustment for the three months ended March 31, 2003 is comprised of the following:

	Glendale
	Center
	Historical	Adjustments
	for the Three	Resulting from
	Months Ended	Purchase		Elimination		Pro Forma
	March 31, 2003	Accounting		Entries		Adjustment

Revenues:
Rental	$2,015	186	(1)	—		2,201
Tenant reimbursements	806	—		—		806
Parking	456	—		—		456
Management, leasing, and development services to affiliates	—	—		(69	)(5)	(69)
Other	217	—		—		217

Total revenues	3,494	186		(69)		3,611

Expenses:
Rental property operating and maintenance	916	—		(69	)(5)	832
				(15	)(6)
Real estate taxes	196	—		—		196
Interest	676	(139	)(2)	—		537
Depreciation and amortization	702	213	(3)	(3	)(6)	912
General and administrative	59	—		—		59
Other	—	—		—		—

Total expenses	2,549	74		(87)		2,536
Equity in net income (loss) of uncombined real estate entities	—	—		(164	)(4)	(182)
				(15	)(6)
				(3	)(6)

Net income (loss)	$945	112		(164)		893

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(1)	Increase in rental revenue to reflect straight-line amounts resulting from purchase accounting.

(2)	Decrease in interest expense to reflect amortization of loan premium resulting from purchase accounting.

(3)	Increase in depreciation of buildings and improvements resulting from purchase accounting adjustments to investments in real estate.

(4)	Elimination of equity in net loss previously recorded by the Predecessor.

(5)	Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by Glendale Center.

(6)	Reclassification of elimination and other entries previously recorded by the Predecessor to its equity in income (loss) of uncombined real estate entities related to the Glendale Center (see note 3 to the Predecessor’s historical combined financial statements for description of such entries).

The pro forma adjustment for the year ended December 31, 2002 is comprised of the following:

	Glendale
	Center
	Historical for	Adjustments
	the Year Ended	Resulting from
	December 31,	Purchase		Elimination		Pro Forma
	2002	Accounting		Entries		Adjustment

Revenues:
Rental	$8,086	745	(1)	—		8,831
Tenant reimbursements	3,132	—		—		3,132
Parking	1,671	—		—		1,671
Management, leasing, and development services to affiliates	—	—		(297	)(5)	(297)
				—
Other	884	—		—		884

Total revenues	13,773	745		(297)		14,221

Expenses:
Rental property operating and maintenance	3,541	—		(297	)(5)	3,193
				(51	)(6)
Real estate taxes	740	—		—		740
Interest	2,744	(555	)(2)	—		2,189
Depreciation and amortization	2,686	854	(3)	(15	)(6)	3,525
General and administrative	243					243
Other	—	—		—		—

Total expenses	9,954	299		(363)		9,890
Equity in net income (loss) of uncombined real estate entities	—	—		(598	)(4)	(664)
				(51	)(6)
				(15	)(6)

Net income (loss)	$3,819	446		(598)		3,667

(1)	Increase in rental revenue to reflect straight-line amounts resulting from purchase accounting.

(2)	Decrease in interest expense to reflect amortization of loan premium resulting from purchase accounting.

(3)	Increase in depreciation of buildings and improvements resulting from purchase accounting adjustments to investments in real estate.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(4)	Elimination of equity in net loss previously recorded by the Predecessor.

(5)	Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by Glendale Center.

(6)	Reclassification of elimination and other entries previously recorded by the Predecessor to its equity in income (loss) of uncombined real estate entities related to the Glendale Center (see note 3 to the Predecessor’s historical combined financial statements for descriptions of such entries).

(EE)	Reflects purchase accounting and elimination entries resulting from acquisition, upon completion of this offering, of all minority interests previously owned by third parties in Gas Company Tower, 808 South Olive Garage and Plaza Las Fuentes (combined properties in the Predecessor’s historical combined financial statements). The pro forma adjustments are comprised of the following:

	Three Months Ended March 31, 2003

	Gas Company	808 South	Plaza Las	Pro Forma
	Tower	Olive Garage	Fuentes	Adjustments

Elimination of a portion of the Predecessor home office rent previously recognized by the Predecessor for space leased in the Gas Company Tower	$53	—	—	53
Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by Gas Company Tower as a result of acquiring interests from third parties for this property	62	—	—	62
Increase in depreciation of buildings and improvements resulting from purchase accounting adjustments to investments in real estate offset by a reduction in amortization of deferred leasing commissions	70	4	12	86
Elimination of allocation of income to minority investor	(144)	—	—	(144)

	Year Ended December 31, 2002

	Gas Company	808 South	Plaza Las	Pro Forma
	Tower	Olive Garage	Fuentes	Adjustments

Elimination of a portion of the Predecessor home office rent previously recognized by the Predecessor for space leased in the Gas Company Tower	$259	–	–	259
Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by Gas Company Tower as a result of acquiring interests from third parties for this property	247	–	–	247
Increase in depreciation of buildings and improvements resulting from purchase accounting adjustments to investments in real estate offset by a reduction in amortization of deferred leasing commissions	281	17	49	347
Elimination of allocation of losses to minority investor	465	–	–	465

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(FF)	Reflects acquisition of Cerritos Corporate Center Phase I and Phase II:

        The pro forma adjustments are comprised of the following:

	Three Months Ended March 31, 2003

	Historical Revenues	Adjustments Resulting
	and Certain	from Purchasing		Pro Forma
	Expenses	the Properties		Adjustment

Revenues:
Rental	$2,158	44	(1)	2,202
Tenant reimbursements	296	—		296

Total revenues	2,454	44		2,498

Expenses:
Rental property operating and maintenance	78	—		78
Real estate taxes	218	—		218
Depreciation and amortization	—	497	(2)	497
Other	125	7	(1)	132

Total expenses	421	504		925

Net income	$2,033	(460)		1,573

	Year Ended December 31, 2002

	Historical Revenues	Adjustments Resulting
	and Certain	from Purchasing		Pro Forma
	Expenses	the Properties		Adjustment

Revenues:
Rental	$8,631	177	(1)	8,808
Tenant reimbursements	3,432	—		3,432

Total revenues	12,063	177		12,240

Expenses:
Rental property operating and maintenance	2,120	—		2,120
Real estate taxes	780	—		780
Depreciation and amortization	—	1,988	(2)	1,988
General and administrative	532	—		532
Other	499	28	(1)	527

Total expenses	3,931	2,016		5,947

Net income	$8,132	(1,839)		6,293

(1)	Increase in rental revenue and other expenses to reflect straight-line amounts relating to tenant leases and the ground lease, respectively, resulting from purchase accounting.

(2)	Reflects depreciation and amortization of the building and improvements.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(GG)	Reflects the net decrease in interest expense as a result of the financing related pro forma adjustments. The following outlines the loans to be outstanding upon completion of this offering and the formation transactions and the corresponding interest expense that would have been recorded had these loans been outstanding as of the beginning of the period presented:

			Interest Expense(1)

			Three Months	Year
			Ended	Ended
	Principal		March 31,	December 31,
	Amount	Interest Rate(1)	2003	2002

US Bank Tower mortgage loan	$260,000	4.69%(2)	$3,049	12,194
Gas Company Tower and 808 South Olive garage mortgage and mezzanine loans	280,000	LIBOR plus 1.55%(3)	1,879	7,515
KPMG Tower mortgage loan	195,000	LIBOR plus 1.875%	1,416	5,665
Wells Fargo Tower mortgage loan	250,000	4.70%(2)(4)	2,938	11,750
Credit facility	24,800	LIBOR plus 2.00%	188	751
Glendale Center mortgage loan	37,000	7.20%	666	2,664
Amortization of loan costs			866	3,465
Interest on capital lease obligations and other liabilities	—	—	510	2,446
Loan premium on Glendale Center mortgage loan	4,440 (5)		139	555

Pro forma totals	$1,051,240		11,651	47,005

Historical interest expense(6)			(22,347)	(96,912)
Pro forma adjustments to interest expense reflected in notes (CC) and (DD)			516	555

			(10,180)	(49,352)

(1)	We intend to enter into a swap agreement to swap variable interest rates for fixed rates for a notional amount of principal totaling approximately $322.0 million. This is not reflected in our pro forma adjustment since we have not yet entered into the swap agreement. We calculated pro forma interest expense for loans with variable interest rates using current LIBOR (1.03% as of June 23, 2003).

(2)	We have commitments for fixed interest rates for the US Bank Tower and Wells Fargo Tower mortgage loans; however, we have not locked in the rates. The fixed rates will be equal to the ten year U.S. Treasury rate and the seven year U.S. Treasury rate for the US Bank Tower and Wells Fargo Tower mortgage loans, respectively, plus the applicable spreads. The spreads are 1.38% and 2.05% for the US Bank Tower mortgage loan and the Wells Fargo Tower mortgage loan respectively. For the pro forma calculations we utilized the June 23, 2003 ten year U.S. Treasury rate, 3.31%, and seven year U.S. Treasury rate, 2.65%, to estimate our fixed rates.

(3)	The weighted average borrowing rate for the Gas Tower and 808 South Olive garage mortgage and mezzanine loans is LIBOR plus 1.55% for borrowings greater than $30.0 million. The first $30.0 million bears interest at the greater of 3.55% or LIBOR plus 1.55%.

(4)	The Wells Fargo Tower mortgage will have A, B and C portions. The weighted average borrowing rate for the A, B and C portions together is 4.70%.

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(5)	The loan premium and related amortization results from a pro forma purchase accounting adjustment described in note (E).

(6)	Historical interest expense is as follows:

	Three Months
	Ended	Year Ended
	March 31, 2003	December 31, 2002

Predecessor	$12,097	42,942
KPMG Tower	—	14,549
US Bank Tower	7,038	26,387
Wells Fargo Tower	2,536	10,290
Glendale Center	676	2,744

	$22,347	96,912

If interest rates were to change by 1/8%, the pro forma interest relating to the floating rate loans would change by $156 and $625 for the three months ended March 31, 2003 and the year ended December 31, 2002, respectively.

		Three Months
		Ended	Year Ended
		March 31,	December 31,
		2003	2002

(HH)	Increase in depreciation of buildings and improvements related to purchase accounting adjustments to investments in real estate resulting from acquisition of minority owners’ interests in the Predecessor upon completion of this offering	$110	439

(II)	Record compensation expense related to:
	Fully vested restricted stock to be issued as a result of completion of this offering	$6,522	6,522
	Cash paid at completion of this offering related to employees’ tax liabilities	6,525	6,525
	Cash bonus to former employee as a result of completion of the offering	1,000	1,000
	Stock awards that vest during the period	333	1,333
	Cash payment for employee tax liability related to stock award that vests over three years	83	333
	Stock awards to be granted on the one-year anniversary of the completion of this offering that have vesting periods from three to four years (total award is $5,000)	275	1,100

		$14,738	16,813

(JJ)	Increase in general and administrative expenses as a result of becoming a public company:
	Salaries and guaranteed first year bonuses based on employment agreements for the Co-Chief Executive Officer and President and the Chief Financial Officer who were hired as a result of becoming a public company	$225	1,300
	Annual director fees for four directors at $35 per director	35	140

		$260	1,440

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

		Three Months
		Ended	Year Ended
		March 31,	December 31,
		2003	2002

(KK)	Allocate minority interest in net income (loss) of the Operating Partnership as a result of issuing limited partnership units in the Operating Partnership to certain former owners of the Predecessor:
	Total income (loss) before allocation to minority interest	$(2,312)	26,318
	Percentage allocable to minority interest	22.84%	22.84%

		$(528)	6,011

(LL)	Reflects consolidation of the statement of operations for KPMG Tower for the period from January 1, 2002 through September 13, 2002, resulting from the acquisition of all of the interests in KPMG Tower that were previously owned by third party investors. The Predecessor acquired these interests on September 13, 2002. Prior to that date, the Predecessor used the equity method to account for its investment in KPMG Tower since the Predecessor had significant influence, but not control over major decisions including selling and refinancing the property. The purchase method of accounting was used to reflect the acquisition of the additional interests in KPMG Tower by the Predecessor.

The pro forma adjustment for the acquisition of the additional interests in KPMG Tower for the year ended December 31, 2002 is comprised of the following:

	KPMG Tower
	Historical for the
	Period from	Adjustments
	January 1, 2002	Resulting
	through	from
	September 13,	Purchase	Elimination		Pro Forma
	2002	Accounting	Entries		Adjustment

Revenues
Rental	$13,433	2,039 (2)	–		15,472
Tenant reimbursements	6,889	–	–		6,889
Parking	3,793	–	–		3,793
Management, leasing, and development services to affiliates	–	–	(326	)(5)	(784)
			(458	)(7)
Other	606	–	–		606

Total revenues	24,721	2,039	(784)		25,976

MAGUIRE PROPERTIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

	KPMG Tower
	Historical for the
	Period from	Adjustments
	January 1, 2002	Resulting
	through	from
	September 13,	Purchase	Elimination		Pro Forma
	2002	Accounting	Entries		Adjustment

Expenses
Rental property operating and maintenance	7,840	–	(326	)(6)	6,963
			(326	)(5)
			(225	)(6)
Real estate taxes	1,520	–	–		1,520
Interest	14,549 (1)	–	–		14,549
Depreciation and amortization	4,549	966 (3)	(343	)(6)	5,172
General and administrative	516	–	–		516

Total expenses	28,974	966	(1,220)		28,720
Equity in net income (loss) of uncombined real estate entities	–	–	2,127	(4)	1,458
			(326	)(6)
			(343	)(6)

Net income (loss)	$(4,253)	1,073	1,894		(1,286)

(1)	The pro forma adjustment to reverse this interest and reflect interest on the new loan in included in note (GG).

(2)	Increase in rental revenue to reflect straight-line amounts resulting from purchase accounting and amortization of acquired lease obligation, also resulting from purchase accounting.

(3)	Increase in depreciation of buildings and improvements and deferred leasing costs resulting from purchase accounting adjustments to investments in real estate and deferred leasing costs.

(4)	Elimination of equity in net loss previously recorded by the Predecessor.

(5)	Elimination of property management fee revenue previously recognized by the Predecessor and property management fee expense previously recorded by KPMG Tower.

(6)	Reclassification of elimination and other entries previously recorded by the Predecessor to its equity in income (loss) of uncombined real estate entities related to the KPMG Tower (see note 3 to the Predecessor’s historical combined financial statements for descriptions of such entries).

(7)	Elimination of leasing commission revenue previously recognized by the Predecessor.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
Maguire Properties, Inc.:

      We have audited the accompanying consolidated balance sheet of Maguire Properties Inc. and subsidiaries as of December 31, 2002. This consolidated financial statement is the responsibility of Maguire Properties, Inc. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Maguire Properties, Inc. and subsidiaries as of December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California
February 21, 2003

MAGUIRE PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	March 31,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Cash and total assets	$1,000	$1,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities	$–	$–
Minority interest	100	100
Stockholders’ Equity:
Preferred stock, $.01 par value, 100 shares authorized; 0 shares issued and outstanding	–	–
Common stock, $.01 par value, 900 shares authorized; 100 shares issued and outstanding	1	1
Additional paid-in capital	899	899

Total stockholders’ equity	900	900

Total liabilities and stockholder’s equity	$1,000	$1,000

See accompanying notes to consolidated balance sheet.

MAGUIRE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

March 31, 2003 (Unaudited) and December 31, 2002

(1)	Organization and Description of Business

      Maguire Properties, Inc. (the Company) was incorporated in Maryland on June 26, 2002. The Company has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the Offering) of common stock. The Company is the majority owner and sole general partner of Maguire Properties, L.P. (the Operating Partnership), which was also formed on June 26, 2002 in anticipation of the Offering. The Operating Partnership is the sole owner of Maguire Properties Services, Inc. (the Services Company), which was formed on August 15, 2002. The Company, the Operating Partnership and the Services Company were formed to continue to operate and expand the business of Maguire Properties Predecessor (the Predecessor). The Predecessor is engaged in the business of owning, managing, leasing, acquiring, and developing real estate, consisting primarily of office properties, related parking garages and a hotel, located in the greater Los Angeles area of California. From inception through December 31, 2002, neither the Company, the Operating Partnership nor the Services Company have had any operations. The operations are planned to commence upon completion of the Offering.

      Concurrent with the Offering, the Company, the Operating Partnership and the Services Company, together with the partners and members of the affiliated partnerships and limited liability companies of the Predecessor and other parties which hold direct or indirect ownership interests in the properties (collectively, the Participants), will engage in certain formation transactions (the Formation Transactions). The Formation Transactions are designed to (i) continue the operations of the Predecessor (ii) enable the Company to raise the necessary capital to acquire interests in certain of the properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the Company to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vi) preserve tax advantages for certain Participants.

      The operations of the Company will be carried on primarily through the Operating Partnership and its wholly-owned subsidiary, the Services Company. As of December 31, 2002, the Company holds a 90% interest in the Operating Partnership. It is the intent of the Company to elect the status of and qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. Pursuant to contribution agreements among the owners of the Predecessor and the Operating Partnership, which were executed in 2002, the Operating Partnership will receive a contribution of direct and indirect interests in certain of the properties, as well as certain assets of the management, leasing and real estate development operations of the Maguire Organization, in exchange for units. The Operating Partnership will acquire additional interests in certain properties from unaffiliated third parties, to be paid in cash. In connection with the formation transactions the Operating Partnership will assume debt and other obligations. The value of the units that the Operating Partnership will give for contributed property interests and other assets will increase or decrease based on the initial public offering price of the Company’s common stock. The initial public offering price of the Company’s common stock will be determined in consultation with the underwriters. Among the factors that will be considered are the Predecessor’s record of operations, the Company’s management, estimated net income, estimated funds from operations, estimated cash available for distribution, anticipated dividend yield, growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by the Company and the underwriters to be comparable to the Company and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to book value or the value of the assets. The Company has not obtained any recent third-party appraisals of the properties and other assets to be contributed to the Operating Partnership or purchased by the Operating Partnership for cash. As a result, the consideration to be given in exchange for the

MAGUIRE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET — (Continued)

properties and other assets, may exceed the fair market value of these properties and assets. The Company will be fully integrated, self-administered, and self-managed.

(2)	Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company, the Operating Partnership and the Services Company. Through December 31, 2002, there have been no intercompany balances or transactions.

(3)	Income Taxes

      As a REIT, the Company will be permitted to deduct distributions paid to its stockholders, eliminating the federal taxation of income represented by such distributions at the Company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

(4)	Offering Costs

      In connection with the Offering, affiliates have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of the Offering. Such costs will be deducted from the gross proceeds of the Offering.

INDEPENDENT AUDITORS’ REPORT

The Owners
Maguire Properties Predecessor:

      We have audited the accompanying combined balance sheets of Maguire Properties Predecessor (the Predecessor), as defined in note 1, as of December 31, 2002 and 2001 and the related combined statements of operations, owners’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2002. These combined financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Maguire Properties Predecessor as of December 31, 2002 and 2001 and the combined results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California
February 21, 2003

MAGUIRE PROPERTIES PREDECESSOR

COMBINED BALANCE SHEETS

(In thousands)

		December 31,
	March 31,
	2003	2002	2001

	(Unaudited)
ASSETS
Investments in real estate:
Land	$77,504	77,504	64,700
Buildings and improvements	485,046	484,945	335,012
Tenant improvements	64,084	63,951	43,431
Furniture, fixtures, and equipment	5,958	5,847	3,589

	632,592	632,247	446,732
Less accumulated depreciation and amortization	(87,742)	(82,863)	(46,079)

	544,850	549,384	400,653
Investments in uncombined real estate entities	55,834	—	—
Cash and cash equivalents, unrestricted	3,284	2,976	2,119
Restricted cash	23,818	24,307	7,521
Rents and other receivables	1,812	2,235	957
Deferred rents	10,364	9,687	5,154
Due from affiliates	5,795	5,194	4,101
Deferred leasing and loan costs, net of accumulated amortization of $25,095 (unaudited), $24,753 and $15,956 as of 2003, 2002 and 2001, respectively	17,521	17,979	13,927
Other assets	12,671	10,277	1,314

Total assets	$675,949	622,039	435,746

LIABILITIES AND OWNERS’ DEFICIT
Mortgage loans	$553,000	553,000	358,000
Other secured loans	160,605	105,038	93,534
Losses and distributions in excess of investments in uncombined real estate entities and loans payable to such entities	74,810	78,609	81,928
Accounts payable and other liabilities	39,253	35,428	19,751
Acquired lease obligation	4,075	4,099	—
Accrued interest payable	6,725	5,033	3,456

Total liabilities	838,468	781,207	556,669
Minority deficit	(12,745)	(12,889)	(12,424)
Owners’ deficit	(149,774)	(146,279)	(108,499)

Total liabilities and owners’ deficit	$675,949	622,039	435,746

See accompanying notes to combined financial statements.

MAGUIRE PROPERTIES PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Three months ended
	March 31,		Year ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Revenues:
Rental	$14,398	9,558	44,401	39,028	4,750
Tenant reimbursements	7,279	3,718	19,782	14,595	2,056
Hotel operations	4,488	5,449	20,005	19,346	23,879
Parking	3,040	1,572	7,876	6,331	129
Management, leasing, and development services to affiliates	1,488	1,672	7,673	6,865	7,768
Other	445	304	1,315	1,440	114

Total revenues	31,138	22,273	101,052	87,605	38,696

Expenses:
Rental property operating and maintenance	6,612	3,283	17,986	12,757	1,941
Hotel operating and maintenance	3,505	3,554	15,310	13,361	15,166
Real estate taxes	1,575	1,030	4,692	4,134	995
Interest	12,097	8,878	42,942	45,772	34,511
Depreciation and amortization	5,511	3,594	16,774	14,410	3,546
General and administrative	4,022	4,177	16,222	13,577	12,701
Other	144	220	2,125	843	851

Total expenses	33,466	24,736	116,051	104,854	69,711
Equity in net income (loss) of uncombined real estate entities	894	(276)	(162)	(2,679)	3,065

Loss before gain on forgiveness of debt, and minority interest	(1,434)	(2,739)	(15,161)	(19,928)	(27,950)
Gain on forgiveness of debt	–	–	–	–	161,159
Minority interest	144	(156)	(465)	(2,359)	(180)

Net income (loss)	$(1,578)	(2,583)	(14,696)	(17,569)	133,389

See accompanying notes to combined financial statements.

MAGUIRE PROPERTIES PREDECESSOR

COMBINED STATEMENTS OF OWNERS’ DEFICIT

Three Months Ended March 31, 2003 (Unaudited) and Years Ended December 31, 2002, 2001, and 2000
(In thousands)

Balance, December 31, 1999	$(197,536)
Cash contributions	22,351
Distributions	(45,654)
Net income	133,389

Balance, December 31, 2000	(87,450)
Contributions	3,666
Distributions	(7,146)
Net loss	(17,569)

Balance, December 31, 2001	(108,499)
Contributions	1,029
Distributions	(24,113)
Net loss	(14,696)

Balance, December 31, 2002	(146,279)
Contributions (unaudited)	479
Distributions (unaudited)	(2,396)
Net loss (unaudited)	(1,578)

Balance, March 31, 2003 (unaudited)	$(149,774)

See accompanying notes to combined financial statements.

MAGUIRE PROPERTIES PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended
	March 31,		Year ended December 31,

	2003	2002	2002	2001	2000

Cash flows from operating activities:
Net income (loss)	$(1,578)	(2,583)	(14,696)	(17,569)	133,389
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in net (income) loss of noncombined real estate entities	(894)	276	162	2,679	(3,065)
Distributions received from uncombined real estate entities	491	–	1,907	2,648	15,763
Depreciation and amortization	5,511	3,594	16,774	14,410	3,546
Revenue recognized related to acquired lease obligation	(24)	–	(534)	–	–
Amortization of loan costs	1,618	1,584	6,256	5,807	1,945
Gain on forgiveness of debt	–	–	–	–	(161,159)
Change in interest rate cap	196	108	728	1,611	79
Minority interest	144	(156)	(465)	(2,359)	(180)
Changes in assets and liabilities:
Rents and other receivables	423	(595)	(924)	554	(444)
Deferred rents	(677)	(611)	(2,172)	(5,513)	13
Due from affiliates	(601)	(2,424)	(537)	(3,264)	(502)
Deferred leasing costs	(40)	(110)	(1,756)	451	172
Other assets	688	133	777	(263)	1,254
Accounts payable and other liabilities	2,715	5,022	(1,248)	6,340	(2,614)
Accrued interest payable	1,692	372	(989)	1,461	7,952

Net cash provided by (used in) operating activities	9,664	4,610	3,283	6,993	(3,851)

Cash flows from investing activities:
Expenditures for improvements to real estate	(174)	(503)	(659)	(3,263)	(15)
Purchase of additional interests in real estate entities	(59,583)	–	(13,000)	–	(13,000)
Deposit for purchase of real estate	(1,250)	–	–	–	–
Contributions to noncombined real estate entities	–	(227)	(15)	(743)	(2,435)
Change in restricted cash	489	(1,898)	(14,350)	1,117	(5,088)

Net cash used in investing activities	(60,518)	(2,628)	(28,024)	(2,889)	(20,538)

Cash flows from financing activities:
Payment of loan costs	$(1,766)	–	(5,756)	(3,824)	(9,511)
Payment of deferred offering costs	(722)	–	(3,260)	–	–
Proceeds from mortgage loans	–	–	195,000	73,000	285,000
Principal payments on mortgage loans	–	–	(183,595)	(85,696)	(208,478)
Proceeds from other secured loans	64,250	–	42,000	21,000	69,530
Principal payments on other secured loans	(8,683)	(13,776)	(30,496)	(5,066)	(99,656)
Proceeds from uncombined real estate entities	–	34,789	34,789	–	12,000
Contributions from owners	479	229	1,029	3,666	22,351
Distributions to owners	(2,396)	(9,881)	(24,113)	(7,146)	(45,654)

Net cash provided by (used in) financing activities	51,162	11,361	25,598	(4,066)	25,582

Net increase in cash and cash equivalents	308	13,343	857	38	1,193
Cash and cash equivalents at beginning of period	2,976	2,119	2,119	2,081	888

Cash and cash equivalents at end of period	$3,284	15,462	2,976	2,119	2,081

MAGUIRE PROPERTIES PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS – (Continued)

(In thousands)

	Three months ended
	March 31,		Year ended December 31,

	2003	2002	2002	2001	2000

Supplemental disclosure of cash flow information:
Cash paid for interest	$7,985	6,835	33,344	36,871	23,569
Supplementary disclosure of noncash investing and financing activities:
Accrual for offering costs	$300	–	5,849	–	–
Accrual for purchases of furniture, fixtures and equipment	–	–	2,438	–	–
Land received as a distribution from uncombined real estate entity	–	–	–	–	1,261
Other secured loan from seller in connection with exercise of land purchase option	–	–	3,000	–	–
Reclassification between other assets and land in connection with exercise of land purchase option	–	–	2,527	–	–
Purchase of land from owners:
Investments in real estate	–	–	–	4,500	–
Other assets	–	–	–	(1,500)	–
Other secured loans	–	–	–	(3,000)	–
Settlement of loan:
Investments in real estate	–	(5,761)	(5,761)	–	–
Other assets	–	2,527	2,527	–	–
Other secured loans	–	3,000	3,000	–	–
Accrued interest	–	234	234	–	–
Forgiveness of debt:
Write-off of loan principal	–	–	–	–	126,411
Write-off of accrued interest	–	–	–	–	34,748

Gain on forgiveness of debt	–	–	–	–	161,159
Combination of the accounts of Gas Company Tower and 808 South Olive real estate entities as a result of purchasing a controlling interest:
Investments in uncombined real estate entities	–	–	–	–	(117,387)
Investments in real estate	–	–	–	–	324,422
Mortgage loans	–	–	–	–	(207,600)
Minority deficit	–	–	–	–	9,885
Other, net	–	–	–	–	3,680

Cash paid to acquire the interests	–	–	–	–	13,000
Combination of the accounts of KPMG Tower real estate entity as a result of purchasing a controlling interest:
Investments in uncombined real estate entities	–	–	40,038	–	–
Investments in real estate	–	–	161,454	–	–
Mortgage loans	–	–	(183,595)	–	–
Other, net	–	–	(4,897)	–	–

Cash paid to acquire the interests	–	–	13,000	–	–

See accompanying notes to combined financial statements.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

March 31, 2003 (Unaudited) and December 31, 2002 and 2001
(Tabular amounts in thousands)

(1) Organization and Description of Business

      Maguire Properties Predecessor (the Predecessor), which is not a legal entity but rather a combination of certain real estate entities and operations as described below, is engaged in the business of owning, managing, leasing, acquiring and developing real estate, consisting primarily of office properties, related parking garages, and a hotel, located in the greater Los Angeles area of California. During all periods presented in the accompanying combined financial statements, the Predecessor was, and is, the general partner, managing member or administrative member of the real estate entities that directly or indirectly own these properties and the Predecessor had and has responsibility for the day-to-day operations of such entities. The ultimate owners of the Predecessor are Mr. Robert F. Maguire III and certain others who have minor ownership interests.

      Concurrent with the consummation of an initial public offering (the Offering) of the common stock of Maguire Properties, Inc. (the REIT), which is expected to be completed in 2003, the REIT and a newly formed majority-owned limited partnership, Maguire Properties, L.P. (the Operating Partnership), together with the partners and members of the affiliated partnerships and limited liability companies of the Predecessor and other parties which hold direct or indirect ownership interests in the properties (collectively, the Participants), will engage in certain formation transactions (the Formation Transactions). The Formation Transactions are designed to (i) continue the operations of the Predecessor, (ii) enable the REIT to raise the necessary capital to acquire interests in certain of the properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the REIT to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vi) preserve tax advantages for certain Participants.

      The operations of the REIT will be carried on primarily through the Operating Partnership. It is the intent of the REIT to elect the status of and qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The REIT will be the sole general partner in the Operating Partnership. Pursuant to contribution agreements among the owners of the Predecessor and the Operating Partnership, which were executed in 2002, the Operating Partnership will receive a contribution of interests in the real estate properties, as well as the property management, leasing, and real estate development operations of Maguire Partners Development, Ltd., in exchange for units of limited partnership interest in the Operating Partnership and/or cash and the assumption of debt and other specified liabilities. The REIT will be fully integrated, self-administered and self-managed.

      The real estate entities included in the accompanying combined financial statements have been combined for only the periods that such entities were under control by the Predecessor. The equity method of accounting is utilized to account for investments in real estate entities over which the Predecessor has significant influence, but not control over major decisions including the decision to sell or refinance the properties. The accompanying combined financial statements do not include investments in real estate entities owned by Mr. Maguire that will not be contributed to the Operating Partnership upon consummation of the Offering.

      Maguire Partners Development, Ltd. provides property management, leasing, and real estate development services to the real estate entities invested in by the Predecessor and to affiliates of the owners of the Predecessor. All of the operations of Maguire Partners Development, Ltd. unrelated to property management, leasing and real estate development have been excluded from the accompanying combined financial statements.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      As of December 31, 2002 and 2001, the Predecessor was invested in the following real estate properties:

Property	Type	Location

Combined properties as of December 31, 2002:
Gas Company Tower*	High-rise office	Los Angeles central business district (LACBD), California
808 South Olive Garage*	Parking structure	LACBD
KPMG Tower including off-site parking garage**
High-rise office	LACBD
Plaza Las Fuentes	Hotel and office	Pasadena, California
Glendale Center Phase II	Undeveloped land	Glendale, California
Uncombined properties as of December 31, 2002:
US Bank Tower (known as Library Tower as of December 31, 2002) including off-site parking
garage	High-rise office	LACBD
Wells Fargo Tower	High-rise office	LACBD
Glendale Center Phase I	Mid-rise office	Glendale, California

*	As discussed below, Gas Company Tower and 808 South Olive Garage have been combined in the accompanying combined financial statements beginning December 21, 2000. The equity method of accounting was used to account for these investments prior to December 21, 2000.

**	On September 13, 2002, the Predecessor purchased all of its partners’ interests in KPMG Tower and as a result, gained control over this property. As a result, KPMG Tower has been combined in the accompanying combined financial statements beginning as of the close of business on September 13, 2002. The equity method of accounting was used to account for this investment prior to September 13, 2002.

     The real estate entities that own US Bank Tower and KPMG Tower also own off-site garages that provide parking for these and other properties. These garages are known as Westlawn and X-2.

      During the years from the late 1970s through 1991, the Predecessor developed Gas Company Tower, Plaza Las Fuentes, US Bank Tower and the Westlawn garage, Wells Fargo Tower, and KPMG Tower and the X-2 Garage. The Predecessor provides property management and leasing services to each of these properties. The 808 South Olive Garage was acquired in 1989 and Glendale Center was acquired in 1995 by the real estate entities in which the Predecessor is invested. The Predecessor redeveloped Glendale Center Phase I and 808 South Olive Garage and has provided property management and leasing services to these properties since acquisition.

      The office properties also include on-site parking, retail, and storage space.

      The Plaza Las Fuentes hotel is a 350-room hotel that began operating as a Westin hotel on December 20, 2002; it previously operated under the Doubletree name. A subterranean parking garage owned by the Pasadena Community Development Commission (PCDC) was also constructed as part of this development and the Predecessor provides property management services to PCDC for this garage. The day-to-day operations of the hotel are managed by a third party hotel operator.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The Glendale Center Phase II undeveloped land, which was originally acquired by Glendale Center, LLC during 1995, was distributed by Glendale Center, LLC to its members in 2000. As a result, the Predecessor received 50% of the land and recorded such land at Glendale Center LLC’s historical cost, which was $1,261,000. The Predecessor then purchased the third party member’s 50% share of such land for $4,500,000 during 2001 for cash based on the fair value of such land. In connection with this purchase, the Predecessor issued a $3,000,000 note payable to the seller. On March 12, 2002, the Predecessor assigned all of its interest in the Glendale Center Phase II undeveloped land to the seller/lender in full satisfaction of the loan and accrued interest totaling $3,234,000. Concurrently, the seller/lender granted an option to the Predecessor to purchase 100% of the interest in the Glendale Center Phase II undeveloped land for the original loan amount plus accrued interest through the date of purchase. No gain or loss was recognized as a result of this transaction as the excess of the carrying value of the land over the loan and accrued interest was determined to be the cost of the option to purchase the land and such purchase was considered to be probable. The Predecessor exercised its option and re-acquired all of the land on December 2, 2002.

      In September 1998, a Predecessor-owned partnership that was invested in the Gas Company Tower partnership filed a voluntary Chapter 11 bankruptcy petition in response to the convertible mezzanine lender’s attempts to foreclose on the Predecessor’s general partnership interest in the Gas Company Tower partnership. The convertible mezzanine lender held an equity interest in the Gas Company Tower partnership in addition to its convertible mezzanine loan. In October 1998, which was prior to the Gas Company Tower becoming a Predecessor-controlled property, an involuntary Chapter 11 bankruptcy case was commenced against the Gas Company Tower partnership as a result of the bankruptcy filing described above. Both of the bankruptcy proceedings were a result of disputes between the Predecessor and the partner/convertible mezzanine lender. These disputes were resolved when the Bankruptcy Court approved settlements resulting in (a) the Predecessor acquiring the partner/convertible mezzanine lender’s equity interests in the Gas Company Tower partnership, (b) the mortgage lender receiving all amounts owed under the mortgage loan plus reimbursement for costs incurred related to the bankruptcy proceedings (the mortgage loan was refinanced with another lender), and (c) the convertible mezzanine loan being settled for a reduced amount. These settlements were effective as of December 21, 2000 and, as a result of the Predecessor acquiring the additional interests, the Predecessor obtained control over the Gas Company Tower.

      Included in the accompanying combined statement of operations for the year ended December 31, 2000 is $161,159,000 of gain resulting from the settlement of the convertible mezzanine loan, which was an obligation of the Predecessor entity that was invested in the Gas Company Tower partnership. Purchase accounting adjustments were made by the Predecessor to the historical carrying values of the assets and liabilities of the Gas Company Tower partnership as a result of acquiring the additional interests in the Gas Company Tower. The assets and liabilities of the Gas Company Tower partnership were transferred to a limited liability company (LLC) under common ownership and control as a result of mezzanine financing obtained from another lender on December 21, 2000. No adjustment was made to the carrying values of the assets and liabilities as a result of this transfer.

(2) Summary of Significant Accounting Policies

(a)	Principles of Combination

      The real estate entities and the wholly owned subsidiaries of such entities related to the properties for which the Predecessor controls major decisions and the property management, leasing, and real estate development operations of Maguire Partners Development, Ltd. are combined in the accompanying combined financial statements. All significant intercompany balances and transactions have been eliminated in combination.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(b)	Cash Equivalents

      For purposes of the combined statements of cash flows, the Predecessor considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

(c)	Investments in Real Estate

      Investments in real estate are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	25 to 50 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	5 years

      Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

(d)	Uncombined Real Estate Entities

      Investments in uncombined real estate entities are accounted for using the equity method of accounting whereby the Predecessor’s investments in partnerships and limited liability companies are recorded at cost and the investment accounts are adjusted for the Predecessor’s share of the entities’ income or loss and for distributions and contributions.

      As of December 31, 2002 and 2001, the Predecessor’s share of distributions and net losses exceeds the Predecessor’s investments in the uncombined real estate entities for each of the uncombined entities, and accordingly, the aggregate balance is presented in the accompanying combined balance sheets as losses and distributions in excess of investments in uncombined real estate entities. Loans payable to uncombined real estate entities that are recorded as reductions of equity by the uncombined entities are included in losses and distributions in excess of investments in uncombined real estate entities and loans payable to such entities in the Predecessor’s combined balance sheets.

(e)	Impairment of Long-Lived Assets

      The Predecessor assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying values of the investments in real estate and investments in uncombined real estate entities has occurred.

(f)	Deferred Leasing and Loan Costs

      Deferred leasing commissions and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are capitalized and amortized to interest expense over the terms of the related loans using a method that approximates the effective-interest method.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(g)	Purchase Accounting for Acquisition of Additional Interests in Real Estate Entities

      Purchase accounting was applied, on a pro-rata basis, to the assets and liabilities related to real estate entities for which the Predecessor acquired additional interests, based on the percentage interest acquired. For purchases of additional interests that were consummated subsequent to June 30, 2001, the effective date of Statement of Financial Accounting Standards No. 141, Business Combinations, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.

      The fair value of the tangible assets of an acquired property (which includes land, building and tenant improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

      In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values (included in deferred leasing costs in the accompanying combined balance sheet) are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented as acquired lease obligation in the accompanying combined balance sheet) are amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases. Our leases do not currently include fixed-rate renewal periods.

      The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for the additional interests in real estate entities acquired by the Predecessor because such value and its consequence to amortization expense is immaterial for these particular acquisitions. Should future acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

(h)	Revenue Recognition

      All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

the underlying leases is included in deferred rents in the accompanying combined balance sheets and contractually due but unpaid rents are included in rents and other receivables.

      Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying combined statements of operations, are recognized when the related leases are canceled and the Predecessor has no continuing obligation to provide services to such former tenants.

      Hotel revenues are recognized when the services are rendered to the hotel guests. Property management fees are based on a percentage of the revenue earned by a property under management and are recorded on a monthly basis as earned. Generally, 50% of leasing fees are recognized upon the execution of the lease and the remainder upon tenant occupancy unless significant future contingencies exist. Development fees are recognized as the real estate development services are rendered using the percentage-of-completion method of accounting.

(i)	New Accounting Pronouncements

      The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. FASB Statement No. 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to the Predecessor related to SFAS No. 145 is to provide that early extinguishment of debt, including the write-off of unamortized deferred loan costs, is generally no longer considered an extraordinary item. Effective January 1, 2002, the Predecessor has adopted the provisions of SFAS No. 145 and has presented all previous early write-offs of unamortized loan costs as a component of interest expense.

(j)	Income Taxes

      The Predecessor’s real estate entities are partnerships and limited liability companies, and its property management, leasing, and real estate development operations are held by a partnership. Under applicable federal and state income tax rules, the allocated share of net income or loss from partnerships and limited liability companies is reportable in the income tax returns of the partners and members. Accordingly, no income tax provision is included in the accompanying combined financial statements.

(k)	Management’s Estimates and Critical Accounting Policies

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

      Management has identified certain critical accounting policies that affect management’s more significant judgments and estimates used in the preparation of the Predecessor’s combined financial statements. On an ongoing basis, management evaluates estimates related to critical accounting policies, including those related to revenue recognition and the allowance for doubtful accounts receivable and investments in real estate and asset impairment. The estimates are based on information that is currently available to management and on various other assumptions that management believes are reasonable under the circumstances.

      Management must make estimates related to the collectibility of accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. Management specifically analyzes accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on the Predecessor’s net income, because a higher bad debt allowance would result in lower net income.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Management is required to make subjective assessments as to the useful lives of the properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Predecessor’s investments in real estate. These assessments have a direct impact on the Predecessor’s net income because if management were to shorten the expected useful lives of the Predecessor’s investments in real estate the Predecessor would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

      Management is required to make subjective assessments as to whether there are impairments in the values of the Predecessor’s investments in real estate, including real estate held by the uncombined real estate entities accounted for using the equity method. These assessments have a direct impact on the Predecessor’s net income because recording an impairment loss results in an immediate negative adjustment to net income.

      Management is required to make subjective assessments as to the fair value of assets and liabilities in connection with purchase accounting related to additional interests in real estate entities acquired by the Predecessor. These assessments have a direct impact on the Predecessor’s net income subsequent to the acquisition of the additional interests as a result of depreciation and amortization being recorded on these assets and liabilities over the expected lives of the related assets and liabilities.

      Management estimates the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.

(l)	Unaudited Interim Combined Financial Information

      The combined financial statements as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

(3)	Uncombined Real Estate Entities

      The uncombined real estate entities include the entities that own US Bank Tower (including the off-site garage known as Westlawn), Wells Fargo Tower, and Glendale Center Phase I properties for all periods presented in the accompanying combined financial statements. In addition, the KPMG Tower (including the off-site garage known as X-2), the Gas Company Tower and 808 South Olive Garage properties are presented as uncombined real estate entities for periods prior to September 13, 2002 for the KPMG Tower and prior to December 21, 2000 for the Gas Company Tower and 808 South Olive Garage, which are the dates that the Predecessor obtained control over major financial and operating decisions of the entities that own these properties as discussed in note 1. Additionally, the Glendale Phase II undeveloped land was included in the uncombined real estate entities prior to the distribution of such land by Glendale Center, LLC during the year ended December 31, 2000.

      Capital contributions, distributions, and profits and losses of the real estate entities are allocated in accordance with the terms of the applicable partnership and limited liability company agreements. Such allocations generally differ from the stated percentage interests, if any, in such entities as a result of preferred returns and allocation formulas as described in the partnership and LLC agreements. Following are the percentages of net income or loss of the uncombined real estate entities that was allocated to the Predecessor for the years ended December 31, 2002, 2001 and 2000. The percentages relate only to the period of time that the Predecessor used the equity method of accounting for these properties.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	2002	2001	2000

Wells Fargo Tower	13%	13%	14%
KPMG Tower	50%	50%	50%
US Bank Tower	*	*	*
Glendale Center	16%	15%	37%
Gas Company Tower	—	—	**
808 South Olive Garage	—	—	95%

*	Through March 27, 2002, as a result of the allocation of interest expense to the Predecessor, but not to the former third party investor, the Predecessor is allocated a loss even though the US Bank Tower had net income. After March 27, 2002, all income or loss is allocated to the new third party investor in the US Bank Tower until this investor receives its preferred return.

**	Due to the allocation of interest expense to the investors, the allocation of net income to the Predecessor exceeds the net income of the Gas Company Tower.

     On February 5, 2003 the Predecessor purchased additional interests in Wells Fargo Tower from two of the three third party investors for $59,583,000. For the period from February 5, 2003 through March 31, 2003, the Predecessor was allocated 58% (unaudited) of the net income of Wells Fargo Tower.

      As of December 31, 2002 and 2001, the Predecessor’s share of distributions and net losses exceeds the Predecessor’s investments in the uncombined real estate entities for each of the entities, and accordingly, the aggregate balance is presented in the accompanying combined balance sheets as losses and distributions in excess of investments in uncombined real estate entities.

      Included in losses and distributions in excess of investments in uncombined real estate entities and loans payable to uncombined real estate entities in the accompanying balance sheets is a $12,000,000 loan payable to the Glendale Center Phase I real estate entity. This loan bears interest at 7.20% per annum, payable monthly. Monthly principal payments begin August 11, 2003 and all unpaid amounts are due at maturity on January 11, 2011.

      On March 27, 2002, the Predecessor borrowed $34,789,000 from the entity which owns the US Bank Tower. The Predecessor is required to post collateral for this loan if the stipulated value, as defined, of the US Bank Tower falls below a stated amount, as described in the loan agreement. As of December 31, 2002, the loan is unsecured. This loan is included in losses and distributions in excess of investments in uncombined real estate entities in the accompanying combined balance sheet as of December 31, 2002.

      Following is summarized financial information for the uncombined real estate entities as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000:

	2002	2001

Investments in real estate	$429,795	548,274
Receivables including deferred rents	27,008	37,876
Other assets	85,042	84,577

Total assets	$541,845	670,727

Loans payable	468,815	544,367
Other liabilities	43,197	56,840
Redeemable preferred member’s equity	64,606	–
Owners’ equity (deficit):
Predecessor, net of notes receivable from Predecessor	(69,940)	(74,377)
Other partners or members	35,167	143,897

Total liabilities and owners’ equity	$541,845	670,727

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	2002	2001*	2000*

Revenue	$132,288	142,544	178,668
Operating and other expenses	52,882	52,888	65,354
Interest expense	53,970	49,820	66,063
Depreciation and amortization	24,091	27,041	34,817
Appreciation of land distributed to members	–	–	6,478

Net income	$1,345	12,795	18,912

Predecessor’s share of net income (loss)	$(1,276)	(4,036)	3,865

*	As discussed above, prior to September 13, 2002, KPMG Tower and December 21, 2000, Gas Company Tower and 808 South Olive Garage were included in uncombined real estate entities and thereafter these properties were combined in the accompanying combined financial statements.

     Following is summarized financial information by real estate entity:

	Year Ended December 31, 2002

	Wells Fargo	KPMG	US Bank	Glendale
	Tower	Tower*	Tower	Center	Total

Revenue	$38,027	24,721	55,767	13,773	132,288
Operating and other expenses	18,470	9,876	20,012	4,524	52,882
Interest expense	10,290	14,549	26,387	2,744	53,970
Depreciation and amortization	6,743	4,549	10,113	2,686	24,091

Net income (loss)	$2,524	(4,253)	(745)	3,819	1,345

Predecessor’s share of net income (loss)	350	(2,127)	(97)	598	(1,276)
Intercompany eliminations and other entries					1,114

Equity in net loss of uncombined real estate entities					$(162)

*	For the period from January 1, 2002 through September 13, 2002, as explained above.

	Year Ended December 31, 2001

	Wells Fargo	KPMG	US Bank	Glendale
	Tower	Tower	Tower	Center	Total

Revenue	$40,866	32,607	55,652	13,419	142,544
Operating and other expenses	16,877	13,469	18,300	4,242	52,888
Interest expense	10,372	20,602	16,109	2,737	49,820
Depreciation and amortization	6,949	6,328	11,201	2,563	27,041

Net income (loss)	$6,668	(7,792)	10,042	3,877	12,795

Predecessor’s share of net income (loss)	$836	(3,897)	(1,564)	589	(4,036)
Intercompany eliminations and other entries					1,357

Equity in net loss of uncombined real estate entities					$(2,679)

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2000

	Gas	808 South	Wells
	Company	Olive	Fargo	KPMG	US Bank	Glendale
	Tower*	Garage*	Tower	Tower	Tower	Center	Total

Revenue	$44,564	1,881	36,593	31,035	52,438	12,157	178,668
Operating and other expenses	14,325	222	16,878	12,625	17,432	3,872	65,354
Interest expense	15,960	1,557	10,539	19,054	16,785	2,168	66,063
Depreciation and amortization	9,705	395	6,165	5,428	10,592	2,532	34,817
Appreciation of land distributed to members	–	–	–	–	–	6,478	6,478

Net income (loss)	$4,574	(293)	3,011	(6,072)	7,629	10,063	18,912

Predecessor’s share of net income (loss)	$5,297	(278)	407	(3,037)	(2,247)	3,723	3,865
Intercompany eliminations and other entries							(800)

Equity in net income of uncombined real estate entities							$3,065

*	For the period from January 1, 2000 through December 20, 2000, as explained above.

     Following is a reconciliation of the Predecessor’s share of owners’ deficit and equity in net income (loss) of the uncombined real estate entities as shown above to amounts recorded by the Predecessor as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000:

	2002	2001

Predecessor’s share of owners’ deficit recorded by uncombined real estate entities, which is net of the loans receivable from the Predecessor	$(69,940)	(74,377)
Predecessor’s share of unamortized amount of development rights contributed by the Predecessor to the uncombined real estate entities that were recorded at estimated fair value by the uncombined real estate entities (the Predecessor had no historical-cost basis related to the contributed rights)	(5,653)	(8,504)
Unamortized portion of amounts paid in excess of former owners’ capital balances in connection with the Predecessor acquiring additional interests in the uncombined real estate entities from such former owners	–	6,082
Elimination entries including eliminating management and leasing fees to the Predecessor	(3,016)	(5,129)

Losses and distributions in excess of investments in uncombined real estate entities and loans payable to such entities	$(78,609)	(81,928)

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	2002	2001	2000

Predecessor’s share of net income (loss) recorded by uncombined real estate entities	$(1,276)	(4,036)	3,865
Predecessor’s share of amortization of development rights contributed by the Predecessor	165	252	252
Amortization of amounts paid in excess of former owners’ capital balances in connection with the Predecessor acquiring additional interests in the uncombined real estate entities	–	(176)	(23)
Elimination of Predecessor’s share of expenses recorded by the uncombined real estate entities for services provided by the Predecessor	949	1,281	2,210
Elimination of appreciation of land recorded by Glendale Center, LLC related to land distributed to the Predecessor	–	–	(3,239)

Equity in net income (loss) of uncombined real estate entities	$(162)	(2,679)	3,065

      The Predecessor has made certain guarantees with respect to repayment of the Wells Fargo mortgage loan and the US Bank Tower other secured loans.

(4)	Mortgage Loans

      Mortgage loans consist of the following as of December 31, 2002 and 2001:

2002	2001

Senior loan cross-collateralized by first trust deeds on Gas Company Tower and 808 South Olive Garage properties, $200,000,000 bears interest at LIBOR (1.38% and 1.94% as of December 31, 2002 and 2001, respectively) plus 1.03% beginning January 15, 2001 and thereafter until maturity, 7.69% for the period from inception of the loan, December 21, 2000, through January 14, 2001. $85,000,000 bears interest at LIBOR plus 6% through January 9, 2003. Interest payable monthly, principal due at maturity on January 9, 2003, loan may be extended for three one-year periods if certain conditions are met. Interest rate on the $85,000,000 portion of the loan increases to LIBOR plus 6.42%, 6.84%, and 7.26% for each year of loan extension through January 9, 2006, respectively. During January 2003, the maturity date was extended to January 9, 2004
$285,000	285,000
Senior loan collateralized by first trust deed on KPMG Tower, interest at LIBOR plus 1.875%. Interest payable monthly and principal due at maturity, August 31, 2005, unless the sum of the outstanding principal for this loan and the junior loan exceeds $195,000,000, in which case, principal payments based on a 25 year amortization schedule are due beginning in September 2004. The Company is permitted to make a one-time prepayment on this loan if certain conditions are satisfied and a prepayment fee is paid, however, no prepayment is permitted on $174,000,000 of the principal. The Company has the right to extend the maturity date of the loan for two one-year periods if certain conditions are met and upon payment of an extension fee.
195,000	–

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	2002	2001

Senior loan secured by the Plaza Las Fuentes leasehold interest, interest at 7.99% from inception of the loan, March 16, 2001, through April 14, 2001, and at LIBOR plus 2.8% thereafter until maturity. Interest is due monthly and principal is due at maturity on May 7, 2004	73,000	73,000

	$553,000	358,000

      The Predecessor entered into interest rate cap agreements (the Agreements) related to the KPMG Tower, Plaza Las Fuentes, Gas Company Tower and 808 South Olive Garage mortgage loans, and the Gas Company Tower and 808 South Olive Garage mezzanine loan (note 5). The Agreements, which mature at various dates through September 1, 2005, limit the rates on the LIBOR portion of the interest rates, exclusive of the spread, to 6% for the KPMG Tower loan, 7% for the Plaza Las Fuentes loan, and 6.3% for the Gas Company Tower and 808 South Olive Garage loans. The payments made to enter into the Agreements were capitalized and such amounts are stated at fair value. As of December 31, 2002 and 2001, the fair value of the Agreements total $407,000 and $259,000, respectively. Such amounts are included in deferred leasing and loan costs in the accompanying combined balance sheets. The change in the fair value is included in interest expense in the accompanying combined statements of operations.

      Robert F. Maguire III has made certain guarantees with respect to each of the Predecessor’s mortgage loans that are outstanding as of December 31, 2002.

      In accordance with the mortgage loan agreements in effect as of December 31, 2002, all cash receipts of the combined real estate entities are deposited directly into restricted lockbox accounts. These receipts are then allocated and held in restricted cash accounts in accordance with the cash management agreements, which are part of the loan agreements.

      As of December 31, 2002, principal payments due for the mortgage loans are as follows:

2003	$285,000
2004	73,000
2005	195,000

$553,000

(5) Other Secured Loans

      Other secured loans consist of the following as of December 31, 2002 and 2001:

2002	2001

Mezzanine loan cross-collateralized by the ownership interests in the real estate entities that own Gas Company Tower and 808 South Olive Garage properties. The class A portion ($18,438,000 and $34,934,000 as of December 31, 2002 and 2001, respectively) bears interest at LIBOR plus 10% beginning December 10, 2002 at LIBOR plus 9% previously (11.38% and 10.94% as of December 31, 2002 and 2001, respectively), and the class B portion ($21,600,000 as of December 31, 2002 and 2001) bears interest at 13%. Interest payable monthly, principal due at maturity on December 9, 2003. The loan may be extended for a one-year period if certain conditions are met, interest rate on class A portion of the loan increases to LIBOR plus 11% upon such extension.
$40,038	56,534

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	2002	2001

Junior loan collateralized by the Predecessor’s interest in the entity that owns KPMG Tower and a second trust deed on KPMG Tower, interest at LIBOR plus 12.064%, however, the spread over LIBOR is adjusted upon payment of principal under this loan or the senior loan (note 4) so that the weighted average combined spread on the two loans remains at 3.50%. Interest payable monthly and principal due at maturity on August 31, 2005 except that excess cash flow, as defined, is payable to reduce principal on this loan. The Company is permitted to make a one-time prepayment for this loan if certain conditions are satisfied and a prepayment fee is paid. The Company has the right to extend the maturity date of the loan for two one-year periods if certain conditions are met and upon payment of an extension fee.
	37,000	—
Mezzanine loan secured by the ownership interests in the real estate entity that owns the Plaza Las Fuentes property, interest at 22%. Interest payments may be deferred until maturity on May 9, 2004, deferred interest also bears interest at 22%, principal due at maturity	14,000	14,000
Credit Facility with a bank for $10,000,000 as of December 31, 2002 and for $20,000,000 as of December 31, 2001, secured by assignment of certain affiliates’ ownership rights in non-Predecessor properties, interest at floating prime rate or fixed for a certain period based on LIBOR plus 2% beginning March 2001 (1.75% prior to March 2001), the outstanding advances bore interest at 3.38% and 3.94% as of December 31, 2002 and 2001, respectively. Interest payable monthly, principal due at maturity on January 15, 2003. During January 2003, the maturity date was extended to May 5, 2003.	10,000	20,000
Other	4,000	3,000

	$105,038	93,534

      Robert F. Maguire III has made certain guarantees with respect to each of the Predecessor’s other secured loans that are outstanding as of December 31, 2002.

      As of December 31, 2002, principal payments due for the other secured loans are as follows:

2003	$50,038
2004	18,000
2005	37,000

$105,038

      In connection with the purchase of additional interests in Wells Fargo Tower on February 5, 2003, the Predecessor entered into a reverse purchase agreement with a financial institution whereby the financial institution purchased all of the Predecessor’s interests in Wells Fargo Tower and simultaneously granted to the Predecessor the right to purchase the interests. This transaction was in substance a secured borrowing of $64,250,000 with an interest rate of LIBOR + 7.25% and an exit fee of 1.5% or 2.5% depending on certain factors.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(6) Minimum Future Lease Rentals

      Total future minimum rent under noncancelable operating tenant leases in effect as of December 31, 2002 is as follows:

2003	$50,718
2004	45,979
2005	45,289
2006	38,850
2007	30,938
Thereafter	110,668

$322,442

(7) Tenant Concentrations

      A significant portion of the Predecessor’s rental revenues and tenant reimbursements were generated from certain tenants. The revenue recognized related to these tenants for the years ended December 31, 2002, 2001 and 2000 was as follows:

	2002	2001	2000

Law firm tenant in Gas Company Tower	$8,149	7,723	*
Law firm tenant in Gas Company Tower	7,502	7,413	*
Southern California Gas Company (SCGC), an affiliate of the minority member of the Gas Company Tower real estate entity	22,822	21,401	*

	$38,473	36,537	*

*	Prior to December 21, 2000, the Predecessor utilized the equity method of accounting for the Gas Company Tower real estate entity; accordingly, rental and tenant reimbursement revenue included in the accompanying combined statements of operations for years prior to 2001 includes only 10 days of revenue from the Gas Company Tower tenants.

     As of December 31, 2002 and 2001, $5,551,000 and $3,817,000, respectively, of the deferred rents relates to these tenants, including $5,232,000 and $3,326,000, respectively, related to SCGC.

(8) Fair Value of Financial Instruments

      As of December 31, 2002 and 2001, the fair values of the Predecessor’s mortgage loans and other secured loans are approximated by the carrying values as the terms are similar to those currently available to the Predecessor for debt with similar risk and the same remaining maturities.

      The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, due from affiliates, accounts payable and other liabilities, and accrued interest payable based on a fixed amount approximate fair value because of the short-term nature of these instruments. As described in note 4, the interest rate cap financial instruments are stated at fair value.

(9) Segment Information

      The Predecessor has two reportable segments, office and hotel. The products for the office segment include rental of office space to tenants, parking, rental of storage space, rental of retail space, and other tenant services. The products for the hotel segment include rooms, food and beverage, and other services to hotel guests.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      As the Predecessor does not allocate investment in real estate between the hotel and the office portions of the Plaza Las Fuentes property, information related to investment in real estate, expenditures for investments in real estate, and depreciation and amortization and profit or loss is not available for the office and hotel segments.

      Following is information related to the office segment for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000

Revenue from office operations	$81,047	68,259	14,817
Gain on forgiveness of debt	–	–	161,159
Equity in net income (losses) of uncombined real estate entities	(162)	(2,679)	3,065
Interest expense	37,984	38,641	26,091

      All of the Predecessor’s investments in uncombined real estate entities relate to the office segment.

      Following is information related to the hotel segment for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000

Revenue from hotel operations	$20,005	19,346	23,879
Interest expense	4,958	7,131	8,420

(10) Investments in Real Estate

      Following is certain information related to the Predecessor’s investments in real estate as of December 31, 2002:

	Gas	808 South			Glendale
	Company	Olive	Plaza	KPMG	Land
	Tower	Garage	Las Fuentes	Tower	Parcel

Encumbrances, net	$309,759	15,279	87,000	232,000	4,000
Initial cost to the uncombined real estate entity that acquired or purchased the property:
Land	29,423	5,912	–	4,666	5,527
Buildings and improvements	–	8,625	–	–	–
Cost capitalized subsequent to acquisition:
Improvements*	232,711	2,005	103,956	179,304	–
Carrying costs	54,464	–	5,654	**	–
Total costs:
Land	53,027	5,912	–	13,038	5,527
Buildings and improvements	263,571	10,630	109,610	170,932	–
Accumulated depreciation and amortization*	(19,698)	(5,211)	(34,254)	(23,700)	–
Date of acquisition (a) or construction (c) (for properties that were previously accounted for using the equity method, the date of acquisition or construction shown here is the date that the uncombined real estate entity acquired or purchased the property)	1991 (c)	1991 (a)	1989 (c)	1983 (c)	1995 (a)

*	Portions of accumulated depreciation and amortization were offset against buildings and improvements in connection with applying purchase accounting for additional interests acquired by the Predecessor.

**	Information on carrying costs capitalized is not available; such costs are included with improvements for the KPMG Tower.

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

     The aggregate gross cost of the Predecessor’s investments in real estate for federal income tax purposes approximated $609 million as of December 31, 2002.

      The following table reconciles the historical cost of the Predecessor’s investments in real estate from January 1, 2000 to December 31, 2002:

	Year Ended December 31,

	2002		2001	2000

Balance, beginning of the year	$446,732		439,262	117,342
Additions during the year	185,961	**	8,521	330,932	*
Deductions during the year	(446)		(1,051)	(9,012)

Balance, end of the year	$632,247		446,732	439,262

*	The additions for the year ended December 31, 2000 are primarily related to combining the accounts of Gas Company Tower and 808 South Olive Garage, beginning December 21, 2000.

**	The additions for the year ended December 31, 2002 are primarily related to combining the accounts of KPMG Tower, beginning September 13, 2002.

     The following table reconciles the accumulated depreciation and amortization of the Predecessor’s investment in real estate from January 1, 2000 to December 31, 2002:

	Year Ended December 31,

	2002		2001	2000

Balance, beginning of the year	$46,079		32,792	34,668
Additions during the year	37,230	**	13,579	7,136	*
Deductions during the year	(446)		(292)	(9,012)

Balance, end of the year	$82,863		46,079	32,792

*	The additions for the year ended December 31, 2000 includes the effects of combining the accounts of Gas Company Tower and 808 South Olive Garage, beginning December 21, 2000.

**	The additions for the year ended December 31, 2002 includes the effects of combining the accounts of KPMG Tower beginning September 13, 2002.

(11) Commitments and Contingencies

      The Predecessor has been named as a defendant in a number of lawsuits in the ordinary course of business. Management believes, based, in part, on advice of legal counsel, that the ultimate settlement of these suits will not have a material adverse effect on the Predecessor’s financial position, results of operations, or liquidity.

      The Predecessor has entered into an airspace lease with the Pasadena Community Development Commission (PCDC) for the use of the land surface and overhead air space, including the space beginning at the elevation of the subterranean parking facility that is owned by PCDC. The Plaza Las Fuentes project was developed on this leased space. The lease term commenced on December 3, 1987 and extends for a 30-year period with options to renew for three additional periods of 10 years each. During the lease term, the Predecessor has an option to purchase the leased airspace based on a formula specified in the lease agreement. Lease obligations consist of both contingent payments and fixed specified payments. The future minimum fixed specified lease payments effective for the years 1996 through 2017 are $608,400 per year. For the years ended December 31, 2002, 2001, and 2000, rent expense related to

MAGUIRE PROPERTIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

the airspace lease was equal to the minimum rents as the conditions for payment of contingent rent had not been met.

      Effective December 20, 2002, the Predecessor entered into a hotel management agreement with Westin Management Company West (Westin) to operate the Plaza Las Fuentes hotel. This agreement has a 15 year term and calls for base management fees of 2.5% of gross operating revenue, as defined, in year one, 2.75% in year two and 3.0% thereafter. The agreement also requires incentive management fees, if applicable, based on the computation methodology described in this agreement. Additionally, the agreement calls for a $3,500,000 payment to be made by Westin at the inception of agreement, which will be amortized as an offset to management fees over a 10 year period. Any unamortized amount is refundable to Westin in the event that the management agreement is terminated.

      The Predecessor sponsors a 401(k) plan for its employees. The employer contribution was $119,000, $128,000 and $138,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

      The limited liability agreement, dated March 27, 2002, for Bunker Hill Equity, LLC (Bunker Hill), which through a series of wholly owned subsidiaries owns the US Bank Tower property, together with an option agreement, dated March 27, 2002, include certain put and call provisions whereby the non-Maguire member of Bunker Hill (RECP) may require the Predecessor or Robert F. Maguire III to purchase RECP’s member interests in Bunker Hill. The put may only be implemented upon the occurrence of a put event, as defined, which includes recapitalization of Bunker Hill. Additionally, the Predecessor may exercise its call option to purchase RECP’s member interests in Bunker Hill for a price based on a formula stated in the option agreement. Such call option expires in September 2005, but may be extended to September 2006 if certain conditions exist.

      Certain distributions that the Predecessor receives from the real estate entities that own Gas Company, KPMG and Wells Fargo Towers are required to be distributed to the owners of the Predecessor to be used to contribute to a real estate entity, which is not part of the Predecessor. Such funds are required to be used to pay down a mortgage loan of this real estate entity pursuant to the terms of a loan agreement.

INDEPENDENT AUDITORS’ REPORT

The Members

Bunker Hill Equity, LLC:

      We have audited the accompanying consolidated balance sheets of Bunker Hill Equity, LLC, a Delaware limited liability company, and subsidiaries (collectively, the Company) as of December 31, 2002 and 2001 and the related consolidated statements of operations, members’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bunker Hill Equity, LLC and subsidiaries as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

February 21, 2003

BUNKER HILL EQUITY, LLC

(A Delaware Limited Liability Company)
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

		December 31,
	March 31,
	2003	2002	2001

	(Unaudited)
ASSETS
Investment in real estate:
Land	$34,061	34,061	34,061
Building and improvements	299,442	299,442	299,442
Tenant improvements	31,842	31,823	31,881
Furniture, fixtures, and equipment	4,028	3,546	1,503

	369,373	368,872	366,887
Less accumulated depreciation and amortization	(102,284)	(100,140)	(92,254)

	267,089	268,732	274,633
Cash and cash equivalents, unrestricted	141	540	972
Restricted cash	20,381	20,576	7,580
Rents and other receivables	726	1,001	453
Deferred rents	12,492	14,629	17,198
Due from affiliates	417	412	330
Tenant improvement loan	18,199	17,748	22,519
Deferred leasing and loan costs, net of accumulated amortization of $18,338 (unaudited), $21,226 and $18,070 as of 2003, 2002 and 2001, respectively	11,606	13,513	11,724
Other assets	916	636	276

Total assets	$331,967	337,787	335,685

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Mortgage loan	$187,622	188,344	191,113
Other secured loans	109,561	109,561	–
Unsecured loan	–	312	1,394
Accounts payable and accrued expenses	3,631	4,511	2,815
Capital lease payable	2,650	2,168	–
Accrued interest and exit fees	1,660	1,541	722
Accrued lease termination liability	15,675	20,025	24,249

Total liabilities	320,799	326,462	220,293

Redeemable preferred member’s equity	64,641	64,606	–
Members’ equity (deficit):
Members’ equity (deficit)	(18,684)	(18,492)	115,392
Less note receivable from member	(34,789)	(34,789)	–

Total members’ equity (deficit), net	(53,473)	(53,281)	115,392

Total liabilities and members’ equity (deficit)	$331,967	337,787	335,685

See accompanying notes to consolidated financial statements.

BUNKER HILL EQUITY, LLC

(A Delaware Limited Liability Company)
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three months ended
	March 31,		Year ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Revenues:
Rental	$8,037	8,800	34,391	33,881	33,070
Tenant reimbursements	3,245	3,154	12,741	12,242	10,280
Parking operations	1,331	1,607	5,943	6,095	5,652
Interest income	495	605	2,049	2,431	2,844
Other income	5,336	432	643	1,003	592

Total revenues	18,444	14,598	55,767	55,652	52,438

Expenses:
Building and parking garage operations	3,762	3,287	14,475	12,896	12,160
Property management fees to affiliate	563	455	1,731	1,689	1,579
Real estate taxes	779	769	3,099	3,013	2,915
Interest	7,038	3,934	26,387	16,109	16,785
Depreciation and amortization	2,512	2,397	10,113	11,201	10,592
General and administrative	305	148	707	702	778
Other expenses	2,594	–	–	–	–

Total expenses	17,553	10,990	56,512	45,610	44,809

Net income (loss)	891	3,608	(745)	10,042	7,629
Income (loss) allocated to preferred member	891	–	(4,353)	–	–

Net income attributable to members	$–	3,608	3,608	10,042	7,629

See accompanying notes to consolidated financial statements.

BUNKER HILL EQUITY, LLC

(A Delaware Limited Liability Company)
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)

Three Months Ended March 31, 2003 (Unaudited) and
Years Ended December 31, 2002, 2001, and 2000
(In thousands)

	Maguire Partners	Less Note		Total
	Hope Place, Ltd. and	Receivable from	Delacourt	Members’
	Maguire Partners	Maguire Partners	Properties,	Equity
	BGHS, LLC	BGHS, LLC	Inc.	(deficit)

Balance, December 31, 1999	$(15,481)	–	140,605	125,124
Contributions	860	–	860	1,720
Distributions	–	–	(15,141)	(15,141)
Net (loss) income	(2,247)	–	9,876	7,629

Balance, December 31, 2000	(16,868)	–	136,200	119,332
Contributions	743	–	714	1,457
Distributions	(25)	–	(15,414)	(15,439)
Net (loss) income	(1,564)	–	11,606	10,042

Balance, December 31, 2001	(17,714)	–	133,106	115,392
Contributions	15	–	–	15
Distributions	(696)	–	(116,067)	(116,763)
Funds loaned to member	–	(34,789)	–	(34,789)
Net (loss) income	(97)	–	3,705	3,608
Transfer of partnership account balance to redeemable preferred member’s equity account of RECP Library Tower, LLC	–	–	(20,744)	(20,744)

Balance, December 31, 2002	(18,492)	(34,789)	–	(53,281)
Distributions (unaudited)	(192)	–	–	(192)

Balance, March 31, 2003 (unaudited)	$(18,684)	(34,789)	–	(53,473)

See accompanying notes to consolidated financial statements.

BUNKER HILL EQUITY, LLC

(A Delaware Limited Liability Company)
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$891	3,608	(745)	10,042	7,629
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,512	2,397	10,113	10,779	10,170
Collection of interest previously added to tenant improvement loan balance, net of interest added to loan balance during the period	(451)	(581)	4,771	4,435	(2,512)
Amortization of loan costs	504	82	1,517	328	328
Change in interest rate cap	63	–	1,011	–	–
Change in assets and liabilities:
Rents and other receivables	275	(1)	(548)	27	(152)
Deferred rents	2,137	755	2,569	2,728	653
Due from affiliates	(5)	12	(82)	(230)	40
Deferred leasing costs	972	(121)	1,308	(396)	(438)
Other assets	(280)	(819)	(360)	(46)	147
Accounts payable and accrued expenses	(880)	685	1,696	(1,982)	(1,045)
Accrued interest and exit fees	119	(4)	819	(10)	(8)
Accrued lease termination liability	(4,350)	(2,655)	(4,224)	(8,835)	3,092

Net cash provided by operating activities	1,507	3,358	17,845	16,840	17,904

Cash flows from investing activities:
Expenditures for improvements to real estate	(19)	(406)	(582)	(553)	(506)
Restricted cash	195	(8,265)	(12,996)	1,947	(772)

Net cash provided by (used in) investing activities	176	(8,671)	(13,578)	1,394	(1,278)

Cash flows from financing activities:
Payment of loan costs	–	(7,087)	(7,087)	–	–
Payment of costs to raise equity capital	–	(2,331)	(2,331)	–	–
Proceeds from other secured loans	–	109,561	109,561	–	–
Principal payments of mortgage loan	(722)	(675)	(2,769)	(2,591)	(2,424)
Principal payments of unsecured loan	(312)	(286)	(1,082)	(1,072)	(970)
Contribution from members	–	15	15	1,457	1,720
Contribution of redeemable preferred equity	–	56,000	56,000	–	–
Distributions to members	(192)	(116,067)	(116,763)	(15,439)	(15,141)
Distributions to preferred member	(856)	–	(5,454)
Funds loaned to member	–	(34,789)	(34,789)	–	–

Net cash provided by (used in) financing activities	(2,082)	4,341	(4,699)	(17,645)	(16,815)

Net increase (decrease) in cash and cash equivalents	(399)	(972)	(432)	589	(189)
Cash and cash equivalents at beginning of period	540	972	972	383	572

Cash and cash equivalents at end of period	$141	–	540	972	383

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,352	3,857	23,040	12,876	13,343
Supplemental disclosure of noncash investing and financing activities:
Equipment acquired through a capital lease	$482	–	2,168	–	–

See accompanying notes to consolidated financial statements.

BUNKER HILL EQUITY, LLC

(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2003 (Unaudited) and
December 31, 2002 and 2001
(Tabular amounts in thousands)

(1) Organization and Description of Business

      Bunker Hill Equity, LLC, a Delaware limited liability company (Bunker Hill), was formed on March 27, 2002 by and between Maguire Partners Hope Place, Ltd., a California limited partnership, Maguire Partners BGHS, LLC, a California limited liability company (collectively, Maguire), and RECP Library LLC, a Delaware limited liability company (RECP). Bunker Hill is the sole member of Bunker Hill Junior Mezzanine, LLC (Junior Mezz), which, in turn, is the sole member of Bunker Hill Senior Mezzanine, LLC (Senior Mezz), which is the sole member of Library Square Associates, LLC (Associates). Associates owns a property currently known as US Bank Tower (known as Library Tower as of December 31, 2002) located in the Los Angeles central business district, California.

      The US Bank Tower property includes an office tower, retail and storage space, an underground parking garage, and an off-site parking garage, commonly known as Westlawn Garage.

      The consolidated financial statements include the accounts of Bunker Hill, Junior Mezz, Senior Mezz, Associates, and Library Square Limited (collectively, the Company).

      Prior to March 27, 2002, Associates was a wholly owned subsidiary of Library Square, Ltd., a California limited partnership (Library Square Limited). In connection with the formation of Bunker Hill, Junior Mezz, and Senior Mezz, Library Square Limited was liquidated. No adjustment was made to the carrying values of assets and liabilities of the US Bank Tower as a result of the transfer of ownership interest from Associates to Senior Mezz because this was a transfer between entities under common control. The partners of Library Square Limited were Maguire Partners Hope Place, Ltd., a California limited partnership (MPHP), and Delacourt Properties, Inc. (Delacourt). Included in members’ equity in the accompanying consolidated financial statements is partners’ capital for MPHP and Delacourt. Effective March 27, 2002, Delacourt no longer has any interests in any of the entities related to the US Bank Tower property.

      RECP became an investor in US Bank Tower as a result of Delacourt’s desire to sell its interests in the property. Delacourt had a stated interest of 75% in Library Square Limited and Maguire had a stated interest of 25%; however cash flows from operations and capital events, as defined, were allocated between Maguire and Delacourt based on the allocation methodology described in the partnership agreement.

      RECP and Maguire do not have stated interests in Bunker Hill. All available cash flow, as defined, is paid to RECP until RECP has received its preferred return as described in the limited liability company agreement. Additionally, as described below, RECP has a put option whereby it can cause Maguire to purchase RECP’s interests in Bunker Hill. As a result of this put option, RECP’s membership interests have been classified as redeemable preferred member’s equity in the accompanying consolidated financial statements. The amount remaining in Delacourt’s partner’s capital account after Delacourt received all monies due as a result of transferring its interests was allocated to RECP’s redeemable preferred member’s equity account.

      The Bunker Hill limited liability company agreement and an option agreement include certain put and call provisions whereby RECP may require the Maguire members or Robert F. Maguire III to purchase RECP’s member interests in the Company upon the occurrence of a put event, as defined, which includes recapitalization of the Company. Additionally, either of the Maguire members may exercise their call option to purchase RECP’s member interests in the Company for a price based on a formula stated in the

BUNKER HILL EQUITY, LLC
(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

option agreement. Such call option expires in September 2005, but may be extended to September 2006 if certain conditions exist.

(2) Summary of Significant Accounting Policies

(a) Principles of Consolidation

      As described in note 1, the consolidated financial statements include the accounts of Bunker Hill, Junior Mezz, Senior Mezz, Associates, and Library Square Limited. All significant intercompany balances and transactions have been eliminated.

     (b) Cash Equivalents

      For purposes of the statements of cash flows, the Company considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

     (c) Investment in Real Estate

      Investment in real estate is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	50 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	5 years

      Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

     (d) Impairment of Long-Lived Assets

      The Company assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted, and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying value of the investment in real estate has occurred.

     (e) Deferred Leasing and Loan Costs

      Deferred leasing commissions and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are capitalized and amortized to interest expense over the terms of the related loans using a method that approximates the effective-interest method.

BUNKER HILL EQUITY, LLC
(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     (f) Revenue Recognition

      All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred rents in the accompanying consolidated balance sheets and contractually due but unpaid rents are included in rents and other receivables.

      Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying consolidated statements of income, are recognized when the related leases are canceled and the Company has no continuing obligation to provide services for such former tenants.

     (g) New Accounting Pronouncements

      The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. FASB Statement No. 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to the Company related to SFAS No. 145 is to provide that early extinguishment of debt, including the write-off of unamortized deferred loan costs, is generally no longer considered an extraordinary item. Effective January 1, 2002, the Company has adopted the provisions of SFAS No. 145 and has presented all previous early write-offs of unamortized loan costs as a component of interest expense.

     (h) Income Taxes

      Under applicable federal and state income tax rules, the allocated share of net income or loss from partnerships and limited liability companies is reportable in the income tax returns of the partners and members. Accordingly, no income tax provision is included in the accompanying consolidated financial statements.

     (i) Management’s Estimates and Critical Accounting Policies

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

      Management has identified certain critical accounting policies that affect management’s more significant judgments and estimates used in the preparation of the Company’s consolidated financial statements. On an ongoing basis, management evaluates estimates related to critical accounting policies, including those related to revenue recognition and the allowance for doubtful accounts receivable and investments in real estate and asset impairment. The estimates are based on information that is currently available to management and on various other assumptions that management believes are reasonable under the circumstances.

      Management must make estimates related to the collectibility of accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. Management specifically analyzes accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for

BUNKER HILL EQUITY, LLC
(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

doubtful accounts receivable. These estimates have a direct impact on the Company’s net income, because a higher bad debt allowance would result in lower net income.

      Management is required to make subjective assessments as to the useful lives of the properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company’s investment in real estate. These assessments have a direct impact on the Company’s net income because if management were to shorten the expected useful lives of the Company’s investment in real estate the Company would depreciate such real estate over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

      Management is required to make subjective assessments as to whether there is impairment in the value of the Company’s investment in real estate. These assessments have a direct impact on the Company’s net income because recording an impairment loss results in an immediate negative adjustment to net income.

(j)	Unaudited Interim Consolidated Financial Information

      The consolidated financial statements as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

(3) Tenant Improvement Loan

      The tenant improvement loan is an unsecured loan made to a tenant to finance certain of the tenant-owned improvements. The loan has an effective interest rate of 10.3%. Accrued interest is added to the principal balance and principal and interest is payable in five annual installments of $6,611,000 commencing in 2001. The first payment was received during the year ended December 31, 2001.

(4) Mortgage Loan

      The mortgage loan, which is secured by a first trust deed on the US Bank Tower, bears interest at 6.69% and requires monthly principal and interest payments of $1,289,000. The loan matures February 11, 2028, but has an optional repayment date of February 11, 2008. If the loan is repaid prior to February 11, 2008, a prepayment penalty would be incurred. After February 11, 2008 and through the maturity date, the interest rate on the loan will be the greater of 8.69% or the ten-year U.S. Treasury rate plus 2%.

      The loan agreement requires that all cash receipts be deposited into a restricted account to be disbursed by the lender’s agent for the payment of budgeted operating expenses, budgeted capital costs, contractual debt service, and to fund property tax and insurance impounds. Any excess cash flow may be distributed to the Company, at the lender’s discretion, in accordance with the loan document, prior to the optional repayment date. Because of these arrangements, the majority of the Company’s cash balances are classified as restricted in the accompanying consolidated financial statements.

BUNKER HILL EQUITY, LLC
(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of December 31, 2002, the future principal payments of the mortgage loan are as follows:

2003	$2,961
2004	3,165
2005	3,383
2006	3,617
2007	3,866
Thereafter	171,352

$188,344

      Under the terms of the loan, the Company is required to maintain a cash reserve account for tenant improvements and leasing commissions. The Company is required to fund $205,000 per month to the reserve account. This account is included in restricted cash in the accompanying consolidated balance sheets. The Company may utilize the capital held in this account to fund additional tenant improvements and leasing commissions so long as funds are withdrawn and replaced within 90 days.

(5) Other Secured Loans

      On March 27, 2002, the Company obtained two mezzanine-financing loans from affiliates of RECP. One of the loans is secured by Junior Mezz’s member interest in Senior Mezz and the other by Senior Mezz’s member interest in Associates (see note 1). The principal balance on one of the mezzanine loans is $59,561,000 as of December 31, 2002. This loan bears interest at LIBOR plus 6%, with a minimum rate of 9% (9% at December 31, 2002). The principal balance on the other mezzanine loan is $50,000,000 as of December 31, 2002. This loan bears interest at LIBOR plus 8.5%, with a minimum rate of 11.5% (11.5% at December 31, 2002). Principal is due at maturity, April 11, 2005, for both of the loans. These loans have mandatory exit fees equal to 1% of the original principal balances, which are due upon repayment of principal. Such fees are being accrued over the lives of the loans. The loans are guaranteed by Maguire Partners BGHS, LLC.

      The Company entered into interest rate cap agreements (the Agreements) related to the mezzanine loans for a payment of $1,691,000. The Agreements, which mature April 11, 2005, limit the rates on the LIBOR portion of the interest rates, exclusive of the spread, to 4% through April 10, 2003, 5% from April 11, 2003 through April 10, 2004, and 6% from April 11, 2004 through April 11, 2005. The carrying value of the Agreements, which is included in deferred leasing and loan costs, is stated at the fair value and changes in the fair value are included in interest expense. As of December 31, 2002, the fair value is $108,000.

(6) Unsecured Loan

      The Company is obligated to make monthly payments to a major tenant of approximately $106,000 commencing March 1998 and payable through February 2003. Such payments relate to a leasing concession made by the Company at the inception of this tenant’s lease in the US Bank Tower for costs incurred by the tenant for its former lease with a different lessor. The unpaid amounts bear interest at 10%. The Company recorded the leasing concession as a deferred cost and recorded the related liability as an unsecured loan payable at inception of the lease. This loan was settled in connection with the January 2003 agreement discussed in Note 10.

BUNKER HILL EQUITY, LLC
(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(7) Capital Lease

      During 2002, the Company purchased security equipment under a capital lease agreement. As of December 31, 2002, a formalized lease agreement had yet to be executed and interest only payments were being made on the outstanding liability.

(8) Accrued Lease Termination Liability

      Based on the terms of a lease with a major tenant, during the last 15 years of the tenant’s 35-year lease, the tenant has the right to participate in certain cash flows from the US Bank Tower. The tenant also has the right, at various dates, to truncate its lease term by 3 years, for a maximum reduction in the lease term of 15 years. The truncation would result in the tenant giving up its right to cash flow from US Bank Tower and in return, the lease calls for the tenant to be paid a termination fee related to each truncation.

      As the rights described above were granted to the tenant as an inducement to lease space in the US Bank Tower, a leasing concession cost was recorded as of the inception of the lease along with a corresponding liability equal to the present value of the future termination payments. The deferred leasing concession is amortized on a straight-line basis over the 20-year noncancelable period of the lease and the liability is adjusted to the present value of the future termination payments as of each reporting date and is reduced by any termination payments made. As of December 31, 2002, the tenant has exercised its first two options to truncate the lease, thus shortening the term by six years.

(9) Related Party Transactions

(a) Property Management

      Maguire Partners Development, Ltd. (Development), an affiliate of Maguire, earned fees of $1,731,000, $1,689,000 and $1,579,000 for the years ended December 31, 2002, 2001 and 2000, respectively, for providing on-site property management services to the US Bank Tower property. In accordance with the management agreement, the management fee was calculated as 3% of project income, as defined.

     (b) Insurance

      Development obtains property and liability insurance for the Company as part of a larger insurance package that includes coverage on other real estate managed by Development. Development allocates a portion of the total insurance premium for the different insured components to the Company using specific identification, relative square footage, and relative insured value as an allocation basis.

     (c) Leasing

      Development also has an agreement with the Company to provide leasing services. Approximately $100,000, $132,000, and $203,000 of leasing commissions were incurred for the years ended December 31, 2002, 2001, and 2000, respectively.

     (d) Parking

      Affiliates of Maguire managed two multilevel parking structures in downtown Los Angeles, which provided off-site parking to tenants of the US Bank Tower property, a property known as 808 South Olive Garage, which is owned by an affiliate of Maguire, and a garage owned by a third party. During 2000, the

BUNKER HILL EQUITY, LLC
(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

parking management agreement between the affiliate and the third party garage owner expired and the off-site parking services at that structure were discontinued at that time. For the years ended December 31, 2002, 2001, and 2000, the Company incurred charges of $191,000, $171,000 and $256,000, respectively, by the off-site parking garages for its allocated share of garage property taxes, insurance, security, and certain other garage costs. Garage payroll costs and management fees are not included in costs charged to the Company.

     (e) Note Receivable from Member

      On March 27, 2002, the Company loaned $34,789,000 to one of its members, Maguire Partners BGHS, LLC (MP BGHS). MP BGHS is required to post collateral for this note if the stipulated value, as defined, of the US Bank Tower falls below a stated amount, as described in the note agreement. As of December 31, 2002, the note is unsecured. The note is classified as contra-equity in the accompanying consolidated financial statements.

(10) Tenant Concentrations

      A significant portion of the Company’s rental revenues and tenant reimbursements were generated from five tenants. The revenue recognized related to these tenants for the years ended December 31, 2002, 2001, and 2000 was as follows:

	2002	2001	2000

Law firm	$12,558	12,196	11,359
Utility company	11,023	10,726	10,593
Bank	6,923	6,811	6,703
Law firm	3,508	3,387	3,500
Accounting firm	3,123	3,637	2,924

	$37,135	36,757	35,079

      As of December 31, 2002 and 2001, $12,396,000 and $18,190,000, respectively, of the deferred rents relates to these five leases. The leases for these tenants expire or are cancelable from 2005 through 2011.

      On January 15, 2003, an agreement was reached to release the accounting firm tenant from its lease. The terms of the agreement include a $4,950,000 fee paid by the tenant to the Company, which was recorded as revenue by the Company in January 2003. Upon termination of this lease in January 2003, the Company recognized other expense totaling $2,594,000, which consists of the write off of deferred rents, deferred leasing commissions and rents and other receivables. During February 2003, the Company entered into a letter of intent with a bank to lease most of this space and during April 2003 (unaudited), a lease was executed.

BUNKER HILL EQUITY, LLC
(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(11) Minimum Future Lease Rentals

      Total future minimum rent under noncancelable operating tenant leases in effect as of December 31, 2002 is as follows:

2003	$36,680
2004	36,760
2005	28,230
2006	24,507
2007	23,621
Thereafter	48,140

$197,938

(12) Fair Value of Financial Instruments

      The fair value of the Company’s loans are estimated based on rates currently available to the Company for debt with similar terms and remaining maturities. As of December 31, 2002 and 2001, such fair value is equal to the carrying value for the floating rate debt. The estimated fair value for the fixed rate mortgage loan is $208,873,000 and $196,846,000 as of December 31, 2002 and 2001, respectively, compared to the carrying value of $188,344,000 and $191,113,000, respectively.

      The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, due from affiliates, accounts payable and accrued expenses, and accrued interest payable approximate fair value because of the short-term nature of these instruments. As explained in note 5, the interest rate cap is stated at estimated fair value.

(13) Investment in Real Estate

      Following is certain information related to the Company’s investment in real estate as of December 31, 2002:

Encumbrances	$188,344
Initial cost to Company:
Land	21,233
Buildings and improvements	–
Cost capitalized subsequent to acquisition:
Improvements	309,517
Carrying costs	38,122
Total costs:
Land	34,061
Buildings and improvements	334,811
Accumulated depreciation and amortization	100,140
Date of construction	1989

BUNKER HILL EQUITY, LLC
(A Delaware Limited Liability Company)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The aggregate gross cost of the Company’s investment in real estate for federal income tax purposes approximated $362 million as of December 31, 2002. This differs from the gross cost included in the accompanying consolidated financial statements due, in part, to removal of certain fully depreciated assets for financial reporting purposes.

      The following table reconciles the historical cost of the Company’s investment in real estate from January 1, 2000 to December 31, 2002:

	Year Ended December 31,

	2002	2001	2000

Balance, beginning of the year	$366,887	371,490	389,651
Additions during the year	2,750	553	506
Deductions during the year	(765)	(5,156)	(18,667)

Balance, end of the year	$368,872	366,887	371,490

      The following table reconciles the accumulated depreciation and amortization of the Company’s investment in real estate from January 1, 1999 to December 31, 2001:

	Year Ended December 31,

	2002	2001	2000

Balance, beginning of the year	$92,254	87,787	97,398
Additions during the year (depreciation and amortization expense)	8,651	9,623	9,056
Deductions during the year	(765)	(5,156)	(18,667)

Balance, end of the year	$100,140	92,254	87,787

(14) Commitments and Contingencies

      The Company has been named as a defendant in a number of lawsuits in the ordinary course of business. Management believes, based, in part, on advice of legal counsel, that the ultimate settlement of these suits will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

INDEPENDENT AUDITORS’ REPORT

The Members

North Tower Manager, LLC and
  North Tower Member, LLC:

      We have audited the accompanying combined balance sheets of North Tower Manager, LLC and North Tower Member, LLC, Delaware limited liability companies (collectively, the Company), as of December 31, 2002 and 2001 and the related combined statements of income, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of North Tower Manager, LLC and North Tower Member, LLC as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

February 21, 2003

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC

(Delaware Limited Liability Companies)

COMBINED BALANCE SHEETS

(In thousands)

		December 31,
	March 31,
	2003	2002	2001

	(Unaudited)
ASSETS
Investment in real estate:
Land	$8,598	8,598	8,598
Building and improvements	170,640	170,119	168,138
Tenant improvements	24,303	24,166	23,355
Furniture, fixtures, and equipment	1,072	1,072	1,072

	204,613	203,955	201,163
Less accumulated depreciation and amortization	(80,955)	(79,451)	(75,835)

	123,658	124,504	125,328
Cash and cash equivalents, unrestricted	1,039	3,277	133
Restricted cash	13,211	10,841	11,133
Rents and other receivables, net of allowance for doubtful accounts of $174 (unaudited), $51 and $292, as of 2003, 2002 and 2001, respectively	667	641	1,038
Deferred rents	3,915	4,073	3,974
Due from affiliates	1,441	1,271	1,871
Deferred leasing and loan costs, net of accumulated amortization of $5,789 (unaudited), $5,443 and $5,179, as of 2003, 2002 and 2001, respectively	7,217	5,772	5,814
Other assets	313	399	292

Total assets	$151,461	150,778	149,583

LIABILITIES AND MEMBERS’ EQUITY
Mortgage loan	$132,888	133,598	136,184
Capital lease payable	2,182	734	850
Accounts payable and accrued expenses	3,432	4,668	3,905
Accrued interest payable	820	825	841
Prepaid tenant rent and security deposits	1,930	1,337	711

Total liabilities	141,252	141,162	142,491
Members’ equity	10,209	9,616	7,092

Total liabilities and members’ equity	$151,461	150,778	149,583

See accompanying notes to combined financial statements.

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC

(Delaware Limited Liability Companies)

COMBINED STATEMENTS OF INCOME

(In thousands)

	Three months ended
	March 31,		Year ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Revenues:
Rental from third parties	$3,538	2,478	11,555	11,562	11,424
Rental from affiliates	1,593	2,387	9,481	9,529	9,122
Tenant reimbursements from third parties	2,422	1,310	6,474	6,032	5,875
Tenant reimbursements from affiliates	395	914	3,867	3,338	3,120
Parking operations	1,531	1,460	5,757	5,732	5,532
Other income	236	216	893	4,673	1,520

Total revenues	9,715	8,765	38,027	40,866	36,593

Expenses:
Rental property operating and maintenance	3,156	2,861	12,572	11,562	11,072
Property management fee to affiliate	253	239	1,001	1,066	1,118
Real estate taxes	891	858	3,505	3,301	3,101
Interest	2,536	2,545	10,290	10,372	10,539
Depreciation and amortization	1,745	1,632	6,743	6,949	6,165
General and administrative	541	117	1,392	948	1,587

Total expenses	9,122	8,252	35,503	34,198	33,582

Net income	$593	513	2,524	6,668	3,011

See accompanying notes to combined financial statements.

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC

(Delaware Limited Liability Companies)

COMBINED STATEMENTS OF MEMBERS’ EQUITY

Three Months Ended March 31, 2003 (Unaudited) and
Years Ended December 31, 2002, 2001 and 2000
(In thousands)

	Maguire Partners-	Other
	Bunker Hill, Ltd.	Members	Total

Balance, December 31, 1999	$(2,092)	13,532	11,440
Distributions	(1,372)	(9,074)	(10,446)
Net income	407	2,604	3,011

Balance, December 31, 2000	(3,057)	7,062	4,005
Distributions	(525)	(3,056)	(3,581)
Net income	836	5,832	6,668

Balance, December 31, 2001	(2,746)	9,838	7,092
Net income	350	2,174	2,524

Balance, December 31, 2002	(2,396)	12,012	9,616
Net income (unaudited)	298	295	593
Transfer of members’ interests (unaudited)	(1,147)	1,147	—

Balance, March 31, 2003 (unaudited)	$(3,245)	13,454	10,209

See accompanying notes to combined financial statements.

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC

(Delaware Limited Liability Companies)

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended
	March 31,		Year ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Cash flows from operating activities:
Net income	$593	513	2,524	6,668	3,011
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,745	1,632	6,743	6,949	6,165
Amortization of deferred loan costs	90	90	362	362	362
Changes in assets and liabilities:
Rents and other receivables, net of allowance	(26)	(330)	397	273	(481)
Deferred rents	158	4	(99)	115	812
Due from affiliates	(170)	(14)	600	(999)	(21)
Deferred leasing costs	(1,776)	(235)	(1,038)	(1,007)	(1,245)
Other assets	86	50	(107)	28	632
Accounts payable and other liabilities	842	2,428	657	(2,007)	4,383
Accrued interest payable	(5)	(4)	(16)	(15)	(13)

Net cash provided by operating activities	1,537	4,134	10,023	10,367	13,605

Cash flows from investing activities:
Restricted cash	(2,370)	(1,658)	292	1,032	(1,546)
Expenditures for improvements to real estate	(615)	(1,599)	(4,469)	(6,520)	(3,406)

Net cash used in investing activities	(2,985)	(3,257)	(4,177)	(5,488)	(4,952)

Cash flows from financing activities:
Principal payments on mortgage loan	(710)	(662)	(2,586)	(2,406)	(2,211)
Principal payments on capital lease payable	(80)	(28)	(116)	(27)	–
Distributions to members	–	–	–	(3,581)	(10,446)

Net cash used in financing activities	(790)	(690)	(2,702)	(6,014)	(12,657)

Net increase (decrease) in cash and cash equivalents	(2,238)	187	3,144	(1,135)	(4,004)
Cash and cash equivalents at beginning of period	3,277	133	133	1,268	5,272

Cash and cash equivalents at end of period	$1,039	320	3,277	133	1,268

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,451	2,459	9,944	10,025	10,191
Supplemental disclosure of noncash investing and financing activities:
Accrual for additions to real estate included in accounts payable and accrued expenses	$—	60	732	–	–
Equipment acquired through a capital lease	43	–	–	877	–
Reclassification between accounts payable and capital leases	1,485	—	—	—	—

See accompanying notes to combined financial statements.

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC

(Delaware Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS

March 31, 2003 (unaudited) and December 31, 2002 and 2001
(Tabular amounts in thousands)

(1) Organization and Description of Business

      North Tower Manager, LLC (Manager) and North Tower Member, LLC (Member), both Delaware limited liability companies, together own 100% of the membership interests of North Tower, LLC (North Tower), a Delaware limited liability company. Manager and Member have essentially the same members and are controlled by the same management committee, which is comprised of representatives of the members of Manager and Member (the Management Committee). The combined financial statements include the accounts of Manager, Member, and North Tower (collectively, the Company). The Company owns and operates a high-rise office building known as the Wells Fargo Tower, located in the Los Angeles central business district, California.

As of December 31, 2002, the members of Manager and Member consist of the following:

Maguire Partners-Bunker Hill, Ltd. (Maguire)

Crocker Grande, Inc. in the case of Manager and Crocker Properties Inc. in the case of Member, both wholly owned subsidiaries of Wells Fargo Bank, N.A. (collectively Wells Fargo)

A revocable trust of Gibson, Dunn & Crutcher

MAC-WFT, Inc., a wholly owned subsidiary of Mitsui Corporation of America.

      Available cash is distributed to the members of Manager and Member based on the distribution priorities described in the operating agreements for Manager and Member. For financial reporting purposes, net income is allocated among the members in the same manner as available cash is distributed.

      The Wells Fargo Tower, which is part of the Wells Fargo Center, consists of a 54-story office tower, retail pavilion, and a five-level subterranean parking garage. The other high-rise office building in the Wells Fargo Center, known as the KPMG Tower, is owned by an affiliate of Maguire. Major tenants in the Wells Fargo Tower include affiliates of the members of Manager and Member, Wells Fargo Bank, N.A. (Wells), and Gibson, Dunn & Crutcher (GD&C).

      An affiliate of Maguire serves as the property manager for the Wells Fargo Tower and, accordingly, makes the day-to-day decisions related to the Company. Major decisions, as defined in the operating agreements of Manager and Member, are made by the Management Committee.

(2) Summary of Significant Accounting Policies

(a) Principles of Combination

      As described in note 1, the accounts of Manager, Member, and North Tower are combined in the accompanying combined financial statements. All significant intercompany balances and transactions have been eliminated in combination.

     (b) Cash Equivalents

      For purposes of the statements of cash flows, the Company considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC
(Delaware Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

     (c) Investment in Real Estate

      Investment in real estate is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	50 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	5 years

      Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

     (d) Impairment of Long-Lived Assets

      The Company assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying value of the investment in real estate has occurred.

     (e) Deferred Leasing and Loan Costs

      Deferred leasing commissions and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are capitalized and amortized to interest expense over the terms of the related loans using a method that approximates the effective-interest method.

     (f) Revenue Recognition

      All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred rents in the accompanying combined balance sheets and contractually due but unpaid rents are included in rents and other receivables.

      Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying combined statements of income, are recognized when the related leases are canceled and the Company has no continuing obligation to provide services for such former tenants. Other income during the year ended December 31, 2001 includes $3,374,000 in termination fees received from former tenants for the termination of their existing lease agreements.

     (g) New Accounting Pronouncements

      The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. FASB Statement No. 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to the Company

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC
(Delaware Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

related to SFAS No. 145 is to provide that early extinguishment of debt, including the write-off of unamortized deferred loan costs, is generally no longer considered an extraordinary item. Effective January 1, 2002, the Company has adopted the provisions of SFAS No. 145 and has presented all previous early write-offs of unamortized loan costs as a component of interest expense.

     (h) Income Taxes

      Under applicable federal and state income tax rules, the allocated share of net income or loss from limited liability companies is reportable in the income tax returns of the members. Accordingly, no income tax provision is included in the accompanying combined financial statements.

     (i) Management’s Estimates and Critical Accounting Policies

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

      Management has identified certain critical accounting policies that affect management’s more significant judgments and estimates used in the preparation of the Company’s combined financial statements. On an ongoing basis, management evaluates estimates related to critical accounting policies, including those related to revenue recognition and the allowance for doubtful accounts receivable and investments in real estate and asset impairment. The estimates are based on information that is currently available to management and on various other assumptions that management believes are reasonable under the circumstances.

      Management must make estimates related to the collectibility of accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. Management specifically analyzes accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on the Company’s net income, because a higher bad debt allowance would result in lower net income.

      Management is required to make subjective assessments as to the useful lives of the properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company’s investment in real estate. These assessments have a direct impact on the Company’s net income because if management were to shorten the expected useful lives of the Company’s investment in real estate the Company would depreciate such real estate over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

      Management is required to make subjective assessments as to whether there is impairment in the value of the Company’s investment in real estate. These assessments have a direct impact on the Company’s net income because recording an impairment loss results in an immediate negative adjustment to net income.

(j)	Unaudited Interim Combined Financial Information

      The combined financial statements as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC
(Delaware Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(3) Mortgage Loan

      The mortgage loan is secured by a first trust deed on the Wells Fargo Tower. The loan bears interest at an initial rate of 7.17% through April 30, 2005 (the Reset Date). After the Reset Date, the loan will bear interest at the greater of the sum of the initial rate plus 300 basis points, or the sum of the 18-year US treasury rate plus 300 basis points. Principal and interest payments of $1,033,000 are due monthly and, beginning on the Reset Date, all excess cash flow, as defined, is to be paid as additional principal reductions on the loan. Distributions to the members of the Company are prohibited from the Reset Date through the date the loan is repaid. The loan matures on April 30, 2023. Maguire, Wells Fargo and MAC-WFT, Inc. have made certain guarantees with respect to the loan.

      In accordance with the loan agreement, all cash receipts of Wells Fargo Tower are directed and deposited into a restricted lockbox account. These receipts are then allocated and held in restricted cash accounts in accordance with the cash management agreement, which is part of the loan agreement.

      As of December 31, 2002, the future principal payments of the mortgage loan are as follows:

2003	$2,781
2004	2,990
2005	3,215
2006	3,457
2007	3,716
Thereafter	117,439

$133,598

(4) Capital Lease Payable

      During 2001, the Company entered into a $1,500,000 capital lease agreement to purchase cost-saving capital improvements that are shared between Wells Fargo Tower and KPMG Tower. The capital improvements were allocated $877,000 and $623,000 to Wells Fargo Tower and KPMG Tower, respectively. The aggregate minimum monthly payments are allocated $16,000 and $11,000 to Wells Fargo Tower and KPMG Tower, respectively. The capital lease expires in September 2007.

      The future minimum annual capital lease payments allocated to the Company are as follows as of December 31, 2002:

2003	$194
2004	194
2005	194
2006	194
2007	145

Total payments	921
Less interest included above	(187)

$734

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC
(Delaware Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(5)	Related Party Transactions

      Included in rental revenue and tenant reimbursements in the accompanying combined statements of income are $6,777,000, $6,517,000 and $5,992,000, for the Wells Fargo lease, and $6,571,000, $6,350,000 and $6,250,000 for the GD&C lease for the years ended December 31, 2002, 2001, and 2000, respectively. Such amounts are net of rent credits, as defined in the operating agreements for Manager and Member. The rent credits total $592,000 for each of the years in the three-year period ended December 31, 2002. Wells and GD&C lease space in the Wells Fargo Tower and receive rent credits that were granted as part of their respective lease agreements. As of December 31, 2002 and 2001, $1,145,000 and $1,001,000, respectively, of the deferred rents included in the accompanying combined balance sheets relate to these leases. The leases for these tenants expire or are cancelable in 2012 through 2013.

      During the year ended December 31, 2000, the Company wrote off a rent receivable of $175,000 from Court Cafeteria Associates, an affiliate of Maguire.

      The Company incurred fees of $1,001,000, $1,066,000 and $1,118,000 for the years ended December 31, 2002, 2001, and 2000, respectively, to Maguire Partners Development, Ltd. (Development), an affiliate of Maguire, for on-site management services to the Wells Fargo Tower. In accordance with the management agreement, the management fee was calculated as 2.5% of Project Income (as defined in such agreement). In addition, included in management fees for the year ended December 31, 2000 was $144,000 charged by Development for management of the on-site City Club on Bunker Hill. As of December 31, 2002 and 2001, the Company had prepaid approximately $360,000 and $720,000, respectively, for management fees attributable to the following year, which is included in due from affiliates in the accompanying combined financial statements.

      Development obtains property and liability insurance for the Company as part of a larger insurance package that includes coverage on other real estate managed by Development. Development allocates a portion of the total insurance premium for the different insured components to the Company using specific-identification, relative square footage, and relative insured value as an allocation basis.

      Development also has an agreement with the Company to provide leasing services. Approximately $238,000, $889,000 and $503,000 of leasing commissions were incurred for the years ended December 31, 2002, 2001, and 2000, respectively.

(6)	Minimum Future Lease Rentals

      Total future minimum rent under noncancelable operating tenant leases in effect as of December 31, 2002, net of the rent credits discussed in note 5, is as follows:

2003	$18,738
2004	18,115
2005	17,534
2006	17,034
2007	15,993
Thereafter	67,514

$154,928

      Included in the future cash flows above is approximately $95,943,000 related to the Wells and GD&C leases.

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC
(Delaware Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(7) Tenant Concentrations

      As discussed in note 5, a significant portion of the Company’s rental revenues and tenant reimbursements were generated by the GD&C and Wells leases.

(8) Fair Value of Financial Instruments

      The fair value of the Company’s mortgage loan is estimated based on rates currently available to the Company for debt with similar terms and remaining maturity. As of December 31, 2002 and 2001, such fair value is approximately $145,087,000 and $143,674,000, respectively, compared to the carrying value of $133,598,000 and $136,184,000, respectively.

      The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, due from affiliates, accounts payable and accrued expenses, prepaid tenant rent and security deposits, and accrued interest payable approximate fair value because of the short-term nature of these instruments. The carrying amount for the capital lease payable is approximately equal to fair value based on currently available capital lease terms.

(9) Investment in Real Estate

      Following is certain information related to the Company’s investment in real estate as of December 31, 2002:

Encumbrances	$133,598
Initial cost to Company:
Land	4,073
Buildings and improvements	–
Cost capitalized subsequent to acquisition:
Improvements including carrying costs	199,882
Total costs:
Land	8,598
Buildings and improvements	195,357
Accumulated depreciation and amortization	79,451
Date of construction	1982

      The aggregate gross cost of the Company’s investment in real estate for federal income tax purposes approximated $188 million as of December 31, 2002. This differs from the gross cost included in the accompanying combined financial statements due, in part, to removal of certain fully depreciated assets for financial reporting purposes.

      The following table reconciles the historical cost of the Company’s investment in real estate from January 1, 2000 to December 31, 2002:

	Year Ended December 31,

	2002	2001	2000

Balance, beginning of the year	$201,163	199,543	196,388
Additions during the year	5,201	7,397	3,406
Deductions during the year	(2,409)	(5,777)	(251)

Balance, end of the year	$203,955	201,163	199,543

NORTH TOWER MANAGER, LLC AND NORTH TOWER MEMBER, LLC
(Delaware Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The following table reconciles the accumulated depreciation and amortization of the Company’s investment in real estate from January 1, 2000 to December 31, 2002:

	Year Ended December 31,

	2002	2001	2000

Balance, beginning of the year	$75,835	74,587	69,326
Additions during the year (depreciation and amortization expense)	6,025	5,988	5,512
Deductions during the year	(2,409)	(4,740)	(251)

Balance, end of the year	$79,451	75,835	74,587

(10) Commitments and Contingencies

      The Company has been named as a defendant in a number of lawsuits in the ordinary course of business. Management believes, based, in part, on advice of legal counsel, that the ultimate settlement of these suits will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

(11) Subsequent Event

      On February 5, 2003, Maguire purchased the interests in the Company owned by MAC-WFT, Inc., and GD&C.

INDEPENDENT AUDITORS’ REPORT

The Members

Maguire Partners-South Tower, LLC:

      We have audited the accompanying balance sheet of Maguire Partners-South Tower, LLC, a California limited liability company (the Company), as of December 31, 2001 and the related statements of operations, members’ deficit, and cash flows for the period from January 1, 2002 through September 13, 2002 and for each of the years in the two-year period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maguire Partners-South Tower, LLC as of December 31, 2001 and the results of its operations and its cash flows for the period from January 1, 2002 through September 13, 2002 and for each of the years in the two-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

December 20, 2002

MAGUIRE PARTNERS-SOUTH TOWER, LLC

(A California Limited Liability Company)

BALANCE SHEET

December 31, 2001
(In thousands)

ASSETS
Investment in real estate:
Land	$5,787
Building and improvements	140,433
Tenant improvements	28,657
Furniture, fixtures, and equipment	624

175,501
Less accumulated depreciation and amortization	(65,166)

110,335
Cash and cash equivalents, unrestricted	261
Restricted cash	1,820
Rents and other receivables	741
Deferred rents	7,694
Due from affiliates	1,657
Deferred leasing and loan costs, net of accumulated amortization of $5,818	6,506
Other assets	255

Total assets	129,269

LIABILITIES AND MEMBERS’ DEFICIT
Mortgage loan, net of unamortized discount of $3,525	180,070
Capital lease payable	604
Accrued lender participation	7,466
Accounts payable and accrued expenses	3,165
Accrued interest payable	1,530
Prepaid tenant rent and security deposits	1,362

Total liabilities	194,197
Members’ deficit	(64,928)

Total liabilities and members’ deficit	$129,269

See accompanying notes to financial statements.

MAGUIRE PARTNERS-SOUTH TOWER, LLC

(A California Limited Liability Company)

STATEMENTS OF OPERATIONS

(In thousands)

		Period from
		January 1, 2002	Year Ended
	Three Months	through	December 31,
	Ended March 31,	September 13,
	2002	2002	2001	2000

	(Unaudited)
Revenues:
Rental	$5,276	13,433	20,828	20,495
Tenant reimbursements	1,837	6,889	6,271	5,047
Parking operations	1,295	3,793	5,093	4,580
Other income	94	606	415	913

Total revenues	8,502	24,721	32,607	31,035

Expenses:
Rental property operations and maintenance	2,424	7,187	9,598	9,190
Property management fees to affiliate	224	653	854	796
Real estate taxes	540	1,520	2,111	2,048
Interest	5,140	14,549	20,602	19,054
Depreciation and amortization	1,664	4,549	6,328	5,428
General and administrative	158	516	906	591

Total expenses	10,150	28,974	40,399	37,107

Net loss	$(1,648)	(4,253)	(7,792)	(6,072)

See accompanying notes to financial statements.

MAGUIRE PARTNERS-SOUTH TOWER, LLC

(A California Limited Liability Company)

STATEMENTS OF MEMBERS’ DEFICIT

Period from January 1, 2002 through September 13, 2002 and
Years Ended December 31, 2001 and 2000
(In thousands)

	Maguire Partners-	Other
	Bunker Hill, Ltd.	Members	Total

Balance, December 31, 1999	$(33,334)	(17,730)	(51,064)
Net loss	(3,037)	(3,035)	(6,072)

Balance, December 31, 2000	(36,371)	(20,765)	(57,136)
Net loss	(3,897)	(3,895)	(7,792)

Balance, December 31, 2001	(40,268)	(24,660)	(64,928)
Net loss	(2,127)	(2,126)	(4,253)
Transfer to newly formed entity under common control	42,395	26,786	69,181

Balance, September 13, 2002	$–	–	–

See accompanying notes to financial statements.

MAGUIRE PARTNERS-SOUTH TOWER, LLC

(A California Limited Liability Company)

STATEMENTS OF CASH FLOWS

(In thousands)

		Period from
		January 1,
	Three Months	2002	Year Ended
	Ended	through	December 31,
	March 31,	September 13,
	2002	2002	2001	2000

	(Unaudited)
Cash flows from operating activities:
Net loss	$(1,648)	(4,253)	(7,792)	(6,072)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,664	4,549	6,328	5,428
Amortization of loan costs and loan discount	535	1,547	2,555	1,388
Change in assets and liabilities:
Rents and other receivables	(240)	(1,024)	(111)	16
Deferred rents	157	591	1,013	10
Due from affiliates	99	1,311	(274)	(495)
Deferred leasing costs	(87)	(1,594)	(2,090)	(1,350)
Other assets	123	(324)	123	(125)
Accounts payable and other liabilities	1,509	3,274	120	2,163
Accrued interest payable	–	654	38	(17)
Accrued participation interest	10	–	–	–

Net cash provided by (used in) operating activities	2,122	4,731	(90)	946

Cash flows from investing activities:
Change in restricted cash	(765)	(1,901)	568	(1,872)
Expenditures for improvements to real estate	(1,545)	(2,917)	(5,084)	(3,613)

Net cash used in investing activities	(2,310)	(4,818)	(4,516)	(5,485)

Cash flows from financing activities:
Proceeds from mortgage loans	–	–	4,568	3,784
Principal payments on capital lease payable	(20)	(62)	(19)	–

Net cash provided by (used in) financing activities	(20)	(62)	4,549	3,784

Net decrease in cash and cash equivalents	(208)	(149)	(57)	(755)
Cash and cash equivalents at beginning of period	261	261	318	1,073

Cash and cash equivalents at end of period	$53	112	261	318

Supplemental disclosure of cash flow information: cash paid for interest	$5,093	12,348	18,008	17,678
Supplemental disclosure of noncash investing and financing activity:
Accrual for additions to real estate included in accounts payable and accrued expenses	$–	877	–	–
Equipment acquired through a capital lease	–	–	623	–

See accompanying notes to financial statements.

MAGUIRE PARTNERS-SOUTH TOWER, LLC

(A California Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

Period From January 1, 2002 through September 13, 2002 and
Years Ended December 31, 2001 and 2000
(Tabular amounts in thousands)

(1) Organization and Description of Business

      Maguire Partners-South Tower, LLC (the Company) was a California limited liability company whose members consisted of Maguire Partners-Bunker Hill, Ltd., a California limited partnership (Maguire), and certain institutional investors. Maguire had a 50.01% membership interest in the Company. The Company owned and operated a high-rise office building, known as the KPMG Tower, located in the Los Angeles central business district, California.

      On September 13, 2002, an affiliate of Maguire purchased the 49.49% membership interests owned by the institutional investors; the assets and liabilities of the Company were transferred to a newly formed entity; and, shortly thereafter, the Company was liquidated.

      In accordance with the terms of the Company’s operating agreement, losses were allocated to each member pro rata based on their stated percentage interest. Available cash flow was allocated based on the formulas described in the limited liability company agreement; however, as discussed in note 3, the Company was precluded from making distributions to the members until the mortgage loan was repaid.

      The KPMG Tower, which is part of the Wells Fargo Center, consists of a 45-story office tower, a five-level subterranean parking garage, and an off-site five-story parking structure, known as X-2 Garage. The other high-rise office building in the Wells Fargo Center, known as the Wells Fargo Tower, is owned by an affiliate of Maguire.

      An affiliate of Maguire served as the property manager for the KPMG Tower and, accordingly, made the day-to-day decisions related to the Company. Major decisions, as defined in the Company’s operating agreement, were made by a management committee, which includes representatives from each of the Company’s members. For approval to be given by the management committee, members of the committee representing at least 75% of the aggregate percentage membership interests in the Company were required to approve a major decision.

(2) Summary of Significant Accounting Policies

(a) Cash Equivalents

      For purposes of the statements of cash flows, the Company considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

(b) Investment in Real Estate

      Investment in real estate is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	50 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	5 years

      Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

MAGUIRE PARTNERS-SOUTH TOWER, LLC
(A California Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

(c) Impairment of Long-Lived Assets

      The Company assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Management believes no impairment in the net carrying value of the investment in real estate has occurred.

(d) Deferred Leasing and Loan Costs

      Deferred leasing commissions and other direct costs associated with the acquisition of leases with tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are capitalized and amortized to interest expense over the terms of the related loans using a method that approximates the effective-interest method.

(e) Accrued Lender Participation

      As of the inception of the mortgage loan, the Company recorded a liability and a corresponding loan discount equal to the estimated fair value of the equity participation feature of its mortgage loan (see note 3). Subsequent changes in the estimated fair value of the participation feature are recorded as adjustments to the recorded liability and discount. The discount is amortized utilizing the effective-interest method over the life of the related mortgage loan.

(f) Revenue Recognition

      All leases are classified as operating leases and contractual noncancelable minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in deferred rents in the accompanying balance sheet and contractually due but unpaid rents are included in rents and other receivables.

      Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying statements of operations, are recognized when the related leases are canceled and the Company has no continuing obligation to provide services for such former tenants.

     (g) New Accounting Pronouncements

      The Financial Accounting Standards Board (FASB) issued Statement of Financial Standards (SFAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. FASB Statement No. 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to the Company related to SFAS No. 145 is to provide that early extinguishment of debt, including the write-off of unamortized deferred loan costs, is generally no longer considered an extraordinary item. Effective January 1, 2002, the Company has adopted the provisions of SFAS No. 145 and has presented all previous early write-offs of unamortized loan costs as a component of interest expense.

MAGUIRE PARTNERS-SOUTH TOWER, LLC
(A California Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

(h) Income Taxes

      Under applicable federal and state income tax rules, the allocated share of net income or loss from limited liability companies is reportable in the income tax returns of the members. Accordingly, no income tax provision is included in the accompanying financial statements.

(i) Management’s Estimates and Critical Accounting Policies

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

      Management has identified certain critical accounting policies that affect management’s more significant judgments and estimates used in the preparation of the Company’s financial statements. On an ongoing basis, management evaluates estimates related to critical accounting policies, including those related to revenue recognition and the allowance for doubtful accounts receivable and investments in real estate and asset impairment. The estimates are based on information that is currently available to management and on various other assumptions that management believes are reasonable under the circumstances.

      Management must make estimates related to the collectibility of accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. Management specifically analyzes accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on the Company’s net income, because a higher bad debt allowance would result in lower net income.

      Management is required to make subjective assessments as to the useful lives of the properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company’s investment in real estate. These assessments have a direct impact on the Company’s net income because if management were to shorten the expected useful lives of the Company’s investment in real estate the Company would depreciate such real estate over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

      Management is required to make subjective assessments as to whether there is impairment in the value of the Company’s investment in real estate. These assessments have a direct impact on the Company’s net income because recording an impairment loss results in an immediate negative adjustment to net income.

      Management is also required to make a subjective assessment as to the fair value of the real estate in order to calculate the estimate of the lender participation liability related to the mortgage loan on the property and the corresponding unearned discount on the loan. This assessment has a direct impact on the Company’s net income because the amortization of the unearned discount is recorded as additional interest expense over the life of the mortgage loan.

(j) Unaudited Interim Financial Information

      The financial statements for the three months ended March 31, 2002 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

MAGUIRE PARTNERS-SOUTH TOWER, LLC
(A California Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

(3)	Mortgage Loan

      The mortgage loan, which had an outstanding principal balance of $183,595,000 as of December 31, 2001, was secured by a first trust deed on the KPMG Tower and matured on September 1, 2003. This loan was repaid on September 13, 2002 upon funding of a new loan obtained by the newly formed entity discussed in note 1. The loan bore interest at a fixed rate of 10% per annum, payable monthly, and provided for an equity participation interest feature whereby, upon sale of the property or at the maturity date of the loan, the Company was obligated to pay the lender an amount equal to 50.0% of the amount by which the sum of fair market value of the property plus all other net assets of the Company exceeds the then outstanding principal balance of the mortgage loan plus any prepayment penalties then due and payable, subject to certain modifications as defined in the agreement. The Company had estimated the fair value of the equity participation to be $7,466,000 as of December 31, 2001. The lender accepted $2,500,000 in satisfaction of the equity participation upon early repayment of the loan, however, a prepayment penalty was incurred. The reduction in the accrued lender participation, reversal of the related unamortized loan discount and the prepayment penalty were recorded by the new borrower, Maguire Partners — 355 S. Grand, LLC. The unamortized discount associated with this equity participation was $3,525,000 as of December 31, 2001. Discount amortization for the period from January 1, 2002 through September 13, 2002 and for the years ended December 31, 2001 and 2000 was $1,406,000, $2,369,000 and $1,201,000, respectively, and was included as a component of interest expense in the accompanying statements of operations.

      In conjunction with the loan agreement, the Company agreed that all cash receipts were to be deposited into a restricted account to be disbursed by the lender’s agent for the payment of budgeted operating expenses, budgeted capital costs, contractual debt service (interest) and escrowed property tax, and insurance impounds. Additionally, no distributions to members were permitted to be made until the loan was paid in full. Any excess cash flow may be requested by the lender from time to time to be applied against the indebtedness. Because of these arrangements, the majority of the Company’s cash balances are classified as restricted in the accompanying financial statements.

(4)	Capital Lease Payable

      During 2001, the Company entered into a $1,500,000 capital lease agreement to purchase cost saving capital improvements that are shared between Wells Fargo Tower and KPMG Tower. The capital improvements were allocated $877,000 and $623,000 to Wells Fargo Tower and KPMG Tower, respectively. The aggregate minimum monthly payments were allocated $16,000 and $11,000 to Wells Fargo Tower and KPMG Tower, respectively. The capital lease expires in September 2007.

      The future minimum annual capital lease payments allocated to the Company are as follows as of December 31, 2001:

2002	$138
2003	138
2004	138
2005	138
2006	138
Thereafter	103

Total payments	793
Less interest included above	(189)

$604

MAGUIRE PARTNERS-SOUTH TOWER, LLC
(A California Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

(5)	Related Party Transactions

      Maguire Partners Development, Ltd (Development), an affiliate of Maguire leased space in the KPMG Tower through mid-2001. Rental and tenant reimbursement revenue from this lease totaled $234,000 and $456,000 for the years ended December 31, 2001 and 2000, respectively. As of December 31, 2001, the Company had a receivable from Development of $1,345,000, which primarily represented rents in arrears since December 1997. Maguire and Development are indirectly owned by the same Maguire Partners owners and, accordingly, management of the Company believes the receivables from Development are collectible.

      The Company incurred fees of $653,000, $854,000 and $796,000 for the period from January 1, 2002 through September 13, 2002 and for the years ended December 31, 2001 and 2000, respectively, to Development for providing on-site management services to the KPMG Tower. In accordance with the management agreement, the management fee was calculated as 2.5% of Project Income (as defined).

      Development obtains property and liability insurance for the Company as part of a larger insurance package that includes coverage on other real estate managed by Development. Development allocates a portion of the total insurance premium for the different insured components to the Company using specific identification, relative square footage, and relative insured value as an allocation basis.

      Development also has an agreement with the Company to provide leasing services. Approximately $921,000, $621,000 and $445,000 of leasing commissions were incurred for the period from January 1, 2002 through September 13, 2002 and for the years ended December 31, 2001 and 2000, respectively.

(6) Minimum Future Lease Rentals

      Total future minimum rent under noncancelable operating tenant leases in effect as of December 31, 2001 is as follows:

2002	$19,676
2003	13,983
2004	13,102
2005	12,824
2006	12,001
Thereafter	39,711

$111,297

(7) Tenant Concentrations

      A significant portion of the Company’s rental revenues and tenant reimbursements were generated from four tenants. The revenue recognized related to these tenants for the period from January 1, 2002 through September 13, 2002 and for the years ended December 31, 2001 and 2000 was as follows:

	2002	2001	2000

School district	$5,946	9,233	8,697
Law firm	3,084	4,251	4,180
Accounting firm	2,764	3,790	3,142
Financial services firm	1,322	2,012	1,997

	$13,116	19,286	18,016

MAGUIRE PARTNERS-SOUTH TOWER, LLC
(A California Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      As of December 31, 2001, $4,693,000 of the deferred rents relates to these four leases. The leases for these tenants expire or are cancelable in 2003 through 2014.

(8)	Fair Value of Financial Instruments

      The fair value of the Company’s mortgage loan is estimated based on rates currently available to the Company for debt with similar terms and remaining maturity. As of December 31, 2001, such fair value is approximately equal to the carrying value for this debt and the related accrued lender participation. As discussed in note 3, the accrued lender participation is stated at estimated fair market value. Management believes that the 10% interest rate is approximately market for this loan as the property is highly leveraged.

      The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, due from affiliates, accounts payable and accrued expenses, and accrued interest payable approximate fair value because of the short-term nature of these instruments.

(9) Investment in Real Estate

      The following table reconciles the historical cost of the Company’s investment in real estate from January 1, 2000 to December 31, 2001:

	Year Ended
	December 31,

	2001	2000

Balance, beginning of the year	$169,918	168,344
Additions during the period	5,707	3,613
Deductions during the period	(124)	(2,039)

Balance, end of the year	$175,501	169,918

      The following table reconciles the accumulated depreciation and amortization of the Company’s investment in real estate from January 1, 2000 to December 31, 2001:

	Year Ended
	December 31,

	2001	2000

Balance, beginning of the year	$60,069	56,680
Additions during the period (depreciation and amortization expense)	5,583	4,645
Deductions during the period	(486)	(1,256)

Balance, end of the year	$65,166	60,069

(10) Commitments and Contingencies

      The Company has been named as a defendant in a number of lawsuits in the ordinary course of business. Management believes, based, in part, on advice of legal counsel, that the ultimate settlement of these suits will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

INDEPENDENT AUDITORS’ REPORT

The Members

Maguire Partners-Glendale Center, LLC:

      We have audited the accompanying consolidated balance sheets of Maguire Partners-Glendale Center, LLC (a California limited liability company) and subsidiary (collectively, the Company) as of December 31, 2002 and 2001 and the related consolidated statements of income, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maguire Partners-Glendale Center, LLC and subsidiary as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

February 21, 2003

MAGUIRE PARTNERS-GLENDALE CENTER, LLC

(A California Limited Liability Company)
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,

	2003	2002	2001

	(Unaudited)
ASSETS
Investment in real estate:
Land	$4,546	4,546	4,546
Building and improvements	35,184	35,184	35,184
Tenant improvements	6,494	6,494	6,494
Furniture, fixtures, and equipment	96	96	96

	46,320	46,320	46,320
Less accumulated depreciation and amortization	(10,116)	(9,761)	(8,342)

	36,204	36,559	37,978
Cash and cash equivalents, unrestricted	1,426	1,569	1,969
Restricted cash	1,273	1,450	2,105
Rents and other receivables	150	228	202
Deferred rents	6,401	6,436	6,576
Due from affiliates	228	213	456
Deferred leasing and loan costs, net of accumulated amortization of $5,549 (unaudited), $5,196 and $3,904 as of 2003, 2002 and 2001, respectively	6,646	6,696	6,834
Other assets	247	129	70

Total assets	$52,575	53,280	56,190

LIABILITIES AND MEMBERS’ EQUITY
Mortgage loan	$37,000	37,000	37,000
Accrued tenant participation	5,738	5,667	5,282
Accounts payable and accrued expenses	499	604	824
Accrued interest payable	155	155	155
Prepaid tenant rent and security deposits	693	962	965

Total liabilities	44,085	44,388	44,226

Members’ equity	20,490	20,892	23,964
Less note receivable from member	(12,000)	(12,000)	(12,000)

Members’ equity, net	8,490	8,892	11,964

Total liabilities and members’ equity	$52,575	53,280	56,190

See accompanying notes to consolidated financial statements.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC

(A California Limited Liability Company)
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

	Three Months
	Ended March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Revenues:
Rental from third parties	$1,138	1,137	4,582	4,582	4,586
Rental from affiliates	877	876	3,504	3,469	3,469
Tenant reimbursements from third parties	660	602	2,569	2,500	2,209
Tenant reimbursements from affiliates	146	111	563	338	306
Parking operations	456	396	1,671	1,569	1,524
Interest income	217	218	884	961	63

Total revenues	3,494	3,340	13,773	13,419	12,157

Expenses:
Building and parking garage operations	832	694	3,193	2,890	2,619
Property management fees to affiliates	84	79	348	319	292
Real estate taxes	196	193	740	750	740
Interest	676	678	2,744	2,737	2,168
Depreciation and amortization	702	552	2,686	2,563	2,532
General and administrative	59	45	243	283	221

Total expenses	2,549	2,241	9,954	9,542	8,572

Income before appreciation in land distributed to members	945	1,099	3,819	3,877	3,585
Appreciation in land distributed to members	–	–	–	–	6,478

Net income	$945	1,099	3,819	3,877	10,063

See accompanying notes to consolidated financial statements.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC

(A California Limited Liability Company)
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

Three Months Ended March 31, 2003 (Unaudited) and
Years Ended December 31, 2002, 2001, and 2000
(In thousands)

		Less Note
		Receivable From
	Maguire Partners-	Maguire Partners-	Other
	Glendale, LLC	Glendale, LLC	Member	Total

Balance, December 31, 1999	$(272)	–	25,469	25,197
Cash distributions	(471)	–	(3,069)	(3,540)
Land distribution	(4,500)	–	(4,500)	(9,000)
Issuance of note receivable from member	–	(12,000)	–	(12,000)
Net income	3,723	–	6,340	10,063

Balance, December 31, 2000	(1,520)	(12,000)	24,240	10,720
Distributions	(718)	–	(1,915)	(2,633)
Net income	589	–	3,288	3,877

Balance, December 31, 2001	(1,649)	(12,000)	25,613	11,964
Distributions	(1,212)	–	(5,679)	(6,891)
Net income	598	–	3,221	3,819

Balance, December 31, 2002	(2,263)	(12,000)	23,155	8,892
Distributions (unaudited)	(298)	–	(1,049)	(1,347)
Net income (unaudited)	164	–	781	945

Balance, March 31, 2003 (unaudited)	$(2,397)	(12,000)	22,887	8,490

See accompanying notes to consolidated financial statements.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC

(A California Limited Liability Company)
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months
	Ended
	March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Cash flows from operating activities:
Net income	$945	1,099	3,819	3,877	10,063
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	702	552	2,686	2,563	2,532
Appreciation in land distributed to members	–	–	–	–	(6,478)
Amortization of loan costs	6	4	26	22	112
Write-off of deferred loan costs	–	–	–	–	233
Change in assets and liabilities:
Rents and other receivables	78	(52)	(26)	83	(203)
Deferred rents	35	35	140	(344)	(1,336)
Due from affiliates	(15)	(442)	243	(54)	(267)
Deferred leasing costs	(303)	–	(1,155)	(1,113)	(2,560)
Other assets	(118)	(134)	(59)	(6)	6
Accrued tenant participation	71	–	385	457	1,843
Accounts payable and other liabilities	(374)	53	(223)	973	(144)
Accrued interest payable	–	–	–	14	(9)

Net cash provided by operating activities	1,027	1,115	5,836	6,472	3,792

Cash flows from investing activities:
Restricted cash	177	(1,379)	655	(691)	(1,414)
Expenditures for improvements to real estate	–	–	–	(1,192)	(130)

Net cash provided by (used in) investing activities	177	(1,379)	655	(1,883)	(1,544)

Cash flows from financing activities:
Distributions to members	(1,347)	(483)	(6,891)	(2,633)	(3,540)
Issuance of note receivable from member	–	–	–	–	(12,000)
Payment of deferred loan costs	–	–	–	(77)	(239)
Proceeds from mortgage loans	–	–	–	–	37,000
Payment of mortgage loans	–	–	–	–	(25,000)

Net cash used in financing activities	(1,347)	(483)	(6,891)	(2,710)	(3,779)

Net increase (decrease) in cash and cash equivalents	(143)	(747)	(400)	1,879	(1,531)
Cash and cash equivalents at beginning of period	1,569	1,969	1,969	90	1,621

Cash and cash equivalents at end of period	$1,426	1,222	1,569	1,969	90

Supplemental disclosure of cash flow information:
Cash paid for interest	$670	674	2,718	2,701	2,065
Supplemental disclosure of noncash financing activity:
Distribution of land to members	$–	–	–	–	9,000

See accompanying notes to consolidated financial statements.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC

(A California Limited Liability Company)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2003 (Unaudited) and December 31, 2002 and 2001
(Tabular amounts in thousands)

(1) Organization and Description of Business

      Maguire Partners-Glendale Center, LLC (Glendale) is a California limited liability company whose members are Maguire Partners-Glendale, LLC, a California limited liability company (Maguire), and BankAmerica Realty Services, Inc., a Delaware corporation (BARSI). On December 12, 2000, Glendale formed Maguire Partners-611 N. Brand, LLC, a California limited liability company (611 LLC), a wholly owned subsidiary of Glendale, for the purpose of owning and operating Phase I of a commercial office and retail development project known as the Glendale Center, located in Glendale, California (the Project) which was owned by Glendale prior to December 12, 2000. The transfer of the property was recorded by 611 LLC at Glendale’s book value as it was a reorganization of entities under common control. The accompanying consolidated financial statements include the accounts of Glendale and 611 LLC (collectively, the Company).

      Phase I of Glendale Center consists of a 364,000 square foot office tower and some retail space. The Company also owned an adjacent parcel of land, referred to as Phase II. Economic ownership of the Phase II land was effectively transferred to Maguire and BARSI through a 99 year ground lease which provides for an annual lease payment of $1. Accordingly, the Company has accounted for this transaction following the substance of the transaction which was a distribution of an asset owned by the Company to its members on December 12, 2000. The distribution has been recorded at fair value, which is based on the cash price that an affiliate of Maguire paid to BARSI to acquire BARSI’s 50% interest in the land. The fair value of the Phase II land exceeded the Company’s cost by $6,478,000 and this amount has been presented in the accompanying consolidated statement of income.

      In accordance with the operating agreement of Glendale, Phase I net income and distributions of available cash are first allocated to BARSI until a 9% return on BARSI’s preferred account balance (as defined in the operating agreement) is achieved. The next priority is payment of a tenant participation in cash flow as further described in note 5. The remaining amounts of Phase I net income and cash distributions are allocated 30% to Maguire and 70% to BARSI. As of December 31, 2002, there is no unpaid preferred return to BARSI. Net income and distributions related to Phase II were allocated equally amongst the members.

(2) Summary of Significant Accounting Policies

(a) Principles of Consolidation

      The consolidated financial statements include the accounts of Glendale and 611 LLC. All significant intercompany accounts and transactions have been eliminated.

(b) Cash Equivalents

      For purposes of the statements of cash flows, the Company considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC
(A California Limited Liability Company)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c) Investment in Real Estate

      Investment in real estate is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	40 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	5 years

      Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

(d) Impairment of Long-Lived Assets

      The Company assesses whether there has been impairment in the carrying value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Management believes no impairment in the net carrying value of the investment in real estate has occurred.

(e) Deferred Leasing and Loan Costs

      Deferred leasing commissions and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are deferred and amortized to interest expense over the terms of the related loan using a method that approximates the effective interest method.

(f) Revenue Recognition

      All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in deferred rents in the accompanying consolidated balance sheets and contractually due but unpaid rents are included in rents and other receivables.

      Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying consolidated statements of income, are recognized when the related leases are canceled and the Company has no continuing obligation to provide services for such former tenants.

(g) New Accounting Pronouncements

      The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. FASB Statement No. 145 generally provided for various technical corrections to previously issued accounting pronouncements. The only impact to the Company

MAGUIRE PARTNERS-GLENDALE CENTER, LLC
(A California Limited Liability Company)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related to SFAS No. 145 is to provide that early extinguishment of debt, including the write-off of unamortized deferred loan costs, is generally no longer considered an extraordinary item. Effective January 1, 2002, the Company has adopted the provisions of SFAS No. 145 and has presented all previous early write-offs of unamortized loan costs as a component of interest expense.

(h) Income Taxes

      Under applicable federal and state income tax rules, the allocated share of net income or loss of limited liability companies is reportable in the income tax returns of the members. Accordingly, no income tax provision is included in the accompanying consolidated financial statements.

(i) Management’s Estimates and Critical Accounting Policies

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

      Management has identified certain critical accounting policies that affect management’s more significant judgments and estimates used in the preparation of the Company’s consolidated financial statements. On an ongoing basis, management evaluates estimates related to critical accounting policies, including those related to revenue recognition and the allowance for doubtful accounts receivable and investments in real estate and asset impairment. The estimates are based on information that is currently available to management and on various other assumptions that management believes are reasonable under the circumstances.

      Management must make estimates related to the collectibility of accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. Management specifically analyzes accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on the Company’s net income, because a higher bad debt allowance would result in lower net income.

      Management is required to make subjective assessments as to the useful lives of the properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company’s investment in real estate. These assessments have a direct impact on the Company’s net income because if management were to shorten the expected useful lives of the Company’s investment in real estate the Company would depreciate such real estate over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

      Management is required to make subjective assessments as to whether there is impairment in the value of the Company’s investment in real estate. These assessments have a direct impact on the Company’s net income because recording an impairment loss results in an immediate negative adjustment to net income.

      Management is also required to make a subjective assessment as to the fair value of the real estate in order to calculate the estimate of the fair value of the accrued tenant participation (see note 5) and the corresponding deferred leasing cost. This assessment has a direct impact on the Company’s net income because the amortization of the deferred leasing cost is recorded as an expense over the life of the tenant’s lease.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC
(A California Limited Liability Company)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(j) Unaudited Interim Consolidated Financial Information

      The consolidated financial statements as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

(3)	Mortgage Loan

      On December 12, 2000, the Company obtained a new mortgage loan in the amount of $37,000,000. The net proceeds from the refinancing were used by the Company to repay the principal balance of existing debt, fund required reserves, pay loan closing costs and other general uses, and the remaining proceeds of $12,000,000 were loaned to Maguire (note 4). In conjunction with the refinancing, the Company was required to form 611 LLC, a bankruptcy remote entity, to hold the property. The loan is secured by a first mortgage lien on the Project, an assignment of the leases, as well as personal property liens. The loan is guaranteed by an affiliate of Maguire.

      The loan matures on July 11, 2028. Interest is due monthly at 7.20% per annum through January 11, 2011. Beginning January 12, 2011, the interest rate increases to the greater of 12.2% or the treasury rate plus 5%, unless the loan is an asset of an entity subject to a securitization, as defined, in which case the interest rate increases to 9.2%. Monthly payments of principal and interest in the amount of approximately $265,000 are due beginning August 12, 2003 through maturity. Additionally, beginning January 11, 2011, all excess cash flow, as defined, is required to be paid as additional principal reductions on the loan. Distributions to the members of the Company are prohibited from January 11, 2011 until the loan is repaid. The terms of the mortgage loan agreement include certain prepayment penalty provisions.

      In accordance with the mortgage loan agreement, all cash receipts of the Project are directed and deposited into a restricted lockbox account. These receipts are then allocated and held in restricted cash reserve accounts in accordance with the cash management agreement, which is part of the mortgage loan agreement.

      As of December 31, 2002, the future principal payments of the mortgage loan are as follows:

2003	$201
2004	507
2005	545
2006	586
2007	631
Thereafter	34,530

$37,000

(4)	Note Receivable from Member

      On December 12, 2000, the Company loaned $12,000,000 of the refinancing proceeds to Maguire. The terms of the note receivable provide for interest at 7.20% per annum payable monthly through its maturity on January 11, 2011. Monthly payments of principal in addition to interest are due beginning on August 11, 2003 through maturity. This note, which is secured by Maguire’s member interest, has been recorded as a reduction to members’ equity in the accompanying consolidated financial statements.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC
(A California Limited Liability Company)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(5)	Accrued Tenant Participation

      In order to induce a significant tenant to enter into a lease in the Project, the Company granted this tenant a 20% participation in the Company’s net operating cash flow and net sales proceeds from Phase I of the Project after all accrued and unpaid member preference returns and member loans are paid, as described in an addendum to the Company’s operating agreement. As of the inception of the lease, the Company recorded the estimated fair value of this tenant participation as a liability and recorded the corresponding lease concession cost. Subsequent changes in the estimated fair value of the distribution right are recorded as adjustments to the liability and the related lease concession cost. The lease concession cost is amortized on the straight-line method over the life of the related lease. Annual net operating cash flow payments to the tenant are recorded as a reduction of the accrued tenant participation liability. The Company estimates the fair value of the distribution right to be the net present value of the tenant’s share of the estimated net operating cash flow through the lease expiration date in 2011 and the present value of the tenant’s share of the estimated net proceeds from sale in 2011. The Company has the option to purchase the tenant participation at the end of the lease in 2011. The participation continues in perpetuity until the Company purchases the participation right or sells the property. The tenant received participation payments totaling $769,000, $606,000 and $250,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

(6)	Related Party Transactions

      The Company incurred fees of $348,000, $319,000 and $292,000 for the years ended December 31, 2002, 2001, and 2000, respectively, to Maguire Partners Development, Ltd. (Development), an affiliate of Maguire, for providing on-site management services to the Project. In accordance with the management agreement, the management fee was calculated as 2.5% of Project Income (as defined in the management agreement).

      The Company leases approximately 37% of the Project space to an affiliate of BARSI as discussed in note 8. The leases expire in 2010 through 2013. In addition to minimum rents, the member affiliate is also required to pay for various operating expenses and real estate property taxes as defined in the lease agreement. Included in due from affiliates in the accompanying consolidated balance sheets as of December 31, 2002 and 2001 is $125,000 and $135,000, respectively, due from this affiliate of BARSI.

      Development also maintains property and liability insurance for the Company as part of a larger insurance package that includes coverage on other real estate managed by Development. Development allocates a portion of the total insurance premium using specific-identification, relative square footage, and relative insured value as an allocation basis.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC
(A California Limited Liability Company)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(7)	Minimum Future Lease Rentals

      Total future minimum rent under noncancelable operating tenant leases in effect as of December 31, 2002 is as follows:

2003	$8,200
2004	8,193
2005	8,259
2006	7,955
2007	7,733
Thereafter	24,383

$64,723

      Included in the future minimum rent amounts above is approximately $29,837,000 related to an affiliate of BARSI.

(8)	Tenant Concentrations

      A significant portion of the Company’s rental revenues and tenant reimbursements were generated from three tenants. The revenue recognized related to these tenants for the years ended December 31, 2002, 2001, and 2000 was as follows:

	2002	2001	2000

Entertainment company	$4,863	4,676	4,600
BARSI affiliate	4,009	3,807	3,775
Entertainment company	2,272	2,175	2,159

	$11,144	10,658	10,534

      As of December 31, 2002 and 2001, 100% of the deferred rents relates to these three tenant leases, including $2,661,000 and $2,616,000, respectively, related to the affiliate of BARSI. The leases for these tenants expire or are cancelable from 2006 through 2013.

(9)	Fair Value of Financial Instruments

      The fair value of the Company’s mortgage loan is estimated based on rates currently available to the Company for debt with similar terms and remaining maturity. As of December 31, 2002 and 2001, such fair value is approximately $42,550,000 and $39,220,000, respectively, compared to the carrying value of $37,000,000.

      The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, due from affiliates, accounts payable and accrued expenses, and accrued interest payable approximate the fair values because of the short-term nature of these instruments. As described in note 5, the accrued tenant participation is recorded at fair value. It is not possible to estimate the fair value of the Company’s note receivable from affiliate due to the related party nature of this financing.

MAGUIRE PARTNERS-GLENDALE CENTER, LLC
(A California Limited Liability Company)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(10)	Investment in Real Estate

      Following is certain information related to the Company’s investment in real estate as of December 31, 2002:

Encumbrances	$37,000
Initial cost to Company:
Land	4,546
Buildings and improvements	–
Cost capitalized subsequent to acquisition:
Improvements	41,439
Carrying costs	335
Total costs:
Land	4,546
Buildings and improvements	41,774
Accumulated depreciation and amortization	9,761
Date of acquisition	1996

      The aggregate gross cost of the Company’s investment in real estate for federal income tax purposes approximated $48 million as of December 31, 2002.

      The following table reconciles the historical cost of the Company’s investment in real estate from January 1, 2000 to December 31, 2002:

	Years Ended December 31,

	2002	2001		2000

Balance, beginning of the year	$46,320	46,350		48,742
Additions during the year	–	6	*	130
Deductions during the year	–	(36)		(2,522)

Balance, end of the year	$46,320	46,320		46,350

*	Differs from expenditures for improvements to real estate as stated in the accompanying consolidated statement of cash flows as a result of payments made in 2001 for 1998 improvements for which a liability was accrued in 1998.

     The following table reconciles the accumulated depreciation and amortization of the Company’s investment in real estate from January 1, 2000 to December 31, 2002:

	Years Ended December 31,

	2002	2001	2000

Balance, beginning of the year	$8,342	6,920	5,481
Additions during the year (depreciation and amortization expense)	1,419	1,458	1,439
Deductions during the year	–	(36)	–

Balance, end of the year	$9,761	8,342	6,920

MAGUIRE PARTNERS-GLENDALE CENTER, LLC
(A California Limited Liability Company)
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(11)	Commitments and Contingencies

      The Company has been named as a defendant in a number of lawsuits in the ordinary course of business. Management believes, based, in part, on advice of legal counsel, that the ultimate settlement of these suits will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

INDEPENDENT AUDITORS’ REPORT

The Partners

Maguire Thomas Partners-Fifth & Grand, Ltd.:

      We have audited the accompanying statements of income, partners’ capital, and cash flows of Maguire Thomas Partners-Fifth & Grand, Ltd. (the Partnership) for the period from January 1, 2000 through December 20, 2000. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Maguire Thomas Partners-Fifth & Grand, Ltd. for the period from January 1, 2000 through December 20, 2000, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

October 3, 2002

MAGUIRE THOMAS PARTNERS-FIFTH & GRAND, LTD.

(A California Limited Partnership)

STATEMENT OF INCOME

Period from January 1, 2000 through December 20, 2000
(In thousands)

Revenues:
Rental	$29,236
Tenant reimbursements	11,173
Parking operations	3,290
Other income	865

44,564

Expenses:
Rental property operations and maintenance	9,656
Real estate taxes	2,916
Interest	15,960
Depreciation and amortization	9,705
Management fees to affiliate	1,319
General and administrative	434

39,990

Net income	$4,574

See accompanying notes to financial statements.

MAGUIRE THOMAS PARTNERS-FIFTH & GRAND, LTD.

(A California Limited Partnership)

STATEMENT OF PARTNERS’ CAPITAL

Period from January 1, 2000 through December 20, 2000
(In thousands)

	Maguire
	General Partner
	and Maguire	Other
	Limited Partner	Partners	Total

Balance, December 31, 1999	$139,190	9,097	148,287
Contributions	1,575	675	2,250
Distributions	(13,919)	(1,807)	(15,726)
Net income (loss)	5,297	(723)	4,574

Balance, December 20, 2000	$132,143	7,242	139,385

See accompanying notes to financial statements.

MAGUIRE THOMAS PARTNERS-FIFTH & GRAND, LTD.

(A California Limited Partnership)

STATEMENT OF CASH FLOWS

Period from January 1, 2000 through December 20, 2000
(In thousands)

Cash flows from operating activities:
Net income	$4,574
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,705
Changes in assets and liabilities:
Rents and other receivables	36
Deferred rents	(958)
Due from affiliates	(38)
Deferred leasing costs	14
Other assets	(512)
Accounts payable and accrued expenses	(762)
Accrued interest payable	884
Prepaid rent and security deposits	1,023

Net cash provided by operating activities	13,966

Cash flows from investing activities:
Expenditures for improvements to real estate	(78)

Cash flows from financing activities:
Principal payments on mortgage loan	–
Contributions from partners	2,250
Distributions to partners	(15,726)

Net cash used in financing activities	(13,476)

Net increase (decrease) in cash and cash equivalents	412
Cash and cash equivalents at beginning of period	2,846

Cash and cash equivalents at end of period	$3,258

Supplemental disclosure of cash flow information:
Cash paid for interest	$15,076

See accompanying notes to financial statements.

MAGUIRE THOMAS PARTNERS-FIFTH & GRAND, LTD.

(A California Limited Partnership)

NOTES TO FINANCIAL STATEMENTS

Period from January 1, 2000 through December 20, 2000

(1)	Organization and Description of Business

      For the period from January 1, 2000 through December 20, 2000, the partners of Maguire Thomas Partners-Fifth & Grand, Ltd., a California limited partnership (the Partnership), were Maguire Thomas Partners-Grand Place Tower, Ltd., a California limited partnership (Maguire General Partner), as general partner and three limited partners, including one which is an affiliate of Maguire (Maguire Limited Partner). Effective December 21, 2000, the Maguire Limited Partner acquired the 5% limited partnership interest held by Dai-Ichi Life Property Holdings, Inc. (Dai-Ichi). The remaining limited partner is Southern California Gas Tower, a California corporation, a subsidiary of Southern California Gas Company (SCGC). Collectively, the Maguire General Partner and the Maguire Limited Partner will be referred to as Maguire. Upon the acquisition of Dai-Ichi’s interests in the Partnership, Maguire gained control over the major operating and financial decisions of the Partnership.

      Partnership profits and losses and cash distributions are allocated to each partner in accordance with the specific provisions of the amended and restated partnership agreement. These allocations are not necessarily proportionate to the partners’ respective partnership interests. Among other things, these allocations require certain partners referred to as the Class B partners to fund the total Partnership debt service, utilizing their 50% share of net operating cash flow (as defined in the partnership agreement) or through capital contributions, if necessary. Class A partners have no obligation to fund the Partnership debt service.

      The Partnership owns and operates a 54-story office property known as the Gas Company Tower, located in the Los Angeles central business district, California. An affiliate of Maguire serves as the property manager. SCGC is a major tenant in the Gas Company Tower.

      In October 1998, an involuntary Chapter 11 bankruptcy case was commenced against the Partnership. The bankruptcy proceedings were a result of disputes between Maguire and Dai-Ichi. These disputes were resolved when the Bankruptcy Court approved the settlements resulting in Maguire acquiring Dai-Ichi’s interest in the Partnership, the lender receiving amounts owed under the mortgage loan plus reimbursement for costs incurred related to the bankruptcy proceedings, and settlement of Maguire’s mezzanine loan (which was secured by Maguire’s interests in the Partnership) for a reduced amount. The mortgage loan was refinanced with another lender on December 21, 2000.

      On December 21, 2000, in connection with the refinancing of the loan, the Partnership formed several limited liability companies (LLCs), which are ultimately wholly owned by the Partnership. The Partnership contributed its entire interest in the Gas Company Tower Project to one of these LLCs.

(2)	Summary of Significant Accounting Policies

(a) Depreciation and Amortization

      Depreciation and amortization of investment in real estate were recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and related structures	50 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture and equipment	5 years

      Deferred leasing commissions and other direct costs associated with the acquisition of tenants were amortized on a straight-line basis over the terms of the related leases. Loan costs were amortized to

MAGUIRE THOMAS PARTNERS-FIFTH & GRAND, LTD.
(A California Limited Partnership)

NOTES TO FINANCIAL STATEMENTS — (Continued)

interest expense over the terms of the related loans using a method that approximates the effective interest method.

(b) Revenue Recognition

      All leases were classified as operating leases and minimum rents were recognized on a straight-line basis over the terms of the leases.

      Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs were recognized in the period that the expenses were incurred. Lease termination fees, which were included in other income in the accompanying statements of income, were recognized when the related leases were canceled and the Partnership had no continuing obligation to provide services for such former tenants.

(c) Income Taxes

      Under applicable federal and state income tax rules, the allocated share of net income or loss from partnerships is reportable in the income tax returns of the partners. Accordingly, no income tax provision was included in the accompanying financial statements.

(d) Cash Equivalents

      For purposes of the statements of cash flows, the Partnership considers short-term investments with original maturities of 90 days or less when purchased to be cash equivalents.

(e) Management’s Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

(3)	Related Party Transactions

      The Partnership incurred fees during the period from January 1, 2000 through December 20, 2000 to Maguire Partners Development, Ltd. (Development), an affiliate of Maguire, for on-site management services at the Gas Company Tower. In accordance with the management agreement, the management fee was calculated as 3% of Project Income (as defined by the management agreement).

      Development obtains property and liability insurance for the Partnership as part of a larger insurance package that includes coverage on other real estate managed by Development. Development allocates a portion of the total insurance premium for the different insured components to the Partnership using specific identification, relative square footage, and relative insured value as an allocation basis.

      Affiliates of Maguire managed two multi-level parking structures in downtown Los Angeles which provided off-site parking to tenants of the Gas Company Tower, a property known as 808 South Olive Garage, which is owned by an affiliate of Maguire, and a garage owned by a third party. During 2000, the parking management agreement between the affiliate and the third party garage owner expired and the off-site parking services at that structure were discontinued at that time. During the period from January 1, 2000 through December 20, 2000 the Partnership was charged approximately $655,000 by the off-site

MAGUIRE THOMAS PARTNERS-FIFTH & GRAND, LTD.
(A California Limited Partnership)

NOTES TO FINANCIAL STATEMENTS — (Continued)

parking garages for its allocated share of garage property taxes, insurance, security, and certain other garage costs. Garage payroll and management fees are not included in costs charged to the Partnership.

      The Partnership has entered into an agreement to pay for a specified number of parking passes from one of the affiliated parking structures, discussed above, to the extent such passes are not purchased by tenants of the Partnership or other projects in downtown Los Angeles, which are affiliates of Maguire. The agreement commenced on November 8, 1993 and expires on November 8, 2011. The amounts incurred related to this agreement were approximately $22,000 for the period from January 1, 2000 through December 20, 2000.

(4)	Tenant Concentrations

      A significant portion of the Company’s rental revenues and tenant reimbursements were generated from three tenants. Two of the leases expire in 2006 and one expires in 2011. The revenue recognized related to these tenants for the period from January 1, 2000 through December 20, 2000 was as follows:

SCGC	$20,009
Law firm	6,718
Law firm	6,008

$32,735

INDEPENDENT AUDITORS’ REPORT

The Joint Venturers

Maguire Thomas Partners-Treptow Development Company:

      We have audited the accompanying statements of operations, partners’ deficit, and cash flows of Maguire Thomas Partners-Treptow Development Company (the Company) for the period from January 1, 2000 through December 20, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Maguire Thomas Partners-Treptow Development Company from January 1, 2000 through December 20, 2000, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

October 3, 2002

MAGUIRE THOMAS PARTNERS-TREPTOW DEVELOPMENT COMPANY

(A California Joint Venture)

STATEMENT OF OPERATIONS

Period from January 1, 2000 through December 20, 2000
(In thousands)

Revenues:
Rental	$184
Parking operations	1,631
Other income	66

1,881

Expenses:
Rental property operating and maintenance	576
Real estate taxes	117
Interest	1,557
Depreciation and amortization	395
Management fees	24
General and administrative	–
Less reimbursements from affiliates	(495)

2,174

Net loss	$(293)

See accompanying notes to financial statements.

MAGUIRE THOMAS PARTNERS-TREPTOW DEVELOPMENT COMPANY

(A California Joint Venture)

STATEMENT OF PARTNERS’ DEFICIT

Period from January 1, 2000 through December 20, 2000
(In thousands)

		Other
	Maguire	Partners	Total

Balance, December 31, 1999	$(8,028)	(299)	(8,327)
Net loss	(278)	(15)	(293)

Balance, December 20, 2000	$(8,306)	(314)	(8,620)

See accompanying notes to financial statements.

MAGUIRE THOMAS PARTNERS-TREPTOW DEVELOPMENT COMPANY

(A California Joint Venture)

STATEMENT OF CASH FLOWS

Period from January 1, 2000 through December 20, 2000
(In thousands)

Cash flows from operating activities:
Net loss	$(293)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	395
Changes in assets and liabilities:
Rents and other receivables, net of allowance	168
Deferred leasing costs	(30)
Accounts payable and accrued expenses	33
Accrued interest on advance payable to related party	288
Prepaid rent and security deposits	3

Net cash provided by operating activities	564
Cash flows used in financing activities:
Principal payments on secured note	(450)

Net increase in cash and cash equivalents	114
Cash and cash equivalents at beginning of period	376

Cash and cash equivalents at end of period	$490

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,269

See accompanying notes to financial statements.

MAGUIRE THOMAS PARTNERS-TREPTOW DEVELOPMENT COMPANY

(A California Joint Venture)

NOTES TO FINANCIAL STATEMENTS

Period from January 1, 2000 through December 20, 2000

(1) Organization and Description of Business

      Maguire Thomas Partners-Treptow Development Company, a California joint venture (the Joint Venture), owned and operated a multi-level parking structure (the Property) located in the Los Angeles central business district, California. The ground floor of the parking structure includes commercial office and retail space.

      For the period from January 1, 2000 through December 20, 2000, the partners of the Joint Venture were Maguire Thomas Partners-808 S. Olive, Ltd. (MTP), a California limited partnership, and 808 South Olive Limited (808), a Texas limited partnership. For this same period, the partners of MTP were (a) two partnerships with a total of 95% interests in MTP which are ultimately controlled by Robert F. Maguire III (collectively, Maguire) and (b) Dai-Ichi Life (U.S.A.), Inc. (Dai-Ichi) with a 5% interest. Effective December 21, 2000, Maguire acquired Dai-Ichi’s interest in MTP and most of 808’s interest in the Joint Venture (808 retained a 1% interest) and, as a result, gained control over the operating and financial decisions related to the Property.

      On December 21, 2000, in connection with the buy-out of Dai-Ichi’s interest and the refinancing of the Joint Venture’s loan, several limited liability companies (LLCs) were formed, the assets of the Joint Venture were contributed to one of the LLCs, and the Joint Venture was merged into a newly formed LLC, Maguire Partners-Olive Garage Company (Garage). Garage, through its subsidiaries, owns 100% of the Property. No changes in the carrying values of the Joint Venture’s assets and liabilities resulted from these transactions as the transactions were a reorganization of entities under common control. Hereinafter, the Joint Venture and Garage will collectively be referred to as the Company.

(2) Summary of Significant Accounting Policies

(a) Depreciation and Amortization

      Depreciation and amortization of investment in real estate were recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and related structures	25 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture and equipment	5 years

      Deferred leasing commissions and other direct costs associated with the acquisition of tenants were amortized on a straight-line basis over the terms of the related leases. Loan costs were amortized to interest expense over the terms of the related loans using a method that approximates the effective-interest method.

     (b) Income Taxes

      Under applicable federal and state income tax rules, the allocated share of net income or loss from partnerships is reportable in the income tax returns of the partners. Accordingly, no income tax provision was included in the accompanying financial statements.

     (c) Cash Equivalents

      For purposes of the statements of cash flows, the Company considers short-term investments with original maturities of 90 days or less when purchased to be cash equivalents.

MAGUIRE THOMAS PARTNERS-TREPTOW DEVELOPMENT COMPANY
(A California Joint Venture)

NOTES TO FINANCIAL STATEMENTS — (Continued)

     (d) Management’s Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

(3) Management Agreement with Parking Operator

      The Company had a management agreement with a parking operator (the Operator) to manage and operate the parking garage. Under the agreement, the Operator was entitled to a fixed management fee of $500 per month for the first year of operation (through September 1998), $1,000 per month for the second year (through September 1999), and $1,200 per month for the third year and thereafter. All operating expenses were billed directly to the Company.

(4) Related Party Transactions

      An affiliate of Maguire is entitled to reimbursement for the actual and reasonable costs incurred to provide asset management services to the Company. During the period from January 1, 2000 through December 20, 2000, the affiliate billed the Company $2,000 per month for such fees.

      The Company provides off-site parking primarily to tenants of office buildings owned by affiliates of Maguire. The Company bills these office buildings an allocated share of costs incurred for security, shuttle bus services, property taxes, utilities, insurance, and other operating costs (excluding salaries and management fees paid to the parking operator). The Company billed $494,000 to these affiliates for the period from January 1, 2000 through December 20, 2000.

      An affiliate of Maguire obtains property and liability insurance for the Company as part of a larger insurance package that includes coverage on other real estate managed by the affiliate. This affiliate allocates a portion of the total insurance premium for the different insured components to the Company using specific identification, relative square footage, and relative insured value as an allocation basis.

      A Maguire affiliate, which owns and operates a commercial office building known as the Gas Company Tower, has entered into a multi-year agreement with the Company, which expires on November 8, 2011. Under the terms of this agreement, the affiliate was responsible for the difference if the revenue from the affiliate’s tenants was less than the annual minimum amount listed in the agreement (the Support Payments). The amounts earned related to this agreement were approximately $22,000 for the period from January 1, 2000 through December 20, 2000.

      The annual minimum revenues recognized from tenants in the Gas Company Tower plus the Support Payments comprised 76% of the Company’s parking revenues for the period from January 1, 2000 through December 20, 2000.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Maguire Properties, Inc.:

      We have audited the accompanying combined statement of revenue and certain expenses of Cerritos Corporate Center Phase I and Phase II for the year ended December 31, 2002. This combined statement is the responsibility of management. Our responsibility is to express an opinion on this combined statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the combined statement of revenue and certain expenses. It is not intended to be a complete presentation of Cerritos Corporate Center Phase I and Phase II’s combined revenue and expenses.

      In our opinion, the combined statement referred to above presents fairly, in all material respects, the combined revenue and certain expenses, as described in note 1, of Cerritos Corporate Center Phase I and Phase II for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Los Angeles, California

April 18, 2003

CERRITOS CORPORATE CENTER PHASE I AND PHASE II

Combined Statements of Revenue and Certain Expenses

(In thousands)

	Three months
	ended	Year ended
	March 31,	December 31,
	2003	2002

	(Unaudited)
Revenue:
Rental	$2,158	8,631
Tenant reimbursements	296	3,432

Total revenue	2,454	12,063

Certain expenses:
Rental property operating and maintenance	78	2,120
Real estate taxes	218	780
General and administrative	–	532
Other-ground lease	125	499

Certain expenses	421	3,931

Revenue in excess of certain expenses	$2,033	8,132

See accompanying notes to combined statement of revenue and certain expenses.

CERRITOS CORPORATE CENTER PHASE I AND PHASE II

NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

Three months ended March 31, 2003 (unaudited) and Year ended December 31, 2002

(1) Basis of Presentation

      The accompanying combined statement of revenue and certain expenses relates to the operations of properties known as Cerritos Corporate Center Phase I and Phase II (the Properties). The Properties consists of two office buildings and a five-level parking structure located in Cerritos, California, which are entirely leased by AT&T Wireless Services, Inc. (AT&T).

      The Properties are owned by Cousins Properties Incorporated (Cousins). Maguire Partners, Inc. (Maguire) entered into an agreement with Cousins whereby Maguire agreed to purchase the Properties for $79,150,000. Maguire expects to assign this option to Maguire Properties, L.P. in connection with the proposed initial public offering of Maguire Properties, Inc., the majority owner of Maguire Properties, L.P. The purchase of the Properties is expected to occur upon the consummation of the offering.

      The accompanying combined statement of revenue and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, is not representative of the actual results of operations of the Properties for the year ended December 31, 2002 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Properties:

•	Depreciation and amortization

•	Other costs not directly related to the proposed future operations of the Properties

(2) Summary of Significant Accounting Policies and Practices

(a)	Revenue Recognition and Ground Lease Expense

      Rental revenue and ground lease expense is recognized on a straight-line basis over the term of the respective leases.

(b)	Use of Estimates

      Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the combined statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(3) Rental Revenue

      The Properties are leased to one tenant under two operating leases with remaining terms as of December 31, 2002 of 8.40 and 11.75 years. The leases generally provide for minimum rent and reimbursement of all property expenses such as real estate taxes, ground lease expense, insurance and management costs.

      Effective December 1, 2002, these leases were amended to provide for AT&T to self manage the Properties and pay all operating expenses directly except for property taxes, insurance and ground lease expense. These expenses will be billed to AT&T for reimbursement when due.

CERRITOS CORPORATE CENTER PHASE I AND PHASE II

NOTES TO COMBINED STATEMENTS OF REVENUE AND
CERTAIN EXPENSES (unaudited) — (Continued)

      Future minimum rentals to be received under noncancelable operating leases in effect as of December 31, 2002 are as follows:

Year ending December 31:
2003	$7,824
2004	8,036
2005	8,111
2006	8,563
2007	8,755
Thereafter	54,907

$96,196

(4) Ground Lease Commitment

      The Properties are subject to a noncancelable operating ground lease with the Cerritos Redevelopment Agency, which commenced on November 18, 1998 and terminates on November 18, 2032. This ground lease provides for an option to extend the original lease termination date through March 8, 2087. The ground lease provides for monthly minimum rent and is subject to increase annually based on variable terms provided in the ground lease agreement. In conjunction with the acquisition of the Properties, the obligations under the ground lease are to be assigned to the buyer.

      As of December 31, 2002, aggregate minimum lease commitments for the ground lease are as follows:

Year ending December 31:
2003	527
2004	527
2005	527
2006	527
2007	527
Thereafter	13,139

$15,774